AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH __, 2000.
                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  -------------

                             VEECO INSTRUMENTS INC.
             (Exact Name of Registrant as Specified in its Charter)

         Delaware                          35633821                 11-2989601
(State or Other Jurisdiction of  (Primary Standard Industrial    (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)  Identification Number)

            Terminal Drive                       Gregory A. Robbins, Esq.
       Plainview, New York 11803            Vice President and General Counsel
            (516) 349-8300                            Terminal Drive
   (Address, Including Zip Code, and            Plainview, New York 11803
Telephone Number, Including Area Code,          Telephone: (516) 349-8300
  of Registrant's Principal Executive           Facsimile: (516) 349-9079
               Offices) (Name, Address, Including Zip Code, and Telephone Number, Including Area
                                                 Code, of Agent for Service)

                                   Copies to:
                              Rory A. Greiss, Esq.
                   Kaye, Scholer, Fierman, Hays & Handler, LLP
                                 425 Park Avenue
                          New York, New York 10022-3598
                            Telephone: (212) 836-8261
                            Facsimile: (212) 836-8689

                             Richard D. Pritz, Esq.
                              Dewey Ballantine LLP
                           1301 Avenue of the Americas
                            New York, New York 10019
                            Telephone: (212) 259-8000

      Approximate date of commencement of proposed sale to the public. At the effective time of the merger of Veeco Acquisition Corp., a wholly-owned subsidiary of the Registrant, with and into CVC, Inc., which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all conditions to the closing of such merger.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ___________.

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________.

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================================
Title of Each Class Of Securities        Amount To Be       Proposed Maximum           Proposed Maximum           Amount of
        To Be Registered                  Registered     Offering Price Per Unit   Aggregate Offering Price    Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share   6,000,000            $ 92.50 (1)            $ 555,000,000 (1)           $ 146,520
===============================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, based on the average of the high and low prices for the shares of the Registrant as reported on The NASDAQ National Market on March 14, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             VEECO INSTRUMENTS INC.
                                 Terminal Drive
                            Plainview, New York 11803

                                                      _____ __, 2000

Dear Veeco Instruments Inc. Stockholder:

      I am writing to you today about our proposed merger with CVC, Inc. This merger will create a combined company that is a leader in the design, manufacture, marketing and servicing of a broad line of process equipment and metrology equipment used to manufacture and test microelectronic products for the data storage, optical telecommunications and semiconductor industries.

      In the merger, each share of CVC common stock outstanding will be exchanged for 0.43 shares of common stock of Veeco. We expect to issue approximately 5,000,000 shares of Veeco common stock in connection with the merger. Upon completion of the merger, former CVC stockholders will own approximately 21.6% of Veeco's outstanding common stock (not including shares underlying options, warrants and similar convertible securities).

      You will be asked to vote upon the issuance of shares of Veeco common stock in connection with the merger at Veeco's upcoming special meeting. At the special meeting, you will also be asked to vote upon an amendment to our Amended and Restated Certificate of Incorporation to increase the number of shares of authorized Veeco common stock from 25,000,000 shares to 40,000,000 shares in order to provide for additional shares of Veeco common stock to be used in connection with the merger, for future acquisitions, stock splits, stock dividends and the raising of additional capital.

      We are very excited about the opportunities we envision for the combined company. Your Board of Directors has determined that the terms and conditions of the merger are advisable and fair to, and in the best interests of, Veeco and you, and unanimously recommends that you approve the issuance of the shares of Veeco common stock in connection with the merger and the increase in Veeco's authorized capital stock. Your Board of Directors has obtained an opinion from its independent financial advisor, Banc of America Securities LLC, to the effect that, subject to the assumptions and qualifications set forth in the opinion, the exchange ratio in the merger was fair to Veeco from a financial point of view as of the date of the opinion.

      Attached is a notice of special meeting of stockholders of Veeco and a joint proxy statement/prospectus relating to the merger. The accompanying joint proxy statement/prospectus is the proxy statement for Veeco's special meeting and for CVC's special meeting to vote on the merger. It is also the prospectus of Veeco relating to the shares of Veeco common stock to be issued in the merger. The joint proxy statement/prospectus provides detailed information about the two companies and the merger. Please give all of this information your careful attention. The merger involves risks. YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 12 OF THE JOINT PROXY STATEMENT/PROSPECTUS.

      Your vote is very important regardless of the number of shares you own. To vote your shares, you may use the enclosed proxy card or attend the Veeco special meeting. To approve the issuance of shares of Veeco common stock in the merger or the amendment to Veeco's Amended and Restated Certificate of Incorporation, you MUST vote "FOR" the relevant proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, it will, in effect, count as a vote against the amendment to Veeco's Amended and Restated Certificate of Incorporation. We urge you to vote FOR these proposals, necessary steps in the merger of Veeco and CVC.

      Veeco's 2000 annual meeting of stockholders will be held on May 12, 2000. Veeco stockholders will receive a separate proxy statement relating to that annual meeting.

                                          Sincerely,

                                          Edward H. Braun

                                          Chairman, Chief Executive Officer
                                            and President

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THE SECURITIES OF VEECO TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This joint proxy statement/prospectus is dated ________ __, 2000, and was first mailed to Veeco stockholders on or about ________ __, 2000.

                             VEECO INSTRUMENTS INC.
                                 Terminal Drive
                            Plainview, New York 11803
                                 (516) 349-8300

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL __, 2000

      We will hold a special meeting of stockholders of Veeco Instruments Inc. at 9:30 a.m. (New York City time), on _______ April __, 2000, at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York, to consider the following proposals:

      1. To approve the issuance of shares of common stock, $0.01 par value per share, of Veeco under an Agreement and Plan of Merger among Veeco, CVC, Inc. and Veeco Acquisition Corp., a wholly-owned subsidiary of Veeco, under which CVC will become a wholly-owned subsidiary of Veeco. The shares of Veeco common stock will be issued to current stockholders of CVC in connection with the merger of Veeco and CVC;

      2. To consider and vote upon a proposed amendment to Veeco's Amended and Restated Certificate of Incorporation, as amended to date, to increase the authorized shares of Veeco's common stock, $0.01 par value per share, from 25,000,000 shares to 40,000,000 shares; and

      3. To transact any other business which may properly come before the special meeting or any adjournment or postponement of the special meeting.

      YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE ISSUANCE OF SHARES OF VEECO COMMON STOCK TO CVC STOCKHOLDERS IN THE VEECO/CVC MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, VEECO AND YOU, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THIS ISSUANCE OF VEECO COMMON STOCK TO CVC STOCKHOLDERS IN THE MERGER. YOUR BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE AMENDMENT TO VEECO'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

      We describe the merger between Veeco and CVC more fully in the accompanying joint proxy statement/prospectus, which we urge you to read carefully.

      Only Veeco stockholders of record at the close of business on March 20, 2000 are entitled to notice of, and to vote at, the Veeco special meeting or any adjournment or postponement of the Veeco special meeting.

      YOUR VOTE IS IMPORTANT. TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE VEECO SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE VEECO SPECIAL MEETING IN PERSON.

      YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE VEECO SPECIAL MEETING. YOU MAY VOTE IN PERSON AT THE VEECO SPECIAL MEETING EVEN IF YOU HAVE RETURNED A PROXY.

                                          By order of the Board of Directors,

                                          John F. Rein, Jr.

                                          Secretary

                                    CVC, INC.
                                  525 Lee Road
                            Rochester, New York 14606
                                 (716) 458-2550

                                                      _________ __, 2000

Dear CVC, Inc. Stockholders:

      I am writing to you today about our proposed merger with Veeco Instruments Inc. This merger will create a combined company that is a leader in the design, manufacture, marketing and servicing of a broad line of process equipment and metrology equipment used to manufacture and test microelectronic products for the data storage, optical telecommunications and semiconductor industries.

      In the merger, each share of CVC common stock will be exchanged for 0.43 shares of Veeco common stock. Veeco expects to issue approximately 5,000,000 shares of its common stock in the merger. Upon completion of the merger, former CVC stockholders will own approximately 21.6% of Veeco's outstanding common stock (not including shares of underlying options and warrants). Veeco common stock is traded on The Nasdaq National Market under the trading symbol "VECO," and closed at $____ per share on _____ __, 2000. You will be asked to vote on the merger at CVC's upcoming special meeting.

      Also, in connection with this merger, outstanding options to purchase CVC common stock will be assumed by Veeco and become rights to purchase Veeco common stock pursuant to their existing terms. The number of shares of CVC common stock currently subject to these options will be multiplied by 0.43, and the exercise price of these options will be divided by 0.43.

      We are very excited about the opportunities we envision for the combined company. Your Board of Directors has determined that the terms and conditions of the merger are advisable and fair to, and in the best interests of, CVC and you, and unanimously recommends that you approve the merger agreement and the merger. Your Board of Directors has obtained an opinion from its independent financial advisor, Lehman Brothers Inc., to the effect that the consideration to be received by you in the merger is fair to you from a financial point of view.

      Attached is a notice of special meeting of stockholders of CVC and a joint proxy statement/prospectus relating to the merger. The accompanying joint proxy statement/prospectus is the proxy statement for the CVC special meeting and for Veeco's special meeting to vote on the issuance of shares of Veeco common stock in the merger. It is also the prospectus of Veeco relating to the shares of Veeco common stock to be issued to CVC stockholders in the merger. It provides detailed information about the two companies and the merger. Please give all of this information your careful attention. THE MERGER AND AN INVESTMENT IN VEECO COMMON STOCK INVOLVE RISKS. YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 12 OF THE JOINT PROXY STATEMENT/PROSPECTUS.

      Under a voting agreement that is described in the joint proxy statement/prospectus, the owners of a majority of the outstanding CVC common stock have agreed to vote their shares to approve the merger agreement and the merger. These CVC stockholders have also granted to Veeco irrevocable proxies to vote their shares of CVC common stock in this manner. This effectively insures that the CVC stockholder vote required to approve and adopt the merger agreement and approve the merger will be obtained regardless of whether or how other CVC stockholders vote their shares.

      PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

      To vote your shares, you may use the enclosed proxy card or attend the CVC special meeting. To approve the merger agreement and the merger, you MUST vote "FOR" the proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, it will, in effect, count as a vote against the merger. We urge you to vote FOR this proposal, a necessary step in the merger of CVC and Veeco.

                                                Sincerely,

                                                Christine B. Whitman

                                                Chairman, President and Chief
                                                   Executive Officer

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THE SECURITIES OF VEECO TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This joint proxy statement/prospectus is dated ________ __, 2000, and was first mailed to CVC stockholders on or about ________ __, 2000.

                                    CVC, INC.
                                  525 Lee Road
                            Rochester, New York 14606
                                 (716) 458-2550

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL __, 2000

      We will hold a special meeting of stockholders of CVC, Inc. at 9:30 a.m. (New York City time), on April __, 2000, at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York, to consider the following proposals:

      1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger among CVC, Veeco Instruments Inc. and Veeco Acquisition Corp., a wholly-owned subsidiary of Veeco, relating to a merger in which CVC will become a wholly-owned subsidiary of Veeco and each outstanding share of CVC common stock will be converted into the right to receive 0.43 shares of Veeco common stock; and

      2. To transact any other business which may properly come before the special meeting or any adjournment or postponement of the special meeting.

      YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, CVC AND YOU, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

      We describe the merger more fully in the accompanying joint proxy statement/prospectus, which we urge you to read.

      Only CVC stockholders of record at the close of business on March 20, 2000 are entitled to notice of, and to vote at, the CVC special meeting or any adjournment or postponement of the special meeting.

      TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE CVC SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE CVC SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE CVC SPECIAL MEETING. YOU MAY VOTE IN PERSON AT THE CVC SPECIAL MEETING EVEN IF YOU HAVE RETURNED A PROXY.

                                          By order of the Board of Directors,

                                          Emilio O. DiCataldo

                                          Secretary

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT
   THE MERGER .............................................................   iv

SPECIAL NOTE REGARDING
   FORWARD-LOOKING STATEMENTS .............................................  vii

JOINT PROXY STATEMENT/
   PROSPECTUS SUMMARY .....................................................    1
The Companies .............................................................    1
Terms of the Merger .......................................................    1
The CVC Special Meeting ...................................................    1
The Veeco Special Meeting .................................................    2
Reasons for the Merger ....................................................    2
Share Ownership of Management
   and Certain Beneficial Holders .........................................    3
Recommendation of CVC's
   Board of Directors .....................................................    3
Recommendation of Veeco's
   Board of Directors .....................................................    3
Voting and Solicitation ...................................................    3
Stockholder Voting Arrangements ...........................................    4
Opinion of Lehman Brothers Inc.
   Independent Financial Advisor
   to CVC .................................................................    5
Opinion of Banc of America Securities,
   LLC Independent Financial Advisor
   to Veeco ...............................................................    5
Interests of Certain Persons in
   the Merger .............................................................    5
No Solicitation ...........................................................    6
When the Merger Will Occur ................................................    6
What CVC Stockholders Will Receive
   In the Merger ..........................................................    6
Material U.S. Federal Income Tax
 Consequences of the Merger ...............................................    7
No Appraisal Rights .......................................................    7
Conditions to the Merger ..................................................    7
Accounting Treatment of the Merger ........................................    8
Affiliate Agreements ......................................................    8
Regulatory Approvals ......................................................    8
Termination of the Merger Agreement .......................................    9
Expenses and Termination Fees .............................................    9
Restrictions on Selling Veeco Common
   Stock Received in the Merger ...........................................   10
Certain CVC Persons to Become Veeco
   Directors and Executive Officers .......................................   10
Ownership of Veeco Following the Merger ...................................   10
Markets and Market Prices .................................................   11

RISK FACTORS ..............................................................   12

Risks Related to the Merger and Receipt of Veeco Stock

There Are Technical, Operational and
   Strategic Challenges That May Prevent Veeco
   From Successfully Integrating CVC With Veeco. ..........................   12
The Value CVC Stockholders Will Receive
   In the Merger is Uncertain Due to the
   Risks Associated With a Fixed Exchange
   Ratio and Fluctuations in Veeco's Stock
   Price ..................................................................   12
Certain Executive Officers and Directors
   of CVC Have Different Interests From,
   and in Addition To, Those of CVC
   Stockholders. These Interests May Influence
   Their Recommendation of or Vote For the Merger. ........................   13
Loss of "Pooling of Interests" Accounting
   Treatment for the Merger Would Harm
   the Financial Results of the Combined
   Company ................................................................   13
Failure to Complete the Merger Could
   Harm Veeco's and CVC's Future
   Businesses and Operations and CVC's
   and Veeco's Stock Prices ...............................................   14
Certain Customers May Curtail Their Purchases
   From the Combined Company ..............................................   14
Veeco's Stock Price is Volatile ...........................................   14
Veeco's Organizational Documents
   Have Anti-Takeover Provisions That
   Might, Among Other Things, Discourage,
   Prevent or Delay a Change of Control of
   Veeco That a Holder of Veeco Stock
   Might Consider in Its Best Interests ...................................   15
Veeco's Shares Eligible for Future Sale
   May, If Issued, Adversely Affect
   Veeco's Stock Price ....................................................   16

Risks Related to the Failure of Veeco's
   Stockholders to Approve the Amendment to Veeco's Amended and Restated Certificate of
   Incorporation

Veeco May Be Deemed to Be In Violation of
   Contractual Arrangements Including the Merger
   Agreement ..............................................................   16

Risks Related to Veeco

Veeco Is Dependent on the Microelectronics
   Industry, Which Includes the Highly Cyclical
   Data Storage, Optical Telecommunications
   and Semiconductor Industries ...........................................   16
Veeco's Quarterly Results Tend to
   Fluctuate Significantly ................................................   17
Veeco Operates in an Industry That
   Is Subject to Rapid Technological Change ...............................   17
Veeco's Limited Sales Backlog Leads to
   Uncertainty As to Whether Veeco Will
   Meet Its Objective for a Particular Quarter.
   Operating Results May Be Adversely
   Affected by Issues Relating to Timing
   of Revenue Recognition .................................................   18

Veeco Cannot Ensure That It Will Continue
   to Compete Effectively in a Highly
   Competitive Industry ...................................................   18
Veeco Depends on Its Principal Customers
   For a High Percentage of Its Sales.  The
   Loss of All or a Significant Portion
   of Sales to a Principal Customer Could
   Adversely Affect Veeco .................................................   19
Sales to International Markets Make
   Up a Significant Portion of Veeco's
   Total Revenues.  Veeco's Operating
   Results Could Be Adversely Affected
   by Economic Downturns in Foreign
   Markets ................................................................   19
Patents and Other Intellectual Property ...................................   20
Veeco Relies Heavily On its Key Personnel
   The Loss of Key Personnel and, In Particular,
   the Loss of Edward H. Braun, Veeco's
   Chairman, President and CEO, Could
   Harm Veeco's Operating Results .........................................   20
Veeco Intends to Continue to Grow
   Through Mergers and Acquisitions.  If
   Veeco Cannot Identify Suitable Acquisition
   Candidates and Integrate Acquisitions
   Successfully, Its Operations Could
   Be Harmed ..............................................................   20

Risks Related to CVC

A Significant Amount of CVC's
   Revenues Is Recorded Late In Each Quarter.
   CVC May Be Unable to Adjust Spending
   Quickly Enough to Compensate for Shortfalls in
   Quarterly Revenues, and as a Result,
   CVC's Operating Results Could
   Be Adversely Affected ..................................................   21
The Success of CVC's Business Depends
   on the Demand for Products From
   Data Storage and Semiconductor
   Manufacturers, Whose Industries Are
   Highly Cyclical ........................................................   21
CVC's Efforts to Expand its Sales to the Optical
   Telecommunications Industry May Not Succeed ............................   22
CVC's Revenues and Profits May Decrease If
    It Loses Any of Its Major Customers ...................................   22
If CVC Does Not Respond Effectively
   and on a Timely Basis to Rapid
   Technological Change, CVC's Ability
   to Attract and Maintain Customers
   Could be Diminished ....................................................   22
CVC Operates in an Extremely Competitive
   Market, and, If CVC Fails to Compete
   Effectively, Its Business May Be Harmed ................................   23
The Success of CVC's Business Depends
   on Continued Market Acceptance of
   CVC's Connexion Cluster Tool System ....................................   23
CVC Has Invested Significant Resources in the
   Development of Advanced Copper Deposition
   Technology. If CVC Fails to Successfully
   Develop Advanced Copper Deposition
   Processes That Are Accepted by the
   Marketplace, CVC's Profitability
   Could Be Diminished ....................................................   24
Sales to International Markets Constitute a
   Significant and Growing Portion of
   CVC's Total Revenues.  CVC's Operating
   Results Could Be Harmed By Economic
   Downturns in Foreign Markets and CVC's
   Dependence on International Sales
   Representatives ........................................................   24
The Loss of Any Key Personnel Could
   Adversely Impact CVC's Ability to Meet
   Customer and Technological Demands .....................................   25
CVC May Have Difficulty Attracting
   and Retaining Qualified Personnel, Which
   Could Adversely Impact CVC's Ability to
   Execute Its Business Strategy ..........................................   25
CVC Has a Lengthy Sales Cycle Which
   May Increase Its Exposure to Customer
   Cancellations or Delays in Orders ......................................   25
Protection of CVC's Intellectual Property
   Rights May Result in Costly Litigation .................................   26
CVC's Success Depends, in Part, on
   Intellectual Property Which May Be
   Difficult to Protect, and the Loss of
   Which Could Affect CVC's Ability
   to Compete Effectively .................................................   26
CVC Depends on a Limited Number of
   Suppliers and, in Some Cases Sole
   Suppliers.  Any Disruption or Termination
   of These Supply Channels May Harm
   CVC's Business .........................................................   27

SELECTED HISTORICAL AND
   PRO FORMA CONSOLIDATED AND
   COMBINED FINANCIAL DATA ................................................   28

COMPARATIVE PER SHARE DATA ................................................   32

THE CVC SPECIAL MEETING ...................................................   34
Date, Time and Place of CVC Special
   Meeting ................................................................   34
Purpose ...................................................................   34
Record Date and Outstanding Shares ........................................   34
Voting and Solicitation ...................................................   34
Recommendation of CVC's Board of
   Directors ..............................................................   35

THE VEECO SPECIAL MEETING .................................................   35
Date, Time and Place of Veeco Special
   Meeting ................................................................   35
Purpose ...................................................................   35
Voting and Solicitation ...................................................   35
Recommendation of Veeco's Board
   of Directors ...........................................................   36

THE MERGER ................................................................   37
Background of the Merger ..................................................   37
CVC's Reasons for the Merger ..............................................   38
Veeco's Reasons for the Merger ............................................   39
Recommendation of CVC's Board
   of Directors ...........................................................   41
Recommendation of Veeco's Board
   of Directors ...........................................................   42

Opinion of Lehman Brothers Inc.
   Independent Financial Advisor
   to CVC .................................................................   42
Opinion of Banc of America Securities
   LLC Independent Financial Advisor
   to Veeco ...............................................................   46
Structure of the Merger ...................................................   60
Interests of Executive Officers and
   Directors of CVC in the Merger .........................................   60
Resale of Veeco Common Stock
   Issued in the Merger ...................................................   61
Listing of Veeco Common Stock
   Issued in the Merger ...................................................   62
Delisting and Deregistration of CVC
   Common Stock; Cessation of Periodic
   Reporting ..............................................................   62
Material U.S. Federal Income Tax
   Consequences of the Merger .............................................   62
Accounting Treatment of the Merger ........................................   64
Regulatory Filings and Approvals
   Required to Complete the Merger ........................................   64
Closing and Effectiveness of the Merger ...................................   64

THE MERGER AGREEMENT ......................................................   64
General ...................................................................   64
Effective Time of the Merger ..............................................   65
Merger Consideration ......................................................   65
Representations and Warranties ............................................   66
Certain Covenants .........................................................   68
No Solicitation ...........................................................   70
Board Recommendations .....................................................   73
Conditions to Merger ......................................................   74
Termination of the Merger Agreement .......................................   76
Fees and Expenses .........................................................   78
Amendment; Waiver .........................................................   79

OTHER AGREEMENTS ..........................................................   80
Voting Arrangements with CVC
   Stockholders ...........................................................   80
Voting Arrangements with Veeco
   Stockholders ...........................................................   81

AMENDMENT TO VEECO'S AMENDED
   AND RESTATED CERTIFICATE OF
   INCORPORATION TO INCREASE THE
   NUMBER OF AUTHORIZED SHARES
   OF VEECO COMMON STOCK ..................................................   81

UNAUDITED PRO FORMA COMBINED
   FINANCIAL STATEMENTS ...................................................   83

INFORMATION REGARDING CVC .................................................   89
CVC's Business ............................................................   89
CVC's Properties ..........................................................  102
CVC's Legal Proceedings ...................................................  103
CVC's Market Price and Dividends
   on  Common Equity and Related Stockholder
   Matters ................................................................  103
CVC's Management's Discussion and
   Analysis of Financial Condition and
   Results of Operations ..................................................  103
CVC's Quantitative and Qualitative
   Disclosures About Market Risk ..........................................  109
CVC's Financial Statements and
   Supplementary Data .....................................................  109
Directors and Executive Officers of CVC ...................................  113
Security Ownership of Certain Beneficial
   Owners and Management of CVC ...........................................  117
CVC Certain Relationships and
   Related Transactions ...................................................  118
CVC Executive Compensation ................................................  119

COMPARISON OF RIGHTS OF
   STOCKHOLDERS OF VEECO AND
   RIGHTS OF STOCKHOLDERS OF CVC ..........................................  124

EXPERTS ...................................................................  130

LEGAL MATTERS .............................................................  131

DOCUMENTS INCORPORATED BY
   REFERENCE IN THIS JOINT
   PROXY STATEMENT/PROSPECTUS .............................................  131

WHERE YOU CAN FIND MORE
   INFORMATION ............................................................  131

OTHER MATTERS .............................................................  132

Deadline for Veeco Annual Meeting Proxy
   Proposals ..............................................................  132

Deadline for CVC Annual Meeting Proxy
   Proposals ..............................................................  132

FINANCIAL STATEMENTS OF
   CVC, INC. ..............................................................  F-1

APPENDICES
Appendix A Merger Agreement
Appendix B CVC Stockholders Voting
   Agreement and Form of Related CVC
   Stockholders Power of Attorney and
   Irrevocable Proxy
Appendix C Veeco Stockholders Voting
   Agreement and Form of Related Veeco
   Stockholders Power of Attorney and
   Irrevocable Proxy
Appendix D Opinion of Lehman Brothers Inc.
Appendix E Opinion of Banc of America Securities
            LLC
Appendix F Resolution Approving Amendment to Veeco's Amended
            and Restated Certificate of Incorporation

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    WHAT TRANSACTIONS ARE PROPOSED?

A:    Veeco will be acquiring CVC.

      For a more complete description of the merger, see "The Merger" on page
      37.

Q:    WHAT WILL CVC STOCKHOLDERS RECEIVE IN THE MERGER?

A: As a result of the merger, CVC stockholders will receive 0.43 shares of Veeco common stock in exchange for each share of their CVC common stock.

      Instead of any fractional share of Veeco common stock, stockholders of CVC will receive cash based on the closing market price of Veeco common stock on the day before the merger. For example, if the merger is completed, a holder of 101 shares of CVC common stock would receive 43 shares of Veeco common stock and a check representing the value of the remaining 0.43 shares of Veeco common stock.

      As a result of the merger, the former stockholders of CVC will be entitled to receive a total of approximately 5,000,000 shares of Veeco common stock. The number of shares of Veeco common stock issued to the former stockholders of CVC will represent approximately 21.6% of Veeco common stock outstanding after the merger (not including shares underlying options and warrants).

      Also, in connection with the merger, Veeco will assume CVC's outstanding options. Accordingly, after completion of the merger, holders of options to purchase CVC common stock will hold options to purchase shares of Veeco common stock. Both the number of shares for which those options are exercisable, and the exercise price payable under the option, will be adjusted in a manner consistent with the 0.43 exchange ratio inherent in the merger.

      Veeco's and CVC's stock prices are volatile. We encourage you to obtain current market quotations of Veeco common stock and CVC common stock.

      For a more complete description of what CVC stockholders will receive in the merger, see "The Merger Agreement - Merger Consideration" on page 65.

Q: DOES THE BOARD OF DIRECTORS OF CVC RECOMMEND THAT CVC STOCKHOLDERS VOTE IN FAVOR OF THE TRANSACTION?

A: Yes. After careful consideration, CVC's Board of Directors unanimously recommends that CVC's stockholders vote in favor of the merger agreement and the merger.

      For a more complete description of the recommendation of CVC's Board of Directors, see "The Merger - CVC's Reasons For the Merger" on page 38, and "The Merger - Recommendation of CVC's Board of Directors" on page 41.

Q: DOES THE BOARD OF DIRECTORS OF VEECO RECOMMEND THAT VEECO STOCKHOLDERS VOTE IN FAVOR OF THE TRANSACTION?

A: Yes. After careful consideration, Veeco's Board of Directors unanimously recommends that Veeco's stockholders vote in favor of the issuance of shares of Veeco common stock in the merger and also unanimously recommends that Veeco stockholders vote in favor of the proposed amendment to Veeco's Amended and Restated Certificate of Incorporation.

      For a complete description of the recommendation of Veeco's Board of Directors, see "The Merger - Veeco's Reasons For the Merger" on page 39, and "The Merger - Recommendation of Veeco's Board of Directors" on page 42.

Q:    WHAT DO CVC STOCKHOLDERS AND VEECO STOCKHOLDERS NEED TO DO NOW?

A: Both Veeco stockholders and CVC stockholders should read this joint proxy statement/prospectus carefully, including all of the Appendices that are referred to herein and attached hereto. They should consider how the transaction will affect them as a Veeco or CVC stockholder, as applicable. They may also want to review the documents referenced in this joint proxy statement/prospectus under "Where You Can Find More Information" on page 131.

Q:    WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: If you want to change your vote, deliver to the Secretary of CVC (if you are a CVC stockholder) or to the Secretary of Veeco (if you are a Veeco stockholder) a written notice of revocation of your proxy or a later-dated, signed proxy card before the CVC special meeting or the Veeco special meeting, as applicable.

      For a more complete description of how to change your vote, see "The CVC Special Meeting" on page 34 (if you are a CVC stockholder) and "The Veeco Special Meeting" on page 35 (if you are a Veeco stockholder).

Q: WHAT IS THE TOTAL VALUE OF THE TRANSACTION AND WILL IT CHANGE BETWEEN NOW AND THE TIME THE MERGER IS COMPLETED?

A: Based on the closing price of Veeco common stock on The Nasdaq National Market on ______ __, 2000 and the number of shares of CVC common stock outstanding on __________ __, 2000 (not including shares underlying options and warrants), the total value of the Veeco common stock that Veeco will issue in the merger will be about $___ million. The 0.43 exchange ratio is fixed, which means that it will not change, even if the trading price of the Veeco common stock or of the CVC common stock changes. Therefore, the market value of the Veeco common stock you will receive in the merger will increase or decrease as the price of the Veeco common stock increases or decreases.

Q: WHERE WILL THE NEW VEECO COMMON STOCK ISSUED TO CVC STOCKHOLDERS TRADE AFTER THE MERGER?

A: The Veeco common stock CVC stockholders will receive in the merger will be listed on The Nasdaq National Market.

Q:    WHAT HAVE BEEN THE DIVIDEND POLICIES OF CVC AND VEECO?

A: Veeco and CVC do not pay cash dividends, and they do not expect to do so in the foreseeable future.

Q:    WHAT VOTE IS NEEDED FOR THE MERGER?

A: A majority of all of the CVC common stock outstanding must vote "FOR" the merger at the CVC special meeting in order for the merger to be approved by CVC's stockholders.

      CVC stockholders who own about 52% of the outstanding CVC common stock have agreed with Veeco that they will vote "FOR" the merger. These CVC stockholders have granted irrevocable proxies to Veeco to vote their shares in this manner. This effectively ensures that the CVC stockholder vote required to approve and adopt the merger agreement and approve the merger will be obtained, regardless of whether or how other CVC stockholders vote their shares.

      A majority of the votes cast at Veeco's special meeting (including proxy votes) must vote "FOR" the issuance of Veeco common stock in the merger in order for the issuance of Veeco common stock in the merger to be approved by Veeco's stockholders.

Q: WHAT VOTE IS NEEDED FOR THE PROPOSED AMENDMENT TO VEECO'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION?

A: The holders of a majority of the outstanding shares of Veeco common stock must vote "FOR" the proposed amendment to Veeco's Amended and Restated Certificate of Incorporation in order for that proposal to be approved by Veeco's stockholders.

Q: WHAT HAPPENS IF A CVC STOCKHOLDER VOTES "AGAINST" BUT A MAJORITY OF THE HOLDERS OF CVC COMMON STOCK VOTE "FOR" THE MERGER?

A: The merger will be approved, and that CVC stockholder will receive 0.43 shares of Veeco common stock for each share of CVC common stock such stockholder holds when the merger is completed.

      CVC stockholders holding approximately 52% of the outstanding shares of CVC common stock have entered into a voting agreement with Veeco. Under this voting agreement, they have agreed to vote their CVC shares in favor of the merger and delivered irrevocable proxies empowering Veeco to vote their CVC shares in this manner. These voting arrangements effectively ensure that the merger will be approved by CVC's stockholders, whether or not any other CVC stockholders vote to approve the merger.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

Q:    SHOULD CVC STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A: No. After the merger is completed, CVC stockholders will receive a letter of transmittal and other documentation from the exchange agent in the merger, together with written instructions for exchanging their CVC stock certificates for Veeco stock certificates.

Q:    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible and hope to complete the merger shortly after the CVC special meeting and Veeco special meeting.

Q:    WHOM SHOULD I CALL WITH QUESTIONS?

A: CVC stockholders should call CVC Investor Relations at (716) 458-2550 (x3217) with any questions about the merger.

      Veeco stockholders should call Veeco Investor Relations at (516) 349-8300 (x1472) with any questions about the merger.

      You may also obtain additional information about CVC and Veeco from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled "Where You Can Find More Information" on page 131.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This joint proxy statement/prospectus and the documents incorporated by reference contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Forward-looking statements include statements including, without limitation, expectations about market conditions or about market acceptance, expectations of future sales or gross profits, possible or assumed future results of operations of Veeco and CVC and the consolidation and integration of the merged companies. Forward-looking statements relate to expectations concerning matters that are not historical facts. Words or phrases such as "will likely result", "expect", "will continue", "anticipate", "believes", "estimate", "intend", "plan", "project" or similar expressions are intended to identify forward-looking statements. Actual results may vary materially from those expressed in such forward-looking statements as a result of various factors, including:

      o The fact that these forward-looking statements are based on information of a preliminary nature which may be subject to further and continuing review and adjustment,

      o The risk of a significant delay in the expected completion of, and unexpected consequences resulting from, the merger,

      o The risk that government authorities may impose unfavorable terms as a condition of merger,

      o The risk of favorable customer contracts expiring or being renewed on less attractive terms,

      o The cyclical nature of the data storage, optical telecommunications and semiconductor industries,

      o Risks associated with the acceptance of new products by individual customers and by the marketplace,

      o     The financial condition of CVC's and Veeco's customers,

      o     Changes in foreign currency exchange rates,

      o The inability of the parties to recognize the anticipated benefits of the merger, and

      o Matters set forth in this joint proxy statement/prospectus generally.

      Although each of Veeco and CVC believes that these forward-looking statements are reasonable, neither can assure you that these expectations will prove to be correct. Factors which could cause actual results to differ from expectations also include those set forth under "Risk Factors" on page 12 of this joint proxy statement/prospectus and elsewhere throughout this document and the documents incorporated by reference.

      Each of Veeco and CVC cautions you not to put undue reliance on any forward-looking statement contained in this joint proxy statement/prospectus and the documents incorporated by reference. Neither of Veeco or CVC has any intention or obligation to update forward-looking statements after this document is distributed, even if new information, future events or other circumstances have made them incorrect or misleading.

--------------------------------------------------------------------------------

                    JOINT PROXY STATEMENT/PROSPECTUS SUMMARY

      This summary highlights selected information found in greater detail elsewhere in this joint proxy statement/prospectus. This summary does not contain all of the information that is important to you. To understand the proposed merger fully and for a more complete description of the legal terms of the proposed merger, we urge you to carefully read the entire document (including the attached Appendices) and the documents to which we have referred you before you decide how to vote. See "Where You Can Find More Information" on page 131.

                                  THE COMPANIES

CVC, INC.
525 Lee Road
Rochester, New York  14606
(716) 458-2550

      CVC is a worldwide supplier of process equipment used in the manufacture of magnetic recording heads for disk drives and advanced semiconductor devices for computers and communications equipment. CVC's equipment either deposits or removes thin film layers as steps in the process of manufacturing magnetic recording heads and semiconductor devices. Since 1993, CVC has shipped more than 100 CONNEXION Cluster Tool systems, including more than 400 process modules. CVC's customers include many of the leading manufacturers of magnetic recording heads for the data storage industry such as Alps, Fujitsu, IBM, Read-Rite, Seagate Technology and TDK, as well as manufacturers of semiconductor devices such as Anadigics, Analog Devices, Honeywell and M/A-COM.

      CVC was incorporated in Delaware in 1990 in connection with its acquisition of CVC Products, Inc. CVC Products, Inc. was founded in 1934 as the experimental vacuum processing group of Eastman Kodak.

VEECO INSTRUMENTS INC.
Terminal Drive
Plainview, New York  11803
(516) 349-8300

      Veeco designs, manufactures, markets and services a broad line of equipment primarily used by manufacturers in the data storage, optical telecommunications and semiconductor industries. Veeco's metrology, or measurement, equipment is primarily used to provide critical measurements such as thickness, width, height, angle and roughness of certain features on thin film magnetic heads used in hard disk drives, as well as on semiconductor devices. This metrology equipment allows customers to monitor their products throughout the manufacturing process in order to improve yields, reduce costs and improve product quality. The process equipment products manufactured by Veeco either deposit or remove various materials as an integral part of the production of current and next generation thin film magnetic heads and components for the optical telecommunications industry. Veeco sells its products throughout the world to data storage, optical telecommunications and semiconductor industry customers, including leading companies such as IBM, Seagate and Read-Rite.

                               TERMS OF THE MERGER

      For information on the terms of the merger in addition to the information contained in this summary, see "The Merger" beginning on page 37 and "The Merger Agreement" beginning on page 64.

      The Agreement and Plan of Merger, dated February 29, 2000, among Veeco, CVC and Acquisition (the "merger agreement") is attached as Appendix A to this joint proxy statement/prospectus and is incorporated by reference. Veeco and CVC encourage you to read the merger agreement carefully. It is the legal document governing the merger.

                             THE CVC SPECIAL MEETING

DATE, TIME AND PLACE OF CVC SPECIAL MEETING

      The CVC special meeting will be held at 9:30 a.m. (New York City time), on April __, 2000, at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York.

Purpose

      The purpose of the CVC special meeting is to approve and adopt the merger agreement and to approve the merger. CVC stockholders may also consider and vote upon such other matters as may be properly brought

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

before the CVC special meeting or any adjournments or postponements of the CVC special meeting.

RECORD DATE AND OUTSTANDING SHARES

      Only holders of record of CVC common stock as of the close of business on March 20, 2000 (the "CVC Record Date") are entitled to notice of, and to vote at, the CVC special meeting. As of the CVC Record Date, there were approximately
___ CVC stockholders of record holding a total of approximately ______ shares of CVC common stock.

      On or about _______ __, 2000, this joint proxy statement/prospectus, which includes a notice satisfying the requirements of Delaware law, is being mailed to all CVC stockholders of record as of the CVC Record Date.

VOTE REQUIRED

      In order for CVC to complete the merger, the holders of a majority of the outstanding shares of CVC common stock must vote "FOR" approval and adoption of the merger agreement and the approval of the merger.

                            THE VEECO SPECIAL MEETING

DATE, TIME AND PLACE OF VEECO SPECIAL MEETING

      The Veeco special meeting will be held at 9:30 a.m. (New York City time), on April ___, 2000, at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York.

PURPOSE

      The purpose of the Veeco special meeting is to approve the issuance of shares of Veeco common stock in the merger. Veeco stockholders will also be asked to vote upon a proposal to increase the number of shares of authorized Veeco common stock from 25,000,000 to 40,000,000 shares. This increase will provide additional shares of Veeco common stock to be used by Veeco in connection with the merger, for future acquisitions, stock splits, stock dividends and the raising of additional capital. Veeco stockholders may also be asked to consider and vote upon such other matters as may properly be brought before the Veeco special meeting and any adjournments or postponements of the Veeco special meeting.

RECORD DATE AND OUTSTANDING SHARES

      Only holders of record of Veeco common stock as of the close of business on Monday, March 20, 2000 (the "Veeco Record Date") are entitled to notice of, and to vote at, the Veeco special meeting. As of the Veeco Record Date, there were approximately ___ Veeco stockholders of record holding a total of approximately ______ shares of Veeco common stock.

      On or about _______ __, 2000, this joint proxy statement/prospectus, which includes a notice satisfying the requirements of Delaware law, is being mailed to all Veeco stockholders of record as of the Veeco Record Date.

VOTE REQUIRED

      In order for Veeco to complete the merger and issue shares of Veeco common stock to CVC stockholders in the merger, the holders of a majority of the shares of Veeco common stock present (by proxy or in person) and voting at the Veeco special meeting must vote "FOR" approval of the issuance of shares of Veeco common stock to CVC stockholders in the merger.

      In order to approve the increase in the number of shares of authorized Veeco common stock from 25,000,000 to 40,000,000 shares, the holders of a majority of the outstanding shares of Veeco common stock entitled to vote at the special meeting must vote "FOR" approval of the amendment to Veeco's Amended and Restated Certificate of Incorporation providing for the increase.

                             REASONS FOR THE MERGER

VEECO'S REASONS FOR THE MERGER

      You should review carefully the section entitled "The Merger - Veeco's Reasons for the Merger", beginning on page 39, to understand Veeco's reasons for entering into the merger agreement.

CVC'S REASONS FOR THE MERGER

      You should review carefully the section entitled "The Merger - CVC's Reasons for the Merger," beginning on page 38, to understand CVC's reasons for entering into the merger agreement.

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

--------------------------------------------------------------------------------

                          SHARE OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL HOLDERS

CVC

      As of the CVC Record Date, the directors and executive officers of CVC, as a group, held (together with their affiliates) approximately __% of the outstanding shares of CVC common stock.

VEECO

      As of the Veeco Record Date, the directors and executive officers of Veeco, as a group, held (together with their affiliates) approximately __% of the outstanding shares of Veeco common stock.

                             RECOMMENDATION OF CVC'S
                               BOARD OF DIRECTORS

      CVC'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, CVC AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, CVC'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CVC STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

                            RECOMMENDATION OF VEECO'S
                               BOARD OF DIRECTORS

      VEECO'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, VEECO AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, VEECO'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT VEECO'S STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE OF SHARES OF VEECO COMMON STOCK IN THE MERGER. VEECO'S BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT VEECO'S STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO VEECO'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF VEECO COMMON STOCK FROM 25,000,000 TO 40,000,000 SHARES.

                             VOTING AND SOLICITATION

CVC

      At the CVC special meeting, each CVC stockholder is entitled to one vote for each share of CVC common stock such CVC stockholder holds. CVC's Restated Bylaws provide that the holders of a majority of all of the CVC common stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the CVC special meeting.

      Shares that are voted "FOR," "AGAINST" or "ABSTAIN" with respect to a matter are treated as being present at the CVC special meeting for the purposes of establishing a quorum. For purposes of obtaining the required vote of a majority of the outstanding shares of CVC common stock to approve and adopt the merger agreement and to approve the merger, the effect of an abstention or a broker non-vote is the same as a vote against the proposal.

      All valid proxies received before the CVC special meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice ("FOR," "AGAINST" or "ABSTAIN") with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. IF NO CHOICE IS INDICATED ON THE PROXY, THE SHARES WILL BE VOTED IN FAVOR OF THE APPROVAL AND THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER (OTHER THAN INSTANCES OF BROKER NON-VOTES, WHICH WILL NOT BE VOTED).

      The cost of solicitation to CVC stockholders will be borne by CVC. In addition, CVC may reimburse brokerage firms, banks and other fiduciaries representing beneficial owners of CVC common stock for expenses incurred in forwarding solicitation materials to the beneficial owners. Proxies also may be solicited by certain of CVC's directors, officers and regular employees, personally or by telephone or telecopier. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses.

Veeco

      At the Veeco special meeting, each Veeco stockholder is entitled to one vote for each share of

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

--------------------------------------------------------------------------------

Veeco common stock such Veeco stockholder holds. Veeco's bylaws provide that the holders of 50% of all of the Veeco common stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Veeco special meeting. Under applicable rules of The Nasdaq National Market, if a quorum is present, the affirmative vote of a majority of the votes cast, whether in person or by proxy, at Veeco's special meeting is required to approve the issuance of shares of Veeco common stock therein. Under Veeco's Amended and Restated Certificate of Incorporation, if a quorum is present, the affirmative vote of the holders of a majority of the outstanding Veeco common stock, whether in person or by proxy, at Veeco's special meeting is required to approve the amendment to Veeco's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Veeco common stock from 25,000,000 to 40,000,000 shares.

      Shares that are voted "FOR," "AGAINST" or "ABSTAIN" with respect to a matter are treated as being present at the Veeco special meeting for the purposes of establishing a quorum. The effect of an abstention or a broker non-vote is the same as a vote against the proposal to approve the amendment to Veeco's Amended and Restated Certificate of Incorporation.

      All valid proxies received before the Veeco special meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice ("FOR," "AGAINST" or "ABSTAIN") with respect to any matter to be acted upon, the shares will be voted on that matter in accordance with that specification. IF NO CHOICE IS INDICATED ON THE PROXY, THE SHARES WILL BE VOTED IN FAVOR OF THE ISSUANCE OF SHARES OF VEECO COMMON STOCK IN THE MERGER AND IN FAVOR OF THE AMENDMENT TO VEECO'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF VEECO COMMON STOCK FROM 25,000,000 TO 40,000,000.

      The cost of solicitation to Veeco stockholders will be borne by Veeco. Veeco has retained Georgeson Shareholder Communications Inc., or GSC, to solicit proxies. GSC may contact Veeco stockholders by mail, telephone, telex, telegraph and personal interviews. GSC will receive from Veeco a fee of $7,500 for its services, plus reimbursement of out-of-pocket expenses. Veeco has agreed to indemnify GSC against certain liabilities and expenses in connection with such solicitation, including liabilities under the federal securities laws. In addition, Veeco may reimburse brokerage firms, banks and other fiduciaries representing beneficial owners of Veeco common stock for expenses incurred in forwarding solicitation materials to the beneficial owners. Proxies also may be solicited by certain of Veeco's directors, officers and regular employees, personally or by telephone or telecopier. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses.

                         STOCKHOLDER VOTING ARRANGEMENTS

VOTING ARRANGEMENTS WITH CVC STOCKHOLDERS

      Certain stockholders of CVC own approximately 52% of the outstanding shares of CVC common stock. These CVC stockholders include certain CVC directors and executive officers and Seagate Technology, Inc., CVC's biggest customer and largest stockholder. These CVC stockholders have entered into a voting agreement with Veeco under which they have agreed to vote their shares of CVC common stock, together with any shares of CVC common stock that they may subsequently acquire, in favor of the approval of the merger agreement and the merger. In addition, these stockholders have agreed to vote against proposals or transactions that would in any manner impede, frustrate, prevent or nullify the merger or the merger agreement or any related transactions. However, such CVC stockholders are not required to vote their shares against a CVC Acquisition Proposal, as such term is defined on page 71, or in favor of the election of any CVC director. These CVC stockholders have also granted proxies to Veeco to vote all of their shares of CVC common stock in this manner. These proxies cannot be revoked. Both the voting agreement and proxies of these CVC stockholders terminate at the time of completion of the merger or upon the earlier termination of the merger agreement in accordance with its terms.

      These voting arrangements effectively ensure that the merger and the merger agreement will be approved at the CVC special meeting whether or not other CVC stockholders vote in favor of the merger.

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--------------------------------------------------------------------------------

      The voting agreement between Veeco and these CVC stockholders, and the form of the related irrevocable proxy granted to Veeco by each such CVC stockholder are included as Appendix B to this joint proxy statement/prospectus. For more information on these voting arrangements, see "Other Agreements - Voting Arrangements with CVC Stockholders" on page 80.

VOTING ARRANGEMENTS WITH VEECO STOCKHOLDERS

      Certain officers and directors of Veeco, including Edward H. Braun, Veeco's President, Chairman and Chief Executive Officer, have entered into a voting agreement with CVC under which they have agreed to vote their shares of Veeco common stock, together with any shares of Veeco common stock that they may subsequently acquire, in favor of the approval of the merger agreement, the merger and the issuance of shares of Veeco common stock to CVC stockholders in the merger. In addition, these stockholders have agreed to vote against proposals or transactions that would in any manner impede, frustrate, prevent or nullify the merger or the merger agreement or any related transactions. However, such Veeco stockholders are not required to vote their shares against a Veeco Acquisition Proposal, as such term is defined on page 72, or in favor of the election of any Veeco director. These Veeco stockholders have also granted proxies to CVC to vote all of their shares of Veeco common stock in this manner. These proxies cannot be revoked. Both the voting agreement and proxies of these Veeco stockholders terminate at the Effective Time or upon the earlier termination of the merger agreement in accordance with its terms. These Veeco stockholders include certain Veeco directors and executive officers.

      The voting agreement between CVC and these Veeco stockholders, and the form of the related irrevocable proxy granted to CVC by each such Veeco stockholder are included as Appendix C to this joint proxy statement/prospectus. For more information on these voting arrangements, see "Other Agreements - Voting Arrangements with Veeco Stockholders" on page 81.

                         OPINION OF LEHMAN BROTHERS INC.
                      INDEPENDENT FINANCIAL ADVISOR TO CVC

      In deciding to approve the merger, CVC's Board of Directors considered, among other things, the opinion of Lehman Brothers Inc., its independent financial advisor, that, as of the date of the merger agreement, the exchange ratio offered to CVC stockholders in the merger was fair from a financial point of view to CVC stockholders. The full text of the written opinion of Lehman Brothers Inc., which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix D. You are urged to read this opinion in its entirety. LEHMAN BROTHERS INC.'S OPINION IS DIRECTED TO THE CVC BOARD OF DIRECTORS, ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO OFFERED TO CVC STOCKHOLDERS IN THE MERGER FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CVC STOCKHOLDER AS TO HOW SUCH CVC STOCKHOLDER SHOULD VOTE ON THE MERGER. For more information, see "The Merger - Opinion of Lehman Brothers Inc. Independent Financial Advisor to CVC" on page 42.

                    OPINION OF BANC OF AMERICA SECURITIES LLC
                     INDEPENDENT FINANCIAL ADVISOR TO VEECO

      In deciding to approve the merger, Veeco's Board of Directors considered, among other things, the opinion of Banc of America Securities LLC, its independent financial advisor, that, as of the date Veeco's Board of Directors approved the merger agreement, the exchange ratio in the merger was fair from a financial point of view to Veeco. The full text of the written opinion of Banc of America Securities LLC, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix E. You are urged to read this opinion in its entirety. BANC OF AMERICA SECURITIES LLC'S OPINION IS DIRECTED TO THE VEECO BOARD OF DIRECTORS, ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO TO VEECO FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY VEECO STOCKHOLDER AS TO HOW SUCH VEECO STOCKHOLDER SHOULD VOTE ON THE ISSUANCE OF SHARES OF VEECO COMMON STOCK IN THE MERGER. For more information, see "The Merger - Opinion of Banc of America Securities LLC Independent Financial Advisor to Veeco" beginning on page 46.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

      In considering CVC's Board of Directors' recommendation that CVC stockholders vote to approve the merger and the merger agreement, CVC stockholders should note that certain officers and directors of CVC have interests in the merger that are different from, or in

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

addition to, their interests as CVC stockholders. These interests relate to accelerated vesting of stock options, potential severance payments and indemnification rights. Furthermore, options to purchase shares of CVC common stock held by some directors of CVC will become immediately vested and exercisable as a result of the merger. Also, Veeco has entered into an employment agreement with Christine Whitman, who is currently the Chief Executive Officer, President and Chairman of CVC and a CVC director. If the merger is completed, Ms. Whitman will become Veeco's President and Chief Operating Officer following the merger.

                                 NO SOLICITATION

CVC

      CVC has agreed not to directly or indirectly solicit, induce, encourage, initiate or facilitate a CVC Acquisition Proposal. With respect to CVC Acquisition Proposals, CVC has also agreed not to engage in negotiations or discussions with respect to them, provide nonpublic information in connection with them, enter into a contract or letter of intent with respect to them or recommend or endorse them. However, if CVC receives an unsolicited written CVC Acquisition Proposal that its Board of Directors reasonably determines in good faith would be reasonably likely to result in a Superior CVC Proposal, as that term is defined on page 71, then CVC can have discussions and take other actions to become informed about that CVC Acquisition Proposal in certain circumstances. These circumstances include that the CVC Board of Directors believes those discussions and actions to be necessary to fulfill its fiduciary duties to CVC's stockholders and has received written advice from its legal counsel, as well as that CVC enters into specified confidentiality and "standstill" arrangements with the person or entity making the CVC Acquisition Proposal. For more information regarding CVC's agreements with Veeco relating to CVC Acquisition Proposals, see "The Merger Agreement - No Solicitation - No Solicitation - CVC."

VEECO

      Veeco has agreed not to directly or indirectly solicit, induce, encourage, initiate or facilitate a Veeco Acquisition Proposal. With respect to Veeco Acquisition Proposals, Veeco has also agreed not to engage in negotiations or discussions with respect to them, provide nonpublic information in connection with them, enter into a contract or letter of intent with respect to them or recommend or endorse them. However, if Veeco receives an unsolicited written Veeco Acquisition Proposal that its Board of Directors reasonably determines in good faith would be reasonably likely to result in a Superior Veeco Proposal, as that term is defined on page 73, then Veeco can have discussions and take other actions to become informed about that Veeco Acquisition Proposal in certain circumstances. These circumstances include that Veeco enters into specified confidentiality and "standstill" arrangements with the person or entity making the Veeco Acquisition Proposal. For more information regarding Veeco's agreements with CVC relating to Veeco Acquisition Proposals, see "The Merger Agreement - No Solicitation - No Solicitation - Veeco."

                           WHEN THE MERGER WILL OCCUR

      Unless Veeco and CVC otherwise agree, the merger will take place no later than the second business day after all of the conditions to closing of the merger contained in the merger agreement have been satisfied or waived. Assuming that both CVC and Veeco satisfy or waive all of the conditions in the merger agreement, we anticipate that the merger will occur shortly after the CVC special meeting and the Veeco special meeting. For more information on regulatory matters and other conditions to the closing of the merger, see "The Merger Agreement - Conditions to the Merger" on page 74. The time when the merger is completed is referred to as the "Effective Time."

                           WHAT CVC STOCKHOLDERS WILL
                              RECEIVE IN THE MERGER

HOLDERS OF SHARES OF CVC COMMON STOCK

      If the merger occurs, each CVC stockholder will receive 0.43 shares of Veeco common stock for each share of CVC common stock they own at the Effective Time of the merger. Veeco will not issue fractional shares of Veeco common stock in exchange for shares of CVC common stock in the merger. Instead, Veeco will issue an appropriate amount of cash in lieu of any fractional shares. This cash amount will be based on the closing trading price of Veeco common stock on the day before the merger.

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CVC OPTIONS

      Each option to purchase a share of CVC common stock will be assumed by Veeco upon completion of the merger and will convert into an option to purchase
0.43 shares of Veeco common stock at an exercise price equal to the current exercise price divided by 0.43. Generally, Veeco will assume each option to purchase shares of CVC common stock in accordance with the terms of the stock option plan or other arrangement under which the option was issued, but converted as described above into an option to purchase shares of Veeco common stock.

STOCK CERTIFICATES

      CVC stockholders should NOT surrender their CVC stock certificates until after the merger and until they receive a letter of transmittal and other information and instructions on how to exchange shares. For information on exchanging shares of CVC common stock for shares of Veeco common stock after the merger, see "The Merger Agreement - Merger Consideration - Exchange of Certificates" on page 65.

                              MATERIAL U.S. FEDERAL
                      INCOME TAX CONSEQUENCES OF THE MERGER

      The receipt of shares of Veeco common stock in the merger generally will be tax-free to CVC stockholders for U.S. federal income tax purposes, except for tax on gain resulting from the receipt of cash instead of fractional shares. For more information, see "The Merger - Material U.S. Federal Income Tax Consequences of the Merger" on page 62.

      TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO CVC STOCKHOLDERS WILL DEPEND ON THE FACTS OF THEIR OWN SITUATION. CVC AND VEECO URGE CVC STOCKHOLDERS TO CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

                               NO APPRAISAL RIGHTS

      In connection with the merger, stockholders of CVC are not entitled to appraisal rights under Delaware law. See "The Merger Agreement - Merger Consideration - No Appraisal Rights" on page 65.

                            CONDITIONS TO THE MERGER

VEECO AND ACQUISITION

      Veeco and Acquisition will complete the merger only if a number of conditions are either satisfied or waived by Veeco and Acquisition. These include:

o CVC's representations and warranties set forth in the merger agreement are true and correct as of the closing date of the merger, such that any inaccuracies do not amount to a Material Adverse Effect, as that term is defined on page 76, with respect to CVC.

o CVC performs certain covenants and obligations contained in the merger agreement in all material respects.

o CVC's stockholders approve and adopt the merger agreement and approve the merger.

o Veeco's stockholders approve the issuance of shares of Veeco common stock in the merger.

o There has been no Material Adverse Effect with respect to CVC and there exists no condition which could reasonably be expected to result in such a Material Adverse Effect.

o PricewaterhouseCoopers LLP, independent public accountants to CVC, delivers a letter to the effect that it is not aware of any fact concerning CVC or its stockholders or affiliates that would preclude Veeco from accounting for the merger as a "pooling of interests."

o Ernst & Young LLP, independent public accountants for Veeco, issues an opinion that the merger can be accounted for as a "pooling of interests."

o No suit, action or other legal proceeding by any domestic governmental authority or injunction or final judgment is pending before any court or governmental authority seeking to restrain or prohibit or to obtain damages or other relief in connection with the merger agreement or the merger.

      For more detailed information concerning the conditions to Veeco's and Acquisition's obligations to complete the merger, see "The Merger Agreement - Conditions to the Merger" on page 74.

CVC

      CVC will complete the merger only if a number of conditions are either satisfied or waived by CVC. These

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include:

o Veeco's and Acquisition's representations and warranties set forth in the merger agreement are true and correct as of the closing date of the merger, such that any inaccuracies do not amount to a Material Adverse Effect with respect to Veeco.

o Veeco and Acquisition perform certain covenants and obligations contained in the merger agreement in all material respects.

o CVC's stockholders approve and adopt the merger agreement and approve the merger.

o Veeco's stockholders approve the issuance of shares of Veeco common stock in the merger.

o There has been no Material Adverse Effect with respect to Veeco and there exists no condition which could reasonably be expected to result in such a Material Adverse Effect.

o PricewaterhouseCoopers LLP, independent public accountants to CVC, delivers a letter to the effect that it is not aware of any fact concerning CVC or its stockholders or affiliates that would preclude Veeco from accounting for the merger as a "pooling of interests."

o Ernst & Young, LLP, independent public accountants for Veeco issue an opinion that the merger can be accounted for as a "pooling of interests."

o No suit, action or other legal proceeding by any domestic governmental authority or injunction or final judgment is pending before any court or governmental authority seeking to restrain or prohibit or to obtain damages or other relief in connection with the merger agreement or the merger.

      For more detailed information concerning the conditions to CVC's obligation to complete the merger, see "The Merger Agreement - Conditions to the Merger" on page 74.

                       ACCOUNTING TREATMENT OF THE MERGER

      The merger will be accounted for as a "pooling of interests" for financial reporting and accounting purposes under generally accepted accounting principles. After the merger, the results of operations of CVC will be included in the consolidated financial statements of Veeco. For more information, see "The Merger - Accounting Treatment of the Merger" on page 64.

                              AFFILIATE AGREEMENTS

      CVC and Veeco have agreed to use all reasonable efforts to cause their affiliates (which includes certain of their executive officers, directors and principal stockholders) to enter into agreements before the date of the mailing of this joint proxy statement/prospectus to CVC stockholders and Veeco stockholders. These agreements would restrict the transfer of shares of CVC common stock and Veeco common stock held by these affiliates in a manner that is intended to preserve the availability of "pooling of interests" accounting for the merger. Generally, among other things, a CVC or Veeco affiliate who executes such an agreement will agree not to transfer any shares of Veeco common stock or CVC common stock held by such affiliate for a 30-day period prior to the Effective Time and until, after the Effective Time, Veeco has publicly announced financial results covering at least 30 days of combined operations of CVC and Veeco after the merger. Transfers of Veeco common stock or CVC common stock by affiliates during this time period could cause "pooling of interests" accounting for the merger to be unavailable. See "Risk Factors - Risks Related to the Merger and Receipt of Veeco Stock - Loss of "Pooling of Interests" Accounting Treatment Would Harm the Financial Results of the Combined Company" on page 13.

                              REGULATORY APPROVALS

      The merger must comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Veeco, CVC and certain other persons have made the notifications required under the HSR Act and have furnished certain information to the Federal Trade Commission and the Antitrust Division of the Department of Justice. The waiting period under the HSR Act has expired or been terminated. The merger must also comply with federal and state securities laws. For more information concerning the HSR Act and antitrust regulation of the merger, see "The Merger - Regulatory Filings and Approvals Required to Complete the Merger" on page 64.


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                       TERMINATION OF THE MERGER AGREEMENT

MUTUAL TERMINATION

      Either Veeco or CVC may terminate the merger agreement at any time prior to the Effective Time if:

o     Veeco and CVC mutually consent.

o     The merger is not completed by August 31, 2000.

o A court or other governmental authority issues a final and nonappealable order, decree or ruling or takes other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger.

o A suit or action by a domestic governmental authority is pending that seeks to restrain or prohibit or to obtain damages in connection with the merger agreement or the merger.

o Veeco's stockholders do not approve the issuance of shares of Veeco common stock in the merger.

o CVC's stockholders do not approve and adopt the merger agreement and approve the merger.

TERMINATION BY CVC

      CVC may terminate the merger agreement at any time prior to the Effective Time, if:

o Veeco materially breaches its representations, warranties or covenants under the merger agreement.

o A Material Adverse Effect occurs with respect to Veeco that is not reasonably capable of being cured before August 31, 2000.

o     A Veeco Triggering Event, as that term is defined on page 78, occurs.

TERMINATION BY VEECO

      Veeco and Acquisition may terminate the merger agreement at any time prior to the Effective Time if:

o CVC materially breaches its representations, warranties or covenants under the merger agreement.

o A Material Adverse Effect occurs with respect to CVC that is not reasonably capable of being cured before August 31, 2000.

o     A CVC Triggering Event, as that term is defined on page 77, occurs.

o     In the event of a Superior Veeco Proposal, as that term is defined on page
      73.

      For a more detailed discussion of the circumstances in which the merger agreement can be terminated, see "The Merger Agreement - Termination of the Merger Agreement" on page 76.

                          EXPENSES AND TERMINATION FEES

PAYMENT OF EXPENSES

      CVC and Veeco will each pay their own fees and expenses in connection with the merger, whether or not the merger is completed, except that CVC and Veeco will share equally filing fees and printing expenses in connection with this joint proxy statement/prospectus and the fees and expenses involved in connection with the HSR Act filings and any other required foreign antitrust filings.

      If either Veeco or CVC terminates the merger agreement because the other materially breaches its representations, warranties or covenants under the merger agreement in a manner that permits termination of the merger agreement, then the breaching party must pay the terminating party's fees and expenses relating to the merger and the merger agreement.

Termination Fees

      Veeco has agreed to pay CVC a $4.0 million termination fee if Veeco or CVC terminates the merger agreement because Veeco's stockholders do not approve the issuance of shares of Veeco common stock to CVC stockholders in the merger.

      CVC has agreed to pay Veeco a termination fee of $14.6 million in the following circumstances:

o Veeco or CVC terminates the merger agreement because CVC's stockholders do not approve the merger agreement and the merger.


                                       9
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o     Veeco terminates the merger agreement because a CVC Triggering Event has occurred.

o CVC materially breaches its representations, warranties or covenants under the merger agreement in a manner that permits termination of the merger agreement at a time when a CVC Acquisition Proposal has been announced, commenced, submitted or made.

      Veeco has agreed to pay CVC a termination fee of $14.6 million in the following circumstances:

o Veeco or CVC terminates the merger agreement because Veeco's stockholders do not approve the issuance of Veeco common stock in the merger at a time when a Veeco Acquisition Proposal has been announced, commenced, submitted or made. In this case, the $14.6 million termination fee would be payable by Veeco instead of the $4.0 million termination fee referred to above.

o     Veeco terminates the merger agreement in the event of a Superior Veeco
      Proposal.

o CVC terminates the merger agreement because a Veeco Triggering Event has occurred.

      For more information about the payment of expenses and termination fees, see "The Merger Agreement - Fees and Expenses" on page 78.

                          RESTRICTIONS ON SELLING VEECO
                       COMMON STOCK RECEIVED IN THE MERGER

      All shares of Veeco common stock received by CVC stockholders in connection with the merger will be freely transferable, unless the holder is an affiliate of CVC or Veeco under the Securities Act of 1933. For a more complete description of transfer restrictions that apply to these affiliates, see "The Merger - Resale of Veeco Common Stock Issued in the Merger" on page 61.

      In addition, under applicable rules governing the availability of "pooling of interests" accounting treatment for the merger, affiliates of Veeco and CVC may not sell any shares of CVC common stock or Veeco common stock during the period that starts 30 days before completion of the merger and ends when Veeco publicly announces financial results covering at least 30 days of combined operations of Veeco and CVC after the merger. Veeco and CVC have agreed to try to cause their affiliates to enter into agreements restricting transfer of Veeco common stock and CVC common stock during such periods. See "The Merger Agreement
- Certain Covenants - Affiliate Agreements" on page 70 and "Risk Factors -
Risks Related to the Merger and Receipt of Veeco Stock - Loss of "Pooling of Interests" Accounting Treatment for the Merger Would Harm the Financial Results of the Combined Company" on page 13.

                          CERTAIN CVC PERSONS TO BECOME
                     VEECO DIRECTORS AND EXECUTIVE OFFICERS

      Under the merger agreement, Veeco has agreed that Christine Whitman and Douglas Kingsley will be appointed as directors of Veeco upon the completion of the merger. Ms. Whitman is currently the Chairman, President and Chief Executive Officer of CVC and a CVC director. Mr. Kingsley is currently a CVC director. Also, upon the completion of the merger, Ms. Whitman will become the President and Chief Operating Officer of Veeco under the terms of the employment agreement that she entered into with Veeco at the time of the signing of the merger agreement.

                               OWNERSHIP OF VEECO
                              FOLLOWING THE MERGER

      Based upon the number of shares of CVC common stock outstanding on the CVC Record Date, Veeco expects to issue a total of approximately 5,000,000 shares of Veeco common stock to CVC stockholders in connection with the merger. That number does not include shares of Veeco common stock that may be issued in the future under CVC stock options assumed by Veeco in the merger. Based upon the number of shares of Veeco common stock outstanding on the Veeco Record Date (not including outstanding options or warrants), the former holders of CVC common stock will hold approximately 21.6% of the total number of issued and outstanding shares of Veeco common stock after completion of the merger.

      Based upon the number of outstanding options to purchase shares of CVC common stock as of the CVC Record Date, those CVC options will become options to purchase an aggregate of approximately 950,000 shares of Veeco common stock in connection with the merger. In addition, based upon the number of shares of CVC common stock issuable upon the exercise of a warrant to purchase CVC common stock held by Seagate Technology Inc., upon completion of the merger, that warrant will become a warrant to purchase approximately 340,000 shares of the Veeco common stock.


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                            Markets and Market Prices

      Veeco common stock is listed on The Nasdaq National Market under the symbol "VECO." CVC common stock is listed on The Nasdaq National Market under the symbol "CVCI." After the completion of the merger, CVC common stock will cease to be quoted on The Nasdaq National Market.

      The following table sets forth (a) the closing sale price per share of Veeco common stock as reported on The Nasdaq National Market, (b) the closing sale price per share of CVC common stock as reported on The Nasdaq National Market and (c) the equivalent per share price (as explained below) of CVC common stock in each case, on February 28, 2000, the last trading day before Veeco and CVC announced that they had signed the merger agreement, and on _____ __, 2000, the most recent practicable date before the date of this joint proxy statement/prospectus.

                                                            Equivalent
                         Veeco Share      CVC Share           CVC Per
                            Price           Price          Share Price(1)
                         ------------------------------------------------
February 28, 2000.......  $74.3125           $29.0           $31.9544
_____ __, 2000..........

----------
(1) The equivalent CVC per share price represents 0.43 of the price of one share of Veeco common stock.

      CVC and Veeco cannot guarantee or predict the actual trading prices of shares of CVC common stock and shares of Veeco common stock before or at the time the merger is completed. The trading prices for CVC common stock and Veeco common stock have historically been volatile. For more information on this risk, see "Risk Factors - Risks Related to the Merger and Receipt of Veeco Stock - The Value CVC Stockholders Will Receive In the Merger is Uncertain Due to the Risks Associated With a Fixed Exchange Ratio and Fluctuations in Veeco's Stock Price" on page 12.


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                                  RISK FACTORS

      The merger will result in the stockholders of CVC becoming stockholders of Veeco. You should carefully consider the following risk factors as well as the other information contained and incorporated by reference in this joint proxy statement/prospectus before deciding whether to vote to approve the merger or the Veeco common stock issuance. This joint proxy statement/prospectus contains forward-looking statements that involve known and unknown risks and uncertainties. See the discussions of these forward-looking statements under "Special Note Regarding Forward-Looking Statements" on page vii. The following risk factors are cautionary statements that identify important factors that are relevant to such forward-looking statements. These factors include risks and uncertainties that could cause actual results to differ materially and adversely from the results contained in such forward-looking statements.

RISKS RELATED TO THE MERGER AND RECEIPT OF VEECO STOCK

      THERE ARE TECHNICAL, OPERATIONAL AND STRATEGIC CHALLENGES THAT MAY PREVENT VEECO FROM SUCCESSFULLY INTEGRATING CVC WITH VEECO.

      In order to realize the benefits of the merger, Veeco and CVC will have to effectively integrate their operations and their management, technical research and development, sales and marketing, business development efforts and personnel and also retain key personnel in this process. If they are not successful in accomplishing this integration, then the objectives of the merger, including improved operating results of the combined entity, will not be realized. If the integration is not successful or is unexpectedly delayed or more expensive than contemplated by the parties, the combined company will not realize anticipated benefits to the fullest extent possible. In addition, if the merger is not consummated, then the attention and effort devoted to the integration of the two companies will have significantly diverted the attention of both companies' management from other important issues, and could have an adverse impact on Veeco and CVC in the future.

      If the merger is approved, the combined company will use common information and communication systems, operating procedures, financial controls and human resources practices. Veeco may encounter, among others, the following difficulties, costs and delays in integrating these operations:

      o Integrating the information and communications systems of Veeco and CVC will be challenging, expensive and time consuming.

      o Combining other operational systems such as customer service, will be difficult.

      o Veeco or CVC may lose key employees in the merger and the attention of the management teams of each company may be diverted by the merger from other ongoing business concerns.

      o The business cultures of CVC and Veeco may be more difficult to integrate than anticipated.

      THE VALUE CVC STOCKHOLDERS WILL RECEIVE IN THE MERGER IS UNCERTAIN DUE TO THE RISKS ASSOCIATED WITH A FIXED EXCHANGE RATIO AND FLUCTUATIONS IN VEECO'S STOCK PRICE.

      As of the time of the Merger, each outstanding share of CVC common stock will be converted into the right to receive 0.43 shares of Veeco common stock. Because this exchange ratio is fixed, it will not increase or decrease due to fluctuations in the market price of the common stock of either Veeco or CVC. The specific value of the shares of Veeco common stock to be received by CVC stockholders in the merger will depend on the market price of the shares of Veeco common stock at the time of the merger. We advise both Veeco stockholders and CVC stockholders to obtain recent market quotations for Veeco common stock and CVC common stock as the date of the CVC special meeting and the Veeco special meeting approach for purposes of considering whether to vote in favor of or against the merger and the Veeco common stock issuance. The Veeco common stock and the CVC common stock have historically been subject to substantial price volatility. Veeco and CVC expect that the market prices of the Veeco common stock and the CVC common stock will continue to fluctuate before the time of the merger. For more information, see "Comparative Per Share Data" on page 32.

      CERTAIN EXECUTIVE OFFICERS AND DIRECTORS OF CVC HAVE DIFFERENT INTERESTS FROM, AND IN ADDITION TO, THOSE OF CVC STOCKHOLDERS. THESE INTERESTS MAY INFLUENCE THEIR RECOMMENDATION OF OR VOTE FOR THE MERGER.

      Certain directors and executive officers of CVC have interests in the merger that are different from, or in addition to, those of CVC stockholders generally. Because of these interests, these persons may be influenced to vote in favor of or to recommend the merger. These interests include:

      o Potential severance payments payable to executive officers of CVC under certain circumstances following the merger.

      o Options to purchase CVC common stock held by certain directors of CVC will accelerate and become fully vested and exercisable upon the completion of the merger.

      o Directors and executive officers of CVC have customary rights to indemnification against specified liabilities and, after the merger. Veeco is required to keep these indemnification rights in place and to maintain directors' and officers' liability insurance for these persons for a period of six years.

      o At the Effective Time, outstanding options to purchase shares of CVC common stock, including those held by executive officers and directors of CVC will be assumed by Veeco and converted into options to purchase shares of Veeco common stock.

      o Christine Whitman, the Chairman, President and Chief Executive Officer of CVC has entered into an employment agreement with Veeco and, at the Effective Time, will become Veeco's President and Chief Operating Officer.

      LOSS OF "POOLING OF INTERESTS" ACCOUNTING TREATMENT FOR THE MERGER WOULD HARM THE FINANCIAL RESULTS OF THE COMBINED COMPANY.

      If the merger does not qualify for "pooling of interests" accounting treatment for financial reporting purposes, the future reported earnings of Veeco would be harmed because Veeco will be required to record and amortize goodwill and other intangible assets of CVC resulting from the merger. Such accounting treatment will have the effect of reducing operating income, which may harm the trading price of Veeco common stock. The availability of "pooling of interests" accounting treatment for the merger depends in part upon circumstances and events occurring after the completion of the merger. For example, there must not be any significant changes in the business of Veeco, including certain significant dispositions of assets, for a period of two years following completion of the merger. Also, affiliates of CVC and Veeco must not sell any shares of CVC's or Veeco common stock, except in specified limited amounts, during the period that starts 30 days before completion of the merger and ends when Veeco publicly announces financial results covering at least 30 days of combined operations of CVC and Veeco after the merger. If the Effective Time of the merger occurs before May 31, 2000, Veeco expects that these combined financial results would be published in July 2000, although Veeco cannot be certain that this will be the case. If affiliates of Veeco or CVC sell shares of Veeco's or CVC common stock in excess of a specified limited amount before that time, the merger may not qualify for "pooling of interests" accounting. It is a condition to Veeco's and CVC's obligation to close the merger that Ernst & Young LLP, independent public accountants for Veeco, delivers its opinion that the merger can be accounted for by Veeco as a "pooling of interests."

      FAILURE TO COMPLETE THE MERGER COULD HARM VEECO'S AND CVC'S FUTURE BUSINESSES AND OPERATIONS AND CVC'S AND VEECO'S STOCK PRICES.

      Veeco and CVC face a number of special risks if the merger is not completed, including the following risks:

      o If the merger agreement is terminated for some reasons, Veeco may be required to pay CVC: (a) its fees and expenses in connection with the merger, (b) a termination fee of $4.0 million or (c) a termination fee of $14.6 million. The amount payable by Veeco depends upon the circumstances under which the merger agreement is terminated. See "The Merger Agreement - Fees and Expenses."

      o If the merger agreement is terminated for some reasons, CVC may be required to pay Veeco its fees and expenses in connection with the merger or a termination fee of $14.6 million. Whether CVC must pay Veeco's fees and expenses in connection with the merger or the termination fee depends upon the circumstances under which the merger agreement is terminated. See "The Merger Agreement - Fees and Expenses."

      o The price of Veeco or CVC stock may decline in the event that the current market price reflects a market assumption that the merger will be completed.

      o Costs related to the merger, such as legal and accounting fees, SEC filing fees and some financial advisor fees must be paid even if the merger is not completed.

      In addition, current and prospective employees of Veeco and CVC may experience uncertainty about their future roles with the combined company, which may hurt Veeco's and CVC's ability to attract and retain key management, marketing, technical and administrative personnel. This may impede subsequent integration of the companies.

      CERTAIN CUSTOMERS MAY CURTAIL THEIR PURCHASES FROM THE COMBINED COMPANY.

      As noted elsewhere in this "Risk Factors" section, the majority of both Veeco's and CVC's revenues are derived from a relatively small number of large customers. Some of these customers are common to both Veeco and CVC. Veeco and CVC cannot assure you that one or more of these customers will not reduce their total purchases from the combined company after the merger so that such customer(s) will not be so dependent on a single supplier.

      VEECO'S STOCK PRICE IS VOLATILE.

      The stock market in general and the market for shares of technology companies in particular have experienced extreme price fluctuations. These fluctuations have often been unrelated to the operating performance of the affected companies. Many companies in the data storage, semiconductor and related equipment industries, including Veeco, have experienced dramatic volatility in the market prices of their common stock. Veeco believes that a number of factors, both within and outside Veeco's control, could cause the price of Veeco common stock to fluctuate, perhaps substantially. These factors include:

      o Announcements of developments related to Veeco's business or Veeco's competitors' or customers' businesses.

      o     Fluctuations in Veeco's financial results.

      o General conditions or developments in the personal computer, data storage, optical telecommunications or semiconductor industry.

      o Potential sales of Veeco common stock into the marketplace by Veeco or its stockholders.

      o Announcements of technological innovations or new or enhanced products by Veeco or its competitors or customers.

      o A shortfall in revenue, gross margin, earnings or other financial results or changes in research analysts' expectations.

      o The limited number of shares of Veeco common stock traded on a daily basis.

      Veeco cannot be certain that the market price of Veeco common stock will not experience significant fluctuations in the future, including fluctuations that are material, adverse and unrelated to Veeco's performance.

      VEECO'S ORGANIZATIONAL DOCUMENTS HAVE ANTI-TAKEOVER PROVISIONS THAT MIGHT, AMONG OTHER THINGS, DISCOURAGE, PREVENT OR DELAY A CHANGE OF CONTROL OF VEECO THAT A HOLDER OF VEECO STOCK MIGHT CONSIDER IN ITS BEST INTEREST.

      Veeco's Board of Directors has the authority to issue up to 500,000 shares of "blank check" preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by Veeco's stockholders. The rights of the holders of any preferred stock that may be issued in the future may adversely affect the rights of the holders of Veeco common stock. The issuance of the preferred stock, while providing Veeco with desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of Veeco's outstanding voting stock. This could delay, defer or prevent a change of control of Veeco that a holder of Veeco common stock might consider in its best interests. Furthermore, such preferred stock may have other rights including economic rights senior to Veeco common stock, and as a result, the issuance of the preferred stock could have a material adverse effect on the market value of Veeco common stock. Veeco has no present plan to issue shares of preferred stock.

      Veeco's Board of Directors is divided into three classes of directors with staggered terms. Directors are elected to three-year terms and the term of one class of directors expires each year. The existence of a classified Board of Directors is designed to provide continuity and stability to Veeco's management, which results from directors serving for three-year, rather than one-year terms. The existence of a classified Board of Directors is also designed to render certain hostile takeovers more difficult. The existence of a classified Board of Directors may therefore have the effect of making it more difficult for a third party to acquire control of Veeco in certain instances. This could delay, defer or prevent a change of control that a holder of Veeco common stock might consider in its best interest. Further, if Veeco stockholders are dissatisfied with the policies and/or decisions of Veeco's Board of Directors, the existence of a classified Board of Directors will make it more difficult for the stockholders to change the composition (and therefore the policies) of Veeco's Board of Directors in a relatively short period of time.

      Furthermore, Veeco may in the future adopt other measures that may have the effect of delaying, deferring or preventing a change in control of Veeco. Certain of such measures may be adopted without any further vote or action by the holders of Veeco common stock. In addition, certain other provisions of Veeco's certificate of incorporation and by-laws relating to (a) actions required to be taken at a meeting of stockholders and (b) the percentage of stockholders required to call a special meeting of stockholders, may have anti-takeover effects, which may delay, defer or prevent a takeover attempt that a holder of Veeco common stock might consider in its best interest.

      VEECO'S SHARES ELIGIBLE FOR FUTURE SALE MAY, IF ISSUED, ADVERSELY AFFECT VEECO'S STOCK PRICE.

      Future sales of Veeco common stock in the public market, or the issuance of shares of Veeco common stock upon the exercise of stock options, or otherwise, could adversely affect the market price of Veeco common stock. The shares of Veeco common stock issued in the merger will be freely transferable without restrictions or registration under the Securities Act other than by affiliates of Veeco or CVC who receive shares of Veeco common stock in the merger. In addition, as of _______ __, 2000, there were _____ shares of Veeco common stock reserved for issuance upon exercise of stock options. As of ______ __, 2000, options to purchase _____ of such shares were outstanding and options to purchase _____ of such shares were fully vested and exercisable. In addition, Veeco's employees are entitled to purchase shares under the Veeco Instruments Inc. Employee Stock Purchase Plan. Veeco is authorized to issue up to an additional 176,898 shares under that Employee Stock Purchase Plan. Any shares purchased thereunder will be eligible for sale following the expiration of applicable holding periods. Notwithstanding the foregoing, Veeco has a securities trading policy which restricts Veeco's officers, directors and employees from engaging in transactions involving Veeco's securities, including the Veeco common stock, during certain specified periods.

      In addition, certain Veeco stockholders, who hold in the aggregate 5,954,099 shares of Veeco common stock (not including shares of Veeco common stock subject to stock options), are currently entitled to certain "piggy-back" registration rights with respect to such shares. In addition, certain of such holders are entitled to certain demand registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have an adverse effect on the market price for Veeco common stock.

RISK RELATED TO THE FAILURE OF VEECO'S STOCKHOLDERS TO APPROVE THE AMENDMENT TO VEECO'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

      VEECO MAY BE DEEMED TO BE IN VIOLATION OF CONTRACTUAL ARRANGEMENTS INCLUDING THE MERGER AGREEMENT.

      If Veeco's stockholders do not approve the proposed amendment to Veeco's Amended and Restated Certificate of Incorporation that provides for an increase in the number of authorized shares of Veeco's common stock from 25,000,000 to 40,000,000 shares, Veeco would not have enough authorized shares to cover the shares to be issued to CVC stockholders in the merger and to be reserved for issuance upon the exercise of CVC stock options and CVC warrants to be assumed by Veeco in the merger. In that case, Veeco could be deemed to be in violation of contractual provisions in the merger agreement which, if deemed material, could give rise to CVC's right to terminate the merger agreement. In the case of such a termination by CVC, Veeco could be required to pay CVC's fees and expenses incurred in connection with the merger agreement and the merger. In addition, Veeco would not have shares of Veeco common stock available for use in connection with the future acquisitions, for stock splits and stock dividends, and for other corporate purposes, including the raising of additional capital.

RISKS RELATED TO VEECO

      VEECO IS DEPENDANT ON THE MICROELECTRONICS INDUSTRY, WHICH INCLUDES THE HIGHLY CYCLICAL DATA STORAGE, OPTICAL TELECOMMUNICATIONS AND SEMICONDUCTOR INDUSTRIES.

      Veeco's business depends in large part upon the capital expenditures of data storage, semiconductor and optical telecommunications manufacturers which accounted for the following percentages of Veeco's net sales for the periods indicated:

                                            Year Ended December 31,
                                            -----------------------
                                            1997     1998    1999
                                            ----     ----    ----
Data Storage ..........................     51.6%    52.8%   54.8%

Semiconductor .........................     19.3%    18.6%   12.1%
Optical Telecommunications ............      3.0%     3.8%    8.3%

      The data storage and semiconductor industries have been characterized by cyclicality. These industries have experienced significant economic downturns at various times in the last decade, characterized by diminished product demand, accelerated erosion of average selling prices and production overcapacity. The optical telecommunications industry is still in its early developmental stage, but is expected to eventually experience cyclicality and periods of economic downturn similar to those experienced by the data storage and semiconductor industries.

      VEECO'S QUARTERLY OPERATING RESULTS TEND TO FLUCTUATE SIGNIFICANTLY.

      Veeco's quarterly results have fluctuated significantly in the past. Veeco expects this trend to continue. Factors which affect Veeco's quarterly results include:

      o Specific economic conditions in the data storage and semiconductor industries.

      o     The timing of significant orders.

      o     Shipment delays.

      o     Specific feature requests by customers.

      o     The introduction of new products by Veeco and its competitors.

      o     Production and quality problems.

      o     Changes in the cost of materials.

      o     Disruption in sources of supply.

      o     Seasonal patterns of capital spending by customers.

      o A downturn in the market for personal computers or other products incorporating data storage and semiconductor technology.

      o     Market acceptance of Veeco's systems and its customers' products.

      Many of these factors are beyond Veeco's control. If Veeco's net sales levels in a particular quarter do not meet expectations, its operating results will be adversely affected, which may have an adverse impact on Veeco's stock price.

      VEECO OPERATES IN AN INDUSTRY THAT IS SUBJECT TO RAPID TECHNOLOGICAL
CHANGE.

      The data storage, optical telecommunications and semiconductor manufacturing industries are subject to rapid technological change and new product introductions and enhancements. Veeco's ability to remain competitive will depend in part upon its ability to develop in a timely and cost effective manner new and enhanced systems at competitive prices and to accurately predict technology transitions. In addition, new product introductions or enhancements by Veeco's competitors could cause a decline in sales or loss of market acceptance of our existing products. Increased competitive pressure could also lead to intensified price competition resulting in lower margins. This could materially and adversely affect Veeco's business, financial condition and results of operations. Veeco's success in developing, introducing and selling new and enhanced systems depends upon a variety of factors, including:

      o     Veeco's product offerings.

      o     Timely and efficient completion of product design and development.

      o     Timely and efficient implementation of manufacturing processes.

      o     Effective sales, service and marketing.

      o     Product performance in the field.

      Because new product development commitments must be made well in advance of sales, new product decisions must anticipate both the future demand for the products under development and the equipment required to produce such products. Veeco cannot be certain that it will be successful in selecting, developing, manufacturing and marketing new products or in enhancing existing products.

      VEECO'S LIMITED SALES BACKLOG LEADS TO UNCERTAINTY AS TO WHETHER VEECO WILL MEET ITS SALES OBJECTIVE FOR A PARTICULAR QUARTER. OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY ISSUES RELATING TO TIMING OF REVENUE RECOGNITION.

      Veeco's backlog at the beginning of a quarter typically does not include all sales required to achieve Veeco's sales objective for that quarter. Moreover, all customer purchase orders are subject to cancellation or rescheduling by the customer, generally with limited or no penalties. Therefore, backlog at any particular date is not necessarily representative of actual sales for any following period. Veeco's net sales and operating results for a quarter may depend upon orders it obtains for systems to be shipped in the same quarter that the order is received. In addition, Veeco derives a substantial portion of its net sales in any fiscal period from the sale of a relatively small number of high-priced systems. As a result, the timing of recognition of revenue for a single transaction could have a material adverse effect on Veeco's sales and operating results. Veeco's business and financial results for a particular period could be materially and adversely affected if an anticipated order for even one system is not received in time to permit shipping during the period.

      VEECO CANNOT ENSURE THAT IT WILL CONTINUE TO COMPETE EFFECTIVELY IN A HIGHLY COMPETITIVE INDUSTRY.

      Veeco's served industries are intensely competitive. Established companies, both domestic and foreign, compete with each of Veeco's product lines. Many of Veeco's competitors have greater financial, engineering, manufacturing and marketing resources than Veeco does. A substantial investment is required by customers to install and integrate capital equipment into a production line. As a result, once a manufacturer has selected a particular vendor's capital equipment, Veeco believes that the manufacturer generally relies upon that equipment for the specific production line application and frequently will attempt to consolidate its other capital equipment requirements with the same vendor. Accordingly, if a particular customer selects a competitor's capital equipment, Veeco expects to experience difficulty in selling to that customer for a significant period of time. Veeco believes that its ability to compete successfully depends on a number of factors both within and outside of Veeco's control, including:

      o     Price.

      o     Product quality.

      o     Breadth of product line.

      o     System performance.

      o     Cost of ownership.

      o     Global technical service and support.

      o     Success in developing or otherwise introducing new products.

      Veeco cannot be certain that it will be able to compete successfully in the future.

      VEECO DEPENDS ON ITS PRINCIPAL CUSTOMERS FOR A HIGH PERCENTAGE OF ITS SALES. THE LOSS OF ALL OR A SIGNIFICANT PORTION OF SALES TO A PRINCIPAL CUSTOMER COULD ADVERSELY AFFECT VEECO.

      Veeco relies on its principal customers for a significant portion of its sales. Veeco's principal customers include International Business Machines Corporation, or IBM, Seagate Technology, Inc. and Read-Rite Corp. The following table sets forth the approximate percentage of Veeco's net sales to these principal customers for the periods indicated:

                                                     Year Ended December 31,
                                              ----------------------------------
                                              1997           1998           1999
                                              ----           ----           ----
Seagate ...........................            14%            10%            14%
IBM ...............................             6%            17%            10%
Read-Rite .........................            11%             7%             7%
Next five top
customers .........................            12%            11%            14%

If Veeco lost a major customer, or a significant portion of its sales to any major customer, it could adversely affect Veeco's results of operations. Veeco's ability to increase sales in the future will depend in part upon its ability to obtain orders from new customers. Veeco cannot be certain that it will be able to do so. In addition, a relatively small number of large manufacturers, many of whom are Veeco's customers, dominate the data storage industry and, to a lesser extent, the semiconductor industry. If any of these large manufacturers discontinues its relationship with Veeco or suffers economic setbacks, Veeco's results of operations could be materially and adversely affected.

      SALES TO INTERNATIONAL MARKETS MAKE UP A SIGNIFICANT PORTION OF VEECO'S TOTAL REVENUES. VEECO'S OPERATING RESULTS COULD BE ADVERSELY AFFECTED BY ECONOMIC DOWNTURNS IN FOREIGN MARKETS.

      Veeco's net sales to foreign customers represented approximately 43% of Veeco's total net sales in 1997, 51% in 1998 and 54% in 1999. Veeco expects net sales to foreign customers will continue to represent a large percentage of its total net sales. International sales are subject to various risks, including:

      o     Changes in foreign currency exchange rates.

      o     Political and economic instability.

      o     The greater difficulty of administering business abroad.

      o The need to comply with a wide variety of foreign and U.S. export laws and regulatory requirements.

      Veeco's net sales denominated in foreign currencies represented approximately 6% of Veeco's total net sales in 1997, 12% in 1998 and 12% in 1999. Veeco generally has not engaged in foreign currency hedging transactions.

      PATENTS AND OTHER INTELLECTUAL PROPERTY.

      Veeco's success depends in part on its proprietary technology. Although Veeco attempts to protect its intellectual property rights through patents, copyrights, trade secrets and other measures, it cannot be certain that it will be able to protect its technology adequately or that Veeco's competitors will not be able to develop similar technology independently. Veeco cannot be certain that others will not independently develop similar products, duplicate Veeco's products or, if patents have been issued to Veeco, design around Veeco's patents, nor can Veeco be certain that it can meaningfully protect its trade secrets. In addition, Veeco cannot be certain that it will not be sued by third parties alleging that Veeco has infringed their patents or other intellectual property rights. If any third party sues Veeco, Veeco's business, results of operations or financial condition could be materially and adversely affected.

      Veeco has been notified by some of its customers that they have either received notices of infringement from, or been named as defendants in lawsuits filed by, the Lemelson Medical, Education & Research Foundation, Limited Partnership. According to these customers, Lemelson has alleged that the manufacture of certain products by these customers and/or the equipment used to manufacture those products infringes certain patents held by Lemelson. These customers have requested that Veeco indemnify and defend them for any infringement by Veeco of the patents owned by Lemelson. Based on Veeco's review of the products it sold to these customers, Veeco does not believe it will have significant liability for any such infringement; however, Veeco cannot be certain that it will not be determined to have significant liability, and if so, Veeco's business, results of operations or financial condition could be materially and adversely affected.

      VEECO RELIES HEAVILY ON ITS KEY PERSONNEL. THE LOSS OF KEY PERSONNEL AND, IN PARTICULAR, THE LOSS OF EDWARD H. BRAUN, VEECO'S CHAIRMAN, PRESIDENT AND CEO, COULD HARM VEECO'S OPERATING RESULTS.

      Veeco's future success depends in part on its ability to attract and retain qualified management, technical, sales and support personnel for its operations. Competition for such personnel is intense. Specifically, the success of Veeco's business will be dependent upon the continued services of Edward H. Braun, its Chairman, Chief Executive Officer and President. If Mr. Braun's services were no longer available to Veeco, its future operations could be materially and adversely affected. In connection with the merger, Christine Whitman, the current Chairman, Chief Executive Officer and President of CVC, will replace Mr. Braun as Veeco's President. Mr. Braun will, however, continue to be the Chairman and Chief Executive Officer of Veeco. Currently, none of Veeco's key personnel is subject to a long-term employment agreement or an agreement not to compete with Veeco. Accordingly, Veeco cannot be certain that it will be able to retain key personnel in the future. Failure to retain key personnel could have an adverse effect on Veeco's operations. Ms. Whitman has entered into a three year employment contract with Veeco which includes noncompetition provisions. This employment contract is described in greater detail under "The Merger - Interests of Directors and Executive Officers of CVC in the Merger - Whitman Employment Agreement" on page 61.

      VEECO INTENDS TO CONTINUE TO GROW THROUGH MERGERS AND ACQUISITIONS. IF VEECO CANNOT IDENTIFY SUITABLE ACQUISITION CANDIDATES AND INTEGRATE ACQUISITIONS SUCCESSFULLY, ITS OPERATIONS COULD BE HARMED.

      An important element of Veeco's growth strategy has been and continues to be the merger with and acquisition of businesses that complement, enhance or geographically expand Veeco's existing business segments or product lines. Veeco can give you no assurance, however, that it will be able to (a) maintain its recent growth rate through mergers and acquisitions, (b) identify suitable acquisition candidates and acquire such companies on favorable terms, (c) successfully integrate acquired businesses into Veeco's existing operations or realize the intended benefits of such acquisitions, or (d) retain sales representatives and key employees previously associated with acquired businesses. To complete future mergers or acquisitions, Veeco may issue a significant number of shares of Veeco common stock and/or incur significant additional indebtedness, which could have a dilutive effect on Veeco's earnings or the book value per share of Veeco common stock.

RISKS RELATED TO CVC

      A SIGNIFICANT AMOUNT OF CVC'S REVENUES IS RECORDED LATE IN EACH QUARTER. CVC MAY BE UNABLE TO ADJUST SPENDING QUICKLY ENOUGH TO COMPENSATE FOR SHORTFALLS IN QUARTERLY REVENUES, AND AS A RESULT CVC'S OPERATING RESULTS COULD BE ADVERSELY AFFECTED.

      CVC has historically recorded a significant amount of its revenues for each quarter late in the quarter, while its expenses have been incurred more evenly throughout the period. The concentration of product shipments late in the quarter is primarily due to customer order patterns and the length of CVC's production cycle. This concentration increases the risk of shipment delays and, consequently, the risk that quarterly revenue expectations will not be met. CVC's revenues for a particular period could be materially reduced if an anticipated order for even one system is not received in time to permit shipment during that period. In addition, a significant portion of CVC's expenses is relatively fixed.

      CVC also has limited visibility on revenues for future quarterly periods and faces risks of revenue shortfalls due to its limited sales backlog in current periods. If the number of systems CVC actually ships, and thus the amount of revenues CVC is able to record, late in any particular quarter is below expectations for any reason, the adverse effect may be magnified by CVC's inability to adjust spending quickly enough to compensate for the revenue shortfall.

      THE SUCCESS OF CVC'S BUSINESS DEPENDS ON THE DEMAND FOR PRODUCTS FROM DATA STORAGE AND SEMICONDUCTOR MANUFACTURERS, WHOSE INDUSTRIES ARE HIGHLY CYCLICAL.

      CVC's business depends in large part upon the demand for products from data storage and semiconductor manufacturers. The data storage and semiconductor industries accounted for the following percentages of our net sales for the periods indicated:

                                                    Year Ended
                                                   September 30,
                                              ----------------------
                                              1997     1998     1999
                                              ----     ----     ----

Data Storage ......................            88%      77%      85%
Semiconductor .....................             9%      21%       9%

      The data storage and semiconductor industries have been characterized by cyclicality. These industries have experienced significant economic downturns at various times in the last decade, characterized by slowing product demand, inventory surpluses, accelerated erosion of average selling prices and production overcapacity. In the recent past, these downturns have materially reduced demand for the type of capital equipment and process technology that CVC offers. In addition, because of (1) CVC's continuing need to invest in research and development, (2) CVC's substantial capital equipment requirements and (3) CVC's extensive ongoing customer service and support requirements worldwide, CVC's ability to reduce expenses in response to any downturn or slowdown in the rate of capital investment by manufacturers in these industries may be limited.

      In the recent past, the data storage and semiconductor industries have experienced inventory oversupply and poor operating results. CVC's business could be harmed if slowdowns in the rate of capital investment or inventory surpluses in the data storage and semiconductor industries occur in the future.

      CVC'S EFFORTS TO EXPAND ITS SALES TO THE OPTICAL TELECOMMUNICATIONS INDUSTRY MAY NOT SUCCEED.

      CVC views its efforts to expand its sales to the optical telecommunications industry as an important part of its growth strategy. Such efforts may not succeed. To the extent that future growth in this area is not as rapid as hoped, CVC's results of operations or financial condition could be adversely affected.

      CVC'S REVENUES AND PROFITS MAY DECREASE IF IT LOSES ANY OF ITS MAJOR CUSTOMERS.

      CVC's customer base is highly concentrated among a limited number of large customers, primarily because the data storage industry is dominated by a small number of large companies. In particular, purchases by Seagate Technology, have historically accounted for a significant portion of CVC's revenues. The loss of any of these customers, and the loss of Seagate in particular, could result in a material decrease in CVC's revenues.

      The following table sets forth the percentage of CVC's total revenues derived from sales to its five largest customers, as well as Seagate on a stand-alone basis, for the periods indicated:

                                                    Year Ended
                                                   September 30,
                                              ----------------------
                                              1997     1998     1999
                                              ----     ----     ----

Five Largest Customers ...................     79%      71%      79%
Seagate Technology .......................     47%      31%      34%

      CVC anticipates that its revenue will continue to depend on a limited number of major customers, although the companies considered to be major customers and the percentage of CVC's revenue represented by each major customer may vary from quarter to quarter.

      CVC generally does not have long-term purchase agreements with its customers and does not have any written agreements that require customers to purchase fixed minimum quantities of its products. CVC's sales to specific customers tends to vary significantly from year to year depending upon customers' budgets for capital expenditures and new product introductions. The loss of, or reduced demand for products or related services from, any of CVC's major customers could harm its business. If any of these large manufacturers discontinues its relationship with CVC or suffers economic downturns, CVC's operating results could suffer.

      IF CVC DOES NOT RESPOND EFFECTIVELY AND ON A TIMELY BASIS TO RAPID TECHNOLOGICAL CHANGE, CVC'S ABILITY TO ATTRACT AND MAINTAIN CUSTOMERS COULD BE DIMINISHED.

      The data storage and semiconductor manufacturing industries are subject to rapid technological change and new product introductions and enhancements, as well as evolving industry standards. CVC's ability to remain competitive will depend in part upon its ability to develop new and enhanced systems at competitive prices in a timely and cost-effective manner and to accurately predict technology transitions. In addition, new product introductions or enhancements by CVC's competitors could cause a decline in sales or loss of market acceptance of its existing products. Increased competitive pressure could also lead to intensified price competition, resulting in lower margins, which could adversely impact CVC's business.

      Because new product development commitments must be made well in advance of sales, new product decisions must anticipate both the future demand for the products under development and the equipment required to produce new products. New product development, as well as the introduction of new products, may also require us to increase CVC's research and development and marketing expenditures. CVC cannot be certain that it will be successful in developing, manufacturing and marketing new products or in enhancing existing products.

      CVC OPERATES IN AN EXTREMELY COMPETITIVE MARKET, AND, IF CVC FAILS TO COMPETE EFFECTIVELY, ITS BUSINESS MAY BE HARMED.

      The data storage and semiconductor capital equipment industries are intensely competitive. Established companies, both domestic and foreign, compete with each of CVC's product lines. Many of CVC's competitors have greater financial, engineering, manufacturing and marketing resources than CVC does. A substantial investment is required by customers to evaluate, test, select and integrate capital equipment into a production line. As a result, once a manufacturer has selected a particular vendor's capital equipment, CVC believes that the manufacturer generally relies upon that equipment for the specific production line application and frequently will attempt to consolidate its other capital equipment requirements with the same vendor. Accordingly, if a particular customer selects a competitor's capital equipment, CVC expects to experience difficulty in selling to that customer for a significant period of time. CVC believes that its ability to compete successfully depends on a number of factors both within and outside of CVC's control, including:

      o     Price.

      o     Product quality.

      o     Breadth of product line.

      o     System performance.

      o     Cost of ownership.

      o     Global technical service and support.

      o     Success in developing or otherwise introducing new products.

      CVC cannot be certain that it will be able to compete successfully in the future.

      THE SUCCESS OF CVC'S BUSINESS DEPENDS ON CONTINUED MARKET ACCEPTANCE OF CVC'S CONNEXION CLUSTER TOOL SYSTEM.

      CVC's principal product is a line of capital equipment known as the CONNEXION Cluster Tool system which, together with its associated process modules, is used to manufacture magnetic recording heads and semiconductor devices. CVC believes that continued future growth depends in large part upon its ability to gain increased customer acceptance for its CONNEXION Cluster Tool system and related technology.

      The following table sets forth the percentage of CVC's net sales derived from sales of the CONNEXION Cluster Tool systems for the periods indicated:

                                                    Year Ended
                                                   September 30,
                                              ----------------------
                                              1997     1998     1999
                                              ----     ----     ----

CONNEXION Cluster Tool system ............     85%      83%      71%

      Continued acceptance of CVC's CONNEXION Cluster Tool system will depend on factors, including:

      o     Cost of ownership.

      o     Performance and reliability.

      o     Ability to manufacture on a successful and timely basis.

      o     Availability of customer support.

      If CVC fails to continually enhance the CONNEXION Cluster Tool system, the future marketplace acceptance of that product could be diminished. CVC cannot assure you that it will be successful in obtaining increased market acceptance of the CONNEXION Cluster Tool system or any future enhanced version of the system. If CVC fails to gain sufficient customer acceptance for this system, CVC's business could be harmed.

      CVC HAS INVESTED SIGNIFICANT RESOURCES IN THE DEVELOPMENT OF ADVANCED COPPER DEPOSITION TECHNOLOGY. IF CVC FAILS TO SUCCESSFULLY DEVELOP ADVANCED COPPER DEPOSITION PROCESSES THAT ARE ACCEPTED BY THE MARKETPLACE, CVC'S PROFITABILITY COULD BE DIMINISHED.

      To date, CVC has invested significantly, and expects to continue investing significantly, in the development of advanced copper deposition technology for high performance integrated circuit fabrication for the semiconductor market. Currently, CVC expects that in fiscal 2000, approximately 20% of its research and development budget will be dedicated to the development of its copper deposition technology. The development of this technology is emerging and highly complex and the market for equipment incorporating this technology is not expected to reach commercial viability until after 2000. Recently, several semiconductor device manufacturers have announced that they have made advancements in copper-based technology. These and other competitors with substantially greater resources than those of CVC are investing in research and development of similar technologies and may achieve market acceptance of their products before CVC. CVC cannot assure you that its efforts in this area will be technologically successful or, even if technologically successful, will be commercially accepted by the marketplace. If CVC fails to achieve commercial success in its pursuit of copper-based technology for the semiconductor industry, its profitability could be diminished.

      SALES TO INTERNATIONAL MARKETS CONSTITUTE A SIGNIFICANT AND GROWING PORTION OF CVC'S TOTAL REVENUES. CVC'S OPERATING RESULTS COULD BE HARMED BY ECONOMIC DOWNTURNS IN FOREIGN MARKETS AND CVC'S DEPENDENCE ON INTERNATIONAL SALES REPRESENTATIVES.

      An increasing portion of CVC's revenues in recent years has been derived from sales in international markets. International sales are subject to various risks.

      The following table sets forth for the periods indicated the percentage of CVC's total revenues derived from sales to customers located outside of the United States:

                                                    Year Ended
                                                   September 30,
                                              ----------------------
                                              1997     1998     1999
                                              ----     ----     ----

Non-U.S. Customers .....................       31%      38%      53%

      CVC intends to continue to expand its operations outside the United States and enter additional international markets, which will require significant management attention and financial resources. International business presents additional risks, including:

      o Periodic recessions in foreign economies as they impact CVC's particular sector.

      o     The risk of government-financed competition.

      o     Changes in trade policies and tariff regulations.

      o     Worldwide political and economic instability.

      o Difficulties in obtaining U.S. export licenses and managing businesses abroad.

      CVC's international sales are denominated in U.S. dollars. As a result, changes in the value of foreign currencies relative to the value of the U.S. dollar can render CVC's products comparatively more expensive. Although CVC has not been significantly negatively impacted in the past by foreign currency changes in Japan, Korea, Taiwan and Europe, these conditions could negatively impact CVC's international sales in future periods. Further, CVC's international sales are made primarily through several independent sales representatives and a third-party distributor. CVC cannot be certain that they will continue to market and distribute CVC's products successfully, if at all. CVC's implementation of new distribution and sales arrangements could result in delays and disruptions in its international sales and customer support efforts, which could reduce CVC's sales, damage its reputation and adversely impact its business.

      THE LOSS OF ANY KEY PERSONNEL COULD ADVERSELY IMPACT CVC'S ABILITY TO MEET CUSTOMER AND TECHNOLOGICAL DEMANDS.

      Because of CVC's need for employees with both executive and advanced technical skills, CVC depends in significant part upon the continued contributions of its officers and key personnel. CVC's key personnel are critical to its success, and many of them would be difficult to replace. Many of CVC's employees are not bound by long-term employment or noncompetition agreements, and competitors in the high technology industry in which CVC competes may attempt to recruit them. The loss of CVC's officers or other key personnel could cause its business to suffer.

      CVC MAY HAVE DIFFICULTY ATTRACTING AND RETAINING QUALIFIED PERSONNEL, WHICH COULD ADVERSELY IMPACT CVC'S ABILITY TO EXECUTE ITS BUSINESS STRATEGY.

      The competition for personnel throughout CVC's industry can be significant. Because of this competition for qualified labor, CVC has occasionally experienced delays in meeting its staffing requirements. CVC's future success will depend on its ability to attract and retain qualified technical, marketing and management personnel, particularly highly skilled design, process and test engineers. The market for personnel with these skills has become intensely competitive, particularly in California where there has been a significant increase in the business activities of other companies in the data storage and semiconductor manufacturing sectors.

      Any protracted inability on CVC's part to recruit, train and retain adequate numbers of qualified personnel could adversely affect its ability to manufacture, sell and support its products, which could harm CVC's business.

      CVC HAS A LENGTHY SALES CYCLE WHICH MAY INCREASE ITS EXPOSURE TO CUSTOMER CANCELLATIONS OR DELAYS IN ORDERS.

      Sales of CVC's systems depend, in significant part, upon the decision of an existing or prospective customer to add new manufacturing capacity or to expand existing manufacturing capacity, both of which involve a significant capital commitment. CVC may experience delays in finalizing system sales following initial system qualification while the customer evaluates and receives approvals for the initial purchase of our systems. In general, for new customers or applications CVC's sales cycle could take 12 to 18 months to complete. During this time, CVC may expend substantial funds and management effort. Lengthy sales cycles subject CVC to a number of significant risks, including inventory obsolescence and fluctuations in operating results over which CVC has little or no control.

      PROTECTION OF CVC'S INTELLECTUAL PROPERTY RIGHTS MAY RESULT IN COSTLY LITIGATION.

      There has been substantial litigation regarding patent and other intellectual property rights in the data storage, semiconductor and related industries. CVC has been, and may in the future be, notified of allegations that it may be infringing intellectual property rights possessed by others. In the future, protracted litigation and expense may be incurred if necessary to defend CVC against alleged infringement of third party rights. Any litigation of this type, even if CVC is ultimately successful in its defense, could result in substantial cost and diversion of time and effort by CVC's management, which by itself could have a negative impact on CVC's business. Adverse determinations in that litigation could:

      o     Result in CVC's loss of proprietary rights.

      o Subject CVC to significant liabilities, including treble damages in some instances.

      o Require CVC to seek licenses from third parties, which licenses may not be available on reasonable terms or at all.

      o     Prevent CVC from manufacturing or selling its products.

      Any of these outcomes could harm CVC's business.

      CVC'S SUCCESS DEPENDS, IN PART, ON INTELLECTUAL PROPERTY WHICH MAY BE DIFFICULT TO PROTECT, AND THE LOSS OF WHICH COULD AFFECT CVC'S ABILITY TO COMPETE EFFECTIVELY.

      CVC believes that its success depends, in part, on its ability to obtain and protect patents protecting its proprietary technology. As of December 31, 1999, CVC had obtained 16 U.S. patents and had 29 U.S. patent applications pending. In addition, CVC had obtained two foreign patents from the United Kingdom and had 13 foreign patent applications pending on its behalf as of that date.

      CVC cannot assure you that:

      o Pending patent applications or any future applications will be approved.

      o Any patents will provide CVC with competitive advantages or will not be challenged by third parties.

      o The patents of others will not have an adverse effect on CVC's ability to do business.

      CVC cannot assure you that others will not independently develop similar products, duplicate CVC's products or, if patents are issued to CVC, design around these patents. In addition, CVC may be forced to expend time and resources on protracted litigation to defend its intellectual property rights against third parties. Further, because patents may afford less protection under foreign law than is available under U.S. law, CVC cannot assure you that any foreign patents issued to it will adequately protect CVC's proprietary rights.

      In addition to patent protection, CVC also relies upon trade secret protection, employee and third-party nondisclosure agreements and other intellectual property protection methods to protect its confidential and proprietary information. Despite these efforts, CVC cannot be certain that:

      o Others will not independently develop substantially equivalent proprietary information and techniques.

      o     Others will not otherwise gain access to CVC's trade secrets.

      o     Others will not disclose CVC's technology.

      o     CVC can meaningfully protect its trade secrets.

      CVC DEPENDS ON A LIMITED NUMBER OF SUPPLIERS, AND IN SOME CASES SOLE SUPPLIERS. ANY DISRUPTION OR TERMINATION OF THESE SUPPLY CHANNELS MAY HARM CVC'S BUSINESS.

      CVC purchases components, subassemblies and services from a limited number of suppliers and occasionally from a single source. Disruption or termination of these sources could occur, and these disruptions could have at least a temporary adverse effect on CVC's operations. A prolonged inability on CVC's part to obtain components included in our systems could adversely impact CVC's sales or its ability to attract and maintain customers.

   SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED AND COMBINED FINANCIAL DATA

      The selected historical consolidated financial data of Veeco as of and for the years ended December 31, 1995 through 1999 have been derived from its audited historical consolidated financial statements and notes thereto, which as of December 31, 1999 and 1998 and for the years ended December 31, 1997 through 1999 are incorporated by reference herein, and should be read in conjunction with such financial statements and notes thereto. The selected historical consolidated financial data of CVC as of and for the years ended September 30, 1995 through 1999 have been derived from its audited historical consolidated financial statements and notes thereto, which as of September 30, 1999 and 1998 and for the years ended September 30, 1997 through 1999 are included elsewhere herein, and should be read in conjunction with such financial statements and notes thereto. The selected historical consolidated financial data of CVC as of December 31, 1999 and for the three months ended December 31, 1999 and 1998 have been derived from its unaudited historical consolidated financial statements which are included elsewhere herein and should be read in conjunction with such financial statements and notes.

      The selected unaudited pro forma combined financial data give effect to the merger under the "pooling of interests" method of accounting. The unaudited pro forma combined financial data are based on the historical consolidated financial statements and notes thereto (as applicable) of Veeco and CVC which are included or incorporated by reference herein. The unaudited combined balance sheet assumes the merger took place on December 31, 1999 and combines Veeco's December 31, 1999 consolidated balance sheet with CVC's December 31, 1999 unaudited consolidated balance sheet. The unaudited pro forma combined statements of income assumes that the merger took place on January 1, 1997, and combine Veeco's consolidated statements of income for the years ended December 31, 1999, 1998 and 1997 with CVC's consolidated statements of operations for the years ended September 30, 1999, 1998 and 1997, respectively.

      The unaudited pro forma combined financial data is derived from the unaudited pro forma combined financial statements included elsewhere herein and should be read in conjunction with those statements and notes thereto. See "Unaudited Pro Forma Combined Financial Statements." The unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had CVC and Veeco been a single entity during these periods.

                     VEECO INSTRUMENTS INC. AND SUBSIDIARIES
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands, except per share data)

                                                       Years ended December 31,
                                  --------------------------------------------------------------------
                                       1999            1998           1997           1996         1995
                                  --------------------------------------------------------------------
Statement of income data (1):
Net sales .....................   $ 246,606       $ 214,985      $ 223,410      $ 170,829    $ 128,796
Cost of sales .................     125,650         115,441        113,487         86,324       63,914
                                  --------------------------------------------------------------------
Gross profit ..................     120,956          99,544        109,923         84,505       64,882
Costs and expenses ............      83,944          71,928         68,955         50,400       40,793
Merger and reorganization
expenses ......................       2,600(2)        7,500(3)       2,250(4)          --           --
Loss on sale of leak detection
business ......................       2,500              --             --             --           --
Write-off of purchased
in-process technology .........       1,300              --          4,200             --           --
                                  --------------------------------------------------------------------
Operating income ..............      30,612          20,116         34,518         34,105       24,089

Interest (income) expense, net       (1,784)          1,007            122           (236)         249
                                  --------------------------------------------------------------------
Income before income taxes ....      32,396          19,109         34,396         34,341       23,840
Income tax provision ..........      11,986           5,736          7,780          7,067        2,590
                                  --------------------------------------------------------------------
Net income ....................   $  20,410       $  13,373      $  26,616      $  27,274    $  21,250
                                  ====================================================================

Earnings per share:
Net income per common share ...   $    1.17       $     .83      $    1.67      $    1.73    $    1.39
Diluted net income per common
share .........................   $    1.15       $     .82      $    1.62      $    1.70    $    1.36

Pro Forma Income Tax
Presentation (5):
Income before income taxes ....         N/A       $  19,109      $  34,396      $  34,341    $  23,840
Pro forma income tax provision          N/A           7,190         12,987         13,089        7,147
                                  --------------------------------------------------------------------
Pro forma net income ..........         N/A       $  11,919      $  21,409      $  21,252    $  16,693
                                  ====================================================================

Pro forma net income per common
share .........................         N/A       $    0.74      $    1.35      $    1.35    $    1.09
Pro forma diluted net income
per common share ..............         N/A       $    0.73      $    1.30      $    1.33    $    1.07

Weighted average shares
outstanding ...................      17,381          16,136         15,901         15,760       15,259
Diluted weighted average shares
outstanding ...................      17,768          16,396         16,417         15,999       15,577

                                                            As of December 31,
                                  --------------------------------------------------------------------
                                       1999            1998           1997           1996         1995
                                  --------------------------------------------------------------------
Balance Sheet Data (1):
Cash, cash equivalents and
short-term
    Investments ...............   $ 80,306        $ 23,493       $ 20,825       $ 26,640     $ 20,913
Working capital ...............    149,873          87,073         70,483         63,030       50,361
Excess of cost over net assets
acquired, net .................      5,509           4,187          4,318          4,448        4,579
Total assets ..................    265,279         179,231        165,951        117,997       97,284
Long-term debt (including
current installments) .........     16,994          18,797         19,367         12,007       11,944
Shareholders' equity ..........    192,351         115,739         96,147         73,525       60,127

----------

(1) In November 1999, Veeco merged with Ion Tech, Inc., in a transaction accounted for as a "pooling of interests." Prior to its merger with Veeco, Ion Tech's fiscal year end was June 30. In connection with the merger, the financial results of Ion Tech were recast for 1998 to conform to Veeco's December 31 year end. For the years ended 1997, 1996 and 1995, Veeco's historical results include Ion Tech's fiscal year ended June 30, 1998, 1997 and 1996 results, respectively. As a result, six months of 1998 Ion Tech activity are included in Veeco's 1997 results of operations as well as Veeco's 1998 results of operations.
(2) During 1999, Veeco recorded a $2.6 million charge for merger related expenses consisting of legal and other transaction costs in connection with the merger with Ion Tech.
(3) In May 1998, Veeco merged with Digital Instruments, Inc., in a transaction accounted for as a "pooling of interests." Merger expenses related to the Digital merger were comprised of transaction fees and expenses of $3.3 million and a $1.6 million non-cash compensation charge related to stock issued in accordance with a pre-existing agreement with a key Digital employee. Reorganization expenses consisted of $0.5 million for termination benefit costs, $0.7 million for an estimated loss on a future sublease of an abandoned office and manufacturing facility, $0.9 million for write-downs of long-lived assets held for sale or disposal, and $0.5 million for other costs. See Note 2 to the consolidated financial statements of Veeco for the year ended December 31, 1999 incorporated by reference herein.
(4) In June 1997, Veeco merged with Wyko Corporation, in a transaction accounted for as a "pooling of interests." During 1997, Veeco recorded a $2.3 million charge for merger-related expenses consisting of investment banking, legal and other transaction costs in connection with the merger with Wyko.
(5) Before Veeco's May 1998 merger with Digital, Digital had elected "S" corporation status for income tax purposes and, therefore, was not subject to federal income taxes. As a result of the merger, Digital's "S" corporation election was terminated. Pro forma net income and pro forma earnings per share present income taxes as if Digital had been a "C" corporation for all periods presented and therefore, subject to federal income taxes at the corporate level.

            CVC, INC. SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands, except per share data)

                                       Three Months Ended
                                           December 31,                       Years ended September 30,
                                       --------------------   ---------------------------------------------------------
                                         1999        1998        1999        1998        1997        1996        1995
                                       --------------------   ---------------------------------------------------------
Statement of Income Data:
Net sales ..........................   $ 25,216    $ 14,655    $ 82,915    $ 68,173    $ 62,588    $ 48,378    $ 21,358
Cost of sales ......................     15,505       8,249      50,502      42,019      41,286      33,755      15,630
                                       --------    --------    --------    --------    --------    --------    --------
Gross profit .......................      9,711       6,406      32,413      26,154      21,302      14,623       5,728
Costs and expenses .................      8,494       5,181      27,533      23,787      17,207      11,247       5,585
In-process R&D write-off ...........         --          --       1,174          --          --          --          --
                                       --------    --------    --------    --------    --------    --------    --------
Operating income ...................      1,217       1,225       3,706       2,367       4,095       3,376         143

Interest and other income (expense),
net ................................       (277)       (326)       (198)     (1,154)       (593)       (197)       (559)
Write-off of deferred charges ......         --          --          --        (675)         --          --          --
                                       --------    --------    --------    --------    --------    --------    --------

Income (loss) before income taxes ..        940         899       3,508         538       3,502       3,179        (416)
Income tax provision (benefit) .....        395         419       1,937         274       1,457          --        (546)
                                       --------    --------    --------    --------    --------    --------    --------

Net income .........................   $    545    $    480    $  1,571    $    264    $  2,045    $  3,179    $    130
                                       ========    ========    ========    ========    ========    ========    ========

Earnings per Share:
Net income per common share ........   $   0.07    $   0.45    $   1.01    $   0.26    $   2.67    $   4.32    $   0.18
Diluted net income per common share        0.05        0.07        0.18        0.04        0.29        0.46        0.02

Weighted average shares outstanding       7,346       1,058       1,561       1,021         765         735         735
Diluted weighted average shares
outstanding ........................     11,903       7,318       8,589       7,070       6,992       6,914       5,302

                                     As of
                                  December 31,                 As of September 30,
                                  ----------   -----------------------------------------------------
                                      1999       1999       1998       1997       1996       1995
                                  ----------   -----------------------------------------------------
Balance Sheet Data:
Cash and cash equivalents .......   $  4,171   $    434   $    106   $  2,161   $    730    $  3,157
Working capital .................     38,889     22,104     10,904      9,259      8,816       5,429
Total assets ....................     77,278     75,917     42,764     43,833     31,837      23,554
Short term borrowings and current
  portion of long-term debt .....      1,040     13,217      5,689      2,295        894         188
Long-term debt, less current
  portion .......................      7,346      8,493     11,379      5,309      5,635       3,528
Preferred stock .................         --     19,895     10,040     10,040     10,040      10,040
Common stockholders' equity
  (deficit) .....................     49,114     11,698      1,940      1,388       (721)     (3,857)
Total stockholders' equity ......     49,114     31,593     11,980     11,428      9,319       6,183

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                 (Dollars in thousands, except per share data)

                                                    Year ended December 31,
                                              ----------------------------------
                                                 1999         1998        1997
                                              ----------------------------------
Statement of income data:                                  (unaudited)
Net sales .................................   $ 329,521    $ 283,158   $ 285,998
Cost of sales .............................     176,152      157,460     154,773
                                              ----------------------------------
Gross profit ..............................     153,369      125,698     131,225
Costs and expenses ........................     111,477       95,715      86,162
Merger and reorganization expenses ........       2,600        7,500       2,250
Loss on sale of leak detection business ...       2,500           --          --
Write-off of purchased in-process
technology ................................       2,474           --       4,200
                                              ----------------------------------
Operating income ..........................      34,318       22,483      38,613

Interest and other (income) expense, net ..      (1,586)       2,836         715
                                              ----------------------------------
Income before income taxes ................      35,904       19,647      37,898
Income tax provision ......................      13,923        6,010       9,237
                                              ----------------------------------
Net income ................................   $  21,981    $  13,637   $  28,661
                                              ==================================

Earnings per share:
Net income per common share ...............   $    1.22    $     .82   $    1.77
Diluted net income per common share .......   $    1.02    $     .70   $    1.48

Pro forma income tax presentation:
Income before income taxes ................         N/A    $  19,647   $  37,898
Pro forma income tax provision ............         N/A        7,464      14,444
                                              ----------------------------------
Pro forma net income ......................         N/A    $  12,183   $  23,454
                                              ==================================

Pro forma net income per common share .....         N/A    $    0.74   $    1.45
Pro forma diluted net income per common
share .....................................         N/A    $    0.63   $    1.21

Weighted average shares outstanding .......      18,052       16,575      16,230
Diluted weighted average shares
outstanding ...............................      21,461       19,436      19,424

                                                                     As of
                                                               December 31, 1999
                                                               -----------------
                                                                  (unaudited)
Balance Sheet Data:
Cash, cash equivalents and short-term investments ..........       $ 84,477
Working capital ............................................        175,762
Excess of cost over net assets acquired, net ...............          5,559
Total assets ...............................................        342,557
Long-term debt (including current installments) ............         25,380
Shareholders' equity .......................................        228,465

                           COMPARATIVE PER SHARE DATA
                                  (Unaudited)

      The following table sets forth (i) certain historical per share data of Veeco and CVC; (ii) unaudited pro forma combined per share data of Veeco and CVC, and (iii) unaudited equivalent pro forma per share data of CVC, in the case of the presentations referred to in clauses (ii) and (iii), after giving effect to the merger on a "pooling of interests" basis at a conversion ratio in the merger of 0.43 shares of Veeco common stock for each share of CVC common stock. This data should be read in conjunction with the selected historical consolidated financial data, the historical consolidated financial statements of Veeco and CVC and the notes thereto which are included or incorporated by reference in this joint proxy statement/prospectus. The pro forma combined and equivalent pro forma financial data are not necessarily indicative of the operating results or financial position that would have been achieved had the merger been consummated at the beginning of the periods presented, and should not be construed as indicative of future operations. Neither Veeco nor CVC has ever declared or paid cash dividends on its shares of capital stock.

                                                          Fiscal Years
                                                          ------------

                                                  1999        1998       1997
                                                  ----        ----       ----
Historical Veeco:
Net income per share (1) .....................   $ 1.17       $.83       $1.67
Diluted net income per share (2) .............   $ 1.15       $.82       $1.62
Book value per share (3) .....................   $10.91         --          --

Historical Veeco Pro Forma Income Tax
Presentation:
Net income per share (4) .....................      N/A       $.74       $1.35
Diluted net income per share (5) .............      N/A       $.73       $1.30

Historical CVC:
Net income per share (6) .....................   $ 1.01       $.26       $2.67
Diluted net income per share (7) .............   $  .18       $.04       $ .29
Book value per share (8) .....................   $ 4.23         --          --

Pro Forma Combined:
Net income per share (9) .....................   $ 1.22       $.82       $1.77
Diluted net income per share (10) ............   $ 1.02       $.70       $1.48
Book value per share (11) ....................   $10.10         --          --

Pro Forma Combined Income Tax Presentation:
Net income per share (12) ....................      N/A       $.74       $1.45
Diluted net income per share (13) ............      N/A       $.63       $1.21

Equivalent Pro Forma CVC:
Net income per share (14) ....................   $  .52       $.35       $ .76
Diluted net income per share (15) ............   $  .44       $.30       $ .63
Book value per share (16) ....................   $ 4.34         --          --

----------

(1) The historical net income per share of Veeco is based upon the weighted average number of shares of Veeco common stock outstanding for each period.

(2) The historical diluted net income per share of Veeco is based upon the weighted average number of shares of Veeco common stock and equivalent shares outstanding for each period.

(3) The historical book value per share of Veeco is computed by dividing stockholders' equity by the number of shares of Veeco common stock outstanding at the end of the period.

(4) The historical Veeco pro forma income tax presentation net income per share is based upon the weighted average number of shares of Veeco common stock outstanding for each period and includes provisions for income taxes, based upon the statutory rates in effect during the periods presented, as if Digital was a "C" corporation for periods prior to its acquisition by Veeco in 1998.

(5) The historical Veeco pro forma income tax presentation diluted net income per share is based upon the weighted average number of shares of Veeco common stock and equivalent shares outstanding for each period and includes provisions for income taxes, based upon the statutory rates in effect during the periods presented, as if Digital was a "C" corporation for the periods prior to its acquisition by Veeco in 1998.

(6) The historical net income per share of CVC is based upon the weighted average number of shares of CVC common stock outstanding for its fiscal years ended September 30, 1999, 1998 and 1997.

(7) The historical diluted net income per share of CVC is based upon the weighted average number of shares of CVC common stock and equivalent shares outstanding for its fiscal years ended September 30, 1999, 1998 and 1997.

(8) The historical book value per share of CVC is computed by dividing stockholders' equity (unaudited) at December 31, 1999 by the number of shares of CVC common stock outstanding.

(9) The pro forma combined net income per share is based upon the pro forma weighted average number of shares of (i) Veeco common stock outstanding for each period and (ii) CVC common stock outstanding for each period multiplied by the conversion ratio of 0.43.

(10) Pro forma combined diluted net income per share is based upon the pro forma weighted average number of shares and equivalent shares of (i) Veeco common stock outstanding for each period and (ii) CVC common stock outstanding for each period multiplied by the conversion ratio of 0.43.

(11) The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the sum of the number of shares of (i) Veeco common stock outstanding at the end of the period and (ii) CVC common stock outstanding at the end of the period multiplied by the conversion ratio of 0.43.

(12) The pro forma combined income tax presentation net income per share is based upon the pro forma weighted average number of shares of (i) Veeco common stock outstanding for each period and (ii) CVC common stock outstanding for each period multiplied by the conversion ratio of 0.43, and includes provisions for income taxes, based upon the statutory rates in effect during the periods presented, as if Digital was a "C" corporation for the periods prior to its acquisition by Veeco in 1998.

(13) The pro forma combined income tax presentation diluted net income per share is based upon the pro forma weighted average number of shares and equivalent shares of (i) Veeco common stock outstanding for each period and (ii) CVC common stock outstanding for each period multiplied by the conversion ratio of 0.43, and includes provisions for income taxes, based upon the statutory rates in effect during the periods presented, as if Digital was a "C" corporation for the periods prior to its acquisition by Veeco in 1998.

(14) The equivalent pro forma net income per share of CVC is computed by multiplying pro forma combined net income per share by the conversion ratio of 0.43.

(15) Equivalent pro forma diluted net income per share of CVC is computed by multiplying pro forma combined diluted net income per share by the conversion ratio of 0.43.

(16) The equivalent pro forma book value per share of CVC is computed by multiplying the pro forma combined book value per share by the conversion ratio of 0.43.

                             THE CVC SPECIAL MEETING

DATE, TIME AND PLACE OF CVC SPECIAL MEETING

      The CVC special meeting will be held at 9:30 a.m. (New York City time), on ____________ April___, 2000, at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York.

PURPOSE

      The purpose of the CVC special meeting is to approve and adopt the merger agreement and to approve the merger. CVC stockholders may also be asked to consider and vote upon such other matters as may be properly brought before the CVC special meeting or any adjournments or postponements of the CVC special meeting.

RECORD DATE AND OUTSTANDING SHARES

      Only holders of record of CVC common stock as of the CVC Record Date are entitled to notice of, and to vote at, the CVC special meeting. As of the CVC Record Date, there were approximately ___ CVC stockholders of record holding an aggregate of approximately __ shares of CVC common stock.

      On or about __________ __, 2000, this joint proxy statement/prospectus, which includes a notice satisfying the requirements of Delaware law, is being mailed to all CVC stockholders of record as of the CVC Record Date.

VOTING AND SOLICITATION

      At the CVC special meeting, each stockholder is entitled to one vote for each share of CVC common stock held. Under the Delaware General Corporation Law (the "DGCL"), the holders of a majority of the outstanding shares of CVC common stock must vote "FOR" approval and adoption of the merger agreement and approval of the merger in order for the merger agreement and the merger to be approved by CVC's stockholders. In addition, CVC's Restated Bylaws provide that the presence of the holders of a majority of all of the CVC common stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the CVC special meeting.

      Shares of CVC common stock that are voted "FOR," "AGAINST" or "ABSTAIN" with respect to a matter are treated as being present at the CVC special meeting for purposes of establishing a quorum. For purposes of obtaining the required vote of a majority of the outstanding shares of CVC common stock to approve and adopt the merger agreement and to approve the merger, the effect of an abstention or a broker non-vote is the same as a vote against the proposal.

      The holders of approximately 52% of CVC's outstanding common stock have entered into a voting agreement with Veeco, under which they have agreed to vote their shares of CVC common stock in favor of approval of the merger agreement and the merger. However, such CVC stockholders are not required to vote their shares against a CVC Acquisition Proposal or in favor of the election of any CVC director. Such CVC stockholders include certain directors and executive officers of CVC and Seagate Technology, Inc., CVC's biggest customer and largest stockholder. These CVC stockholders have also granted Veeco irrevocable proxies to vote their CVC stock in this manner. These voting arrangements effectively ensure that the merger agreement and the merger will be approved at the CVC special meeting whether or not any other CVC stockholders vote for such approval. See "Other Agreements - Voting Arrangements with CVC Stockholders" on page 80.

      All valid proxies received prior to the CVC special meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice ("FOR," "AGAINST" or "ABSTAIN") with respect to any matter to be acted upon, the shares of CVC common stock will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares of CVC common stock will be voted in favor of the approval and adoption of the merger agreement and approval of the merger (other than instances of broker non-votes, which shares will not be voted).

      In connection with the merger, the CVC stockholders are not entitled to appraisal rights under the DGCL.

      The cost of this solicitation to CVC stockholders will be borne by CVC. In addition, CVC may reimburse brokerage firms, banks and other fiduciaries representing beneficial owners of CVC common stock for expenses incurred in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain of CVC's directors, officers and regular employees, personally or by telephone or telecopier. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

      Any CVC stockholder giving a proxy has the power to revoke it at any time prior to the voting by filing with the Secretary of CVC written notice of revocation or a duly executed proxy bearing a later date or by voting in person at the CVC special meeting.

RECOMMENDATION OF CVC'S BOARD OF DIRECTORS

      CVC's Board of Directors has approved the merger agreement and the transactions contemplated thereby and has determined that the merger is advisable and fair to, and in the best interests of, CVC and its stockholders. After careful consideration, CVC's Board of Directors unanimously recommends that CVC's stockholders vote in favor of approval and adoption of the merger agreement and approval of the merger.

                            THE VEECO SPECIAL MEETING

DATE, TIME AND PLACE OF VEECO SPECIAL MEETING

      The Veeco special meeting will be held at 9:30 a.m., (New York City time), on ______April ___, 2000, at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York.

PURPOSE

      The purpose of the Veeco special meeting is to approve the issuance of shares of Veeco common stock in the merger. As a result of the merger, Christine Whitman and Douglas Kingsley will become directors of Veeco at the Effective Time. Ms. Whitman is currently the Chairman, Chief Executive Officer and President of CVC, and both Ms. Whitman and Mr. Kingsley are currently CVC directors. Under the merger agreement, Veeco has agreed to appoint Ms. Whitman and Mr. Kingsley as Veeco directors at the Effective Time.

      At the Veeco special meeting, Veeco stockholders will also be asked to consider and vote upon the proposal to amend Veeco's Amended and Restated Certificate of Incorporation to increase the number of Veeco's authorized shares of common stock from 25,000,000 to 40,000,000.

VOTING AND SOLICITATION

      At the Veeco special meeting, each stockholder of Veeco is entitled to one vote for each share of Veeco common stock held. Under Veeco's bylaws, the presence of the holders of 50% of all of the Veeco common stock entitled to vote, whether present in person or by proxy, at Veeco's special meeting, shall constitute a quorum for the transaction of business at Veeco's special meeting.

      Under applicable rules of The Nasdaq National Market, if a quorum is present, the affirmative vote of a majority of the votes cast, whether in person or by proxy, at Veeco's special meeting is required to approve and adopt the merger agreement and to approve the merger and the issuance of shares of Veeco common stock therein.

The affirmative vote of the holders of a majority of the outstanding shares of Veeco common stock is required to approve the amendment to Veeco's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Veeco common stock from 25,000,000 to 40,000,000.

      Shares of Veeco common stock that are voted "FOR," "AGAINST" or "ABSTAIN" with respect to a matter are treated as being present at the Veeco special meeting for purposes of establishing a quorum. Accordingly, for purposes of voting upon the approval of amendment to Veeco's Amended and Restated Certificate of Incorporation, the effect of an abstention or a broker non-vote is the same as a vote against the proposal.

      The holders of approximately 0.7% of Veeco's outstanding common stock have entered into a voting agreement with CVC, under which they have agreed to vote their shares of Veeco common stock in favor of approval of the issuance of Veeco common stock to CVC stockholders in the merger. However, such Veeco stockholders are not required to vote their Veeco shares against any Veeco Acquisition Proposal or in favor of the election of any Veeco director. Such Veeco stockholders include certain executive officers and directors of Veeco. These Veeco stockholders have also granted CVC irrevocable proxies to vote their Veeco stock in this manner. See "Other Agreements - Voting Arrangements with Veeco Stockholders" on page 81.

      All valid proxies received prior to the Veeco special meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice ("FOR," "AGAINST" or "ABSTAIN") with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is made on the proxy, the shares will be voted in favor of the issuance of shares of Veeco common stock in the merger and the approval of the proposed amendment to Veeco's Amended and Restated Certificate of Incorporation (other than broker non-votes, which shares will not be voted).

      The cost of this solicitation to Veeco stockholders will be borne by Veeco. Veeco has retained Georgeson Shareholder Communications Inc., or GSC, to solicit proxies. GSC may contact Veeco stockholders by mail, telephone, telex, telegraph and personal interviews. GSC will receive from Veeco a fee of $7,500 for its services, plus reimbursement of out-of-pocket expenses. Veeco has agreed to indemnify GSC against certain liabilities and expenses in connection with such solicitation, including liabilities under the federal securities laws. In addition, Veeco may reimburse brokerage firms, banks and other fiduciaries representing beneficial owners of Veeco common stock for expenses incurred in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of Veeco's directors, officers and regular employees, personally or by telephone or by telecopier. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitations.

      Any Veeco stockholder giving a proxy has the power to revoke it at any time prior to the voting by filing with the Secretary of Veeco written notice of revocation or a duly executed proxy bearing a later date or by voting in person at the Veeco special meeting.

      Veeco's Amended and Restated Certificate of Incorporation provides for a Board of Directors elected by Veeco stockholders which is divided into three classes of directors serving staggered terms. If the merger is completed, Veeco's Board of Directors will increase the number of directors that constitutes Veeco's Board of Directors from nine to ten, and appoint Ms. Whitman and Mr. Kingsley to fill the vacancies created by such expansion. Ms. Whitman will be appointed as a Class III director of Veeco and will serve for a three-year term ending at Veeco's 2003 annual meeting of stockholders. Mr. Kingsley will be appointed as a Class I director of Veeco and will serve for a one-year term ending at Veeco's 2001 annual meeting of stockholders.

RECOMMENDATION OF VEECO'S BOARD OF DIRECTORS

      Veeco's Board of Directors has unanimously approved the merger agreement and the transactions contemplated thereby and has determined that the merger is advisable and fair to, and in the best interests of, Veeco and its stockholders. After careful consideration, Veeco's Board of Directors unanimously recommends that Veeco stockholders vote in favor of the issuance of shares of Veeco common stock in the merger. Veeco's Board of Directors also unanimously recommends that Veeco stockholders vote in favor of the amendment to Veeco's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Veeco common stock from 25,000,000 to 40,000,000.

                                   THE MERGER

      This section of the joint proxy statement/prospectus describes the proposed merger. While CVC and Veeco believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire joint proxy statement/prospectus, including its Appendices and the other documents referred to herein, carefully for a more complete understanding of the merger. Also, important business and financial information about CVC and Veeco is included or incorporated by reference into this joint proxy statement/prospectus. See the section entitled "Documents Incorporated by Reference in this joint proxy statement/prospectus" on page 131. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 131.

BACKGROUND OF THE MERGER

      From time to time, Veeco has conducted preliminary discussions with numerous merger and acquisition candidates who primarily manufacture high precision process test and measurement equipment for the microelectronics industry. Before January 2000, Edward H. Braun, Chairman, Chief Executive Officer and President of Veeco, and Christine B. Whitman, Chairman, Chief Executive Officer and President of CVC, were familiar with one another and had come into contact with one another at industry trade shows, various conventions and in various other circumstances.

      From time to time on several occasions over the past several years, Mr. Braun and Ms. Whitman had discussed the possibility of a business combination or strategic relationship involving Veeco and CVC, however, on each occasion, these discussions were terminated and did not result in any further actions relating to any such business combination or strategic relationship. Also, from time to time over the past several years, industry analysts and other persons familiar with the industry in which Veeco and CVC operate have independently suggested to Veeco and CVC that a business combination or other strategic relationship between Veeco and CVC would be viewed favorably by customers and the investment community.

      On January 21, 2000, Mr. Braun called Ms. Whitman to congratulate her on CVC's public offering and the completion of CVC's first quarter as a public company. On January 24, 2000, Mr. Braun and Ms. Whitman spoke by telephone and exchanged general information about Veeco's and CVC's businesses. Mr. Braun suggested the possibility of a business combination involving Veeco and CVC. Ms. Whitman invited Mr. Braun to come to Rochester (the home of CVC's headquarters) to discuss in greater detail the possibility of a merger or other business combination transaction involving Veeco and CVC.

      On January 28, 2000, Mr. Braun met in Rochester with Ms. Whitman and Emilio DiCataldo, CVC's Senior Vice President and Chief Financial Officer, to discuss CVC's and Veeco's businesses, the markets served by each company and how CVC and Veeco might complement each other as part of a combined entity.

      On February 10, 2000, Veeco and CVC entered into a Mutual Confidentiality and Nondisclosure Agreement in connection with their ongoing due diligence activities and negotiations.

      Over the course of the ensuing weeks, discussions took place between certain of Veeco's and CVC's respective senior management personnel during which they principally discussed technological developments being worked on in the process equipment areas by each of the companies and potential synergies that could result from a merger or other business combination, as well as the financial results and condition of each business. Also during this time, representatives of CVC's and Veeco's respective senior management, including Mr. Braun and Ms. Whitman, engaged in discussions relating to the terms and conditions of a possible merger of CVC into Veeco.

      Next, CVC and Veeco began to conduct business and legal due diligence reviews and to negotiate the principal terms and conditions of the merger, including the exchange ratio, issues relating to the payment of termination fees, certain closing conditions, shareholder voting arrangements and similar matters. On February 22, 2000, the parties entered into an exclusivity agreement under which CVC generally agreed not to solicit, negotiate, or accept proposals relating to business combinations involving CVC other than the proposed merger with Veeco until March 5, 2000, and the parties prepared a term sheet setting forth the principal terms of the proposed merger.

      Between February 22, 2000 and February 29, 2000, CVC and Veeco and their respective counsel and financial advisors continued to negotiate the terms and conditions set forth in the merger agreement and completed business and legal due diligence.

      On February 28, 2000, Veeco's Board of Directors approved the proposed merger transaction and authorized Veeco's management to execute the merger agreement. On February 28, 2000, CVC's Board of Directors approved the proposed merger transaction and authorized CVC's management to execute the merger agreement. The merger agreement was executed by the parties on February 29, 2000 and CVC and Veeco publicly announced the transaction before the opening of the market on that date.

CVC'S REASONS FOR THE MERGER

      In reaching its conclusion to approve the merger agreement and recommend that stockholders vote to adopt the merger agreement and approve the merger, CVC's Board of Directors considered a number of factors, including the following material factors:

      o Information regarding the financial condition, results of operations, business and prospects of CVC and Veeco, both on a stand-alone and combined basis.

      o The complementary nature of the businesses of CVC and Veeco and the business fit between them.

      o That CVC's stockholders would receive an ownership interest in the combined company, allowing them to share in the growth and prospects of the combined company.

      o The judgment and advice of CVC's senior management, including its favorable recommendation of the merger.

      o The opinion of Lehman Brothers Inc. dated February 29, 2000, to the effect that based upon and subject to the factors set forth in the opinion letter, as of the date of the opinion, from a financial point of view the exchange ratio to be offered to the stockholders of CVC in the merger is fair to such stockholders. See Appendix D to the joint proxy statement/prospectus for the text of the opinion and a description of the matters considered and limitations on the review undertaken.

      o     The terms of the merger agreement and related agreements, including:

            o     provisions relating to certainty of closing.

            o that Veeco had insisted that holders of a majority of CVC's outstanding common stock sign voting agreements under which they agreed to vote for the merger and deliver irrevocable proxies giving Veeco the right to vote their shares in that manner, which would effectively preclude consideration of alternative transactions.

            o that Veeco would be obligated to pay CVC $14.6 million if the merger agreement were terminated under specified circumstances following a third party proposal to acquire Veeco. See "The Merger Agreement -- Fees and Expenses" on page 78.

      o That the merger is expected to be tax-free to CVC stockholders (except for tax on gain resulting from the receipt of cash paid by Veeco instead of fractional shares) for federal income tax purposes. See "The Merger -- Material U.S. Federal Income Tax Consequences of the Merger" on page 62.

      o     Current industry, economic and market conditions.

      o The risk that the expected benefits of the merger may not be realized. See "Risk Factors" beginning on page 12.

      o Interests of CVC's management in the merger. See "The Merger -- Interests of Executive Officers and Directors of CVC in the Merger" on page 60.

      In view of the variety of factors considered in connection with the evaluation of the proposed merger and the terms of the merger agreement, the CVC Board of Directors did not deem it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusion. Individual directors may have given different weights to different factors.

VEECO'S REASONS FOR THE MERGER

      Veeco's Board of Directors believes that the merger is in the best interests of Veeco's stockholders and that the terms of the merger are fair from a financial point of view to Veeco and Veeco's stockholders. Veeco's Board of Directors came to its conclusion based upon a number of factors including the opinion of Banc of America Securities LLC, Veeco's financial advisor. The full text of Banc of America Securities LLC's opinion is attached as Appendix E and is discussed below under "The Merger - Opinion of Banc of America Securities LLC Independent Financial Advisor to Veeco."

      Veeco's Board of Directors believes that the merger is consistent with Veeco's objectives and strategies to gain access to new markets, technologies and products in order to maintain its competitive position and that the merger will create a stronger company, both from a financial and an operational viewpoint. Veeco's Board of Directors considered a number of factors in reaching its determination that the merger is in the best interests of Veeco's stockholders. Veeco's Board of Directors believes that the addition of CVC's complementary product lines, process technology skills, manufacturing capabilities, engineering, research and development programs, marketing and management personnel will allow the combined company to expand its product offerings and strengthen its position in the industry served.

      Veeco's Board of Directors noted that the merger will extend Veeco's process equipment product line by adding CVC's CONNEXION Cluster Tool system, which includes various physical vapor deposition process modules, and thus offer Veeco's data storage and optical telecommunications customers a complete range of deposition technologies.

      The Board of Directors determined that additional advantages would flow from the merger with CVC, including:

      o Improving Veeco's ability to provide more comprehensive product solutions for the data storage, optical telecommunications and semiconductor industries.

      o     Enhancement of Veeco's research and development efforts.

      o Lessening the present and future dependency on major customers because of an increased customer base.

      o     Strengthening and expanding worldwide customer service and support.

      o Enhancement of Veeco's purchasing power with its supplier base because of its increased size and buying power.

      o CVC's human resources, with numerous years of technical experience and strong academic training, would be made available to Veeco and its customers

      Veeco's Board of Directors also considered that the merger was expected to have a neutral effect on the earnings per share of the combined companies for the year ending December 31, 2000, and, based upon the prospects of the companies, that the merger would be accretive to earnings per share of the combined companies for the year ending December 31, 2001. See "Selected Unaudited Pro Forma Combined Financial Data" on page 31.

      In making its ultimate determination to enter into the merger agreement with CVC, Veeco's Board of Directors also took into account the terms and conditions of the merger which had been negotiated with CVC and certain of its stockholders, including that CVC stockholders holding over a majority of the outstanding shares of CVC common stock agreed to enter into a voting agreement, effectively ensuring that their shares of CVC common stock would be voted in favor of the merger. Having determined that CVC was an appropriate acquisition candidate for Veeco, certainty of closing once the merger agreement was signed was an important term of the merger for Veeco.

      Veeco's Board of Directors also considered the potential risks and disadvantages of the merger, including the following:

      o A significant portion of CVC's sales are attributable to the data storage industry, as is the case with Veeco. Accordingly, following the merger, Veeco would continue to be heavily dependent on the data storage industry. The data storage industry has been characterized by cyclicality. The industry has experienced significant economic downturns at various times in the last decade, characterized by diminished product demand, accelerated erosion of average selling prices and production over-capacity. As a result, Veeco may experience greater period-to-period fluctuations in future operating results due to general industry conditions or events occurring in the general economy than it would otherwise experience.

      o The substantial dilution in the percentage of the ownership of Veeco's common stock of existing Veeco stockholders that will result from the issuance of Veeco common stock in the merger. However, Veeco's Board of Directors approved the merger despite such dilution for the reasons stated above.

      In view of the wide variety of factors considered in connection with its evaluation of the merger, Veeco's Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to different factors considered in reaching its determination. In addition, individual members of Veeco's Board of Directors may have given different weights to different factors. All of the factors described above were carefully considered by Veeco's management and Board of Directors. Veeco entered into the merger agreement because its Board of Directors concluded that there are significant opportunities for growth in sales and earnings upon integrating both companies' operations and that the terms of the merger are fair from a financial point of view to, and in the best interests of Veeco and Veeco's stockholders.

RECOMMENDATION OF CVC'S BOARD OF DIRECTORS

      CVC's Board of Directors has approved the merger agreement and the transactions contemplated thereby and has determined that the merger is advisable and fair to, and in the best interests of, CVC and its stockholders. After careful consideration, CVC's Board of Directors recommends that CVC stockholders vote "FOR" approval and adoption of the merger agreement and approval of the merger. As of the CVC Record Date, members of CVC's Board of Directors and management of CVC held (together with entities with which they are affiliated) in the aggregate, approximately ___% of the outstanding CVC common stock.

RECOMMENDATION OF VEECO'S BOARD OF DIRECTORS

      Veeco's Board of Directors has unanimously approved the merger agreement and the transactions contemplated thereby and has determined that the merger is advisable and fair to, and in the best interests of, Veeco and its stockholders. After careful consideration, the Veeco Board of Directors unanimously recommends that Veeco stockholders vote "FOR" approval of the issuance of shares of Veeco common stock to CVC stockholders in the merger. Veeco's Board of Directors has also unanimously approved the proposed Amended and Restated Certificate of Incorporation providing for an increase in the authorized shares of Veeco common stock from 25,000,000 to 40,000,000 shares and unanimously recommends that Veeco stockholders vote "FOR" approval of the merger. As of the Veeco Record Date, members of Veeco's Board of Directors and management of Veeco held (together with entities with which they are affiliated), in the aggregate, approximately 0.7% of the outstanding Veeco common stock.

OPINION OF LEHMAN BROTHERS INC. INDEPENDENT FINANCIAL ADVISOR TO CVC

      Lehman Brothers has acted as financial advisor to CVC in connection with the merger. As part of its role as financial advisor to CVC, Lehman Brothers rendered an opinion to the CVC Board of Directors as to the fairness, from a financial point of view, of the exchange ratio to be received by the CVC stockholders in the merger.

      The full text of the Lehman Brothers opinion, dated as of February 29, 2000, is attached as Appendix D and is incorporated herein by reference. CVC stockholders are urged to read the opinion for a discussion of assumptions made, factors considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion. This summary of the Lehman Brothers opinion is qualified by reference to the full text of the opinion.

      Except as described below, no limitations were imposed by CVC on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to CVC, but made its determination as to the fairness, from a financial point of view, to the CVC stockholders of the exchange ratio to be received by such stockholders, on the basis of financial and comparable analyses described below. The Lehman Brothers opinion was for the use and benefit of the CVC Board of Directors and was rendered in connection with the CVC Board of Directors' consideration of the merger. The Lehman Brothers opinion is not intended to be, and does not constitute, a recommendation to any CVC stockholder as to how such stockholder should vote with respect to the merger. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, CVC's underlying business decision to proceed with or effect the merger.

      In arriving at its opinion, Lehman Brothers reviewed and analyzed:

      o     The merger agreement and the specific terms of the merger;

      o Publicly available information concerning CVC and Veeco that it believed to be relevant to its analysis, including CVC's Prospectus dated November 12, 1999 and Quarterly Report on Form 10-Q for the quarter ended December 31, 1999 and Veeco's Annual Report on Form 10-K for the year ended December 31, 1998 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

      o Financial and operating information with respect to the business, operations and prospects of CVC furnished to it by CVC;

      o Financial and operating information with respect to the business, operations and prospects of Veeco furnished to it by Veeco;

      o A trading history of CVC common stock from November 12, 1999 to February 28, 2000 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

      o A trading history of Veeco common stock from February 26, 1999 to February 28, 2000 and a comparison of that trading history with companies that Lehman Brothers deemed relevant;

      o A comparison of the historical financial results and present financial condition of CVC with those of other companies that Lehman Brothers deemed relevant;

      o A comparison of the historical financial results and present financial condition of Veeco with those of other companies that Lehman Brothers deemed relevant;

      o A comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

      o Reports prepared by third party research analysts with respect to the future financial performance of CVC and Veeco; and

      o The relative contributions of CVC and Veeco to the financial results of the combined company upon consummation of the merger.

      In addition, Lehman Brothers had discussions with the management of CVC and Veeco concerning their respective businesses, operations, assets, financial conditions and prospects (including the cost savings, operating synergies and strategic benefits expected by the managements of CVC and Veeco to result from a combination of the businesses of CVC and Veeco) and undertook such other studies, analyses and investigations as it deemed appropriate.

      In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of CVC that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of CVC, upon advice of CVC, Lehman Brothers has assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of CVC as to the future financial performance of CVC, and that CVC will perform substantially in accordance with such projections. With respect to the projected financial performance of Veeco, upon advice of Veeco, Lehman Brothers has assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Veeco as to the future financial performance of Veeco, and that Veeco will perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of CVC or Veeco and did not make or obtain any evaluations or appraisals of the assets or liabilities of CVC or Veeco. In addition, the Board of Directors of CVC has not authorized Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of CVC's business.

      Lehman Brothers assumed with CVC's consent, that the merger will qualify
(i) for "pooling-of-interests" accounting treatment and (ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the U.S. stockholders of CVC. The Lehman Brothers opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of its opinion.

      In connection with its written opinion dated February 29, 2000, Lehman Brothers performed a variety of financial and comparative analyses as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant method of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portions of such analyses and factors without considering all analyses and factors could create a misleading or incomplete view of the process underlying its opinion. In its analysis, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CVC and Veeco. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. Certain of the analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

      Transaction Terms. In the merger, CVC stockholders are to receive 0.43 newly issued shares of Veeco common stock for each share of CVC common stock.

      Relative Contribution Analysis. Lehman Brothers performed a relative contribution analysis using projections from management of both CVC and Veeco for the calendar years 2000 and 2001. The following table presents the contribution of CVC to the combined company based on those financial projections:

                                                              Pro Forma Combined
                                                                Contribution
                                                                ------------

                                                              CVC         Veeco
                                                              ---         -----

Revenues
  2000 Estimated .......................................      30.0%       70.0%
  2001 Estimated .......................................      29.8%       70.2%

Net Income
  2000 Estimated .......................................      21.4%       78.6%
  2001 Estimated .......................................      24.6%       75.4%

Fully-Diluted Ownership of Combined Company ............      24.6%       75.4%

      Comparable Company Analysis. Using publicly available information, Lehman Brothers compared selected financial data of CVC and Veeco with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of CVC and Veeco. Lehman Brothers included in its selected comparable companies for both CVC and Veeco, Advanced Energy Industries, Applied Science and Technology, Asyst Technologies, Inc., ATMI, Inc., Brooks Automation, Inc., Dupont Photomask, Inc., Electro Scientific Industries, Inc., Electroglas, Inc., FSI International, Inc., GaSonics International Corp., Helix Technology Corp., Kulicke & Soffa Industries, LTX Corp., Mattson Technology, Inc., MKS Instruments, Inc., Photronics, Inc., PRI Automation, Inc., Robotics Vision Systems, Inc., Semitool, Inc., Silicon Valley Group, Inc. and Ultratech Stepper, Inc. (the "Comparable Companies"). For the Comparable Companies, Lehman Brothers calculated the Firm Value, defined as the market value of the respective company's common equity plus total debt less cash and cash equivalents, as a multiple of the estimated calendar year 2000 revenues (the "2000 Revenue Multiple") based on estimates of third party research analysts and as a multiple of calendar year 2000 EBIT (the "2000 EBIT Multiple") based on estimates of third party research analysts. Furthermore, for the Comparable Companies, Lehman Brothers calculated the Equity Value, defined as the market value of the respective company's common equity, as a multiple of the calendar year 2000 and 2001 net income (the "2000 Net Income Multiple" and the "2001 Net Income Multiple") based on the respective estimates provided by First Call. Estimates of 2000 revenues and 2000 EBIT for CVC and Veeco, and estimates of 2000 and 2001 net income for CVC and Veeco are based upon management projections.

      Lehman Brothers noted that, as of February 28, 2000

      o The 2000 Revenue Multiple for CVC based upon the merger was 3.68x as compared to 3.45x for the median of the Comparable Companies and 4.55x for Veeco;

      o The 2000 EBIT Multiple for CVC based upon the merger was 28.0x as compared to 25.7x for the median of the Comparable Companies and 26.2x for Veeco;

      o The 2000 Net Income Multiple for CVC based upon the merger was 47.6x as compared to 33.3x for the median of the Comparable Companies and 41.4x for Veeco; and

      o The 2001 Net Income Multiple for CVC based upon the merger was 30.5x as compared to 24.1x for the median of the Comparable Companies and 31.6x for Veeco.

                                                                   Comparable
                                           CVC (Merger)   Veeco    Companies
                                           ------------   -----    ---------

      2000 Revenue Multiple .............      3.68x      4.55x      3.45x

      2000 EBIT Multiple ................      28.0x      26.2x      25.7x

      2000 Net Income Multiple ..........      47.6x      41.4x      33.3x

      2001 Net Income Multiple ..........      30.5x      31.6x      24.1x

      Because of the inherent differences between the businesses, operations and prospects of CVC and Veeco and the business, operations and prospects of the companies included in the Comparable Companies, as the case may be, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of CVC and Veeco and the companies included in the Comparable Companies, as the case may be, that would affect the public market valuations of such companies.

      Comparable Transaction Analysis. Using publicly available information, Lehman Brothers compared selected financial data for CVC to similar data for selected transactions in the semiconductor industry . These comparable transactions included: Applied Materials, Inc.'s proposed acquisition of ETEC, Inc., Photronics, Inc.'s acquisition of Align-Rite International, Veeco's acquisition of Ion Tech Inc., SpeedFam International, Inc.'s acquisition of Integrated Process Equipment Corp., Veeco's acquisition of Digital Instruments, Inc., PRI Automation, Inc.'s acquisition of Equipe Technologies, Inc., Eaton Corporation's acquisition of Fusion Systems, Novellus Systems, Inc.'s acquisition of Varian Thin Film Systems, Lam Research Corporation's acquisition of On-Trak Systems, Veeco's acquisition of Wyco Corporation, KLA Instruments Corporation's acquisition of Tencor Instruments, Applied Materials, Inc.'s acquisition of Orbot Instruments, Ltd., Plasma and Materials Technologies, Inc.'s acquisition of Electrotech Limited and Teradyne, Inc.'s acquisition of Megatest Corporation. Lehman Brothers reviewed the prices paid in the comparable transactions in terms of the multiple of the Transaction Enterprise Value, defined as the total consideration paid including total debt assumed less cash and cash equivalents transferred to the acquiror, to the last twelve months revenue (the "LTM Revenue Multiple") and EBIT (the "LTM EBIT Multiple"). Furthermore, Lehman Brothers reviewed the prices paid in the comparable transactions in terms of the multiple of the Transaction Equity Value, defined as the total consideration paid to the acquiror, to the last twelve months net income (the "LTM Net Income Multiple"). Lehman Brothers compared these multiples to the multiples associated with the merger between CVC and Veeco. In computing CVC's last twelve months' revenues, EBIT and net income, Lehman Brothers made certain pro forma adjustments to reflect CVC's acquisition of Commonwealth Scientific Corporation on May 10, 1999. Lehman Brothers noted that:

      o The LTM Revenue Multiple for CVC based upon the merger was 4.57x as compared to 2.83x for the median of the comparable transactions;

      o The LTM EBIT Multiple for CVC based upon the merger was 34.9x as compared to 16.7x for the median of the comparable transactions;

      o The LTM Net Income Multiple for CVC based upon the merger was 60.4x as compared to 22.4x for the median of the comparable transactions.

                                      CVC (Merger)    Comparable Transactions
                                      ------------    -----------------------

      LTM Revenue Multiple .......        4.57x               2.83x

      LTM EBIT Multiple ..........        34.9x               16.7x

      LTM Net Income Multiple ....        60.4x               22.4x

      Because the reasons for and the circumstances surrounding each of the comparable transactions were specific to such transactions, and because of the inherent differences among the businesses, operations and prospects of CVC and the selected acquired companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable transactions analysis and, accordingly, also made qualitative judgments concerning differences between the terms and characteristics of the merger and the comparable transactions that would affect the transaction values of CVC and such acquired companies.

      Transaction Premium Analysis. Lehman Brothers reviewed the premium paid in the merger based on several different share prices for CVC at various points in time. Lehman Brothers calculated the premium per share offered by Veeco in the merger compared to CVC's (i) price four weeks prior to February 28, 2000 (the "Four Week Premium"); (ii) price one week prior to February 28, 2000 (the "One Week Premium"); and (iii) share price on February 28, 2000 (the "One Day Premium"). Lehman Brothers noted that:

      o     The Four Week Premium associated with the merger was 104.5%;

      o     The One Week Premium associated with the merger was 18.3%; and

      o     The One Day Premium associated with the merger was 10.2%.

      Lehman Brothers also computed premiums paid in selected stock-for-stock transactions in the technology sector valued between $300 million and $2 billion ("Comparable Transaction Premiums") and noted that the median of the Comparable Transaction Premiums four weeks prior to the announcement was 51.8%, the median of the Comparable Transaction Premiums one week prior to announcement was 36.4% and the median of the Comparable Transactions Premiums one day prior to announcement was 30.4%.

                                                          Comparable Transaction
                                                 Merger        Premiums
                                                 ------        --------

            Four Week Premium ..............      105%           52%

            One Week Premium ...............       18%           36%

            One Day Premium ................       10%           30%

      Because the reasons for and the circumstances surrounding each of the comparable transactions were specific to such transactions, and because of the inherent differences among the businesses, operations and prospects of CVC and the selected acquired companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the transaction premium analysis and, accordingly, also made qualitative judgments concerning differences between the terms and characteristics of the merger and the comparable transactions that would affect the transaction premiums for CVC and such acquired companies.

      Discounted Cash Flow Analysis. Lehman Brothers performed a discounted cash flow ("DCF") analysis for CVC using projections provided by the management of CVC. The DCF was calculated assuming discount rates ranging from 14% to 16% for CVC, and was comprised of the sum of the net present value of the free cash flow for the period January 1, 2000 to December 31, 2004 and a terminal value for 2004 based on a range of multiples of 9.0x to 11.0x 2004 projected EBITDA for CVC. Using this method, Lehman Brothers calculated estimated per share valuations for CVC common stock ranging from $21.71 to $27.93.

      Exchange Ratio Analysis. Lehman Brothers compared the average ratio of the closing price of CVC common stock to the closing price of Veeco common stock for the 4 weeks prior to February 28, 2000 (the "Four Week Average Exchange Ratio") and the 73 trading days (the period since the CVC initial public offering) prior to February 28, 2000 (the "73 Day Average Exchange Ratio"). Lehman Brothers noted that the Four Week Average Exchange Ratio was 0.347 and the 73 Day Average Exchange Ratio was 0.285.

                                     Merger   Four Week Average  73 Day Average
                                     ------   -----------------  --------------

            Exchange Ratio .......   0.430          0.347             0.285

      Engagement of Lehman Brothers. Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

The engagement of Lehman Brothers in connection with the merger was formalized by an engagement letter dated February 7, 2000 between CVC and Lehman Brothers pursuant to which CVC has agreed to pay Lehman Brothers a customary fee which is contingent upon consummation of the merger. In addition, CVC has agreed to reimburse Lehman Brothers for reasonable expenses incurred by Lehman Brothers and to indemnify Lehman Brothers and certain related persons for certain liabilities that may arise out of its engagement and the rendering of this opinion.

      Lehman Brothers has performed various investment banking services for CVC in the past including acting as underwriter for CVC's initial public offering in 1999 and has received customary fees for such services. In the ordinary course of Lehman Brothers' business, Lehman Brothers actively trades in the equity securities of CVC (and Veeco) for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF BANC OF AMERICA SECURITIES LLC INDEPENDENT FINANCIAL ADVISOR TO VEECO

      In February 2000, Veeco's Board of Directors retained Banc of America Securities to act as its financial advisor in connection with the possible acquisition of, or a possible business combination involving, CVC. Banc of America Securities is a nationally recognized investment banking firm. Banc of America Securities is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Veeco selected Banc of America Securities to act as its financial advisor on the basis of Banc of America Securities' experience in transactions similar to the merger.

      Banc of America Securities delivered its opinion to Veeco's Board of Directors on February 28, 2000, stating that the exchange ratio under the terms of the February 28, 2000 draft merger agreement was fair to Veeco from a financial point of view as of that date. Veeco's Board of Directors did not limit the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

      WE HAVE ATTACHED THE FULL TEXT OF BANC OF AMERICA SECURITIES' WRITTEN OPINION TO THE VEECO BOARD OF DIRECTORS AS APPENDIX E WHICH IS HEREBY INCORPORATED BY REFERENCE IN ITS ENTIRETY. YOU SHOULD READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS JOINT PROXY STATEMENT/PROSPECTUS. HOWEVER, WE HAVE ALSO INCLUDED THE FOLLOWING SUMMARY OF BANC OF AMERICA SECURITIES' OPINION, WHICH IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

      BANC OF AMERICA SECURITIES' OPINION IS DIRECTED TO VEECO'S BOARD OF DIRECTORS. IT DOES NOT CONSTITUTE A RECOMMENDATION TO VEECO STOCKHOLDERS ON HOW TO VOTE WITH RESPECT TO THE MERGER. THE OPINION ADDRESSES ONLY THE FINANCIAL FAIRNESS OF THE EXCHANGE RATIO IN THE MERGER TO VEECO. THE OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER OR ANY ALTERNATIVES TO THE MERGER, THE UNDERLYING DECISION OF VEECO'S BOARD OF DIRECTORS TO PROCEED WITH OR EFFECT THE MERGER OR ANY OTHER ASPECT OF THE MERGER. IN FURNISHING ITS OPINION, BANC OF AMERICA SECURITIES DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT, NOR DID IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF THE SECURITIES ACT. STATEMENTS TO SUCH EFFECT ARE INCLUDED IN BANC OF AMERICA SECURITIES' OPINION.

      Banc of America Securities:

      o Reviewed publicly available financial statements and other business and financial information of CVC and Veeco, respectively;

      o Reviewed internal financial statements and other financial and operating data concerning CVC and Veeco, respectively;

      o Analyzed financial forecasts prepared by the managements of CVC and Veeco, respectively;

      o Reviewed and discussed with senior executives of each of CVC and Veeco information relating to potential strategic, financial and operational benefits anticipated from the merger, prepared by the managements of CVC and Veeco, respectively;

      o Discussed the past and current operations, financial condition and prospects of CVC with senior executives of CVC and discussed the past and current operations, financial condition and prospects of Veeco with senior executives of Veeco;

      o Reviewed the pro forma impact of the merger on Veeco's earnings per share, cash flow, consolidated capitalization and financial ratios;

      o Reviewed and considered in its analysis, information prepared by members of senior management of CVC and Veeco relating to the relative contributions of CVC and Veeco to the combined company;

      o Reviewed the reported prices and trading activity for CVC common stock and Veeco common stock;

      o Compared the financial performance of CVC and Veeco and the prices and trading activity of CVC common stock and Veeco common stock with that of other publicly traded companies which Banc of America Securities deemed relevant;

      o Compared financial terms of the proposed merger to financial terms, to the extent publicly available, of other business combination transactions which Banc of America Securities deemed relevant;

      o Participated in discussions and negotiations among representatives of CVC and Veeco and their financial and legal advisors;

      o     Reviewed the draft merger agreement and related documents; and

      o Performedother analyses and considered other factors which Banc of America Securities deemed appropriate.

      Banc of America Securities reviewed the February 28, 2000 draft of the merger agreement in its preparation of its opinion. While Veeco and CVC had the opportunity to agree to materially add, delete or alter material terms of the merger agreement prior to its execution, the final merger agreement was substantially similar to the February 28, 2000 draft of the merger agreement.

      Banc of America Securities did not assume any responsibility to independently verify the information listed above. Instead, with the consent of Veeco's Board of Directors, Banc of America Securities relied on the information as being accurate and complete in all material respects. Banc of America Securities also made the following assumptions with the consent of Veeco's Board of Directors:

      o With respect to the financial forecasts for CVC and Veeco provided to Banc of America Securities by the management of each company, including information relating to strategic, financial and operational benefits anticipated from the merger, that (a) the forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of the managements of Veeco and CVC at the time of preparation as to the future financial performance of both companies and (b) the forecasts provided a reasonable basis upon which Banc of America Securities could form its opinion;

      o That there were no material changes in the assets, financial condition, results of operations, business or prospects of either of Veeco or CVC since the respective dates of their last financial statements made available to Banc of America Securities;

      o That the acquisition would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Securities Exchange Act, and all other applicable federal and state statutes, rules and regulations;

      o That in connection with the receipt of all the necessary regulatory approvals for the merger, no restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger;

      o That the merger would be recorded as a "pooling of interests" transaction under U.S. generally accepted accounting principles and would be treated as a tax-free reorganization or exchange or both, pursuant to the Internal Revenue Code of 1986, as amended; and

      o That the merger would be consummated in accordance with the terms described in the February 28, 2000 draft merger agreement, without any further amendments to the agreement, and without waiver by Veeco of any of the conditions to its obligations that are contained in the merger agreement.

      In addition, for purposes of its opinion, Banc of America Securities:

      o Relied on advice of counsel and independent accountants to Veeco as to all legal and financial reporting matters with respect to Veeco, the merger and the February 28, 2000 draft merger agreement; and

      o Did not assume any responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities, contingent or otherwise, of CVC or Veeco nor did Banc of America Securities receive any appraisals.

      Banc of America Securities' opinion was based on economic, monetary, market and other conditions in effect on, and the information made available to it as of, the date of the opinion.

      The following represents a brief summary of the material financial analyses performed by Banc of America Securities in connection with providing its opinion to Veeco's Board of Directors. Some of the summaries of financial analyses performed by Banc of America Securities include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

      VALUATION ANALYSES REGARDING VEECO

      Comparable Company Analysis. Based on public and other available information, Banc of America Securities calculated for companies that Banc of America Securities deemed to be comparable to Veeco:

      (a)   the multiples of aggregate value to each of:

            (1) revenues for (A) the last twelve months, based on the most recent financial reporting period for the relevant companies and (B) estimated calendar year 2000;

            (2) earnings before interest and taxes ("EBIT") for (1) the last twelve months, based on the most recent financial reporting period for the relevant companies and (2) estimated calendar year 2000;

      and

      (b) the multiples of equity value to net income for estimated calendar years 2000 and 2001.

      Banc of America Securities defined aggregate value to mean:

      o equity value, defined as the product of the number of shares of common stock outstanding for a company multiplied by its stock price; plus

      o     outstanding debt; less

      o     cash and cash equivalents.

      Banc of America Securities calculated multiples for the following seven suppliers of capital equipment to the semiconductor and data storage industries:

      o     CVC, Inc.;

      o     Lam Research, Inc.;

      o     Novellus Systems, Inc.;

      o     Advanced Energy Industries, Inc.;

      o     ATMI, Inc.;

      o     Electro Scientific Industries, Inc.; and

      o     GaSonics International Corporation.

      Each company was selected because (a) it had an active public trading market for its equity securities, (b) was a supplier of capital equipment to the semiconductor and data storage industries, and (c) Banc of America Securities believed the company had operating characteristics similar to those of Veeco.

      The following table sets forth the multiples indicated by this analysis for these seven companies:

      Aggregate Value to:                 Range of Multiples    Median   Mean
      -----------------------------------------------------------------------
      Last twelve months revenues         2.9x  to 10.0x         5.5x     6.1x
      Estimated calendar year 2000
           revenues                       1.9x  to 5.9x          3.8x     3.8x
      Last twelve months EBIT             26.0x to 80.7x        63.2x    57.1x
      Estimated calendar year 2000
           EBIT                           9.5x  to 27.7x        20.7x    21.1x

      Equity Value to:                    Range of Multiples    Median   Mean
      -----------------------------------------------------------------------

      Estimated calendar year 2000
           net income                     15.5x to 43.7x        32.6x    33.7x
      Estimated calendar year 2001
           net income                     14.1x to 30.8x        25.9x    24.6x

      The comparable company analysis compared Veeco to the seven comparable companies on the basis that the companies selected were the most relevant given the factors considered above. Consequently, Banc of America Securities did not include every company that could be deemed to be a participant in the same industry.

      Using the financial forecasts provided to Banc of America Securities by the management of Veeco:

      (a) the aggregate value of Veeco on February 25, 2000 implied multiples of:

      o     5.1x last twelve months revenues;

      o     4.3x estimated calendar year 2000 revenues;

      o     33.8x last twelve months EBIT; and

      o     24.8x estimated calendar year 2000 EBIT;

      and

      (b)   the equity value of Veeco on February 25, 2000 implied multiples of:

      o     40.6x estimated calendar year 2000 net income; and

      o     31.1x estimated calendar year 2001 net income.

      Banc of America Securities also noted that these multiples were within the range of multiples indicated in the analysis of the seven comparable companies, except with respect to Veeco's multiple for estimated calendar year 2001 net income, which exceeded the range.

      Precedent Transactions Analysis. Based on public and other available information, Banc of America Securities calculated the multiples of aggregate value to each of the last twelve months revenues and EBIT based on the most recent financial reporting period for the target company implied in 42 precedent transactions of suppliers of capital equipment to the semiconductor and data storage industries announced between January 1995 and January 2000. Aggregate value for purposes of the precedent transactions analysis excludes the value of options. Aggregate value for a target company was taken to equal equity value if information on the target company's net debt was not publicly available.

      Banc of America Securities calculated multiples for the comparable company acquisitions:

Acquiror                                 Target                                  Announcement Date
--------                                 ------                                  -----------------
Applied Materials, Inc.                  Etec Systems, Inc                       January 12, 2000
Taiwan Semiconductor                     Worldwide Semiconductor Corp.           January 7, 2000
  Manufacturing Co. Ltd.
Advantest Corporation                    Test Equipment Division of              December 27, 1999
                                           Asia Electronics Holding
                                           Co. Inc.
Oerlikon-Buhrle Holding AG               Plasma-Therm, Inc.                      December 20, 1999
Cerprobe Corporation                     OZ Technologies Ltd.                    December 3, 1999
ATMI, Inc.                               MST Analytics, Inc.                     November 30, 1999
Veeco Instruments, Inc.                  ION Tech, Inc.                          October 15, 1999
Photronics, Inc.                         Align-Rite International, Inc.          September 15, 1999
The BOC Group, Inc.                      Chemical Management Division            June 9, 1999
                                           of FSI International, Inc.
ATMI, Inc.                               Delatech, Inc.                          June 1, 1999
Applied Materials, Inc.                  Obsidian, Inc.                          May 28, 1999
ATMI, Inc.                               Advanced Chemical Systems               May 17, 1999
                                           International, Inc.
Electro Scientific Industries, Inc.      MicroVision Corporation                 February 1, 1999
STEAG Electronic Systems GmbH            AG Associates Inc.                      January 19, 1999
  and MIG Acquisition Corporation
  (a subsidiary of STEAG)
FEI Company                              Micrion Corporation                     December 3, 1998
SpeedFam IPEC, Inc.                      Integrated Process Equipment            November 23, 1998
                                           Corporation
Advanced Energy Industries, Inc.         RF Power Products, Inc.                 June 2, 1998
Helix Technology Corporation             Granville-Phillips Company              April 17, 1998
ADE Corporation                          Phase Shift Technology, Inc.            March 17, 1998
ATMI, Inc.                               NOW Technologies, Inc.                  February 20, 1998
Veeco Instruments Inc.                   Digital Instruments, Inc.               February 9, 1998
Danaher Corporation                      Pacific Scientific Company              February 2, 1998
Robotic Vision Systems, Inc.             Vanguard Automation, Inc.               October 31, 1997
PRI Automation, Inc.                     Equipe Technologies, Inc.               October 27, 1997
Electro Scientific Industries, Inc.      Applied Intelligent Systems, Inc.       September 29, 1997
Silicon Valley Group, Inc.               Tinsley Laboratories, Inc.              September 9, 1997
Eaton Corporation                        Fusion Systems Corporation              June 30, 1997
Electro Scientific Industries, Inc.      Chip Star, Inc.                         June 26, 1997
ATMI, Inc.                               Lawrence Semiconductor                  May 19, 1997

Acquiror                                 Target                                  Announcement Date
--------                                 ------                                  -----------------
                                           Laboratories
Novellus Systems, Inc.                   Thin Film Systems (Varian               May 7, 1997
                                           Associates, Inc.)
ATMI, Inc.                               Advanced Delivery & Chemical            April 7, 1997
                                           Systems
Lam Research, Inc.                       OnTrak Systems, Inc.                    March 24, 1997
Veeco Instruments Inc.                   Wyko Corporation                        March 10, 1997
KLA Instruments                          Tencor Instruments                      January 14, 1997
Millipore Corporation                    Tylan General, Inc.                     December 16, 1996
Applied Materials, Inc.                  Opal, Inc.                              November 25, 1996
Applied Materials, Inc.                  Orbot Instruments Ltd.                  November 25, 1996
Plasma & Materials                       Electrotech Group                       July 18, 1996
  Technologies, Inc.
FSI International, Inc.                  Semiconductor Systems, Inc.             February 5, 1996
Kulicke & Soffa Industries, Inc.         American Fine Wire                      October 1, 1995
Teradyne, Inc.                           Megatest Corporation                    September 6, 1995
Credence Systems Corporation             EPRO Corporation                        February 6, 1995

Each transaction was selected because:

      o Banc of America Securities believed the target company had similar operating characteristics to those of Veeco;

      o The transaction involved a change of control in ownership of the target company; and

      o The transaction was relatively recent and of a size comparable to the contemplated merger.

      Transactions where the target company had an aggregate value less than $23 million or where an aggregate value for the target company was not publicly available were excluded.

      The following table sets forth the multiples indicated by this analysis for these 42 precedent transactions:

            Aggregate Value to:             Range of Multiples    Median   Mean
            -------------------             ------------------    ------   ----

            Last twelve months revenues     1.1x to 4.6x           2.4x     2.5x
            Last twelve months EBIT         7.6x to 41.9x         15.9x    16.9x

      The comparable transactions analysis compared the merger to all 42 precedent transactions on the basis that the transactions selected were the most relevant given the factors considered above. Consequently, Banc of America Securities did not include every transaction that could be deemed to have occurred in the industry. The revenue multiples indicated for (a) the acquisition of AG Associates, Inc. by STEAG Electronic Systems GmbH announced on January 19, 1999 and (b) the acquisition of Etec Systems, Inc. by Applied Materials, Inc. announced on January 12, 2000 were excluded because they were deemed significant statistical outliers.

      Banc of America Securities noted that the aggregate value of Veeco on February 25, 2000 implied multiples of (a) 5.1x last twelve months revenues and
(b) 33.8x last twelve months EBIT. Banc of America Securities also noted that these multiples exceeded the respective mean and median multiples for last twelve months revenues and last twelve months EBIT indicated in the analysis of the 42 precedent transactions.

      No company or transaction used in the comparable company and precedent transactions analyses is identical to Veeco or the merger. Accordingly, an analysis of the foregoing results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or purchase price of the companies to which Veeco and the merger are being compared.

      Discounted Cash Flow Analysis. Banc of America Securities used (a) free cash flow forecasts for Veeco for estimated calendar years 2000 and 2001, as estimated by the management of Veeco and (b) free cash flow forecasts for Veeco for estimated calendar years 2002 through 2005 derived by applying a growth rate of 20% to the forecasts for estimated calendar years 2000 and 2001 prepared by the management of Veeco to perform a discounted cash flow analysis. In conducting this analysis, Banc of America Securities first estimated the terminal value of Veeco at the end of 2005 by applying multiples to Veeco's projected 2005 EBIT, which multiples ranged from 18.0x to 22.0x. Banc of America Securities then discounted the cash flows and terminal value to present values using rates ranging from 14.5% to 19.5%. Banc of America Securities selected the range of terminal multiples based on the multiples of comparable public companies and precedent transactions, Veeco's current and historical multiples, and by applying judgment based upon its prior experience. Banc of America Securities selected the range of discount rates by estimating the weighted average cost of capital for Veeco.

      Using free cash flow forecasts for Veeco for calendar years 2000 and 2001 as estimated by the management of Veeco and for calendar years 2002 through 2005 using the 20% growth rate, this analysis indicated a range of aggregate value for Veeco as follows:

                                    Implied Aggregate Value
                                 (dollar amounts in thousands)
  --------------------------------------------------------------------------------------------------
                     Terminal Value of 18.0x     Terminal Value of 20.0x     Terminal Value of 22.0x
                     Projected Calendar Year     Projected Calendar Year     Projected Calendar Year
  Discount Rate            2005 EBIT                   2005 EBIT                  2005 EBIT
  -------------      -----------------------     -----------------------     -----------------------
      14.5%               $1,490,837                  $1,645,064                   $1,799,290
      17.0%                1,351,305                   1,490,730                    1,630,155
      19.5%                1,227,561                   1,353,874                    1,480,188

      Using financial cash flow forecasts for Veeco for calendar years 2000 and 2001 as estimated by the management of Veeco and calendar years 2002 through 2005 using the 20% growth rate, this analysis indicated a range of aggregate value on a price per share basis for Veeco as follows:

                                       Implied Price Per Share
  --------------------------------------------------------------------------------------------------
                     Terminal Value of 18.0x     Terminal Value of 20.0x     Terminal Value of 22.0x
                     Projected Calendar Year     Projected Calendar Year     Projected Calendar Year
  Discount Rate            2005 EBIT                   2005 EBIT                  2005 EBIT
  -------------      -----------------------     -----------------------     -----------------------
      14.5%               $81.34                      $89.41                       $97.48
      17.0%                74.04                       81.33                        88.63
      19.5%                67.56                       74.17                        80.78

      Banc of America Securities noted that the aggregate value of Veeco on February 25, 2000 was $1.25 billion and the price per share of Veeco on February 25, 2000 was $73.00. The aggregate value of Veeco and the price per share of Veeco on February 25, 2000 were within the ranges of aggregate value and price per share indicated by the analyses.

      Historical Stock Price Analysis. Banc of America Securities reviewed the performance of the per-share market price and trading volume of Veeco common stock for the period from February 25, 1999 through February 25, 2000. The analysis indicated that for the last year, the price per share of Veeco common stock ranged from

$24.44 to $78.88. Banc of America Securities noted that the closing market price per share of Veeco common stock on February 25, 2000 was $73.00, near the upper portion of the range of prices per share for the last year.

      VALUATION ANALYSIS OF CVC

      Comparable Company Analysis. Based on public and other available information, Banc of America Securities calculated for companies that Banc of America Securities deemed to be comparable to CVC:

      (a)   the multiples of aggregate value to each of:

            (1) revenues for (A) the last twelve months, based on the most recent financial reporting period for the relevant companies and (B) estimated calendar year 2000;

            (2) EBIT for (1) the last twelve months, based on the most recent financial reporting period for the relevant companies and (2) estimated calendar year 2000;

      and

      (b) the multiples of equity value to net income for estimated calendar years 2000 and 2001.

      Banc of America Securities calculated multiples for the following seven suppliers of capital equipment to the semiconductor and data storage industries:

      o     Veeco Instruments, Inc.;

      o     Lam Research, Inc.;

      o     Novellus Systems, Inc.;

      o     Advanced Energy Industries, Inc.;

      o     ATMI, Inc.;

      o     Electro Scientific Industries, Inc.; and

      o     GaSonics International Corporation.

      Each company was selected because (a) it had an active public trading market for its equity securities, (b) was a supplier of capital equipment to the semiconductor and data storage industries, and (c) Banc of America Securities believed the company had operating characteristics similar to those of CVC.

      The following table sets forth the multiples indicated by this analysis for these seven companies:

      Aggregate Value to:               Range of Multiples    Median     Mean
      -----------------------------------------------------------------------

      Last twelve months revenues       2.9x to 10.0x         5.5x       6.4x
      Estimated calendar year 2000
        revenues                        1.9x to 5.9x          4.1x       4.0x
      Last twelve months EBIT           26.0x to 80.7x       49.6x      51.5x
      Estimated calendar year 2000
        EBIT                            9.5x to 25.1x        20.7x      20.6x

      Equity Value to:                  Range of Multiples    Median     Mean
      -----------------------------------------------------------------------

      Estimated calendar year 2000
        net income                      15.5x to 43.7x       32.6x      33.2x
      Estimated calendar year 2001
      net income                        14.1x to 30.8x       25.6x      24.5x

      The comparable company analysis compared CVC to the seven comparable companies on the basis that the companies selected were the most relevant given the factors considered above. Consequently, Banc of America Securities did not include every company that could be deemed to be a participant in the same industry.

      Using the financial forecasts provided to Banc of America Securities by the management of CVC:

      (a) the aggregate value of CVC on February 25, 2000 implied multiples of:

      o     3.5x last twelve months revenues;

      o     2.7x estimated calendar year 2000 revenues;

      o     67.6x last twelve months EBIT; and

      o     20.3x estimated calendar year 2000 EBIT; and

      (b)   the equity value of CVC on February 25, 2000 implied multiples of:

      o     41.8x estimated calendar year 2000 net income; and

      o     26.7x estimated calendar year 2001 net income.

      Banc of America Securities also noted that these multiples were within the range of multiples indicated in the analysis of the seven comparable companies.

      Precedent Transactions Analysis. Based on public and other available information, Banc of America Securities calculated the multiples of aggregate value to the last twelve months revenues based on the most recent financial reporting period for the target company implied in 42 precedent transactions of suppliers of capital equipment to the semiconductor and data storage industries announced between January 1995 and January 2000. Aggregate value for purposes of the precedent transactions analysis excludes the value of options. Aggregate value for a target company was taken to equal equity value if information on the target company's net debt was not publicly available.

      Banc of America Securities calculated multiples for the precedent transactions:

Acquiror                                 Target                                  Announcement Date
--------                                 ------                                  -----------------
Applied Materials, Inc.                  Etec Systems, Inc                       January 12, 2000
Taiwan Semiconductor                     Worldwide Semiconductor Corp.           January 7, 2000
  Manufacturing Co. Ltd.
Advantest Corporation                    Test Equipment Division of              December 27, 1999
                                           Asia Electronics Holding
                                           Co. Inc.
Oerlikon-Buhrle Holding AG               Plasma-Therm, Inc.                      December 20, 1999
Cerprobe Corporation                     OZ Technologies Ltd.                    December 3, 1999
ATMI, Inc.                               MST Analytics, Inc.                     November 30, 1999
Veeco Instruments, Inc.                  ION Tech, Inc.                          October 15, 1999

Acquiror                                 Target                                  Announcement Date
--------                                 ------                                  -----------------
Photronics, Inc.                         Align-Rite International, Inc.          September 15, 1999
The BOC Group, Inc.                      Chemical Management Division            June 9, 1999
                                           of FSI International, Inc.
ATMI, Inc.                               Delatech, Inc.                          June 1, 1999
Applied Materials, Inc.                  Obsidian, Inc.                          May 28, 1999
ATMI, Inc.                               Advanced Chemical Systems               May 17, 1999
                                           International, Inc.
Electro Scientific Industries, Inc.      MicroVision Corporation                 February 1, 1999
STEAG Electronic Systems GmbH            AG Associates Inc.                      January 19, 1999
  and MIG Acquisition Corporation
  (a subsidiary of STEAG)
FEI Company                              Micrion Corporation                     December 3, 1998
SpeedFam IPEC, Inc.                      Integrated Process Equipment            November 23, 1998
                                           Corporation
Advanced Energy Industries, Inc.         RF Power Products, Inc.                 June 2, 1998
Helix Technology Corporation             Granville-Phillips Company              April 17, 1998
ADE Corporation                          Phase Shift Technology, Inc.            March 17, 1998
ATMI, Inc.                               NOW Technologies, Inc.                  February 20, 1998
Veeco Instruments Inc.                   Digital Instruments, Inc.               February 9, 1998
Danaher Corporation                      Pacific Scientific Company              February 2, 1998
Robotic Vision Systems, Inc.             Vanguard Automation, Inc.               October 31, 1997
PRI Automation, Inc.                     Equipe Technologies, Inc.               October 27, 1997
Electro Scientific Industries, Inc.      Applied Intelligent Systems, Inc.       September 29, 1997
Silicon Valley Group, Inc.               Tinsley Laboratories, Inc.              September 9, 1997
Eaton Corporation                        Fusion Systems Corporation              June 30, 1997
Electro Scientific Industries, Inc.      Chip Star, Inc.                         June 26, 1997
ATMI, Inc.                               Lawrence Semiconductor                  May 19, 1997
                                           Laboratories
Novellus Systems, Inc.                   Thin Film Systems (Varian               May 7, 1997
                                           Associates, Inc.)
ATMI, Inc.                               Advanced Delivery & Chemical            April 7, 1997
                                           Systems
Lam Research, Inc.                       OnTrak Systems, Inc.                    March 24, 1997
Veeco Instruments Inc.                   Wyko Corporation                        March 10, 1997
KLA Instruments                          Tencor Instruments                      January 14, 1997
Millipore Corporation                    Tylan General, Inc.                     December 16, 1996
Applied Materials, Inc.                  Opal, Inc.                              November 25, 1996
Applied Materials, Inc.                  Orbot Instruments Ltd.                  November 25, 1996
Plasma & Materials                       Electrotech Group                       July 18, 1996
  Technologies, Inc.
FSI International, Inc.                  Semiconductor Systems, Inc.             February 5, 1996
Kulicke & Soffa Industries, Inc.         American Fine Wire                      October 1, 1995
Teradyne, Inc.                           Megatest Corporation                    September 6, 1995
Credence Systems Corporation             EPRO Corporation                        February 6, 1995

Each transaction was selected because:

      o Banc of America Securities believed the target company had similar operating characteristics to those of CVC;

      o The transaction involved a change of control in ownership of the target company; and

      o The transaction was relatively recent and of a size comparable to the contemplated merger.

      Transactions where the target company had an aggregate value less than $23 million or where an aggregate value for the target company was not publicly available were excluded.

      The multiples indicated by this analysis for these 42 precedent transactions with respect to last twelve months revenues ranged from 1.1x to 4.6x, with a median of 2.4x and a mean of 2.5x.

      The precedent transactions analysis compared the merger to all 42 precedent transactions on the basis that the transactions selected were the most relevant given the factors considered above. Consequently, Banc of America Securities did not include every transaction that could be deemed to have occurred in the industry. The revenue multiples indicated for (a) the acquisition of AG Associates, Inc. by STEAG Electronic Systems GmbH announced on January 19, 1999 and (b) the acquisition of Etec Systems, Inc. by Applied Materials, Inc. announced on January 12, 2000 were excluded because they were deemed significant statistical outliers.

      Banc of America Securities noted that the aggregate value of CVC on February 25, 2000 implied a multiple of 3.5x last twelve months revenue. Banc of America Securities also noted that the multiple exceeded the respective mean and median multiples for last twelve months revenues indicated in the analysis of the 42 precedent transactions.

      Premiums Paid Analysis. Banc of America Securities reviewed the consideration paid in the 42 precedent transactions previously listed. Banc of America Securities calculated the premiums paid relative to the prices of the acquired companies for one day and one month prior to the announcement of the acquisition offer. Such analysis indicated median premiums of 36.6% and 56.3%. The premiums implied by the merger were 6.4% and 100.0% for the periods one day and one month prior to February 25, 2000.

      No company or transaction used in the comparable company, precedent transactions or premiums paid analyses is identical to CVC or the merger. Accordingly, an analysis of the foregoing results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or purchase price of the companies to which CVC and the merger are being compared.

      Discounted Cash Flow Analysis. Banc of America Securities used (a) free cash flow forecasts for CVC for estimated calendar years 2000 and 2001, as estimated by the management of CVC and (b) free cash flow forecasts for CVC for estimated calendar years 2002 through 2005 derived by applying a growth rate of 20% to the forecasts for estimated calendar years 2000 and 2001 prepared by the management of CVC to perform a discounted cash flow analysis. In conducting this analysis, Banc of America Securities first estimated the terminal value of CVC at the end of 2005 by applying multiples to CVC's projected 2005 EBIT, which multiples ranged from 18.0x to 22.0x. Banc of America Securities then discounted the cash flows and terminal value to present values using rates ranging from 14.5% to 19.5%. Banc of America Securities selected the range of terminal multiples based on the multiples of comparable public companies and precedent transactions, CVC's current and historical multiples, and by applying judgment based upon its prior experience. Banc of America Securities selected the range of discount rates by estimating the weighted average cost of capital for CVC.

      Using free cash flow forecasts for CVC for calendar years 2000 and 2001 as estimated by the management of CVC and for calendar years 2002 through 2005 using the 20% growth rate, this analysis indicated a range of aggregate value for CVC as follows:

                                    Implied Aggregate Value
                                 (dollar amounts in thousands)
  --------------------------------------------------------------------------------------------------
                     Terminal Value of 18.0x     Terminal Value of 20.0x     Terminal Value of 22.0x
                     Projected Calendar Year     Projected Calendar Year     Projected Calendar Year
  Discount Rate            2005 EBIT                   2005 EBIT                  2005 EBIT
  -------------      -----------------------     -----------------------     -----------------------
      14.5%               $  524,391                  $  580,012                   $  635,632
      17.0%                  474,792                     525,075                      575,357
      19.5%                  430,822                     476,376                      521,930

      Using financial cash flow forecasts for CVC for calendar years 2000 and 2001 as estimated by the management of CVC and calendar years 2002 through 2005 using the 20% growth rate, this analysis indicated a range of aggregate value on a price per share basis for CVC as follows:

                                       Implied Price Per Share
  --------------------------------------------------------------------------------------------------
                     Terminal Value of 18.0x     Terminal Value of 20.0x     Terminal Value of 22.0x
                     Projected Calendar Year     Projected Calendar Year     Projected Calendar Year
  Discount Rate            2005 EBIT                   2005 EBIT                  2005 EBIT
  -------------      -----------------------     -----------------------     -----------------------
      14.5%               $38.76                      $42.90                       $47.04
      17.0%                35.06                       38.81                        42.55
      19.5%                31.79                       35.18                        38.57

      Banc of America Securities noted that the aggregate value of CVC on February 25, 2000 was $329.1 million and the price per share of CVC on February 25, 2000 was $28.00. The aggregate value of CVC and the price per share of CVC on February 25, 2000 were within the ranges of aggregate value and price per share indicated by the analyses.

      Historical Stock Price Analysis. Banc of America Securities reviewed the performance of the per-share market price and trading volume of CVC common stock for the period from November 12, 1999 (the date of CVC's initial public offering) through February 25, 2000. The analysis indicated that for the last three and a half months, the price per share of CVC common stock ranged from $8.38 to $30.50. Banc of America Securities noted that the closing market price per share of Veeco common stock on February 25, 2000 was $73.00.

      Contribution Analysis. Banc of America Securities used financial forecasts for CVC provided by the management of CVC and financial forecasts for Veeco provided by the management of Veeco to review the estimated contribution of each company to the (a) revenues, (b) operating income and (c) net income, for each of (1) calendar year 1999, (2) estimated calendar year 2000 and (3) estimated calendar year 2001 for the combined company. This analysis indicated that CVC would contribute:

                                                        On a Estimated    On an Estimated
                                       On a Calendar     Calendar Year     Calendar Year
            Contribution to:          Year 1999 Basis    2000 Basis         2001 Basis
            -----------------------------------------------------------------------------
            Revenues ..............        27%              30%                30%
            Operating .............        12%              24%                27%
            Net income ............        11%              21%                25%

      Banc of America Securities then compared the contributions to the pro forma share ownership of the combined company to be owned by each company's stockholders, assuming the merger was consummated pursuant to the February 28, 1999 draft merger agreement. On a pro forma basis, CVC stockholders would own 24.2% of the combined company on a diluted basis.

      Accretion/Dilution Analysis. Using financial forecasts of CVC and Veeco provided by their respective managements, Banc of America Securities reviewed the pro forma effects of the merger, including a comparison of estimated earnings per share on a stand-alone basis for Veeco to the estimated earnings per share of the combined company for estimated calendar years 2000 and 2001. Banc of America Securities observed that, based on the forecasts, without realization of the estimated strategic, financial and operational benefits anticipated from the merger, and assuming consummation of the merger on the terms set forth in the February 28, 2000 draft merger agreement, the merger would be:

                                                   Accretion/(Dilution) to Veeco
            Calendar Year                                Earnings Per Share
            -------------                          -----------------------------

            Estimated calendar year 2000                      (4.1%)
            Estimated calendar year 2001                       1.0%

      Exchange Ratio Analysis. Banc of America Securities reviewed the historical ratio of the closing prices per share of Veeco common stock to CVC common stock for several different time periods. Banc of America Securities noted that during the trading period commencing on November 12, 1999 and ending on February 25, 2000 the historical exchange ratio exceeded 0.43 once for a one day period during January 2000. During the selected period, the historical exchange ratio calculated on a daily basis has ranged from a low of 0.18 to a high of 0.43. Banc of America Securities reviewed the volume weighted average historical ratios during the last 60 days and 90 days prior to February 25, 2000. The volume weighted average exchange ratios over these periods were 0.30 and 0.29, respectively. Banc of America Securities noted that the volume weighted average exchange ratios for each period were less than the exchange ratio of 0.43 set forth in the February 28, 2000 draft merger agreement.

      As noted above, the foregoing is merely a summary of the analyses and examinations that Banc of America Securities considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Banc of America Securities. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to Veeco's Board of Directors. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Banc of America Securities' view of the actual value of either Veeco or CVC.

      In performing its analyses, Banc of America Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Veeco and CVC. The analyses performed by Banc of America Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of Banc of America Securities' analysis of the financial fairness of the consideration to be paid by Veeco in the merger and were provided to Veeco's Board of Directors in connection with the delivery of Banc of America Securities' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

      As described above, Banc of America Securities' opinion and presentation to Veeco's Board of Directors were among the many factors taken into consideration by Veeco's Board of Directors in making its determination to approve, and to recommend that Veeco stockholders approve, the merger and the merger agreement.

      Veeco agreed to pay Banc of America Securities a sale transaction fee, with a portion of the fee contingent upon the execution of the merger agreement and a portion of the fee contingent upon the consummation of the merger. Veeco's Board of Directors was aware of this fee structure and took it into account in considering Banc of America Securities' fairness opinion and in approving the merger. The engagement letter also calls for Veeco to reimburse Banc of America Securities for its reasonable out-of-pocket expenses. Veeco has agreed to indemnify Banc of America Securities, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

STRUCTURE OF THE MERGER

      Acquisition, a newly formed and wholly-owned subsidiary of Veeco, will be merged with and into CVC. As a result of the merger, the separate corporate existence of Acquisition will cease and CVC will survive the merger as a wholly-owned subsidiary of Veeco. Following the completion of the merger the surviving corporation in the merger will be named "CVC, Inc." and is referred to in this joint proxy statement/prospectus as the "Surviving Corporation."

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF CVC IN THE MERGER

      General. Certain officers of CVC and the members of the CVC Board of Directors may have interests in the merger that are different from, or in addition to, the interests of stockholders generally. Several CVC officers, including some who are also directors, have employment agreements with CVC. These officers, as well as CVC's nonemployee directors, are, or may become entitled to specific benefits under CVC's benefits plans as a result of the merger. All such additional interests are described below, to the extent material, and, except as described below these persons have, to the knowledge of Veeco and CVC, no material interest in the merger apart from stockholders generally.

      CVC Employment Agreements; Severance Payments. CVC has entered into employment agreements with each of the following CVC officers:

      Officers                    Position
      --------                    --------
      Christine B. Whitman        President, Chairman and Chief Executive Officer
      Giovanni Nocerino, Ph.D     Executive Vice President, Sales
      Emilio O. DiCataldo         Senior Vice President and Chief Financial Officer
      Mehrdad M. Moslehi, Ph.D    Senior Vice President and Chief Technology Officer
      Christopher J. Mann         Senior Vice President, Marketing
      Richard J. Chicotka, Ph.D   Vice President, Engineering
      Richard A. Kellogg          Vice President, Manufacturing
      Judd C. Prozeller           Vice President, Quality & Human Resources

      Each of the CVC employment agreements provides that if the officer's employment is terminated either (i) by CVC for any reason other than the officer's death, disability or "for cause" (as defined in the agreements to cover specified serious misconduct) following a change in control of CVC (as defined in the agreements, which definition includes the merger), or (ii) if the officer resigns for "good reason" (as defined in the agreements to cover a downgrading of the officer by CVC or non-fulfillment by CVC of certain contractual commitments to the officer), then, within six months following a change in control of CVC, the officer will be entitled to a lump-sum severance payment equal to 12 months of the officer's base salary (18 months for Mr. DiCataldo), discounted to present value. Each officer will also have the vesting of any options to purchase stock of CVC held by the officer at the time of such termination accelerated (unless the termination is more than one year following the change in control) and will have one year (or to the end of the original term of the options, if earlier) to exercise all such options.

      If the employment of any of CVC's officers is terminated following the merger, under circumstances entitling them to benefits under their CVC employment agreements, the approximate total amount of lump-sum severance payments that would be owed to each such terminated executive officer would be as follows: Ms.

Whitman, $600,000 (under her employment agreement with Veeco described below), Dr. Nocerino, $219,092, Mr. DiCataldo, $227,632, Dr. Moslehi, $173,894, Mr.
Mann, $160,535, Dr. Chicotka, $141,891, Mr. Kellogg, $142,787, and Mr.
Prozeller, $114,864.

      Whitman Employment Agreement. Ms. Whitman has entered into an employment agreement with Veeco. This employment agreement becomes effective upon the completion of the merger, and this Veeco employment agreement will supersede her employment agreement with CVC at that time. The employment agreement provides that Ms. Whitman will be the President and Chief Operating Officer of Veeco, with a minimum base salary of $300,000 per year. It also provides that Veeco will make best efforts to make Ms. Whitman a member of the Board of Directors of Veeco. Ms. Whitman will also be eligible to receive an annual cash performance based bonus of up to $150,000, certain benefits and perquisites available to Veeco executives generally, and stock options under Veeco stock option plans. The employment agreement also provides that if Ms. Whitman's employment with Veeco is terminated either (i) by Veeco for any reason other than death, disability or "for cause" (as defined in the agreement to cover specified serious misconduct), or (ii) if Ms. Whitman resigns for "good reason" (as defined in the agreement to cover a downgrading of Ms. Whitman by Veeco, the failure to elect Ms. Whitman as a member of Veeco's Board of Directors, any person other than Ms. Whitman succeeds Edward H. Braun as Veeco's Chief Executive Officer or non-fulfillment by Veeco of certain contractual commitments to Ms. Whitman), Ms. Whitman will be entitled to a lump-sum severance payment equal to 24 months of base salary. Upon any such termination, Ms. Whitman will also have the vesting of any options to purchase stock of Veeco held by her at the time of such termination accelerated and will have one year (or to the end of the original term of the options, if earlier) to exercise all such options. In the event that Ms. Whitman's employment with Veeco is terminated on account of death or disability, Ms. Whitman will be entitled to a lump-sum severance payment equal to 12 months of base salary.

      CVC Option Plans. Under the merger agreement, all awards of stock options on the date of the merger under any option plans maintained by CVC will be converted into similar options with respect to Veeco common stock. In addition, in accordance with the terms of the CVC 1999 Nonemployee Directors' Stock Option Plan, all outstanding options under that plan will become fully vested and exercisable upon the merger. The number of CVC shares underlying unvested options that will become exercisable by nonemployee directors of CVC upon completion of the merger is 15,000.

      Indemnification; Directors and Officers Insurance. Veeco has agreed that all rights to indemnification for acts or omissions occurring prior to the completion of the merger in favor of CVC's current directors or officers (as provided in CVC's Restated Bylaws) shall continue for a period of six years after the completion of the merger. Also, for six years after the completion of the merger, Veeco will maintain CVC's directors' and officers' liability insurance policy in respect of acts or omissions occurring prior to the completion of the merger, covering each person covered by CVC's officers' and directors' liability insurance policy in effect on February 29, 2000. Veeco may substitute its own directors' and officers' policy of comparable coverage, but will not be obligated to pay annual premiums in excess of 150% of the premium payable by CVC therefor (or for CVC's existing policy) as of February 29, 2000. If Veeco cannot obtain such comparable coverage for such 150% amount, Veeco shall be entitled to reduce the amount of coverage to an amount that can be obtained for a premium equal to such 150% amount.

RESALE OF VEECO COMMON STOCK ISSUED IN THE MERGER

      The shares of Veeco common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will be freely transferable, except for shares of Veeco common stock issued to any person deemed to be an "affiliate" of CVC (an "Affiliate") for purposes of Rule 145 under the Securities Act at the Effective Time. Persons who may be deemed to be Affiliates include individuals or entities that control, are controlled by, or are under common control with either Veeco or CVC, and may include some officers, directors and principal stockholders of CVC and Veeco. Affiliates may not sell shares of CVC common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act.

      Also, under applicable rules relating to the applicability of "pooling of interests" treatment for the merger, Affiliates of CVC and Veeco may not sell any shares of CVC common stock or Veeco common stock during the period that starts 30 days before completion of the merger and ends when Veeco publicly announces financial results covering at least 30 days of combined operations after the merger. If Affiliates of Veeco or CVC were to sell shares of CVC common stock or Veeco common stock during such period, it might have the effect of rendering "pooling of interests" accounting treatment for the merger unavailable. Veeco and CVC are required under the merger agreement to use their reasonable efforts to cause their respective Affiliates to enter into Affiliate Agreements (as defined). See "The Merger Agreement - Certain Covenants - Affiliate Agreements" on page 70 and "Risk Factors - Risks Related to the Merger and Receipt of Veeco Stock - Loss of "Pooling of Interests" Accounting Treatment for the Merger Would Harm the Combined Company" on page 13.

LISTING OF VEECO COMMON STOCK ISSUED IN THE MERGER

      It is a condition to the closing of the merger that the shares of Veeco common stock to be issued in the merger be approved for quotation on The Nasdaq National Market, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF CVC COMMON STOCK; CESSATION OF PERIODIC
REPORTING

      If the merger is consummated, the CVC common stock will cease to be listed on The Nasdaq National Market. In such event, CVC intends to apply to the SEC for the deregistration of such securities. Upon such deregistration, CVC will no longer be required to make separate periodic filings with the SEC under the Securities Exchange Act of 1934, as amended ("Exchange Act").

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      Dewey Ballantine LLP and Kaye, Scholer, Fierman, Hays & Handler, LLP, will have provided opinions to CVC and Veeco, respectively, as of the date the registration statement of which this joint proxy statement/prospectus forms a part is declared effective by the SEC, to the effect that the merger will qualify as a reorganization as described in section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). These opinions have been filed with the SEC as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part. The opinions rely on assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger in accordance with this joint proxy statement/prospectus and the merger agreement. The opinions also rely on representations and covenants, including those contained in officer's certificates of Veeco and CVC. If any of the assumptions, representations or covenants are inaccurate, the conclusions contained in the opinions could be affected.

      The tax discussion set forth below assumes that CVC stockholders hold their shares of CVC common stock as a capital asset. Further, the tax discussion does not address all of the U.S. federal income tax consequences that may be relevant to CVC stockholders in light of their particular circumstances; nor does the discussion address the U.S. federal income tax consequences that may be applicable to taxpayers subject to special treatment under the Code, such as:

      o     Insurance companies;
      o     Financial institutions;
      o     Dealers in securities;
      o     Traders that mark to market;
      o     Tax-exempt organizations;
      o Stockholders who hold their shares as part of a hedge, appreciated financial position, straddle or conversion transaction;
      o Stockholders who acquired their CVC common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan;
      o     Stockholders whose functional currency is not the U.S. dollar; and
      o Foreign individuals (i.e., individuals who are not citizens or residents of the United States), foreign corporations, foreign partnerships or other foreign entities.

      No information is provided in this document with respect to the tax consequences, if any, of the merger under applicable foreign, state, local and other tax laws. The tax opinions described above and this tax discussion are based upon the provisions of the Code, applicable Treasury regulations, and Internal Revenue Service rulings and judicial decisions, as in effect as of the date of this document. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes or interpretations could apply retroactively, will not affect the accuracy of the statements or conclusions set forth in the tax opinions summarized above or in this tax discussion. No rulings have been or will be sought from the Internal Revenue Service concerning the tax consequences of the merger and the opinions of counsel described above and this tax discussion as to the material U.S. federal income tax consequences of the merger will not be binding on the Internal Revenue Service or any court.

      The tax opinions described above and this tax discussion do not purport to contain a complete analysis or discussion of all potential tax effects relevant to the merger. Thus, CVC stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other applicable tax laws and the effect of any proposed changes in the tax laws. Foreign stockholders, if any, who hold or have held, actually or constructively, five percent of the outstanding capital stock of CVC, should consult their tax advisor regarding, among other things, the consequences of the merger under the Foreign Investment In Real Property Tax Act, including any reporting requirements that may apply.

      The material U.S. federal income tax consequences of the merger, assuming the accuracy of the tax opinions described above, are as follows:

      o     The merger will constitute a "reorganization" as described in section 368(a) of the Code.

      o CVC stockholders will not recognize any gain or loss upon the exchange of their CVC common stock solely for shares of Veeco common stock pursuant to the merger, except for gain resulting from the receipt of cash they receive instead of a fractional share of Veeco common stock.

      o The aggregate tax basis of the shares of Veeco common stock received solely in exchange for shares of CVC common stock pursuant to the merger, including a fractional share of Veeco common stock for which cash is received, will be the same as the aggregate tax basis of the shares of CVC common stock exchanged for them.

      o The holding period for shares of Veeco common stock received in exchange for shares of CVC common stock pursuant to the merger will include the holding period of the shares of CVC common stock exchanged for them.

      o CVC stockholders who receive cash instead of a fractional share of Veeco common stock will be treated as having received the fractional share in the merger and then as having the fractional share redeemed by Veeco in a distribution under section 302 of the Code. Accordingly, these stockholders should generally recognize gain or loss equal to the difference, if any, between the tax basis of the fractional share and the amount of cash received. The gain or loss generally will be capital gain or loss and, in the case of individuals, long-term capital gain or loss eligible for reduced rates of taxation if the CVC stock exchanged has been held for more than one year.

      Other Tax Matters. It is a condition to the obligations of Veeco and CVC to consummate the merger that Dewey Ballantine LLP and Kaye, Scholer, Fierman, Hays & Handler, LLP each render an opinion to its respective clients, dated as of the date of the merger, confirming its opinion to the effect that the merger will constitute a "reorganization" as described in section 368(a) of the Code.

ACCOUNTING TREATMENT OF THE MERGER

      Veeco intends to account for the merger as a "pooling of interests" for financial reporting and accounting purposes, under generally accepted accounting principles. After the merger, the results of operations of CVC will be included in the consolidated financial statements of Veeco.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

      The merger is subject to the requirements of the HSR Act, which prevents some transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods are terminated or expire. Veeco, CVC and certain other persons have filed the required information and materials with the Antitrust Division of the Department of Justice and the Federal Trade Commission and the applicable waiting period has expired or been terminated. The requirements of the HSR Act will be satisfied if the merger is completed within one year after the termination or expiration of this waiting period.

      At any time before or after the closing of the merger, the Antitrust Division of the Department of Justice, the Federal Trade Commission, as well as a foreign regulatory agency or government could challenge the merger and take action under applicable antitrust laws. Other persons could take action under applicable antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, even if the applicable waiting period under the HSR Act expired or was terminated, any state could take action under applicable antitrust laws. A challenge could be made to the mergers and, if such a challenge is made, CVC and Veeco might not prevail.

      Neither Veeco nor CVC is aware of any other material governmental or regulatory approval required for closing the merger, other than the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and compliance with the DGCL. See "The Merger Agreement - Certain Covenants - Antitrust Matters."

CLOSING AND EFFECTIVENESS OF THE MERGER

      The merger will be completed no later than the second business day following the date on which all of the conditions to closing of the merger are satisfied or waived, including the approval and adoption of the merger agreement and approval of the merger by the CVC stockholders and the approval and adoption of the merger agreement and approval of the merger by the Veeco stockholders. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware.

                              THE MERGER AGREEMENT

      THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN MATERIAL PROVISIONS OF THE MERGER AGREEMENT. THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. WE URGE YOU TO CAREFULLY REVIEW THE MERGER AGREEMENT.

GENERAL

      The merger agreement provides that, following (i) the approval and adoption of the merger agreement and approval of the merger by the stockholders of CVC, (ii) the approval of the issuance by Veeco of shares of its common stock in the merger by the stockholders of Veeco and (iii) the satisfaction or waiver of the other conditions to the merger, Acquisition will be merged with and into CVC, the separate existence of Acquisition will cease and CVC will continue as the Surviving Corporation. Following completion of the merger, CVC will be a direct wholly-owned subsidiary of Veeco. As a result of the merger, the Surviving Corporation will possess all the property, rights and franchises of CVC and Acquisition, and will be subject to all the debts, restrictions and duties of CVC and Acquisition.

EFFECTIVE TIME OF THE MERGER

      The merger agreement provides that the closing of the merger will take place no later than the second business day after satisfaction or waiver of the conditions to the merger (unless another time is agreed to by the parties). At such time CVC and Veeco will file a certificate of merger with the Secretary of State of Delaware and make all other filings or recordings required by the DGCL in connection with the merger. The merger will become effective upon such filing with the Secretary of State of Delaware or at such later time as is specified in the certificate of merger. If the stockholders of CVC and Veeco approve the merger, the Effective Time is expected to occur as soon as practicable following the CVC special meeting and the Veeco special meeting. We currently anticipate that the merger will occur shortly after the CVC special meeting and Veeco special meeting.

MERGER CONSIDERATION

      General. At the Effective Time, each share of CVC common stock outstanding immediately prior to the Effective Time will be converted into the right to receive 0.43 shares of Veeco common stock. Veeco will not issue fractional shares of Veeco common stock in exchange for shares of CVC common stock in the merger, but rather, will pay a holder of shares of CVC common stock an appropriate amount of cash in lieu of any fractional shares otherwise issuable. Such cash amount will be based upon the closing price per share of Veeco common stock on the trading day immediately preceding the Effective Time.

      No Appraisal Rights. In connection with the merger, CVC stockholders are not entitled to appraisal rights under the DGCL.

      Exchange of Certificates. On or prior the closing date of the merger, Veeco will select a reputable bank or trust company or bank to act as exchange agent in the merger (the "Exchange Agent"). Promptly after the Effective Time, Veeco will deposit with the Exchange Agent certificates representing the shares of Veeco common stock issuable in the merger and cash sufficient to make payments in lieu of fractional shares in the merger (collectively, the "Merger Consideration").

      As soon as is reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of an outstanding certificate which, before the merger, represented CVC common stock: (i) a letter of transmittal and
(ii) instructions for use in effecting the surrender of the certificate(s) for the Merger Consideration. Upon surrender of such certificate(s) to the Exchange Agent, together with a properly completed letter of transmittal covering such shares and other customary documentation, the holder of such certificate(s) will be entitled to receive the Merger Consideration in respect of such shares. As of the Effective Time, all shares of CVC common stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist. Each holder of a certificate previously representing any such shares of CVC common stock will cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration, without interest, upon surrender of the certificate(s) representing such shares of CVC common stock, as contemplated by the Merger Agreement. STOCKHOLDERS OF CVC SHOULD NOT FORWARD THEIR CVC STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL. STOCKHOLDERS OF CVC SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

      CVC Options. At the Effective Time, each outstanding option to purchase shares of CVC common stock will be assumed by Veeco and converted, in accordance with its terms, into an option to purchase the number of shares of Veeco common stock equal to 0.43 multiplied by the number of shares of CVC common stock which could have been obtained immediately prior to the merger upon the exercise of such option, rounded to the nearest whole share. Following the Effective Time, the exercise price under any such option will be equal to the exercise price per share of CVC common stock thereunder immediately prior to the Effective Time, divided by 0.43, rounded to the nearest whole cent. In general, the other terms and conditions of each CVC option will continue to apply in accordance with their terms. On the closing date of the merger, Veeco will file a registration statement on

Form S-8 with the SEC relating to the shares of Veeco common stock issuable upon the exercise of CVC options assumed by Veeco in the merger.

REPRESENTATIONS AND WARRANTIES

      Representations and Warranties of CVC. The merger agreement contains various representations and warranties of CVC regarding CVC and its subsidiaries as to, among other things:

      o Due organization, existence and good standing, corporate power and authority, and qualifications or licensing to do business;

      o     Capitalization and ownership of CVC's subsidiaries;

      o Capitalization of CVC, including the number of shares of CVC's capital stock outstanding, the number of shares issuable upon the exercise of options and warrants, and obligations to repurchase or redeem any equity securities;

      o The authorization, execution and delivery of the merger agreement and the validity and enforceability thereof;

      o The absence of violations, breaches or defaults under charter documents, laws, orders or agreements resulting from the execution and delivery of the merger agreement and compliance therewith;

      o     Consents and approvals necessary for consummation of the merger;

      o Compliance with the Securities Act and the Exchange Act in connection with documents filed by CVC with the SEC and the fair presentation, in conformity with generally accepted accounting principles, of the consolidated financial position of CVC by the financial statements included in the documents filed by CVC with the SEC;

      o     The absence of undisclosed material liabilities;

      o     The absence of certain changes or events since September 30, 1999;

      o     The absence of pending litigation and court orders or judgments;

      o     Compliance with laws;

      o     Compliance with respect to certain ERISA matters;

      o     Certain tax matters;

      o     Certain labor matters;

      o The identification of, and certain matters relating to, material agreements;

      o Certain matters relating to the intellectual property owned or used by CVC;

      o The absence of any actions that would preclude Veeco from accounting for the merger as a "pooling of interests";

      o     Certain matters relating to environmental liabilities;

      o Arrangements with investment bankers or brokers, including arrangements with Lehman Brothers Inc.;

      o The receipt of an opinion from Lehman Brothers Inc., on the date of CVC's Board of Director's approval of the merger agreement, as to the fairness of the exchange ratio in the merger to the holders of CVC common stock from a financial point of view; and

      o The CVC Board of Directors' approval of, and their recommendation that CVC stockholders approve, the merger agreement and the merger.

      The representations and warranties of CVC set forth in the merger agreement are subject to exceptions set forth in a disclosure schedule delivered by CVC to Veeco and Acquisition dated the date of the merger agreement, and to matters otherwise disclosed in the documents filed by CVC with the SEC.

      Representations and Warranties of Veeco and Acquisition. The merger agreement also contains various representations and warranties of Veeco and Acquisition as to, among other things:

      o Due organization, existence and good standing, corporate power and authority to do business;

      o The authorization, execution and delivery of the merger agreement and the validity and enforceability thereof;

      o The absence of violations, breaches or defaults under charter documents, laws, orders or agreements resulting from the execution and delivery of the merger agreement and compliance therewith;

      o     Consents and approvals necessary for consummation of the merger;

      o Compliance in all material respects with the Securities Act and the Exchange Act in connection with the documents filed by Veeco with the SEC and the fair presentation, in conformity with generally accepted accounting principles, of the consolidated financial position of Veeco by financial statements included in the documents filed by Veeco with the SEC;

      o     The absence of certain changes or events since September 30, 1999;

      o     Absence of undisclosed material liabilities.

      o The capitalization of Veeco, including the number of shares of Veeco's capital stock outstanding and the number of shares issuable upon the exercise of options;

      o     The absence of pending litigation and court orders or judgments;

      o     Certain tax matters;

      o     Certain matters relating to environmental liabilities;

      o The absence of any actions that would preclude Veeco from accounting for the merger as a "pooling of interests";

      o The receipt of an opinion from Banc of America Securities LLC, on the date of Veeco's Board of Director's approval of the merger agreement, as to the fairness of the exchange ratio in the merger to Veeco from a financial point of view;

      o The Veeco Board of Director's approval of, and their recommendation that Veeco stockholders approve, the issuance of shares of Veeco common stock in the merger.

      o Certain matters relating to the intellectual property owed or used by Veeco.


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

      o     Compliance with laws; and

      o Arrangements with investment bankers or brokers, including arrangements with Banc of America Securities LLC.

      The representations and warranties of Veeco and Acquisition set forth in the merger agreement are subject to exceptions set forth in a disclosure schedule delivered by Veeco to CVC dated the date of the merger agreement, and to matters otherwise disclosed in the documents filed by Veeco with the SEC.

      Survival of Representations and Warranties. None of the representations and warranties of the parties under the merger agreement or in any certificate delivered pursuant to the merger agreement will survive the completion of the merger.

CERTAIN COVENANTS

      Interim Operations. CVC and Veeco have agreed that, prior to the Effective Time, they will conduct their businesses only in the usual, regular and ordinary course in substantially the same manner as conducted before the signing of the merger agreement. CVC and Veeco have also agreed to attempt to preserve unimpaired at the Effective Time their goodwill and ongoing businesses by using their reasonable best efforts to: (i) keep intact their business organizations as of the date of the merger agreement, (ii) keep available the services of their officers and key employees, as of the date of the merger agreement, and
(iii) preserve their business relationships and good will with customers, suppliers, distributors, licensors, licensees, landlords and others with whom they have business dealings. CVC has agreed, prior to the Effective Time, to confer with Veeco concerning material operational matters and to report to Veeco periodically concerning the status of CVC's business, operations and finances. Further, CVC and Veeco have specifically agreed not to do, cause or permit any of the following to occur without the prior written consent of the other (which consent is not to be unreasonably withheld or delayed):

      o Cause or permit amendments to their certificates of incorporation or bylaws;

      o Declare or pay dividends or make other distributions on their capital stock, or split, combine or reclassify any of their capital stock or issue any securities in exchange or substitution for shares of their capital stock;

      o Repurchase or otherwise acquire any shares of their capital stock, except from former employees, directors and consultants in accordance with agreements in effect on the date of the merger agreement relating to repurchase of shares on termination of service;

      o Issue any shares of capital stock or any securities convertible into or exchangeable or exercisable for shares of its capital stock, other than under option plans or options or other convertible securities outstanding on the date of the merger agreement;

      o Take or fail to take any action which would interfere with Veeco's ability to account for the merger as a "pooling of interests";

      o Take or fail to take any action that would reasonably be expected to cause the merger to fail to qualify as a reorganization as described in Section 368(a) of the Code; or

      o Generally, take any action that would make any of their respective representations and warranties under the merger agreement materially untrue or incorrect or prevent them from performing their respective covenants under the merger agreement in any material respect.

      Access. Until the Effective Time, CVC and Veeco have agreed to provide each other with reasonable access to their respective properties, books, records, tax returns, contracts, information and personnel upon


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

reasonable request. However, if either party is prohibited from disclosing confidential information to another party by law or preexisting confidentiality obligations, then such party will inform the other party of such prohibition and the parties will work together to resolve any related due diligence matters without violating such laws or confidentiality obligations, including to obtain third party consents to such disclosure, if appropriate.

      Pooling. Both Veeco and CVC have agreed not to take and to cause their respective subsidiaries not to take, any action that would adversely affect the ability of Veeco to account for the merger as a "pooling of interests", and to use all reasonable efforts to attempt to ensure that none of their Affiliates takes any such action. Also, CVC has agreed to provide PricewaterhouseCoopers LLP, independent public accountants to CVC, and Veeco has agreed to provide to Ernst & Young LLP, independent public accountants to Veeco, certain information and letters reasonably requested by these accounting firms to permit them to deliver certain letters called for by the merger agreement relating to the availability of "pooling of interests" accounting treatment for the merger.

      CVC Board Nominees. Veeco has agreed that, if the merger is completed, as of the Effective Time, Christine Whitman and Douglas Kingsley will be appointed directors of Veeco.

      Whitman Employment Agreement. Veeco has agreed that, under her employment agreement with Veeco, as of the Effective Time, Christine Whitman, the current Chairman, Chief Executive Officer and President of CVC, will become Veeco's President and Chief Operating Officer.

      Employee Benefits. Veeco has agreed that all employees of CVC and its subsidiaries who continue employment with Veeco, the Surviving Corporation or another subsidiary of Veeco after the merger (a "Continuing Employee") will be eligible to continue to participate in the Surviving Corporation's health, vacation and other non-equity based employee benefit plans, subject to Veeco's right to amend such plans in accordance with their terms. If Veeco or the Surviving Corporation terminates any such employee benefit plan, then, subject to any necessary transition period, any affected Continuing Employee will be eligible to participate in Veeco's health, vacation and other non-equity based employee benefit plans to substantially the same extent as employees of Veeco in similar positions and at similar grade levels.

      Disclosure. Veeco and CVC have agreed to consult with each other before issuing any press release or otherwise making any public statement with respect to the merger or the other transactions contemplated by the merger agreement. Neither Veeco nor CVC will make any disclosure regarding the merger or the transactions contemplated by the merger agreement unless the other party has approved the disclosure or the party seeking to make the disclosure has been advised in writing by its outside legal counsel that the disclosure is required by law.

      Antitrust Matters. As contemplated by the merger agreement, CVC and Veeco have filed the required notifications and materials under HSR Act. Under the merger agreement, CVC and Veeco agreed to respond as promptly as practicable to
(i) any inquiries or requests received from the federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other governmental authority in connection with antitrust or related matters. Veeco and CVC also agreed to coordinate and keep one another informed in connection with proceedings and communications with, and actions by, the Federal Trade Commission, the Department of Justice or any other governmental authority regarding the merger.

      Except as may be prohibited by any governmental authority or by any law, CVC and Veeco have agreed (i) to consult and cooperate with one another in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal proceeding under or relating to the HSR Act or any other antitrust or fair trade law and (ii) to permit authorized representatives


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

of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental authority in connection with any such legal proceeding.

      At the request of Veeco, CVC shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its subsidiaries' ability to retain, any of the businesses, product lines or assets of CVC or any of its subsidiaries, provided that any such action is conditioned upon the consummation of the merger and such action, when taken together with any similar action by Veeco, would not have a Material Adverse Effect on Veeco at and after the Effective Time. If requested by any governmental authority, Veeco shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its subsidiaries' ability to retain, any of the businesses, product lines or assets of Veeco or any of its subsidiaries, provided, that (i) any such action is conditioned upon the consummation of the merger, (ii) in Veeco's reasonable judgment, absent the taking of such action a required Consent or approval of such governmental authority to the consummation of the merger will not be obtained and (iii) in the reasonable judgment of Veeco, such action will not materially affect the business or operations of Veeco.

      Affiliate Agreements. CVC and Veeco have agreed to use all reasonable efforts to cause each of their respective Affiliates to enter into agreements ("Affiliate Agreements") prior to the date of the mailing of this joint proxy statement/prospectus that restrict the transfer of shares of CVC common stock and shares of Veeco common stock held by these Affiliates in a manner that is intended to preserve the availability of "pooling of interests" accounting for the merger. Generally, among other things, an Affiliate who executes an Affiliate Agreement agrees not to transfer any shares of Veeco common stock or CVC common stock held by such Affiliate for a 30-day period prior to the Effective Time and until, after the Effective Time, Veeco has publicly announced financial results covering at least 30 days of combined operations of CVC and Veeco after the merger. Transfers by such Affiliates of Veeco common stock or CVC common stock during such period could have the effect of rendering "pooling of interests" accounting unavailable for the merger. See "Risk Factors - Risks Related to the Merger and Receipt of Veeco Stock - Loss of "Pooling of Interests" Accounting Treatment for the Merger Would Harm the Financial Results of the Combined Company" on page 13.

      Other Covenants. The merger agreement contains additional covenants of Veeco, Acquisition and CVC customary for transactions of this type, including covenants relating to (i) the parties' obligation to use their best efforts to obtain consents to the consummation of the merger, (ii) CVC's obligation to continue to file its tax returns and pay its taxes and debts as they become due;
(iii) the obligation of the parties to give notice in the event they become aware of breaches, or circumstances that could lead to breaches, of representations and warranties or covenants; (iv) repayment before the Effective Time of indebtedness owed to CVC and its subsidiaries by their Affiliates; (v) compliance by Veeco with "blue sky" laws in connection with the merger; and (vi) further assurances.

      Further, the merger agreements contains covenants relating to matters discussed elsewhere in this joint proxy statement/prospectus, including:

      o Veeco's obligations with respect to assumption of CVC stock options in connection with and following the completion of the merger;

      o Veeco's obligations with respect to the continuation of existing indemnification arrangements relating to CVC's officers and directors as of the date of the merger agreement, and Veeco's obligations with respect to the continuation of a directors' and officers' liability insurance policy for such persons.

NO SOLICITATION

      No Solicitation - CVC. Until the merger is completed or the merger agreement is terminated, CVC has agreed not to take any of the following actions directly or indirectly:


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      o     Solicit, initiate, encourage, induce or facilitate the making, submission or announcement of a CVC Acquisition Proposal (as defined below);

      o Take any action that could reasonably be expected to lead to a CVC Acquisition Proposal;

      o Furnish information regarding CVC or its subsidiaries to any person or entity in connection with or in response to a CVC Acquisition Proposal or an inquiry or indication of interest that could lead to a CVC Acquisition Proposal;

      o Engage in discussions or negotiations with any person or entity with respect to a CVC Acquisition Proposal;

      o     Approve, endorse or recommend any CVC Acquisition Proposal; or

      o Enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any CVC Acquisition Proposal.

      A "CVC Acquisition Proposal" means an offer, proposal, inquiry or indication of interest contemplating or otherwise relating to a CVC Acquisition Transaction, and a "CVC Acquisition Transaction" is any of the following:

      o A merger, consolidation, statutory share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving CVC or a subsidiary of CVC in which CVC's or such subsidiary's stockholders immediately before the transaction hold less than 80% of the total equity interests in the surviving entity of the transaction;

      o Any sale or other disposition of any business or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of CVC or a subsidiary of CVC; or

      o     Any liquidation or dissolution of CVC or a subsidiary of CVC.

      If, however, before the adoption of the merger agreement by CVC's stockholders, CVC receives a bona fide unsolicited written CVC Acquisition Proposal and CVC's Board of Directors reasonably determines in good faith after due consideration that such CVC Acquisition Proposal would reasonably be likely to result in a Superior CVC Proposal (as defined below), then CVC can engage in discussions and take any other actions that may be reasonably required for the purpose of becoming informed regarding such CVC Acquisition Proposal, provided that:

      o Neither CVC nor any representative of CVC has violated their nonsolicitation and related obligations under the merger agreement;

      o CVC's Board of Directors concludes in good faith that such action is required in order for the CVC Board of Directors to comply with its fiduciary obligations to CVC's stockholders under applicable law, after having taken into account, among other relevant considerations, the written advice of its outside legal counsel; and

      o Before any such discussions or other action, CVC receives from the person or entity making the CVC Acquisition Proposal an executed confidentiality arrangement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or entity by or on behalf of CVC and containing "standstill" provisions no less favorable to CVC than those contained in the confidentiality agreement entered into between CVC and Veeco.

      A "Superior CVC Proposal" means an unsolicited, bona fide, written offer made by a third party to purchase all outstanding CVC common stock on terms that CVC's Board of Directors determines to be more


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

favorable to CVC's stockholders than the terms of the merger, in its reasonable judgment, after having taken into account, among other relevant considerations, a written opinion of an independent financial advisor of nationally recognized reputation; provided, that, any such offer will not be a Superior CVC Proposal if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

      CVC has agreed to inform Veeco promptly of any request for non-public information or any other inquiry that could lead to a CVC Acquisition Proposal, or of any CVC Acquisition Proposal, and the identity of the party making the CVC Acquisition Proposal, request or inquiry, and the material terms of the CVC Acquisition Proposal, request or inquiry. CVC has also agreed to keep Veeco informed as to the status and details of the CVC Acquisition Proposal, request or inquiry.

      No Solicitation - Veeco. Until the merger is completed or the merger agreement is terminated, Veeco has agreed not to take any of the following actions directly or indirectly:

      o Solicit, initiate, encourage, induce or facilitate the making, submission or announcement of a Veeco Acquisition Proposal (as defined below);

      o Take any action that could reasonably be expected to lead to a Veeco Acquisition Proposal;

      o Furnish information regarding Veeco or its subsidiaries to any person or entity in connection with or in response to a Veeco Acquisition Proposal or an inquiry or indication of interest that could lead to a Veeco Acquisition Proposal;

      o Engage in discussions or negotiations with any person or entity with respect to a Veeco Acquisition Proposal;

      o     Approve, endorse or recommend any Veeco Acquisition Proposal; or

      o Enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Veeco Acquisition Proposal.

      A "Veeco Acquisition Proposal" means an offer, proposal, inquiry or indication of interest contemplating or otherwise relating to a Veeco Acquisition Transaction, and a "Veeco Acquisition Transaction" is any of the following:

      o A merger, consolidation, statutory share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Veeco or a subsidiary of Veeco in which Veeco's or any such subsidiary's stockholders immediately before the transaction hold less than 80% of the total equity interests in the surviving entity of the transaction;

      o Any sale or other disposition of any business or assets that constitute or account for 20% or more lf the consolidated net revenues, net income or assets of Veeco or a subsidiary of Veeco; or

      o     Any liquidation or dissolution of Veeco or a subsidiary of Veeco.

      However, before the adoption of the merger agreement by Veeco's stockholders, Veeco can engage in discussions and take any other actions that may be reasonably required for the purpose of becoming informed with respect to, a bona fide unsolicited written Veeco Acquisition Proposal that is submitted to Veeco (and not withdrawn) if Veeco's Board of Directors reasonably determines in good faith after due consideration that such Veeco Acquisition Proposal would reasonably be likely to result in a Superior Veeco Proposal (as defined below) if:


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

      o Neither Veeco nor any representative of Veeco has violated their nonsolicitation and related obligations under the merger agreement; and

      o Before any such discussions or other action, Veeco receives from the person or entity making the Veeco Acquisition Proposal an executed confidentiality arrangement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or entity by or on behalf of Veeco and containing "standstill" provisions no less favorable to Veeco than those contained in the confidentiality agreement entered into between Veeco and CVC.

      A "Superior Veeco Proposal" means an unsolicited, bona fide, written offer by a third party to purchase all outstanding shares of Veeco common stock on terms that the Board of Directors of Veeco determines make it more favorable to the stockholders of Veeco for Veeco to consummate that transaction than for Veeco to consummate the merger. The Board of Directors must make this determination in its reasonable judgement after taking into account, among other relevant considerations, a written opinion of an independent financial advisor of nationally recognized reputation.

      Veeco has agreed to inform CVC promptly of any request for non-public information or any other inquiry that could lead to a Veeco Acquisition Proposal, or of any Veeco Acquisition Proposal, and the identity of the party making the Veeco Acquisition Proposal, request or inquiry, and the material terms of the Veeco Acquisition Proposal, request or inquiry. Veeco has also agreed to keep CVC informed as to the status and details of the Veeco Acquisition Proposal, request or inquiry.

BOARD RECOMMENDATIONS

      Calling CVC Special Meeting; Recommendation of CVC Board. Under the merger agreement, CVC agreed to call the CVC special meeting as soon as is practicable after the registration statement of which this joint proxy statement/prospectus forms a part is declared effective under the Securities Act by the SEC.

      Under the merger agreement, CVC has agreed that this joint proxy statement/prospectus will include a statement to the effect that CVC's Board of Directors unanimously recommends that CVC's stockholders vote to adopt the merger agreement at the CVC special meeting. Further, CVC has agreed that such recommendation to CVC's stockholders by CVC's Board of Directors will not be withdrawn or modified in a manner adverse to Veeco unless, at any time prior to the adoption of the merger agreement by CVC's stockholders the following occurs:

      o A proposal to acquire (by merger or otherwise) all of the outstanding shares of CVC common stock is made to CVC and is not withdrawn;

      o CVC provides Veeco with at least five business days' notice of any meeting of CVC's Board of Directors at which CVC's Board of Directors will consider and determine whether such offer is a Superior CVC Proposal;

      o CVC's Board of Directors determines in good faith that such offer constitutes a Superior CVC Proposal (after taking into account, among other relevant considerations, a written opinion of an independent financial advisor of nationally recognized reputation);

      o CVC's Board of Directors determines in good faith, after having taken into account, among other relevant considerations, the written advice of CVC's outside legal counsel that, in light of such Superior CVC Proposal, the withdrawal or modification of the CVC Board of Directors' recommendation is required in order for CVC's Board of Directors to comply with its fiduciary obligations to CVC's stockholders under applicable law; and


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

      o Neither CVC nor any of its representatives has violated its nonsolicitation and related obligations under the merger agreement.

      Under the merger agreement, even if CVC's Board of Directors withdraws or modifies its recommendation of the merger in the manner discussed above, CVC will remain obligated to call and hold the CVC special meeting for CVC's stockholders to consider and vote upon the merger agreement and the merger. Accordingly, due to the voting arrangements in place between Veeco and certain CVC stockholders holding more than a majority of the outstanding shares of CVC common stock, even if CVC's Board of Directors withdraws or modifies its recommendation of the merger in a manner adverse to Veeco, it is likely that (i) the CVC special meeting will take place; (ii) the merger will be approved by CVC's stockholders and (iii) the merger will be completed.

      Calling Veeco Special Meeting; Recommendation of Veeco Board. Under the merger agreement, Veeco agreed to call the Veeco special meeting on the same date as the CVC special meeting is held or as soon as is practicable thereafter.

      Under the merger agreement, Veeco has agreed that this joint proxy statement/prospectus will include a statement to the effect that Veeco's Board of Directors unanimously recommends that Veeco's stockholders vote to approve the issuance of shares of Veeco common stock in connection with the merger at the Veeco special meeting. Further, Veeco has agreed that such recommendation to Veeco's stockholders by Veeco's Board of Directors will not be withdrawn or modified in a manner adverse to CVC unless, at any time prior to the adoption of the merger agreement by Veeco's stockholders the following occurs:

      o A proposal to acquire (by merger or otherwise) all of the outstanding shares of Veeco common stock is made to Veeco and is not withdrawn;

      o Veeco provides CVC with at least five business days' notice of any meeting of Veeco's Board of Directors at which Veeco's Board of Directors will consider and determine whether such offer is a Superior Veeco Proposal;

      o Veeco's Board of Directors determines in good faith that such offer constitutes a Superior Veeco Proposal (after taking into account, among other relevant considerations, a written opinion of an independent financial advisor of nationally recognized reputation); and

      o Neither Veeco nor any of its representatives has violated its nonsolicitation and related obligations under the merger agreement.

      Under the merger agreement, even if Veeco's Board of Directors withdraws or modifies its recommendation of the merger in the manner discussed above, Veeco will remain obligated to call and hold the Veeco special meeting for Veeco's stockholders to consider and vote upon the merger agreement and the merger.

CONDITIONS TO THE MERGER

      Conditions to the Obligations of Each Party. The obligations of CVC, Veeco and Acquisition to complete the merger are subject to the satisfaction of the following conditions:

      o The registration statement of which this joint proxy statement/prospectus forms a part shall have been declared effective under the Securities Act and not be subject to any stop order or any proceeding seeking a stop order;

      o The merger agreement and the merger shall have been approved by the requisite vote of the outstanding shares of CVC common stock,


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

      o The issuance of shares of Veeco common stock in the merger shall have been approved by the requisite vote of the outstanding shares of Veeco common stock;

      o No suit, action or other legal proceeding by any domestic governmental authority, or injunction or final judgment shall be pending on the date of the closing of the merger before any court or governmental authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the merger or the merger agreement;

      o The shares of Veeco common stock to be issued in the merger shall have been approved for listing (subject to notice of issuance) on The Nasdaq National Market;

      o The applicable waiting period under the HSR Act relating to the merger shall have expired or been terminated and any similar waiting period under or consent required by any applicable foreign antitrust law or regulation shall have been obtained (other than where the failure for such foreign waiting period to have expired or foreign consent to have been obtained would not be material to either Veeco or CVC); and

      o PricewaterhouseCoopers LLP, independent accountants for CVC, shall have delivered to CVC and Ernst & Young LLP, independent public accountants for Veeco, a letter regarding PricewaterhouseCooper's lack of awareness of any fact relating to CVC that would preclude Veeco from accounting for the merger as a "pooling of interests", and Ernst & Young shall have delivered to Veeco an opinion (reasonably satisfactory to Veeco and CVC) to the effect that the merger can be accounted for as a "pooling of interests."

      As of the date of this joint proxy statement/prospectus, the waiting period under the HSR Act has expired or been terminated.

      Conditions to the Obligations of Veeco and Acquisition. The obligations of Veeco and Acquisition to complete the merger are subject to the satisfaction or waiver of the following further conditions:

      o CVC shall have performed and complied in all material respects with its covenants, agreements and conditions required by the merger agreement to be performed and complied with it on or prior to the closing date of the merger;

      o The representations and warranties of CVC in the merger agreement shall be accurate in all respects as of the closing date of the merger as if made on and as of that date without regard to: (i) any materiality qualifications in any representation or warranty and
            (ii) updates to CVC's disclosure schedules since the date of the merger agreement, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to such inaccuracies do not constitute and would not reasonably be expected to have a Material Adverse Effect (as defined below) on CVC;

      o All consents and approvals required to be obtained in connection with the merger shall have been obtained and shall be in full force and effect, other than consents or approvals the failure of which to be obtained would not result, individually or in the aggregate, in a Material Adverse Effect on CVC or Veeco;

      o Veeco shall have received executed Affiliate Agreements from each CVC Affiliate;

      o Christine Whitman's employment agreement with Veeco shall have been executed and shall be in full force and effect;


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      o     Veeco shall have received a legal opinion from Kaye, Scholer,
            Fierman, Hays & Handler, LLP that the merger will qualify as a reorganization as described in Section 368(a) of the Code; and

      o There shall have been no Material Adverse Effect with respect to CVC and no condition shall exist that could be reasonably likely to result in such a Material Adverse Effect.

      As used in the merger agreement, a "Material Adverse Effect" means, with respect to CVC or Veeco (as applicable), a material adverse effect in the business, financial condition or results of operations of CVC or Veeco (as applicable) and their respective subsidiaries, taken as a whole; provided, that a Material Adverse Effect shall not be deemed to have occurred primarily as a result of fluctuations in (i) Veeco's or CVC's (as applicable) order rate, revenues or net income for any fiscal period prior to the consummation of the merger or (ii) the number of full-time employees of Veeco or CVC (as applicable).

      Ms. Whitman's employment agreement with Veeco was executed and delivered by her and by Veeco at the time of the execution of the merger agreement.

      Conditions to the Obligations of CVC. The obligation of CVC to complete the merger is subject to the satisfaction or waiver of the following further conditions:

      o Veeco and Acquisition shall have performed and complied in all material respects with their covenants, agreements and conditions required by the merger agreement to be performed and complied with them on or prior to the closing date of the merger;

      o The representations and warranties of Veeco and Acquisition in the merger agreement shall be accurate in all respects as of the closing date of the merger as if made on and as of that date without regard to (i) any materiality qualifications in any representation or warranty and (ii) updates to Veeco's disclosure schedules since the date of the merger agreement, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to such inaccuracies do not constitute and would not reasonably be expected to have a Material Adverse Effect on Veeco;

      o All consents and approvals of governmental authorities required to be obtained in connection with the merger shall have been obtained and shall be in full force and effect, other that consents or approvals the failure of which to be obtained would not result, individually or in the aggregate, in a Material Adverse Effect on Veeco;

      o CVC shall have received executed Affiliate Agreements from each Veeco Affiliate;

      o CVC shall have received a legal opinion from Dewey Ballantine LLP that the merger will qualify as a reorganization as described in
            Section 368(a) of the Code; and

      o There shall have been no Material Adverse Effect with respect to Veeco and no condition shall exist that could be reasonably likely to result in such a Material Adverse Effect.

TERMINATION OF THE MERGER AGREEMENT

      Termination by Veeco or CVC. Either Veeco or CVC may terminate the merger agreement prior to the Effective Time (whether before or after adoption of the merger agreement by CVC's stockholders and whether before or after the approval of the issuance of shares of Veeco common stock in the merger by Veeco's stockholders) as follows:

      o     By mutual written consent of CVC and Veeco;

      o If the merger has not been completed by August 31, 2000; provided, that a party cannot terminate the merger agreement for such reason if the failure for the merger to be completed is attributable to a failure of the party seeking to terminate the merger agreement to perform a material obligation required to be performed by that party at or before the Effective Time;

      o If a court or other governmental authority issues a final and nonappealable order, decree or ruling, or takes other action that permanently restrains, enjoins or otherwise prohibits the merger;

      o If a suit or action by a domestic governmental authority is pending in which it is sought to restrain or prohibit or to obtain damages in connection with the merger agreement or the transactions contemplated thereby;

      o If CVC's stockholders do not approve and adopt the merger agreement; provided, that a party cannot terminate the merger agreement for such reason if the failure to obtain the approval of CVC's stockholders is attributable to the failure of that party to perform any material obligation required to be performed by it at or before the Effective Time; or

      o If Veeco's stockholders do not approve the issuance of shares of Veeco common stock in the merger; provided, that a party cannot terminate the merger agreement for such reason if the failure to obtain the approval of Veeco's stockholders is attributable to the failure of that party to perform any material obligation required to be performed by it at or before the Effective Time.

      Termination by Veeco. Veeco may terminate the merger agreement prior to the Effective Time (whether before or after adoption of the merger agreement by CVC's stockholders and whether before or after the approval of the issuance of shares of Veeco common stock in the merger by Veeco's stockholders) as follows:

      o     If a CVC Triggering Event (as defined below) occurs;

      o If any of CVC's covenants contained in the merger agreement are breached (and such breach is not cured within fifteen days after notice thereof) and the effect of such breach is that CVC shall have performed and complied in all material respects with its covenants, agreements and conditions required by the merger agreement to be performed and complied with it on or prior to the closing date of the merger;

      o If CVC's representations and warranties are inaccurate as of the date of the merger agreement or become inaccurate as of a later date (as if made on such later date), with the effect that Veeco's closing condition described above relating to the accuracy of CVC's representations and warranties would not be satisfied; provided, that, if such breach is capable of cure, it has not been cured within fifteen days after notice thereof; or

      o If there is a Material Adverse Effect with respect to CVC from the date of the merger agreement to the closing date of the merger or there is exists any condition which could reasonably be expected to result in such a Material Adverse Effect; provided, that, in each case, the Material Adverse Effect is not reasonably capable of being cured before August 31, 2000.

      o     In the event of a Superior Veeco Proposal.

      A "CVC Triggering Event" will be deemed to have occurred if (i) the Board of Directors of CVC fails to recommend that CVC's stockholders vote to adopt the merger agreement or withdraws or modifies its recommendation in a manner adverse to Veeco; (ii) CVC fails to include in this joint proxy statement/prospectus its recommendation that CVC's stockholders adopt the merger agreement or a statement to the effect that the Board of Directors of CVC has determined that the merger is in the best interests of CVC's stockholders; (iii) the Board of Directors of CVC approves, endorses or recommends any CVC Acquisition Proposal; (iv) CVC enters into a letter of intent or similar document or any contract relating to a CVC Acquisition Proposal; (v) CVC fails to hold the CVC special meeting as promptly as practicable and in any event within 45 days after the registration statement of which this joint proxy statement/prospectus forms a part, unless a stop order is issued with respect to that registration statement or an injunction shall have been issued by a court or other governmental authority to restrain or prohibit consummation of the merger; or (vi) CVC or any of its subsidiaries or any representative of any of them violates in a material manner its nonsolicitation covenant set forth in the merger agreement.

      Termination by CVC. CVC may terminate the merger agreement prior to the Effective Time (whether before or after adoption of the merger agreement by CVC's stockholders and whether before or after the approval of the issuance of shares of Veeco common stock in the merger by Veeco's stockholders) as follows:

      o     If a Veeco Triggering Event (as defined below) occurs;

      o If any of Veeco's covenants contained in the merger agreement are breached (and such breach is not cured within fifteen days after notice thereof) and the effect of such breach is that Veeco shall not have performed and complied in all material respects with its covenants, agreements and conditions required by the merger agreement to be performed and complied with it on or prior to the closing date of the merger;

      o If Veeco's representations and warranties are inaccurate as of the date of the merger agreement or become inaccurate as of a later date (as if made on such later date), with the effect that CVC's closing condition described above relating to the accuracy of Veeco's representations and warranties would not be satisfied; provided, that, if such breach is capable of cure, it has not been cured within fifteen days after notice thereof; or

      o If there is a Material Adverse Effect with respect to Veeco from the date of the merger agreement to the closing date of the merger or there exists any condition which could reasonably be expected to result in such a Material Adverse Effect; provided, that, in each case, the Material Adverse Effect is not reasonably capable of being cured before August 31, 2000.

      A "Veeco Triggering Event" will be deemed to have occurred if (i) the Board of Directors of Veeco fails to recommend that Veeco's stockholders vote to approve the issuance of shares of Veeco common stock in the merger or withdraws or modified its recommendation in a manner adverse to CVC; (ii) Veeco fails to include in this joint proxy statement/prospectus its recommendation that Veeco's stockholders approve the issuance of shares of Veeco common stock in the merger or a statement to the effect that the Board of Directors of Veeco has determined that the merger is in the best interests of Veeco's stockholders; (iii) the Board of Directors of Veeco approves, endorses or recommends any Veeco Acquisition Proposal (as defined below); (iv) Veeco enters into a letter of intent or similar document or any contract relating to a Veeco Acquisition Proposal; (v)Veeco fails to hold the Veeco special meeting on the same date as the CVC special meeting or as promptly as practicable thereafter, and in any event within 5 days thereafter; or (vi) Veeco or any of its subsidiaries or any representative of any of them violates in a material manner its nonsolicitation covenant set forth in the merger agreement.

FEES AND EXPENSES

      Payment of Fees and Expenses. Generally, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring the fees or expenses (whether or not the merger is completed), except that Veeco and CVC will share equally the fees and expenses relating to (i) the filing of this joint proxy statement/prospectus and the related registration statement and (ii) the filing of the premerger notification and report forms required by the HSR Act and any notice or other document required to be filed under any foreign antitrust law or regulation.

      If CVC or Veeco breaches its representations, warranties or covenants in a manner that gives the non-breaching party the right to terminate the merger agreement, then, if the non-breaching party terminates the merger agreement, the breaching party must pay all of the fees (including attorneys' fees, accountants' fees, financial advisory fees and filing fees) and reasonable, documented out-of-pocket expenses previously and thereafter incurred by the terminating party in connection with the preparation and negotiation of the merger agreement and otherwise in connection with the merger.

      Termination Fees Payable by Veeco. Veeco will be required to pay CVC a termination fee of $4.0 million if Veeco or CVC terminates the merger agreement because Veeco's stockholders do not approve the merger.

      Veeco will be required to pay CVC a termination fee of $14.6 million if the merger agreement is terminated in the following circumstances:

      o By Veeco or CVC because Veeco's stockholders do not approve the issuance of shares of Veeco common stock in the merger if, at or prior to the time the merger agreement is so terminated, a Veeco Acquisition Proposal is disclosed, announced, commenced, submitted or made (this termination fee would be instead of the $4.0 million termination fee referred to above);

      o     By Veeco in the event of a Superior Veeco Proposal; or

      o     By CVC in the event of a Veeco Triggering Event.

      Termination Fees Payable by CVC. CVC will be required to pay Veeco a termination fee of $14.6 million if the merger agreement is terminated in the following circumstances:

      o By Veeco or CVC because CVC's stockholders do not approve the merger;

      o By Veeco in the event that CVC breaches its representations, warranties or covenants in a manner that gives Veeco the right to terminate the merger agreement if, at or prior to the time the merger agreement is so terminated, a CVC Acquisition Proposal is disclosed, announced, commenced, submitted or made.

      o     By Veeco in the event of a CVC Triggering Event.

AMENDMENT; WAIVER

      The merger agreement may be amended with the approval of CVC's Board of Directors and Veeco's Board of Directors at any time prior to the Effective Time. However, after CVC's stockholders and Veeco's stockholders have approved the merger agreement and the merger, no amendment may be made that by law or NASD regulation requires further approval of Veeco's or CVC's stockholders, without first obtaining such approval. Any amendment to the merger agreement must be in writing and must be signed by each of the parties thereto. Any waiver under the merger agreement must be in writing and must be signed by the party to be charged with that waiver.

                                OTHER AGREEMENTS

VOTING ARRANGEMENTS WITH CVC STOCKHOLDERS

      The following is a summary of material provisions of a voting agreement entered into by certain CVC stockholders with, and the related irrevocable proxies delivered by such stockholders to, Veeco. Copies of such voting agreement and the form of irrevocable proxy granted to Veeco by each CVC stockholder party thereto are attached as Appendix B to this joint proxy statement/prospectus. This summary does not purport to be complete, and is qualified in its entirety by reference to such documents. We urge you to carefully review such voting agreement and irrevocable proxies.

      At the time of the execution of the merger agreement, certain CVC stockholders holding approximately 52% of the outstanding shares of CVC common stock at that time entered into a voting agreement with Veeco. These CVC stockholders include, among others:

      o Seagate Technology, Inc., CVC's largest customer and largest stockholder.
      o     Nikko Tecno Co., Inc.
      o     Certain funds managed by Advent International Group.
      o Christine B. Whitman, CVC's Chairman, Chief Executive Officer and President and a CVC Director.
      o Emilio O. DiCataldo, CVC's Senior Vice President and Chief Financial Officer.
      o Mehrdad M. Moslehi, CVC's Senior Vice President and Chief Technology Officer.
      o     Christopher J. Mann, CVC's Senior Vice President, Marketing.

      As of the CVC Record Date, such stockholders held approximately 52% of the outstanding shares of CVC common stock. Under this voting agreement, such CVC stockholders agreed to vote the shares of CVC common stock held by them at that time, as well as any shares of CVC common stock acquired by them in the future (including upon the exercise of options, warrants or similar convertible or exchangeable securities and in connection with stock splits, stock dividends, recapitalizations and similar actions taken by CVC with respect to its common stock) in favor of the adoption of the merger agreement and the approval of the merger. These stockholders have also agreed to vote such shares of CVC common stock against any transaction or proposal that would in any manner impede, frustrate, prevent or nullify the merger, the merger agreement or any of the other transactions contemplated by the merger agreement. However, these CVC stockholders are not required to vote their CVC shares against a CVC Acquisition Proposal or in favor of the election of any CVC director. In addition, under this voting agreement such CVC stockholders have delivered to Veeco irrevocable proxies empowering Veeco to vote the shares of CVC common stock held by these CVC stockholders in favor of the merger agreement and the merger and against any such inconsistent proposal.

      Both the voting agreement and the irrevocable proxies terminate upon the earlier to occur of (i) the Effective Time and (ii) the termination of the merger agreement in accordance with its terms.

      None of the CVC stockholders who entered into voting agreements and granted irrevocable proxies received any additional consideration in exchange therefor.

      As a result of these voting agreements and irrevocably proxies, CVC and Veeco anticipate that, whether or not any other stockholders of CVC vote to approve the merger and the merger agreement at CVC's special meeting, the following will occur:

      o The shares of stock subject to the voting agreement and irrevocable proxies will be voted in favor of approval of the merger agreement and the merger;
      o The merger agreement will be approved by the requisite majority vote of outstanding shares of CVC common stock; and
      o Subject to the other conditions to the merger, the merger will occur.

VOTING ARRANGEMENTS WITH VEECO STOCKHOLDERS

      The following is a summary of a voting agreement entered into by certain Veeco stockholders with, and related irrevocable proxies delivered by such stockholders to, CVC. Copies of such voting agreement and the form of irrevocable proxy granted to CVC by each Veeco stockholder party thereto are attached as Appendix C to this joint proxy statement/prospectus. This summary does not purport to be complete and is qualified in its entirety by reference to such documents. We urge you to carefully review such voting agreement and irrevocable proxies.

      At the time of the execution of the merger agreement, the following Veeco stockholders holding approximately 0.7% of the outstanding shares of Veeco common stock at that time entered into a voting agreement with CVC:

      o Edward H. Braun, Veeco's Chairman, Chief Executive Officer and President and a Veeco Director.
      o John F. Rein, Jr., Veeco's Vice President-Finance and Chief Financial Officer.
      o     Emanuel Lakios, Veeco's President-Process Equipment.
      o Joseph Rivlin, Veeco's Executive Vice President, Worldwide Field Operations.

      As of the Veeco Record Date, such Veeco stockholders held approximately __% of the outstanding shares of Veeco common stock. Under this voting agreement, such Veeco stockholders agreed to vote the shares of Veeco common stock held by them at that time, as well as any shares of Veeco common stock acquired by them in the future (including upon the exercise of options, warrants or similar convertible or exchangeable securities and in connection with stock splits, stock dividends, recapitalizations and similar actions taken by Veeco with respect to its common stock) in favor of the adoption of the merger agreement and the approval of the merger. These stockholders have also agreed to vote such shares of Veeco common stock against any transaction or proposal that would in any manner impede, frustrate, prevent or nullify the merger, the merger agreement or any of the other transactions contemplated by the merger agreement. However, these Veeco stockholders are not required to vote their Veeco shares against a Veeco Acquisition Proposal or in favor of the election of any Veeco director. In addition, under this voting agreement such Veeco stockholders have delivered to CVC irrevocable proxies empowering CVC to vote the shares of Veeco common stock held by these Veeco stockholders in favor of the merger agreement and the merger and against any such inconsistent proposal.

      None of the Veeco stockholders who entered into the voting agreement and granted irrevocable proxies received any consideration in exchange therefor.

      Both the voting agreement and the irrevocable proxies terminate upon the earlier to occur of (i) the Effective Time and (ii) the termination of the merger agreement in accordance with its terms.

                    AMENDMENT TO VEECO'S AMENDED AND RESTATED
                    CERTIFICATE OF INCORPORATION TO INCREASE
              THE NUMBER OF AUTHORIZED SHARES OF VEECO COMMON STOCK

      Veeco's Amended and Restated Certificate of Incorporation authorizes the issuance of up to 25,000,000 shares of Veeco common stock. As of March 1, 2000, there were 18,082,518 shares of Veeco common stock issued and outstanding. As of December 31, 1999, there were 2,124,337 shares of Veeco common stock reserved for issuance upon exercise of stock options which have been granted pursuant to Veeco's employee and director stock option plans and under Veeco's employees stock purchase plan. In addition, as a result of the merger, Veeco will be obligated to issue approximately 5,000,000 shares of Veeco common stock in exchange for outstanding shares of CVC common stock and to reserve approximately 1,300,000 shares of Veeco common stock for issuance upon the exercise of CVC stock options and CVC warrants to be assumed by Veeco in the merger.

      At the Veeco special meeting, the Veeco stockholders will be asked to consider and vote upon a proposal, unanimously recommended by Veeco's Board of Directors, to amend Article 4 of Veeco's Amended and Restated Certificate of Incorporation, in order to increase the number of shares of Veeco common stock that Veeco has authority to issue from 25,000,000 shares to 40,000,000 shares. The purpose of the amendment is to provide Veeco with additional shares of Veeco common stock which may be used in connection with future acquisitions, for stock splits and stock dividends and for other corporate purposes, including the raising of additional capital, at times when the Board of Directors of Veeco, in its discretion, deems it advantageous to do so.

      Assuming the approval and effectiveness of the proposed amendment to Veeco's Amended and Restated Certificate of Incorporation and the completion of the merger, it is anticipated that Veeco will have approximately 14,000,000 authorized and unissued shares of Veeco common stock after the merger, which Veeco's Board of Directors would be able to authorize for issuance for the foregoing purposes, at any time, without obtaining further authorization from the holders of Veeco common stock, unless such authorization is required by applicable law, regulation or the rules of any stock exchange on which shares of Veeco's common stock may then be listed. Except as described above, no specific use of the additional shares of Veeco common stock is presently contemplated, although Veeco has considered additional acquisitions from time to time and reserves the right to use any additional authorized shares in the discretion of Veeco's Board of Directors. Holders of shares of Veeco common stock have no preemptive rights in connection with the issuance of additional shares of Veeco common stock. A VOTE IN FAVOR OF THE PROPOSAL TO AMEND VEECO'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION SHOULD NOT BE DEEMED TO BE A VOTE TO APPROVE THE MERGER.

      The issuance of additional shares of Veeco common stock may dilute the present equity ownership position of Veeco stockholders. The issuance of additional shares of Veeco common stock may, among other things, have a dilutive effect on Veeco's earnings per share and on the equity and voting power of existing Veeco stockholders and may adversely affect the market price of the Veeco common stock.

      The availability for issuance of additional shares of Veeco common stock could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of Veeco. The additional shares of Veeco common stock also could be utilized to render more difficult a merger or similar transaction, even it if appears to be desirable to a majority of the Veeco stockholders. Veeco is not aware of any pending or threatened efforts to obtain control of Veeco.

      If Veeco's stockholders do not approve the proposed amendment to Veeco's Amended and Restated Certificate of Incorporation, Veeco would not have enough authorized shares to cover the shares to be issued to CVC stockholders in the merger and to be reserved for issuance upon the exercise of CVC stock options and CVC warrants to be assumed by Veeco in the merger. In that case, Veeco could be deemed to be in violation of contractual provisions in the merger agreement which, if deemed material, could give rise to CVC's right to terminate the merger agreement. In the case of such a termination by CVC, Veeco could be required to pay CVC's fees and expenses incurred in connection with the merger agreement and the merger. In addition, Veeco would not have shares of Veeco common stock available for use in connection with the future acquisitions, for stock splits and stock dividends, and for other corporate purposes, including the raising of additional capital.

      THE FULL TEXT OF THE PROPOSED RESOLUTION AMENDING VEECO'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IS SET FORTH IN APPENDIX F HERETO AND THE DESCRIPTION OF THE PROPOSED AMENDMENT HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH APPENDIX F.

      The affirmative vote of the holders of a majority of the outstanding shares of Veeco common stock entitled to vote thereon will be required to amend Veeco's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Veeco common stock.

      THE BOARD OF DIRECTORS OF VEECO BELIEVES THAT APPROVAL OF THE AMENDMENT TO VEECO'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IS IN THE BEST INTERESTS OF VEECO AND VEECO'S STOCKHOLDERS. THE BOARD OF DIRECTORS OF VEECO RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF VEECO COMMON STOCK AS DESCRIBED ABOVE AT VEECO'S SPECIAL MEETING. IN THE EVENT THAT THE PROPOSED AMENDMENT IS NOT APPROVED BY VEECO'S STOCKHOLDERS AT THE VEECO SPECIAL MEETING, THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IN EFFECT AS OF THE DATE HEREOF WILL REMAIN IN FULL FORCE AND EFFECT.


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

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

      The following unaudited pro forma combined financial statements give effect to the merger under the "pooling of interests" method of accounting. The unaudited pro forma combined financial statements are based on the historical consolidated financial statements and notes thereto (as applicable) of Veeco and CVC which are included or incorporated by reference herein. The unaudited combined balance sheet assumes the merger took place on December 31, 1999 and combines Veeco's December 31, 1999 consolidated balance sheet with CVC's December 31, 1999 unaudited consolidated balance sheet. The unaudited pro forma combined statements of income assume the merger took place on January 1, 1997 and combine Veeco's consolidated statements of income for the years ended December 31, 1999, 1998 and 1997 with CVC's consolidated statements of operations for the years ended September 30, 1999, 1998 and 1997, respectively.

      The unaudited pro forma combined financial statements are based on the estimates and assumptions set forth in the notes to such financial statements. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information for illustrative purposes necessary to comply with the disclosure requirements of the SEC. The unaudited pro forma combined financial statements do not purport to be indicative of the results of operations for future periods or the combined financial position or results that actually would have been realized had Veeco and CVC been a single entity during these periods.

      Veeco and CVC estimate that they will incur direct transaction and integration costs of approximately $15,000,000 which will be charged to operations in the fiscal quarter in which the merger is consummated. This amount is a preliminary estimate only and is therefore subject to change.

      These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Veeco and CVC, which are included or incorporated by reference herein.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 AT DECEMBER 31, 1999 (1)
                             (Dollars in thousands)

                                                          Historical                 Pro Forma
                                                       Veeco        CVC      Adjustments       Combined
                                                       -----        ---      -----------       --------
Assets
Current assets:
   Cash and cash equivalents                        $  29,418    $   4,171    $               $  33,589
   Short-term investments                              50,888           --                       50,888
   Accounts receivable, net                            58,393       18,870                       77,263
   Inventories                                         56,689       30,255                       86,944
   Prepaid expenses and other current
   assets                                               6,111        2,819                        8,930
   Deferred income taxes                                9,544        1,017                       10,561
                                                    ---------    ---------    ---------       ---------
Total current assets                                  211,043       57,132                      268,175

Property, plant and equipment at cost, net             41,924       19,089                       61,013
Excess of cost over net assets acquired, net            5,509           50                        5,559
Other assets, net                                       6,803        1,007                        7,810
                                                    ---------    ---------    ---------       ---------
Total assets                                        $ 265,279    $  77,278    $               $ 342,557
                                                    =========    =========    =========       =========

Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                                 $  16,444    $   9,866    $      --       $  26,310
   Accrued expenses                                    28,911        6,960       15,000 (2)      50,871
   Income taxes payable                                 7,580          377       (2,000)(2)       5,957
   Current portion of long-term debt                      235        1,040                        1,275
   Notes payable to former Digital stockholders         8,000           --                        8,000
                                                    ---------    ---------    ---------       ---------
Total current liabilities                              61,170       18,243       13,000          92,413

Deferred income taxes                                   2,727        1,554                        4,281
Long-term debt                                          8,759        7,346                       16,105
Other liabilities                                         272        1,021                        1,293

Stockholders' equity:
   Preferred stock, 500,000 shares authorized; no
     shares issued and outstanding                         --           --
   Common stock of Veeco, 25,000,000 shares
     authorized; 17,627,701 actual shares
     and 22,617,773 pro forma shares issued
     and outstanding                                      176           --           50(3)          226
   Common stock of CVC 50,000,000 shares
     authorized, 11,604,819 actual shares
     and no pro forma shares issued and
     outstanding                                           --          116         (116)(3)          --
   Additional paid-in capital                         120,245       46,073           66(3)      166,384
   Retained earnings                                   72,492        3,329      (13,000)(2)      62,821
   Other comprehensive income                            (562)          --                         (562)
   Unamortized deferred compensation                       --         (110)                        (110)
   Minimum pension liability                               --         (294)                        (294)
                                                    ---------    ---------    ---------       ---------
Total stockholders' equity                            192,351       49,114      (13,000)        228,465
                                                    ---------    ---------    ---------       ---------
Total liabilities and stockholders' equity          $ 265,279    $  77,278    $               $ 342,557
                                                    =========    =========    =========       =========

  See accompanying notes to unaudited pro forma combined financial statements.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                    FOR THE YEAR ENDED DECEMBER 31, 1999 (1)
                      (In thousands, except per share data)

                                                        Historical                Pro Forma
                                                    Veeco         CVC      Adjustments   Combined
                                                    -----         ---      -----------   --------
Net sales                                         $ 246,606    $  82,915    $           $ 329,521
Cost of sales                                       125,650       50,502                  176,152
                                                  ---------    ---------    ---------   ---------
Gross profit                                        120,956       32,413                  153,369
Costs and expenses:
   Research and development expense                  31,545       12,630                   44,175
   Selling, general and administrative expense       51,434       14,903                   66,337
   Other expense (income)--net                          965           --                      965
   Merger and reorganization expenses                 2,600           --                    2,600
   Loss on sale of leak detection business            2,500           --                    2,500
   Write-off of purchased in-process technology       1,300        1,174                    2,474
                                                  ---------    ---------    ---------   ---------
                                                     90,344       28,707                  119,051
                                                  ---------    ---------    ---------   ---------
Operating income                                     30,612        3,706                   34,318
Interest expense                                      1,616        1,235                    2,851
Interest income                                      (3,400)      (1,037)                  (4,437)
                                                  ---------    ---------    ---------   ---------
Income before income taxes                           32,396        3,508                   35,904
Income tax provision                                 11,986        1,937                   13,923
                                                  ---------    ---------    ---------   ---------
Net income                                        $  20,410    $   1,571    $           $  21,981
                                                  =========    =========    =========   =========

Earnings per common share:
   Net income per common share                    $    1.17    $    1.01                $    1.22(4)
   Diluted net income per common share            $    1.15    $    0.18                $    1.02(4)

Weighted average shares outstanding                  17,381        1,561          671      18,052(4)
Diluted weighted average shares outstanding          17,768        8,589        3,693      21,461(4)

See accompanying notes to unaudited pro forma combined financial statements.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                    FOR THE YEAR ENDED DECEMBER 31, 1998 (1)
                      (In thousands, except per share data)

                                                        Historical                Pro Forma
                                                     Veeco         CVC      Adjustments  Combined
                                                     -----         ---      -----------  --------
Net sales                                          $ 214,985    $  68,173                $ 283,158
Cost of sales                                        115,441       42,019                  157,460
                                                   ---------    ---------    ---------   ---------
Gross profit                                          99,544       26,154                  125,698
Costs and expenses:
   Research and development expense                   27,976       12,615                   40,591
   Selling, general and administrative expense        44,756       11,172                   55,928
   Other expense (income)--net                          (804)          --                     (804)
   Merger and reorganization expenses                  7,500           --                    7,500
                                                   ---------    ---------    ---------   ---------
                                                      79,428       23,787                  103,215
                                                   ---------    ---------    ---------   ---------
Operating income                                      20,116        2,367                   22,483
Write-off of deferred charges                             --          675                      675
Interest expense                                       1,594        1,325                    2,919
Interest (income)                                       (587)        (171)                    (758)
                                                   ---------    ---------    ---------   ---------
Income before income taxes                            19,109    $     538                   19,647
Income tax provision                                   5,736          274                    6,010
                                                   ---------    ---------    ---------   ---------
Net income                                         $  13,373    $     264    $           $  13,637
                                                   =========    =========    =========   =========

Earnings per common share:
   Net income per common share                     $     .83    $     .26               $     .82(4)
   Diluted net income per common share             $     .82    $     .04                $     .70(4)

Pro forma income tax presentation(5):
   Income before income taxes                      $  19,109    $     538                $  19,647
   Pro forma income tax provision                      7,190          274                    7,464
                                                   ---------    ---------    ---------   ---------
   Pro forma net income                            $  11,919    $     264    $           $  12,183
                                                   =========    =========    =========   =========

Pro forma earnings per common share:
   Pro forma net income per common share           $     .74    $     .26                $     .74
   Pro forma diluted net income per common share   $     .73    $     .04                $     .63

Weighted average shares outstanding                   16,136        1,021          439      16,575(4)
Diluted weighted average shares outstanding           16,396        7,070        3,040      19,436(4)

  See accompanying notes to unaudited pro forma combined financial statements.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                    FOR THE YEAR ENDED DECEMBER 31, 1997 (1)
                      (In thousands, except per share data)

                                                         Historical                Pro Forma
                                                     Veeco         CVC      Adjustments   Combined
                                                     -----         ---      -----------   --------
Net sales                                          $ 223,410    $  62,588    $           $ 285,998
Cost of sales                                        113,487       41,286                  154,773
                                                   ---------    ---------    ---------   ---------
Gross profit                                         109,923       21,302                  131,225
Costs and expenses:
   Research and development expense                   25,016        9,055                   34,071
   Selling, general and
   administrative expense                             44,054        8,152                   52,206
   Other expense (income)--net                          (115)          --                     (115)
   Merger and reorganization expenses                  2,250           --                    2,250
   Write-off of purchased in-process
      technology                                       4,200           --                    4,200
                                                   ---------    ---------    ---------   ---------
                                                      75,405       17,207                   92,612
                                                   ---------    ---------    ---------   ---------
Operating income                                      34,518        4,095                   38,613
Interest expense                                       1,220          604                    1,824
Interest income                                       (1,098)         (11)                  (1,109)
                                                   ---------    ---------    ---------   ---------
Income before income taxes                            34,396        3,502                   37,898
Income tax provision                                   7,780        1,457                    9,237
                                                   ---------    ---------    ---------   ---------
Net income                                         $  26,616    $   2,045    $           $  28,661
                                                   =========    =========    =========   =========

Earnings per common share:
   Net income per common share                     $    1.67    $    2.67                $    1.77(4)
   Diluted net income per common share             $    1.62    $    0.29                $    1.48(4)

Pro forma income tax presentation(5):
   Income before income taxes                      $  34,396    $   3,502    $           $  37,898
   Pro forma income tax provision                     12,987        1,457                   14,444
                                                   ---------    ---------    ---------   ---------
   Pro forma net income                            $  21,409    $   2,045                $  23,454
                                                   =========    =========    =========   =========

Pro forma earnings per common share:
   Pro forma net income per common share           $    1.35    $    2.67                $    1.45
   Pro forma diluted net income per Common share   $    1.30    $    0.29                $    1.21

Weighted average shares outstanding                   15,901          765          329      16,230(4)
Diluted weighted average shares outstanding           16,417        6,992        3,007      19,424(4)

  See accompanying notes to unaudited pro forma combined financial statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.    PERIODS COMBINED

      The Veeco consolidated balance sheet as of December 31, 1999 has been combined with the CVC unaudited consolidated balance sheet at December 31, 1999.

      The Veeco consolidated statements of income for the years ended December 31, 1999, 1998 and 1997 have been combined with the CVC consolidated statements of operations for the years ended September 30, 1999, 1998 and 1997, respectively.

2.    MERGER COSTS

      Veeco and CVC estimate that they will incur direct costs of the transaction and integration of approximately $15,000,000 associated with the merger. Such estimated costs, which are subject to change, consist of fees for investment banking, legal, accounting and financial printing, as well as costs associated with certain redundancies and other related costs. Such costs will be charged to operations in the first fiscal quarter in which the merger is consummated. The unaudited pro forma balance sheet at December 31, 1999 includes the effect of such costs. The estimated tax effect related to such costs is $2.0 million.

3.    EXCHANGE OF STOCK

      This entry reflects the issuance of Veeco shares to the CVC stockholders as well as the reclassification of the common stock of CVC to additional paid-in capital.

4.    EARNINGS PER SHARE

      The unaudited combined net income per common share and diluted net income per common share is based upon the weighted average number of outstanding common shares, and, as applicable, options and warrants of Veeco and CVC for each period at the exchange ratio of 0.43 shares of Veeco common stock for each share of CVC common stock, options and warrants.

5.    PRO FORMA INCOME TAX PRESENTATION

      Before Veeco's May 1998 merger with Digital Instruments, Digital had elected "S" corporation status for federal income tax purposes and, therefore, was not subject to federal income taxes. Pro forma income tax presentation and pro forma earnings per common share presents income taxes as if Digital had been a "C" corporation for all periods presented and, therefore, subject to federal income taxes at the corporate level. As a result of the merger, Digital's "S" corporation election was terminated.

                            INFORMATION REGARDING CVC

CVC's BUSINESS

INTRODUCTION

      CVC is a worldwide supplier of process equipment used in the manufacture of magnetic recording heads for disk drives, optical components for telecommunications and advanced semiconductor devices for computers and communications equipment. CVC's equipment either deposits or removes thin film layers as steps in the process of manufacturing magnetic recording heads and semiconductor devices. Since 1993, CVC has shipped more than 100 CONNEXION Cluster Tool systems, including more than 400 process modules. CVC's customers include many of the leading manufacturers of magnetic recording heads for the data storage industry such as Alps, Fujitsu, IBM, Read-Rite, Seagate Technology and TDK, as well as manufacturers of semiconductor devices such as Anadigics, Analog Devices, Honeywell and M/A-COM.

RECENT DEVELOPMENTS

      Stock Split

      On August 30, 1999, CVC declared a two-for-three reverse stock split which became effective in connection with its initial public offering in November 1999. This reverse stock split decreased the number of common shares outstanding by 1,172,688. Accordingly, all share and per share amounts for all periods presented herein have been retroactively adjusted to give effect to this stock split.

      Public Offering

      On November 12, 1999, CVC received net proceeds of $27.9 million from a public equity offering, consisting of 3,000,000 shares of common stock sold by CVC and 500,000 shares of common stock sold by certain stockholders of CVC at an initial public offering price of $10.00 per share. Total common shares outstanding after the offering were 11,492,707. CVC used a portion of the net proceeds from the offering to repay approximately $15.0 million of debt, $10.0 million for the redemption of its Series D Redeemable Preferred Stock and the balance for general corporate purposes. CVC did not receive any of the proceeds from the sale of shares by the selling stockholders.

INDUSTRY BACKGROUND

      The Data Storage Industry

      In order to satisfy market demand for devices with greater storage capacity, the disk drive industry has developed new types of recording heads enabling greater areal density. Areal density is the measure of stored bits per square inch in the recording surface of a disk. According to data storage industry sources, areal densities have been increasing approximately 60% per year since 1990. The growth in areal density, or storage capacity, has been facilitated by the evolution of recording head manufacturing technology from IR, or inductive recording heads, to MR, or magnetoresistive heads, to the more recent introduction of giant magnetoresistive heads, or GMR heads.

      According to Trend Focus, giant magnetoresistive head shipments are expected to increase from 0.4 billion units in 1999 to 1.2 billion units in 2002, while the shipment of magnetoresistive heads are expected to decrease from
0.5 billion units in 1999 to limited shipments by 2002. The disk drive industry's expected growth and transition to technologically advanced recording heads reflect a number of factors, including:

      o The exchange of increasing volumes of data among users across the Internet and intranets;

      o The rapid accumulation of data resulting from growth of digital content, including audio, video and data;

      o Continued improvements in computing price performance ratios, including the emergence of the sub-$1,000 personal computer; and

      o The introduction of new applications for storage devices such as digital cameras, auto navigation, video on demand and personal digital assistants, or PDAs.

      Magnetic recording heads are manufactured using various thin film deposition and etch processes, which provide magnetic, conductive and insulating properties. More advanced heads typically require the deposition of approximately 18 to 28 thin film layers of different materials. CVC believes that the data storage industry's current transition to more advanced technologies will require the data storage industry to make investments in advanced processing equipment to support both the technology transition and anticipated volume growth.

      The Optical Telecommunications Industry

      Fiber optic cable is used for high-speed data transmission. The rapidly expanding use of the Internet and the transfer of data intense files, such as downloadable music and video, are creating a need for greater bandwidth to achieve higher speed data transmission. A system that can transmit more data per unit of time is said to have greater bandwidth. In response to this demand, a technology called Dense Wavelength Division Multiplexing (DWDM) is providing enhanced capacity to the current optical fiber network infrastructure. The appeal of the technology is its ability to increase the capacity of the existing fiber optic telecommunications networks without laying additional cable. With DWDM technology, the use of more than one wavelength per optical fiber provides independent transmission per wavelength increasing the total amount of available bandwidth for different services. DWDM has been described as sending laser pulses of different colors simultaneously over the same fiber.

      The use of DWDM in telecommunications networks is challenging component manufacturers to design a variety of new devices that can be integrated into DWDM systems. These include devices that can increase the number of wavelengths carried, span long distances, and develop an all-optical layer so that wavelengths do not need to be converted between optical and electrical signals. Components of DWDM networks include filters used for wavelength selection, sources, pump lasers, modulators and receivers.

      The typical high-speed fiber cable today transmits at 2.5Gbps, or approximately 32,000 voice or data transmissions, but uses less than 1% of the inherent bandwidth of the fiber. DWDM multiplies the capacity of existing, embedded fiber optical lines by 8 to 32 times, or up to 80Gbps. An optical fiber with DWDM carries a number of wavelengths transmitting them at different wavelengths through the same fiber, and then separates the wavelengths at the other end - thereby multiplying the capacity of the fiber.

      Thin film interference filters are glass substrates coated with precise multi-layers of dielectric materials to control transmission and reflection. Bandwidth and shape of filters are very important for multiplexers and demultiplexers to minimize the cross talk (noise) and block unwanted light in optical amplifiers. CVC is a provider of ion beam sources and ion beam deposition and sputtering systems, which are today being used to help create the optical filters and other components of these DWDM systems. In addition, CVC's broad range of ion beam etch and physical vapor deposition tools serve a variety of related applications in this rapidly growing market. CVC provides the equipment which enables its customers to manufacture the components which are used in DWDM systems.

      The Semiconductor Industry

      The manufacture of semiconductors involves multiple thin film processing steps. Semiconductor devices that utilize exotic substrates, such as Gallium Arsenide, or GaAs, are more difficult to produce due to physical characteristics such as lower maximum tolerable processing temperatures and less mechanical strength of the substrates. However, these substrates enable the fabrication of high-speed, high-performance devices with low power consumption that make them ideally suited for advanced communications applications, such as portable communication devices, including digital pagers and cellular phones. Due to the characteristics of these exotic substrates, the fabrication of devices involving these substrates requires advanced process equipment that can provide multiple, highly uniform, precision thin film materials.

      In order to increase the performance and reduce the cost of semiconductor devices, manufacturers have continued to shrink line widths, while at the same time adding multiple layers of metal interconnect materials. Semiconductor manufacturers currently use aluminum or aluminum alloys to interconnect the various layers of a semiconductor device. As semiconductor line widths shrink below 0.18 microns, or 0.18 millionths of a meter, copper is increasingly being used as an alternative to aluminum interconnects. Copper provides less resistance to electron flow at narrow line widths and makes it possible to build high speed devices using fewer interconnect layers than would be necessary with aluminum. The deposition of copper interconnect material requires two steps: (1) the deposition of a barrier layer, to protect the insulating layers from being contaminated by copper, and (2) the deposition of seed and copper fill layers, which serve as the interconnect. The deposition of interconnect material involves very specialized substrate processing equipment, including metal deposition equipment. According to Dataquest, copper deposition equipment sales are expected to grow from $200 million in 1999 to $700 million in 2003.

      Substrate Processing

      The manufacture of magnetic recording heads, optical telecommunication components and semiconductors requires from tens to hundreds of fabrication processing steps. Many of these steps involve the controlled application or removal of layers of materials to or from a base material, or substrate, or on a previously deposited layer. The application of materials to a wafer, known as deposition, involves the building up of extremely thin films of electrically insulating or conducting materials. These layers can range from over one-thousandth to less than one-millionth of a millimeter in thickness. A wide range of materials and deposition processes are used to build up thin film layers on substrates to achieve specific performance characteristics. The removal of material from substrates, known as etching, involves the precise removal of residue or excess material using dry plasma or ion beams in order to build a specific pattern, for example, to form a semiconductor device.

      The process of manufacturing magnetic recording heads, optical telecommunication components and semiconductors is constantly evolving to address the demand for smaller devices with higher performance. Devices with smaller features sizes and higher levels of performance require new materials or more manufacturing steps involving multiple layers of thin film materials. To successfully develop new manufacturing processes, thin film recording head, optical telecommunication component and semiconductor manufacturers require sophisticated processing equipment that:

      o     Incorporates highly specialized processing and systems knowledge;

      o Enables the precise, uniform deposition of a wide range of thin film materials;

      o Supports a variety of deposition and etching processes on an integrated platform; and

      o Provides the ability to transition to new materials and fabrication processes efficiently.

THE CVC SOLUTION

      CVC is a worldwide supplier of process equipment for the data storage and semiconductor industries. CVC provides thin film deposition and etching equipment based on a central substrate-handling platform to which a series of interchangeable process modules can be connected. CVC's process equipment incorporate its expertise in:

      o The deposition and removal of multiple thin film materials in a vacuum environment;

      o     Advanced physics and material science;

      o     Engineering of microelectronic and atomic components; and

      o Proprietary software that controls the deposition and etching processes.

      CVC's products are designed for the highly uniform, repetitive steps required for the manufacturing of devices involving multiple thin film layers and a wide range of materials.

      CVC's CONNEXION Cluster Tool system is a modular system with stations for connecting up to six modules around a central substrate-handling platform. Each module performs a different manufacturing process on the substrate. CVC's CONNEXION Cluster Tool system enables the integration of modules supplied by either CVC or third-parties. CVC currently offers a wide range of advanced process modules for deposition and etching of thin film layers. The CONNEXION Cluster Tool, combined with a wide range of process modules, helps to create highly uniform devices through the integration of various processes in a vacuum controlled environment. CVC's integrated, modular-based systems provide functional flexibility that enables data storage and semiconductor manufacturers to quickly transition to new process technologies, improve time-to-market of higher performance products and improve manufacturing yields.

STRATEGY

      CVC's objective is to enhance its position as a worldwide developer of thin film processing technologies for the data storage and semiconductor industries. Key elements of CVC's strategy include:

      Maintain Technological Expertise in the Data Storage Industry. Since 1990, CVC has focused on the development of integrated thin film process technologies that are part of the manufacturing process of advanced magnetic heads used in data storage applications. To date, CVC has shipped more than 100 of its cluster tool systems, including more than 400 process modules. CVC intends to continue to combine its expertise in the processing of thin films with the modular design of its CONNEXION Cluster Tool system to develop increasingly efficient and cost-effective integrated process solutions for the data storage industry.

      Expand Data Storage Expertise into the Optical Telecommunications and Semiconductor Markets. CVC intends to leverage its accumulated expertise in thin film head processing by targeting selected optical telecommunications and semiconductor markets that require advanced thin film processes. CVC believes that its CONNEXION Cluster Tool systems is well suited for the fabrication of advanced semiconductors, advanced storage devices and optical components. CVC plans to continue to identify and develop products that address integrated process solutions where thin film process technologies play a critical role.

      Capitalize on Close Relationships with Industry Leaders. CVC has established strategic relationships with a number of industry-leading data storage and semiconductor manufacturers. By working closely with industry leaders early in their research and development stage, CVC can identify and develop customized integrated process solutions that better address customers' existing and future processing requirements. Having met the specific needs of market leaders with innovative integrated process solutions, CVC is able to leverage the experience gained to create products that will meet the demands of an expanded set of customers across a range of applications and process technologies. CVC's ability to implement new process solutions also helps CVC meet its customers' time-to-market demands and advances CVC's goal of having products designed early into its customers' production and planning cycles.

      Target Advanced Interconnect Opportunities in the Semiconductor Industry. Since 1993, CVC has committed significant resources to the development of advanced interconnect technology for high-performance integrated circuit fabrication. CVC has developed a module that enables deposition of both barrier and copper layers in an integrated system. CVC has delivered a developmental integrated copper and barrier deposition system to one of its strategic customers and intends to continue to develop solutions to meet the requirements of emerging advanced interconnect technologies.

      Continue to Provide Superior Customer Service on a Worldwide Basis. CVC is focused on delivering a high level of customer satisfaction by providing superior customer service through a dedicated customer service group consisting of approximately 53 full-time employees and a research development group consisting of approximately 103 full-time employees, as well as through distributors and sales representatives in the United States, Japan, East Asia and Europe. CVC believes that its focus on customer service combined with CVC's process and systems expertise has enhanced its reputation in the data storage and semiconductor industries. CVC's CONNEXION Cluster Tool system is used by a majority of the leading magnetic recording head manufacturers in the data storage industry. CVC believes this broad industry representation is due in part to its superior worldwide customer service.

      Broaden Product Offerings through Internal Development and Acquisitions. CVC plans to continue to expand its product offerings through both internal development and acquisitions of complementary businesses, products and technologies. Since the market introduction of the CONNEXION Cluster Tool system in 1993, CVC has continuously enhanced and expanded its product offerings in response to the evolving needs of its customers through internal research and development. In 1998, CVC developed and introduced capabilities that allow precise measurement and testing functions to take place in a process module without disrupting the production process and without disturbing the tightly controlled vacuum environment. In May 1999, CVC expanded its existing family of process modules through the acquisition of Commonwealth Scientific Corporation, a provider of ion beam deposition and etching modules.

PRODUCTS

      CONNEXION CLUSTER TOOL SYSTEM

      CVC's principal product is its CONNEXION Cluster Tool system. The CONNEXION Cluster Tool system provides some of the processes required to manufacture magnetic recording heads and semiconductor devices. The CONNEXION Cluster Tool system is based on a central substrate-handling platform and a series of interchangeable thin-film deposition and etching processing modules. CVC's CONNEXION Cluster Tool system enables the integration of process modules supplied by either CVC or third parties. Since 1993, CVC has shipped more than 100 of these systems, including more than 400 process modules.

      Depending on the configuration, individual systems range from $1.0 million to more than $4.0 million, and individual process modules range from approximately $350,000 to $2.0 million.

CVC believes that the advantages provided by its CONNEXION Cluster Tool system include the following:

      Ability to Process a Wide Range of Materials. The modular design of the CONNEXION Cluster Tool system provides customers the ability to process a wide range of materials. This ability allows CVC's customers to address their rapidly evolving manufacturing and material requirements across multiple applications.

The following table provides an overview of the materials and applications addressed by CVC's CONNEXION Cluster Tool systems for the data storage and semiconductor industries:

------------------------------------------------------------------------------------------------------
                                              Data Storage
------------------------------------------------------------------------------------------------------
Materials Groups               Specific Materials                          Product Applications
------------------------------------------------------------------------------------------------------
Conductors            Aluminum              Tantalum
                      Chromium              Titanium
                      Copper                Titanium/Tungste
                      Gold                  Tungsten
                      Molybdenum
                      Platinum
------------------------------------------------------------------------------------------------------
Magnetic Materials    Aluminum Silicon      Iridium Manganese
                      Iron                  Iron Manganese
                      Cobalt Chromium       Iron Tantalum Nitride     Inductive, Magnetoresistive and
                      Platinum              Nickel Iron               Giant Magnetoresistive Recording
                      Cobalt Iron           Nickel Iron Rhodium       Heads for Disk Drives
                      Cobalt Platinum       Nickel Manganese
                      Cobalt Zirconium      Platinum Chromium
                      Tantalum              Manganese
                      Cobalt Zirconium      Platinum Manganese
                      Niobium
------------------------------------------------------------------------------------------------------
Insulating Materials  Aluminum Nitride      Silicon Nitride
                      Aluminum Oxide        Silicon Oxide
------------------------------------------------------------------------------------------------------
Wear-Resistant
Coatings              Diamond-like-carbon, or DLC
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                      Optical Telecommunication Devices
------------------------------------------------------------------------------------------------------------
Material Groups &                                                                               Product
Deposition Method                               Specific Materials                            Applications
------------------------------------------------------------------------------------------------------------
Optical Coatings              Silicon Dioxide (SiO^2)       Titanium Oxide (TiO^2)          Dense Wavelength
(Optically transparent &      Silicon Nitride (Si^3N^4)     Tantalum Pentoxide (Ta^2O^5)    Division
semi-transparent thin-film    Silicon Oxynitride (SiOxNy)   Hafnium Oxide (HfO^2)           Multiplexing
stacks)                       Aluminum Oxide (Al^2O^3)      Amorphous Silicon               (DWDM)
                                                            (is proportional to Si)
Anti-Reflection Coatings      Vanadium Oxide (Vo^x)         Zirconium Oxide (ZnO^2)         Components
                              Magnesium Fluoride (MgF^2)    Niobium Oxide (NbO^x)           Attentuators
Ion-Beam Deposition           Yttrium Oxide (Y^2O^3)        Cadmium telluride (CdTe)        Access Couplers
Plasma Sputtering             Molybdenum Germanium                                          Fiber Bragg
Atomic-Layer CVD              (MoGe)                                                        Gratings
                                                                                            IR Laser Mirrors
------------------------------------------------------------------------------------------------------------
Conductors                    Titanium/Tungsten (TiW)       Tantalum Nitride (TaN)          Pump Lasers
                              Titanium (Ti)                 Gold                            Source Lasers
Plasma Sputtering             Titanium Nitride (TiN)        Copper                          Photodiodes
Metal-Organic Chemical-       Platinum Alloys (Pt)                                          Optoelectronic
Vapor Deposition                                                                            Chips
(MOCVD)
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
                                         Semiconductor Devices
------------------------------------------------------------------------------------------------------
Materials Groups               Specific Materials                          Product Applications
------------------------------------------------------------------------------------------------------
Conductors            Aluminum (alloys)     Titanium
                      Cobalt                Titanium Silicide
                      Copper                Titanium Tungsten         Gallium Arsenide
                      Gold                  Nitride                   and Silicon Semiconductors
                      Nickel                Tungsten
                      Platinum
------------------------------------------------------------------------------------------------------
Barrier/Liner/        Tantalum              Titanium                  Logic and Memory
Glue/Layers           Tantalum Nitride      Titanium Nitride          Integrated Circuits
------------------------------------------------------------------------------------------------------
High-k Dielectrics    Barium Strontium      Tantalum Pentoxide        Analog and Mixed Signal
                      Titanate              Titanium Oxide            Integrated Circuits
------------------------------------------------------------------------------------------------------
Other Specialty       Blue Phosphor         Silicon Chromium
Materials             Chromium Silicon      Carbon
                      Nitride               Tantalum Nitride
                      Nickel Chromium       Zinc Oxide
                      Silicon Chromium
------------------------------------------------------------------------------------------------------

      Flexibility of Modular Design. The modular design of the CONNEXION Cluster Tool system provides customers the flexibility to cost effectively transition from the development stage to full production. In the development stage, customers can use a process module as a fully-functional, stand-alone tool to develop and test individual fabrication steps. Following the successful development of individual process steps, a customer can combine multiple process modules with CVC's CONNEXION Cluster Tool platform to form an integrated production system. Furthermore, the modular design allows customers to reconfigure systems that are in production to address the evolving manufacturing processes required by magnetic recording head and semiconductor manufacturers. The flexibility to exchange modules enables customers to quickly develop new fabrication processes, improving time-to-market of higher performance products, with a lower capital investment.

      Benefits of Integrated Platform. The integrated platform of the CONNEXION Cluster Tool system provides customers with the ability to combine various deposition and etching modules on a single platform in a vacuum controlled environment. The benefits of a vacuum controlled environment include high uniformity and reduced incidences of cross contamination and damage from external handling. CVC's integrated platform enables customers to achieve improved manufacturing yields, enhanced tool uptime and device reliability and performance.

      Highly Specialized Process Solutions. CVC provides customers highly specialized process solutions, including a variety of energy sources and components. These solutions enable CVC's customers to achieve high uniformity over a wide range of substrate materials and sizes, as well as control of the composition materials, atomic microstructures and surface/interface properties.

      CVC PROCESS MODULES

      CVC offers process modules for different methods of depositing thin films on a wafer, or substrate, such as physical vapor deposition, mainly a physical technique, and chemical vapor deposition, mainly a chemical technique. CVC also offers modules for different methods of removing, or etching, portions of thin films from a wafer or a substrate. CVC obtained its ion beam deposition, etching and its diamond like carbon processing modules through its acquisition of Commonwealth Scientific Corporation in May 1999.

      Below is a brief description of CVC's process modules:

Physical Vapor Deposition-Plasma Sputtering Module

      Physical vapor deposition, or PVD, by plasma sputtering is used to deposit a wide range of magnetic, conductive and insulating materials on various substrates with different topographies. PVD is performed in a high


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vacuum chamber by applying a strong direct current or radio frequency electric field to an inert gas, usually argon, to create a plasma. The electrically charged ions are accelerated toward a target made of the material which is to be deposited. When the ions hit the target, atoms are physically knocked off the target and are scattered on the wafer or substrate, slowly building up a thin film layer. CVC offers both a single wafer PVD module and a multi-station PVD module for the sequential deposition of various materials within a single vacuum chamber.

Physical Vapor Deposition Ion Beam Deposition Module

      PVD by ion beam deposition is used to deposit a wide range of very thin magnetic, conductive and insulating materials on various substrates with different topographies. Ion beam deposition is performed in a high vacuum chamber by focusing an ion beam generated by a radio frequency or direct current ion beam source toward a target made of the desired material to be deposited. The beam of energetic ions hits the target and ejects atoms of the desired material toward the wafer or substrate, building up a thin film layer in a slower, more directional manner than with sputtering. In addition, in some processes, a second ion beam is directed toward the substrate to control the microstructure of the thin film while depositing the desired material.

Metal-Organic Chemical Vapor Deposition Module

      Metal-organic chemical vapor deposition, or MOCVD, is used to deposit various materials such as aluminum, copper, tungsten, titanium, titanium nitride, tantalum and tantalum nitride. The MOCVD process causes precursor materials that contain atoms of the material to be deposited to react at the heated wafer or substrate surface resulting in the formation of the thin film layer of the material. MOCVD uses a metal organic compound distributed through a liquid delivery system as the source of the material to be deposited.

Ion Beam Etch Module

      Etching by ion beam is used to transfer a desired device pattern to the substrates. An ion beam directed toward the substrate can also be used to remove contaminants such as oxide layers or for substrate conditioning to improve adhesion. Ion beam etching is performed in a high vacuum chamber by focusing an ion beam generated by a radio frequency and direct current ion beam source toward the wafer or substrate.

Diamond-Like-Carbon Module

      Ion beam deposition of thin diamond-like-carbon, or DLC, is used to deposit hard coating layers as wear and corrosion protection for thin-film heads and magnetic media. The ion beam diamond-like-carbon module employs a carbon-containing gas flow through an ion source mounted onto a vacuum process chamber to deposit thin layers of diamond-like-carbon on wafers or other substrates. CVC's ion beam diamond-like-carbon deposition system sources are currently used in production by the thin-film head manufacturers. As hard disk storage densities increase, the distance between the recording head and magnetic media are decreasing to below 100 Angstroms. The next-generation advanced giant magnetoresistive heads will require dense and defect-free diamond-like-carbon films below 50 Angstroms. To address this requirement, CVC has developed a filtered cathodic arc diamond-like-carbon deposition cluster module which enables controlled deposition of high-quality ultra thin diamond-like-carbon layers. This cluster module will enable CVC to effectively serve the diamond-like-carbon application for several future generations of thin film recording heads and magnetic media.

Inductively-Coupled-Plasma Soft Clean Module

      CVC offers a multi-zone inductively-coupled-plasma, or ICP, soft clean module for surface preparation prior to material depositions. CVC's ICP module technology employs the design features of the ICP system licensed by CVC from Texas Instruments and enhanced by CVC through internal developments. The license from Texas Instruments covering the design features of the ICP system expires in 2014. The ICP module design provides the capability for damage-free cleaning of semiconductor surfaces in order to enable formation of low resistivity


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interconnect structures such as with copper metallization and with controlled device interfaces for enhanced interconnect reliability and performance.

Rapid Thermal Processing/Rapid Thermal Chemical Vapor Deposition Module

      CVC's rapid thermal processing, or RTP, module with multi-zone temperature control optimizes temperature and process uniformity and repeatability control. CVC's RTP and rapid thermal chemical vapor deposition, or RTCVD, module is designed for various thermal processing applications including anneal, oxidation and CVD processes.

      600 SERIES PHYSICAL VAPOR DEPOSITION SYSTEMS

      Introduced in 1988, the 610 and 611 products are PVD sputtering deposition systems, handling up to 6-inch diameter substrates. The 611 system is equipped with a loadlock and eight work stations enabling up to eight materials to be deposited with sequential or co-sputter deposition processes. The CVC 600 Series system is the basic design with many 611 features but without the loadlock and less automated process control. A soft clean ion source can be installed in any work station for low damage cleaning of semiconductor surfaces.

      ION BEAM SOURCES AND POWER SUPPLIES

      With its acquisition of Commonwealth, CVC obtained a range of ion sources, as well as the power supplies used to operate these sources. Ion beam processing is used in a variety of advanced research and development applications, as well as the production of thin film etch and deposition applications where precise control and repeatability of multilayer thin films are critical. CVC provides these products as components to companies supplying equipment to the precision optics, opthalmics and optoelectronics industries. In addition, CVC uses its ion beam sources and power supplies in its IBD, IBE and DLC process modules.

CUSTOMERS

      CVC's customers include many of the leading manufacturers of thin film magnetic recording heads for the data storage industry, optical telecommunications component and semiconductor device manufacturers. During fiscal year 1999, approximately 85% of CVC's revenues were derived from sales made to thin film magnetic recording head manufacturers, approximately 3% of CVC's revenues were from optical telecommunications component manufacturers and approximately 9% of CVC's revenues were from sales to semiconductor device manufacturers. Seagate, IBM and TDK each accounted for 10% or more of CVC's revenues in fiscal 1999 and Seagate, Headway and Alps each accounted for 10% or more of CVC's revenues in fiscal 1998.


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

RELATIONSHIP WITH SEAGATE TECHNOLOGY

      Seagate Technology, which provides products for storing, managing and accessing digital information on computers and data communications systems, is CVC's largest customer, as well as its largest stockholder. Seagate Technology accounted for 47% of CVC's total revenue in fiscal 1997, 31% of CVC's total revenue in fiscal 1998 and 34% of CVC's total revenue in fiscal 1999. The decline in fiscal 1998 in the percentage of CVC's total revenues attributable to sales to Seagate Technology is due primarily to a decline in the absolute dollar amount of CVC's sales to Seagate Technology in fiscal 1998. CVC believes that decline, in turn, reflects competitive market conditions and weakness in demand for disk drive products. The increase in fiscal 1998 in the percentage of CVC's total revenues attributable to sales to Seagate Technology reflects an increase in the absolute dollar amount of CVC's sales to Seagate Technology, partially offset by increased sales to CVC's other customers due to expansion of its customer base.

      In 1995, Seagate Technology made an equity investment of approximately $9.0 million in CVC. In connection with this investment, Seagate Technology obtained the right to elect two members of CVC's Board of Directors. That right terminated upon consummation of CVC's initial public offering in November 1999. As of September 30, 1999, Seagate Technology owned shares representing approximately 29% of CVC's outstanding common stock. In addition, pursuant to a warrant acquired by it in 1995, Seagate Technology has the right to acquire an additional 790,760 shares of common stock at an exercise price of $5.58 per share. Assuming full exercise of this warrant, Seagate Technology would own an aggregate of approximately 35% of CVC's outstanding common stock as of September 30, 1999.

BACKLOG

      CVC's backlog consists generally of product orders for which a purchase order has been received and which are scheduled for shipment within 12 months. Because a large percentage of CVC's orders require products to be shipped in the same quarter in which the orders are received, and due to possible changes in delivery schedules, cancellations of orders and delays in shipment, CVC does not believe that the level of backlog at any point in time is an accurate indicator of its performance.

MARKETING AND SALES

      CVC sells its products in the United States and Europe through its direct sales force that is supported by its 29-person marketing and sales organization. In Japan and Europe, CVC uses distributors to sell its products. CVC markets its products in China, Korea, Taiwan, Malaysia, Singapore and Thailand through independent sales representatives. International sales accounted for 31% of CVC's total revenues for fiscal 1997, 38% for fiscal 1998 and 53% for fiscal 1999. CVC's sales and marketing organization uses a consultative sales process, working closely with customers to understand and define their deposition process and equipment needs and to determine that those needs are addressed by CVC's process technologies, as well as complementary technologies offered by other equipment providers. CVC works closely with the senior management and research and development personnel of its existing customer base to gain insight into their industries and to focus on offering new process technologies tailored to their customers' requirements.

      The sales cycles for CVC's systems vary depending upon whether the system is an initial purchase or a repeat order. New customer sales cycles are typically 12 to 18 months, whereas repeat order sales cycles are typically four to six months. The sales cycle for a new customer begins with the generation of a sales lead, which is followed by qualification of the lead, an analysis of the customer's particular applications needs and problems, one or more presentations to the customer, frequently including extensive participation by CVC's senior management, two to three product sample demonstrations, followed by customer testing of the results and extensive negotiations


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

regarding the equipment's process and reliability specifications. New customer sales cycles are monitored closely by senior management for correct strategy approach and prioritization.

CUSTOMER SERVICE AND SUPPORT

      Prompt and effective field service and support is critical to CVC's sales efforts, due to the substantial commitments made by customers that purchase CVC's equipment. As of September 30, 1999, CVC had 53 full-time employees dedicated to customer service and support. CVC's strategy of supporting its installed base through both customer support and research and development groups has served to encourage the use of CVC's equipment and process technologies in customer production applications. CVC's engineers and field support personnel work closely with customers to help define their production and process requirements, and customers often collaborate in trial production runs at CVC's Fremont, California, Rochester, New York and Alexandria, Virginia research and demonstration facilities. CVC believes that its marketing efforts are enhanced by the technical expertise of its engineers who also provide customer process support and participate in industry forums, conferences and user groups.

      CVC generally warrants its new systems for 15 months from the date of shipment. CVC generally warrants to an original purchaser of its new systems that the products and parts manufactured or assembled by CVC and the application software supplied will be free from defects in materials and workmanship under normal use. Installation is included in the price of the system. CVC's field service engineers provide customers with call-out repair and maintenance services for a fee. Customers may also enter into repair and maintenance service contracts covering CVC's systems. For a fee, CVC trains its customers' service engineers to perform routine services, and, in addition, CVC provides its customers with 24-hour a day, seven day a week, telephone consultation services. CVC also has customer support centers located in New York, California, Texas, Minnesota, Virginia, Northern Ireland and Japan.

RESEARCH AND DEVELOPMENT

      The data storage and semiconductor manufacturing industries are characterized by rapid technological change and requirements for new product introductions and enhancements. CVC's ability to remain competitive in this market will depend in part upon its ability to develop new and enhanced systems and to introduce these systems at competitive prices and on a timely and cost-effective basis. Accordingly, CVC devotes a significant portion of its personnel and financial resources to research and development programs and seeks to maintain close relationships with its customers to remain responsive to their equipment needs. CVC continuously conducts research and development efforts in existing products to extend performance and process capabilities as well as on next generation products.

      In the data storage market, CVC has recently developed and introduced capabilities that allow precise measurement and testing functions to take place in a process module without disrupting the production process and without disturbing the tightly controlled vacuum environment. CVC has also developed a magnetic orientation device to achieve more accurate and programmable characteristics of magnetic thin films. In the area of advanced interconnect technologies, CVC has been developing leading-edge metal-organic chemical vapor deposition barrier and copper metallization processes for high-performance semiconductor interconnect applications. CVC operates process development and applications engineering facilities in New York, California, Virginia and Texas with process and metrology capabilities for data storage thin film recording head and semiconductor technologies.

      As of September 30, 1999, CVC had 103 full-time employees dedicated to its research and development programs. In fiscal 1997, 1998 and 1999, CVC expended $9.1 million, $12.6 million and $12.6 million on these programs, constituting 15%, 19% and 15% of revenues during those periods, respectively. Research and development expenditures consist primarily of salaries, project materials and other costs associated with CVC's ongoing research and development efforts. CVC expects in future years that research and development expenditures will continue to represent a substantial percentage of revenues. CVC augments its internal technology development efforts by licensing technology from others and establishing strategic research and development relationships with universities and various major customers.

      Trade, industry standards and development consortia, such as SEMI, SEMATECH and SISA, formerly known as SEMI/SEMATECH, help to define the methods, measurement parameters, manufacturing requirements and specifications influencing commercial transactions within the data storage and semiconductor industry. Christine Whitman, the Chief Executive Officer of CVC, serves on the Board of Directors of SISA. CVC believes that its involvement with these organizations has helped to ensure that CVC's new products conform to industry standards and emerging requirements.

MANUFACTURING

      CVC's manufacturing activities consist primarily of assembling and testing components and subassemblies which are acquired from third party suppliers and then integrated by CVC into finished systems. The manufacturing operations are conducted in CVC's 90,000 square foot facility in Rochester, New York and its 32,000 square foot facility in Alexandria, Virginia. As of September 30, 1999, CVC had 168 full-time employees dedicated to its manufacturing efforts. CVC manufactures its systems in controlled clean environments which are similar to the clean rooms used by data storage and semiconductor manufacturers. All final assembly and systems tests are performed within CVC's manufacturing facilities. Quality control of suppliers is maintained through incoming verification of components, in-process inspection during equipment assembly and final inspection and operation of all manufactured equipment prior to shipment. CVC's customers frequently participate in systems testing during the final assembly and inspection process.

      CVC's Rochester and Fremont facilities are ISO 9001 certified. CVC believes that ISO 9001 certification, a quality assurance model for companies that design, produce, install and inspect items as part of their businesses, offers CVC a competitive advantage over competitors that are not ISO 9001 certified and, in some cases, is a condition of doing business with its customers.

      CVC procures components and subassemblies included in its products from a limited group of suppliers and occasionally from a single source. CVC does not maintain long-term supply contracts with its key suppliers but believes that alternative suppliers could be found if necessary.

COMPETITION

      The data storage, optical telecommunications components and semiconductor manufacturing equipment industries are highly competitive. A substantial investment is required to install and integrate capital equipment into a data storage, optical component or semiconductor production line. CVC believes that once a device manufacturer has selected a particular supplier's capital equipment, that manufacturer generally relies upon that supplier's equipment for the specific production line application and, to the extent possible, subsequent generations of similar systems. Accordingly, it may be extremely difficult to achieve significant sales to a particular customer once another supplier's manufacturing equipment has been selected by that customer, unless there are compelling reasons to do so, such as significant performance or cost advantages. Increased competitive pressure could lead to lower prices for CVC's products, thereby adversely affecting CVC's operating results.

      CVC's current competitors include Anelva, Applied Materials, Astex, Balzers Process Systems, Nordiko, TEL, Trikon, Ulvac and Veeco. Some of CVC's competitors have substantially greater financial resources, more extensive engineering, manufacturing, marketing and customer service and support capabilities, larger installed bases of semiconductor capital equipment and broader semiconductor process equipment offerings as well as greater name recognition than CVC.

      CVC believes that its ability to compete in the data storage, optical telecommunications component and semiconductor manufacturing equipment markets depends on a number of factors, including:

      o     The ability to develop and introduce new products rapidly;

      o     Product and technology innovation;


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

      o     Product quality and reliability;

      o     Product performance;

      o     Breadth of its product line;

      o     Price;

      o     Technical service and support;

      o Adequacy of manufacturing quality and capacity and sources of raw materials;

      o     Efficiency of production;

      o     Delivery capabilities; and

      o     Protection of CVC's products by intellectual property laws.

CVC believes it competes favorably in the data storage, optical telecommunications component and semiconductor manufacturing markets based on its multiple processing capabilities, customer support and the cost of ownership of its equipment.

      CVC expects its competitors in the data storage, optical telecommunications and semiconductor process equipment industries to continue to improve the design and performance of their current systems and processes and to introduce new systems and processes with improved price and performance characteristics.

PATENTS AND OTHER INTELLECTUAL PROPERTY

      CVC relies on a combination of patent, copyright, trademark and trade secret laws and non-disclosure agreements to protect its proprietary process and equipment technology. Although CVC believes that its patents and its other intellectual property rights may have significant value, CVC also believes that due to the rapid technological changes that characterize the data storage and semiconductor equipment industries, the innovative skills, technical expertise and know-how of its personnel may be more important than patent protection or similar rights.

      As of September 30, 1999, CVC had obtained 16 issued U.S. patents and had 29 U.S. patent applications pending. CVC has also obtained two foreign patents from the United Kingdom and had 13 foreign patent applications pending on its behalf as of that date. In addition, in connection with the acquisition of Commonwealth Scientific Corporation, CVC has licensed and been assigned rights to several jointly-owned patents but there can be no assurance that such licensed and assigned rights are sufficiently broad for current or contemplated uses.

      CVC holds patents which it believes to be material to its business covering the components used for physical vapor deposition for the data storage marketplace and rapid thermal processing. As of September 30, 1999, these patents have durations of not less than 11 years. Through its acquisition of Commonwealth, CVC also holds patents covering ion beam processing with durations of not less than 11 years, as of September 30, 1999. In addition, as of September 30, 1999, CVC holds exclusive licenses to ion source technology obtained in the acquisition of Commonwealth, which extend to the term of the underlying patents, varying in length from five to 11 years. In addition, CVC has licensed the design features in its inductively-coupled-plasma technology. This license will expire in 2014.

      The data storage and semiconductor industries are characterized by frequent litigation regarding patent and other intellectual property rights. Although CVC is not aware of any pending or threatened patent litigation involving it, there can be no assurance that third parties will not assert claims against CVC with respect to existing or future products or technologies. In the event of litigation to determine the validity of any third-party claims, that litigation, whether or not determined in favor of CVC, could result in significant expense to CVC and divert the efforts of CVC's technical and management personnel from productive tasks. In the event of an adverse ruling in this type of litigation, CVC might be required to discontinue the use of processes, cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology, or obtain licenses to the infringing technology. In the event of a successful claim against CVC and CVC's failure to develop or license a substitute technology at a reasonable cost, CVC's business could be harmed.

      CVC cannot give any assurance that its pending patent applications will be approved, that any patents will provide it with competitive advantages or will not be challenged by third parties, or that the patents of others will not have an negative impact on CVC's business. CVC cannot give any assurance that others will not independently develop similar products, duplicate its products or, if patents are issued to CVC, design around these patents. CVC also relies upon trade secret protection and employee and third-party nondisclosure agreements to protect its confidential and proprietary information. Despite these efforts, CVC cannot give any assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to its trade secrets or disclose its technology or that CVC can meaningfully protect its trade secrets.

EMPLOYEES

      As of September 30, 1999, CVC had a total of 394 full-time employees at all of its locations, consisting of 168 in manufacturing, 103 in research and development, 29 in marketing and sales, 53 in customer service and support, 35 in administration and 6 in facilities maintenance.

      As of September 30, 1999, 47 employees at CVC's site in Rochester, New York were members of Local 342 of the International Union of Electronic, Electrical, Salaried, Machine & Furniture Workers union and covered by a collective bargaining agreement scheduled to expire in October, 2001. CVC believes that its relations with its employees, and the bargaining unit which represents the Local 342 members, are good.

CVC'S PROPERTIES

      CVC's principal office is located in Rochester, New York, and consists of 90,000 square feet used for manufacturing, research and development and administration. CVC entered into a financing agreement with the County of Monroe Industrial Development Agency in 1974 under which this agency's bond proceeds were used to purchase the land and construct the Rochester facility for lease to CVC. On September 29, 1997, CVC entered into an amended lease agreement with the County of Monroe Industrial Development Agency that extended the term of the original lease from the year 2000 to December 31, 2007. Upon the expiration of this amended lease, CVC is obligated to purchase the Rochester facility from this agency for nominal consideration.

      As part of its acquisition of Commonwealth Scientific Corporation in May 1999, CVC obtained two operating facilities. These facilities are located in Alexandria, Virginia. The principal administrative office is in an owned building which is approximately 22,000 square feet. The manufacturing and engineering functions are located in a separate leased facility of approximately 32,000 square feet. This facility is leased under two separate leases for approximately 28,000 square feet and 4,250 square feet of contiguous space. The leases on this facility are scheduled to expire on January 31, 2000 and September 14, 2001.

      In addition, CVC leases 14,400 square feet in Fremont, California, for research and process development, product engineering and as a base for regional sales and field service for the West Coast of the United States and 3,400 square feet in Dallas, Texas, for engineering, equipment design, process development, sales and customer support. CVC also leases space in Minneapolis, Minnesota, Japan, Northern Ireland, Singapore and Taiwan for sales and customer support. Although CVC believes that its current facilities are adequate to meet its current requirements for the near term, it may seek to lease or acquire additional facilities in the future.

CVC'S LEGAL PROCEEDINGS

      In the ordinary course of business, CVC may be involved in legal proceedings from time to time. Currently, there are no material legal proceedings pending against CVC.

CVC'S MARKET PRICE AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

      CVC common stock is traded on The Nasdaq National Market under the symbol "CVCI." The following table presents the high and low trading prices of the CVC common stock on The Nasdaq National Market (a) for the quarter ended December 31, 1999 (the first quarter during which CVC common stock was traded thereon),
(b) on February 28, 2000 (the date immediately preceding the date on which Veeco and CVC announced that they had signed the merger agreement) and (c) ________ __, 2000, the most recent practicable date prior to the date hereof:

                                                   High     Low
                                                   ----     ---

        Quarter Ending December 31, 1999.......    $14.81   $ 8.30
        February 28, 2000......................    $29.88   $26.56
        _________ __, 2000.....................    $        $

      On _________ __, 2000, the closing price for the CVC common stock was $____. As of _______ __, 2000, CVC had approximately ___ stockholders of record.

      CVC has never paid or declared cash dividends on its common stock. CVC currently intends to retain all future earnings for its business and does not anticipate paying cash dividends in the foreseeable future. CVC is restricted under the terms of some of its credit agreements from paying any dividends to stockholders without the prior written consent of the lenders. Future dividends, if any, will depend on, among other things, (1) CVC's operating results, (2) capital requirements and (3) restrictions in loan agreements.

CVC'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

      CVC is a worldwide supplier of process equipment used in the manufacture of magnetic recording heads for disk drives, optical telecommunications components and advanced semiconductor devices for computers and communications equipment. CVC's principal product is the CONNEXION Cluster Tool system, which provides integrated deposition and etch equipment based on a central substrate handling platform and a series of interchangeable thin film deposition and etch processing modules. CVC also derives revenue from the sale of sources, spare parts, enhancements, and field service contracts. System revenues represented 71% in fiscal 1999, 83% in fiscal 1998 and 85% in fiscal 1997 of CVC's total revenue. In order to expand its technology and broaden its offering of process modules, CVC acquired Commonwealth Scientific Corporation in May 1999. Commonwealth's primary products are ion beam etch, ion beam deposition and diamond-like carbon process modules for the data storage industry and ion beam sources principally used by suppliers of optical equipment.

      CVC's growth in the past four years has been primarily due to the expansion of the disk drive industry and transition of the industry to magnetoresistive, or MR, heads and giant magnetoresistive, or GMR, heads. During fiscal 1999, fiscal 1998 and fiscal 1997, 85%, 77% and 88% of CVC's revenue was derived from sales made to manufacturers of magnetic recording heads and 9%, 21%, and 9% was derived from sales to manufacturers of semiconductor devices, with the remainder of the revenue derived from ancillary products and services. CVC's top four customers for fiscal 1999, were Seagate, IBM, TDK and Alps, all of whom manufacture magnetic recording heads. CVC expects that these customers will continue to account for a significant portion of CVC's fiscal 2000 revenues and that significant customer concentration will continue for the foreseeable future.

      CVC recognizes revenue from system sales, enhancements and spare parts at the time of shipment. Provisions for estimated installation and warranty costs are recorded at the time revenue is recognized. Revenue on field service contracts is deferred and recognized on a straight-line basis over the period of the contract.

      Revenue derived from system sales is dependent upon the timing of orders, customer requirements for additional manufacturing capacity and CVC's ability to respond on a timely basis to rapid technological developments. CVC's customers typically place large orders, which could cause revenues to fluctuate significantly from period to period. Orders for system sales range in price from approximately $1.0 million to $4.0 million, depending on the configuration of the system. For example, in the second half of fiscal 1998 and the first quarter of fiscal 1999, CVC's revenues were adversely affected by reduced orders from magnetic head manufacturers, who experienced reduced demands, inventory surpluses and poor operating results and as a result, deferred capital expenditures of fabrication equipment. In recent quarters, magnetic head manufacturers have increased capital spending to acquire new process technologies that enable them to produce GMR heads. Because the data storage and semiconductor industries are highly cyclical, and orders in CVC's backlog are subject to cancellation or rescheduling, CVC's visibility on revenues for future periods is limited, and its operating results could fluctuate significantly from period to period.

      International sales accounted for 53%, 38% and 31% of our total revenues in fiscal 1999, fiscal 1998 and fiscal 1997. CVC expects that international sales will continue to account for a significant portion of CVC's revenue in the foreseeable future. CVC's international sales are denominated in U.S. dollars. As a result, changes in the value of foreign currencies relative to the value of the U.S. dollar can render our products comparatively more expensive. Although CVC has not been significantly negatively impacted in the past by foreign currency changes in Japan, Korea, Taiwan and Europe, currency changes could negatively impact its international sales in future periods.

      CVC's gross margin is influenced by a number of factors related to the mix of revenues within a particular period. For example, systems for new process applications tend to have lower margins initially than those for existing processes. As a result, sales to semiconductor manufacturers, whose process requirements tend to be unique, generally have a lower gross margin than sales to magnetic recording head manufacturers, who typically purchase systems for which we have significantly more processing experience. Sales to international customers typically have a lower gross margin than sales to domestic customers. In addition, revenues from ion beam sources, enhancements, spare parts and field service contracts typically have a higher gross margin than system margins. As a result of these factors, CVC expects its gross margin to fluctuate from period to period.

RESULTS OF OPERATIONS

      The following table sets forth for the periods indicated the percentage of revenues for the following items in CVC's consolidated statement of operations data.

                                  Three Months Ended          Year Ended
                                      December 31,          September 30,
                                      ------------          -------------
                                    1999     1998      1999     1998      1997
                                    ----     ----      ----     ----      ----
Revenues .......................   100.0%   100.0%    100.0%   100.0%    100.0%
Cost of goods sold .............    61.5     56.3      60.9     61.6      66.0
Gross margin ...................    38.5     43.7      39.1     38.4      34.0
Operating expenses
  Research and development .....    15.8     16.6      15.2     18.5      14.5
  Sales and marketing ..........    11.8     13.2      12.2     11.3       9.0
  General and administrative ...     6.1      5.5       5.8      5.1       4.0
  In-process R&D write-off .....      --       --       1.4       --        --
  Total ........................    33.7     35.3      34.6     34.9      27.5
Income from operations .........     4.8      8.4       4.5      3.5       6.5
Interest and other, net ........    (1.1)    (2.2)     (0.3)    (1.7)     (0.9)
Write-off of deferred charges ..      --       --        --     (1.0)       --
Income before income taxes .....     3.7      6.2       4.2      0.8       5.6
Income taxes ...................     1.5      2.9       2.3      0.4       2.3
Net income .....................     2.2      3.3       1.9      0.4       3.3

Three months ended December 31, 1999 Compared to Three Months Ended December 31, 1998

      Revenues. Revenues increased 72.1% to $25.2 million for the quarter ended December 31, 1999 from $14.7 million for the quarter ended December 31, 1998. Of the increase in revenue, approximately $5.4 million is attributable to additional sales from Commonwealth Scientific Corporation which was acquired in May 1999, as well as increased sales to data storage customers of $3.3 million and increased sales to semiconductor customers of $2.1 million. These increased sales were partially offset by decreased revenues due to the disposition of two non-core product lines during fiscal 1999.

      Gross Margin. Gross margin decreased to 38.5% of revenues for the quarter ended December 31, 1999 from 43.7% for the quarter ended December 31, 1998. The lower margins are mainly a reflection of product mix. Product lines such as spares, service and enhancements, which tend to have more favorable margins, represented an unusually high percentage of overall revenue in the fiscal 1999 first quarter when compared to the same period in fiscal 2000.

      Research and Development. Research and development expenses increased by 63.3% to $4.0 million for the first quarter of fiscal 2000 from $2.4 million for the same period in fiscal 1999. As a percentage of revenues, research and development expenses were 15.8% and 16.6% for the quarters ended December 31, 1999 and 1998, respectively. The increase in these expenses is mainly attributable to $1.1 million of research personnel, related expenses associated with the Commonwealth acquisition, $0.2 million in outside contractors utilized to assist in the development of internal projects and $0.2 million in higher depreciation due to additional capitalization of demonstration tools throughout fiscal 1999.

      Sales and Marketing. Sales and marketing expenses increased by 54.0% to $3.0 million for the quarter ended December 31, 1999 from $1.9 million for the quarter ended December 31, 1998. As a percentage of revenues, sales and marketing expenses decreased to 11.8% for the December 1999 quarter from 13.2% for the December 1998 quarter. Of the $1.1 million increase, $0.9 million is due to the addition of personnel and their related expenses resulting from the acquisition of Commonwealth. The remainder of the increase is attributable to the addition of personnel and related expenses in field service to support CVC's expanded product offering and customer base.

      General and Administrative. General and administrative expenses increased by 89.5% to $1.5 million for the first quarter of fiscal 2000 from $0.8 million in the first quarter of fiscal 1999. As a percentage of revenues, general and administrative expenses were 6.1% and 5.5% for the quarters ended December 31, 1999 and 1998, respectively. The increase in general and administrative expenses reflects additional costs of $0.4 million due to the Commonwealth acquisition and additional accruals for doubtful accounts of $0.2 million.

      Interest and Other, Net. Interest and other, net decreased by 14.9% to $277,000 in the quarter ended December 31, 1999 from $326,000 in the quarter ended December 31, 1998. This decrease reflects lower interest expense due to the payment of debt with a portion of the proceeds from CVC's initial public offering during the first quarter of fiscal 2000.

      Income Taxes. Income tax expense was relatively consistent on a comparable basis for the first quarter of fiscal 2000 to the first quarter of fiscal 1999. The effective rate for the quarter ended December 31, 1999 was 42.0% compared to the effective rate of 46.6% for the quarter ended December 31, 1998. The decrease in the effective rate is based on an anticipated decrease in the annual effective rate for fiscal 2000 due to a less significant impact of non-deductible items as compared to fiscal 1999.

      In-Process Research and Development

      During fiscal 1999, as part of the purchase of Commonwealth, the value assigned to research expenditures on products in the development stage which had not reached technological feasibility and for which there is no alternative future use were written off in accordance with applicable accounting rules. This write-off amounted to approximately $1.2 million, respectively.

      The in-process technology aquired from Commonwealth consists of four technology groupings: ion source products, etch modules, deposition modules, and dielectric deposition modules, which had assigned values of $0.2 million, $0.5 million, $0.3 million and $0.2 million, respectively. Descriptions of these groupings are as follows:

o Ion source products, including both ion sources and power supplies, are being designed for use in applications that include etching, deposition, surface modification and ion assist.

o The etch modules are being designed to support the market requirements for ion beam processing applications.

o The deposition modules are being designed to support very thin metallic film through ion beam sputter deposition of target materials.

o The dielectric deposition modules are being designed to support very thin dielectric film through ion beam sputter deposition of target materials.

There is a risk associated with the completion of the research and development ("R&D") projects. CVC cannot assure that any of the projects will achieve technological or commercial success without the successful completion of the remaining R&D efforts on the acquired in-process technologies. Without the successful completion of the remaining R&D efforts, CVC would not realize the future revenues and profits attributed to the acquired R&D. CVC believes, however, that the failure of any particular in-process R&D project would not materially impact CVC's financial position of operating results.

      At December 31, 1999, the estimated development completion costs of the in-process R&D projects acquired from Commonwealth approximates $1.2 million, which will be incurred in the remainder of fiscal 2000. The total estimated completion costs and dates of completion are relatively consistent with the estimates made at the acquisition date.

YEAR ENDED SEPTEMBER 30, 1999 COMPARED TO YEAR ENDED SEPTEMBER 30, 1998

      Revenues. Revenues increased 21.6% to $82.9 million for the year ended September 30, 1999 from $68.2 million for the year ended September 30, 1998. The increase is primarily attributable to additional sales resulting from the Commonwealth acquisition of $13.3 million and increased sales to data storage customers of $7.0 million, which offset lower sales of CVC's systems to semiconductor customers of $7.0 million. CVC believes that the decrease in sales to semiconductor customers reflected residual effects of the semiconductor market downturn in 1998.

      Gross Margin. Gross margin increased to 39.1% of revenues for the year ended September 30, 1999 from 38.4% for the year ended September 30, 1998. Gross margin contribution in fiscal 1999 was affected by the lower margins of 30.9% on sales of the product lines from the Commonwealth acquisition. Gross margins excluding the impact of the Commonwealth acquisition product lines would have been 40.7%. The lower gross margins in fiscal 1998 reflect the higher percentage of new system sales to semiconductor customers, which usually have lower margins.

      Research and Development. Research and development expenses were unchanged at $12.6 million for fiscal 1999 compared to fiscal 1998. As a percentage of revenues, research and development expenses decreased to 15.2% for fiscal 1999 compared to 18.5% for fiscal 1998. The higher relative expenditure level in fiscal 1998 is primarily attributable to material expenses of $0.9 million associated with the completion of a government contract. Expenses in fiscal 1999 reflect additional research and development expenses of $1.3 million from the acquisition of Commonwealth, higher depreciation expense of $1.1 million due to additional capitalization of demonstration tools, partially offset by lower personnel costs of $0.9 million and lower material costs of $0.2 million related to internal development projects. Although fiscal 1999 expenditure levels were unchanged compared to fiscal 1998, CVC believes that research and development expenditures are essential to maintaining its competitive position in the data storage and semiconductor markets and expects these expenditure levels to increase in absolute dollars for the foreseeable future.

      Sales and Marketing. Sales and marketing expenses increased by 31.0% to $10.1 million for fiscal 1999 from $7.7 million for fiscal 1998. As a percentage of revenues, sales and marketing expenses increased to 12.2% for fiscal 1999 from 11.3% for fiscal 1998. The increase is attributable to the addition of personnel and their related expenses of $1.6 million as a result of the Commonwealth acquisition, additional personnel and related expenses in field service of $0.6 million to support CVC's expanded product offering and customer base, and increased expenses of $0.4 million for product demonstrations.

      General and Administrative. General and administrative expenses increased 38.7% to $4.8 million for fiscal 1999 from $3.5 million for fiscal 1998. As a percentage of revenues, administrative expenses were 5.8% for fiscal 1999, and 5.1% for fiscal 1998. The increase in general and administrative expenses reflects additional administration expenses of $0.5 million due to the Commonwealth acquisition, as well as additional accruals for doubtful accounts of $0.3 million, and other accruals for post-employment and pension benefits of $0.2 million.

      In-process R&D Write-off. During fiscal 1999, as part of the purchase of Commonwealth, the value assigned to research expenditures on products in the development stage which have not reached technological feasibility and for which there is no alternative future use were written off in accordance with applicable accounting rules. This write-off amounted to approximately $1.2 million.

      Interest and Other, Net. Interest and other, net decreased to $0.2 million for fiscal 1999 from the $1.2 million for fiscal 1998. The decrease in interest and other, net primarily reflects reduced interest expense of $0.1 million due to the reduction of borrowings with the proceeds from the sale of preferred stock in December 1998, a one-time gain of $0.4 million associated with the sale of two non-core product lines and a one-time lawsuit settlement of $0.5 million for infringement by a third party of a CVC patent.

      Income Taxes. Income tax expense for fiscal 1999 amounted to $1.9 million compared to $0.3 million for fiscal 1998. The effective tax rate for fiscal 1999 was 55.2% compared to the effective rate of 50.9% for fiscal 1998. The increase is the result of the non-deductible in-process R&D write-off.

YEAR ENDED SEPTEMBER 30, 1998 COMPARED TO YEAR ENDED SEPTEMBER 30, 1997

      Revenues. Revenues increased 8.9% to $68.2 million in fiscal 1998 from $62.6 million in fiscal 1997. The increase in revenues is primarily attributable to increased systems sales of $7.4 million and spare sales of $0.9 million to new semiconductor customers. The majority of this increased volume was to new customers placing their initial system order. Partially offsetting these increases was decreased system sales to data storage customers by $5.0 million as demand decreased due to a general downturn in the industry.

      Gross Margin. Gross margin increased to 38.4% of revenues in fiscal 1998 from 34.0% in fiscal 1997. The margin improvement was attributable to lower systems manufacturing costs as the result of efficiencies derived from repeat orders and increased sales of higher margin spares at 57% and enhancements at 64%.

      Research and Development. Research and development expenses increased 39.3% to $12.6 million in fiscal 1998 from $9.1 million in fiscal 1997. As a percentage of revenues, research and development expenses increased to 18.5% in fiscal 1998 from 14.5% in fiscal 1997. The increase is attributable to increased expenditures for an expanded demonstration program of $0.3 million, increased personnel costs due to the hiring of engineers in the fourth quarter 1997 to support the expanded demonstration program and new development projects of $1.5 million, increased depreciation of $0.6 million as well as expenses related to government contracts of $0.5 million.

      Sales and Marketing. Sales and marketing expenses increased 37.1% to $7.7 million in fiscal 1998 from $5.6 million in fiscal 1997. As a percentage of revenues, sales and marketing expenses increased to 11.3% in fiscal 1998 from 9.0% in fiscal 1997. The increase is attributable to the addition of marketing personnel to support the semiconductor market of $0.5 million, the addition of field service personnel of $0.8 million, increased trade show and advertising expense of $0.3 million, and higher commissions resulting from increased system sales of $0.1 million.

      General and Administrative. General and administrative expenses increased 36.9% to $3.5 million in fiscal 1998 from $2.5 million in fiscal 1997. As a percentage of revenues, general and administrative expenses increased to 5.1% in fiscal 1998 compared to 4.0% in fiscal 1997. The increase is attributable to the full year impact of additional employees hired in fiscal 1997 as well as several new hires in fiscal 1998 of $0.4 million, an increase of $0.2 million in consulting services directly related to the implementation of a new computer system and an increase of $0.1 million in depreciation for computer systems installed in fiscal 1998 and fiscal 1997.

      Interest and Other, Net. Interest and other, net increased to $1.2 million in fiscal 1998 from $0.6 million in fiscal 1997, reflecting an increase in borrowings on the credit line and interest expense on a new $8.0 million term loan.

      Write-off of Deferred Charges. In fiscal 1997, costs were incurred relative to preparing CVC for its initial public offering. During the fourth quarter of fiscal 1998, CVC determined to suspend efforts to complete the public offering due to continued weakness in the data storage and semiconductor industries and the equity market for initial public offerings and, accordingly, these costs were charged against current period earnings.

      Income Taxes. Income tax expense in fiscal 1998 was $0.3 million compared to $1.5 million in fiscal 1997. The effective tax rate for fiscal 1998 was 50.9% compared to the effective rate of 41.6% in fiscal 1997. The increase of 9.3% was due to permanent non-tax deductible expenses and a low level of profitability, partially offset by the utilization of a valuation allowance related to net operating loss carry forwards.

LIQUIDITY AND CAPITAL RESOURCES

      On November 12, 1999, CVC received net proceeds of $27.0 million from a public equity offering, consisting of 3,000,000 shares of common stock sold by CVC and 500,000 shares of Common Stock sold by certain stockholders of CVC at an initial public offering price of $10.00 per share. CVC used a portion of the net proceeds from the offering to repay approximately $12.0 million of debt, $10.0 million for the redemption of Series D Redeemable Preferred Stock and the balance for general corporate purposes. CVC did not receive any of the proceeds from the sale of shares by the selling stockholders.

      As of December 31, 1999, CVC had working capital of $38.9 million, including cash and cash equivalents of $4.2 million, compared to working capital of $22.1 million as of September 30, 1999.

      Operating activities provided cash of $0.6 million for the first quarter of fiscal 2000 as compared to providing cash of $1.5 million in the first quarter of fiscal 1999. The decrease in cash provided from operating activities is primarily attributable to changes in components of working capital.

      As of December 31, 1999, CVC had available a $15.0 million bank line of credit and a $3.0 million equipment line of credit. Maximum borrowings under these lines are based upon certain financial criteria and these borrowings are at an interest rate of prime. There were no borrowings outstanding under either of these lines as of December 31, 1999.

      CVC expects to spend approximately $6.0 million on capital expenditures in the current fiscal year, of which $0.9 million had been incurred as of December 31, 1999, including amounts capitalized from inventory. The capital expenditures were primarily for demonstration and development system tools. CVC continues to invest heavily in demonstration and development tools for use at its facilities in order to demonstrate new product capabilities for its magnetic head, optical component and semiconductor device customers.

      CVC believes that existing cash balances together with cash generated from operations and amounts available under existing lines of credit will be adequate to fund operations for at least the next 12 months.

      CVC's long-term capital requirements will be affected by many factors, including the success of CVC's current product offerings, CVC's ability to enhance its current products and to develop and introduce new products that keep pace with technological developments and general trends in the data storage and semiconductor industries. CVC plans to finance its long-term capital needs with the net proceeds of the initial public offering, together with borrowings and cash flow from operations. To the extent that these funds are insufficient to finance CVC's activities, CVC will have to raise additional funds through the issuance of additional equity or debt securities or through other means. There can be no assurance that additional financing will be available on acceptable terms.

YEAR 2000

      CVC has not experienced any material disruptions of its computer and microprocessor-based devices or operating difficulties of its mission critical applications or critical devices relating to the Year 2000 issue. In addition, CVC is not aware of any difficulties with its products at customer sites nor has CVC experienced any material problems related to applications or devices provided by critical external parties for use by CVC. CVC has no reason to believe that Year 2000 failures will seriously affect CVC in the future. However, given the proximity to January 1, 2000 and the possibility of latent Year 2000 defects, CVC cannot yet be sure that it will not experience Year 2000 failures or be affected by third-party Year 2000 failures, either of which may adversely impact CVC's business. CVC will continue to monitor the operation of its computers and microprocessor-based devices for any Year 2000 related problems.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

      Effective October 1, 1998, CVC adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income", which establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption had no impact on the CVC's net income or stockholders' equity. SFAS No. 130 requires changes to the minimum pension liability, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

      In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities relating to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-5 is effective for CVC's fiscal year 2000 financial statements and CVC does not expect its adoption to have a material effect on its financial condition or results of operations.

      In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including types of derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all quarters of fiscal years beginning after June 15, 2000. CVC does not expect SFAS No. 133 to have a material effect on its financial condition or results of operations.

CVC'S QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      At December 31, 1999 CVC did not hold any market risk sensitive instruments.

CVC FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

      The financial statements of CVC are listed in the index to the consolidated financial statements of CVC, as filed as part of this joint proxy statement/prospectus.

Quarterly Results of Operations

      The following tables set forth CVC's operating results for each of the eight quarters ended December 31, 1999. The information for each of these quarters is unaudited but has been prepared on the same basis as the audited consolidated financial statements included with this joint proxy statement/prospectus and includes all adjustments, consisting only of normal recurring adjustments, that CVC considers necessary to present fairly this information when read in conjunction with CVC's consolidated financial statements and notes thereto included elsewhere in this joint proxy statement/prospectus and "CVC's Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 103. CVC's operating results for any one quarter are not necessarily indicative of results for any future period.

                         Mar. 31,    June 30    Sept. 30,    Dec. 31,   Mar. 31,    June 30,   Sept. 30,   Dec. 31,
                           1998        1998       1998        1998        1999       1999         1999       1999
                        --------    --------    --------    --------    --------   --------    --------   --------
                                                   (in thousands)
Statements of
  Operations:

Revenues ............   $ 20,529    $ 14,400    $ 13,898    $ 14,655    $ 17,788   $ 23,352    $ 27,120   $ 25,216
Cost of goods
  sold ..............     13,108       8,265       8,339       8,249      10,983     14,934      16,336     15,505
                        --------    --------    --------    --------    --------   --------    --------   --------
Gross margin ........      7,421       6,135       5,559       6,406       6,805      8,418      10,784      9,711
Operating expenses
  Research and
    development .....      4,009       2,968       2,771       2,439       2,546      3,504       4,141      3,983
  Sales and marketing      1,913       1,620       2,278       1,930       1,832      2,633       3,686      2,972
  General and
    administrative ..        865       1,006         577         812         902      1,238       1,870      1,539
  In-process R&D
    write-off .......         --          --          --          --          --      1,174          --         --
                        --------    --------    --------    --------    --------   --------    --------   --------
  Total .............      6,787       5,594       5,626       5,181       5,280      8,549       9,697      8,494
                        --------    --------    --------    --------    --------   --------    --------   --------
Income (loss) from
  operations ........        634         541         (67)      1,225       1,525       (131)      1,087      1,207
Interest and other,
  net ...............       (305)       (414)       (224)       (326)        190       (220)        158       (277)
Write-off of
  deferred charges ..         --          --        (675)         --          --         --          --         --
                        --------    --------    --------    --------    --------   --------    --------   --------
Income (loss) before
  income taxes ......        329         127        (966)        899       1,715       (351)      1,245        940
Income taxes
  (benefit) .........        137          53        (352)        419         757        348         413        395
                        --------    --------    --------    --------    --------   --------    --------   --------
Net income (loss) ...   $    192    $     74    $   (614)   $    480    $    958   $   (699)   $    832   $    545
                        ========    ========    ========    ========    ========   ========    ========   ========

                         Mar. 31,    June 30    Sept. 30,    Dec. 31,   Mar. 31,    June 30,   Sept. 30,   Dec. 31,
                           1998        1998       1998        1998        1999       1999         1999       1999
                        --------    --------    --------    --------    --------   --------    --------   --------
Percentage of
  Revenue:

Revenues ............      100.0%      100.0%      100.0%      100.0%      100.0%     100.0%      100.0%     100.0%
Gross margin ........       36.1        42.6        40.0        43.7        38.3       36.0        39.8       38.5
Operating expenses
  Research and
    development .....       19.5        20.6        19.9        16.6        14.3       15.0        15.3       15.8
  Sales and
    marketing .......        9.3        11.2        16.4        13.2        10.3       11.3        13.6       11.8
  General and
    administrative ..        4.2         7.0         4.2         5.5         5.1        5.3         6.9        6.1
  In-process R&D
    write-off .......         --          --          --          --          --        5.0          --         --
                        --------    --------    --------    --------    --------   --------    --------   --------
  Total .............       33.0        38.8        40.5        35.3        29.7       36.6        35.8       33.7
                        --------    --------    --------    --------    --------   --------    --------   --------
Income (loss)
  from operations ...        3.1         3.8        (0.5)        8.4         8.6       (0.6)        4.0        4.8
Interest and
  other, net ........       (1.5)       (2.9)       (1.6)       (2.2)        1.1       (0.9)        0.6       (1.1)
Write-off of
  deferred charges ..         --          --        (4.9)         --          --         --          --         --
                        --------    --------    --------    --------    --------   --------    --------   --------
Net income (loss) ...        0.9%        0.5%       (4.4%)       3.3%        5.4%      (3.0%)       3.1%       2.2%
                        ========    ========    ========    ========    ========   ========    ========   ========

      CVC's quarterly and annual operating results are affected by a wide variety of factors that could materially and adversely affect revenues and profitability from period to period, including:

      o Specific economic conditions in the data storage and semiconductor industries.
      o     The timing of significant orders.
      o     Cyclical patterns of capital spending by customers.
      o     Modification or cancellation of customer orders.
      o     Continued market acceptance of systems and customers' products.
      o     Shipment delays.
      o     Loss of a significant customer.
      o Increased research and development or marketing costs associated with introduction of new products.
      o     Introduction of new products by customers.
      o     Ability to successfully introduce new products on a timely basis.
      o     Changes in our pricing policies or those of competitors.
      o     Production and quality problems.
      o The publication of opinions by industry analysts about CVC, its products or competitors.

      Due to potential quarterly fluctuations in operating results, CVC believes that quarter-to-quarter comparisons of its results of operations should not be relied upon as indicators of future performance. Further, in the event that in some future quarter CVC's net sales or operating results were below the expectations of public market securities analysts and investors, the price of the common stock would likely be materially adversely affected.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

      The following unaudited pro forma statements of operations for the year ended September 30, 1999 give effect to the May 10, 1999 acquisition of Commonwealth Scientific Corporation. The unaudited pro forma statements of operations are based on the statements of operations for CVC, appearing elsewhere in this joint proxy statement/prospectus, and the statements of operations of Commonwealth as if the acquisition occurred on October 1, 1998. The Commonwealth statements of operations have been modified to conform to CVC's fiscal year end by combining the quarterly operating results for the quarters ended December 31, 1998 and March 31, 1999 with the interim results for the period April 1 to May 9, 1999. These unaudited pro forma statements of operations should be read in conjunction with the historical financial statements and notes thereto of CVC and Commonwealth included elsewhere in this joint proxy statement/prospectus.

      The unaudited pro forma combined statements of operations give effect to the following pro forma adjustments necessary to reflect the acquisition of
Commonwealth:

      o Reduction in operating expenses related to the restructuring activities undertaken, solely comprised of Commonwealth employees terminated as of or shortly after the acquisition;
      o Elimination of the write-off of the potion of the purchase price allocated to in-process research and development, due to its one-time nature;
      o Amortization of goodwill and other intangibles over periods ranging from five to seven years; and
      o     Decrease in income taxes related to adjustments.

      Amounts are in thousands, except for per share data.

                                               Year Ended September 30, 1999
                                    ------------------------------------------------
                                        CVC    Commonwealth  Adjustments    Combined
                                        ---    ------------  -----------    --------
                                         (in thousands, except for per share data)
Statements of Operations:
Revenues ........................   $  82,915    $  18,926    $      --    $ 101,841
Cost of goods sold ..............      50,502       17,350           --       67,852
                                    ---------    ---------    ---------    ---------
Gross margin ....................      32,413        1,576           --       33,989
Operating expenses ..............      27,482        6,538         (840)      33,180
In-process R&D
  write-off .....................       1,174           --       (1,174)          --
Goodwill and intangibles
  amortization ..................          51           --           80          131
                                    ---------    ---------    ---------    ---------
Total operating expenses ........      28,707        6,538       (1,934)      33,311
                                    ---------    ---------    ---------    ---------
Income (loss) from operations ...       3,706       (4,962)       1,934          678
Interest and other, net .........        (198)        (305)          --         (503)
Income (loss) before income taxes       3,508       (5,267)       1,934          175
Income taxes (benefit) ..........       1,937       (1,488)        (336)         113
                                    ---------    ---------    ---------    ---------
Net income (loss) ...............   $   1,571    ($  3,779)   $   2,270    $      62
                                    =========    =========    =========    =========
Net income per share:
  Basic                                 $1.01                                  $0.03
  Diluted                                0.18                                   0.01
Weighted average shares outstanding:
  Basic                                 1,561                       772        2,333
  Diluted                               8,589                       772        9,361

DIRECTORS AND EXECUTIVE OFFICERS OF CVC

DIRECTORS AND OFFICERS

The executive officers and directors of CVC and their ages as of March 15, 2000, are as follows:

        Name                           Age    Position
        ----                           ---    --------
        Christine B. Whitman           48     President, Chief Executive Officer and
                                              Chairman
        Giovanni Nocerino, Ph.D.       47     Executive Vice President, Sales
        Emilio O. DiCataldo            49     Senior Vice President and Chief Financial
                                              Officer
        Mehrdad M. Moslehi, Ph.D.      40     Senior Vice President and Chief Technology
                                              Officer
        Christopher J. Mann            41     Senior Vice President, Marketing
        Richard J. Chicotka, Ph.D.     58     Vice President, Engineering
        Richard A. Kellogg             57     Vice President, Manufacturing
        Judd C. Prozeller              48     Vice President, Quality & Human Resources
        Robert  C. Fink                65     Director
        Maurice F. Holmes              56     Director
        Douglas A. Kingsley            37     Director
        Thomas C. McDermott            63     Director
        Seiya Miyanishi                53     Director
        Donald L. Waite                67     Director

      Christine B. Whitman. Ms. Whitman joined CVC Products in 1978 and has served as President, Chief Executive Officer and Chairman of CVC since its acquisition of CVC Products in 1990. Ms. Whitman received a BA from Syracuse University and is a member and Secretary of the Board of Directors of SISA, formerly known as SEMI/SEMATECH. She also serves as a member of the Board of Directors of Frontier Telephone of Rochester and The M&T Bank. Ms. Whitman serves on the Executive Committee of the Board of Directors of the Industrial Management Council, the Board of Trustees for the Greater Rochester Chamber of Commerce, the United Way Board of Directors, the Al Sigl Center Partners' Foundation Board of Governors and is a member of the Board of Trustees of Rochester Institute of Technology.

      Giovanni Nocerino, Ph.D. Dr. Nocerino joined CVC in 1997 as Executive Vice President, Sales. From 1994 to 1997, Dr. Nocerino worked as Vice President and General Manager of Sales and Marketing at Varian Associates, a supplier of semiconductor manufacturing equipment. Prior to his employment at Varian Associates, Dr. Nocerino was Executive Vice President with Materials Research Corporation, a subsidiary of Sony and a manufacturer of thin film equipment and material for the data storage and semiconductor industries. Dr. Nocerino holds a joint honors B.Sc. in Physics and Electronic Engineering and a Ph.D. from the University of Manchester, England.

      Emilio O. DiCataldo. Mr. DiCataldo joined CVC in 1995 as Senior Vice President and Chief Financial Officer. From 1991 to 1995, Mr. DiCataldo served as Senior Vice President, Finance and Administration of MedImmune, Inc., a therapeutic and vaccine company. Prior to his employment at MedImmune, Mr. DiCataldo held Vice President-level positions at Bausch & Lomb, Inc. and Praxis Biologics and worked for the firm of Price Waterhouse LLP. Mr. DiCataldo is a Certified Public Accountant and holds a BS in Accounting from St. John Fisher College.

      Mehrdad M. Moslehi. Ph.D. Dr. Moslehi joined CVC in 1994 as Senior Vice President and Chief Technology Officer. From 1988 to 1994, Dr. Moslehi served in various positions at Texas Instruments, a semiconductor manufacturer, most recently as Branch Manager in their Semiconductor Process and Design Center where he developed process and equipment technologies such as RTP, PVD and photochemical cleaning. Dr. Moslehi is named as an inventor on over 80 U.S. patents and in 1993 he earned the American Electronics Association's Technologist/Inventor of the Year. Dr. Moslehi received a BS in Electrical Engineering at Arya-Mehr University of Technology and a MS and Ph.D. in Electrical Engineering from Stanford University. Dr. Moslehi also serves on the consulting faculty of Stanford University.

      Christopher J. Mann. Mr. Mann joined CVC Products in 1979 and now serves as Senior Vice President, Marketing after having served as Senior Vice President, Data Storage from 1997 to June 1999. Mr. Mann has previously held the positions of Field Service Manager, Engineering Services Manager and Vice President, Data Storage at CVC. Prior to joining CVC in 1979, Mr. Mann worked for Sperry in the United Kingdom.

      Richard J. Chicotka, Ph.D. Dr. Chicotka joined CVC in 1995 as Vice President, Operations, and since 1998 has served as Vice President, Engineering. From 1994 to 1995, Dr. Chicotka served as Director of Development Engineering of Conner Peripherals, a manufacturer of disk drives. From 1993 to 1994, Dr. Chicotka served as Director of Process Engineering of Seagate Magnetics, a division of Seagate Technology. From 1962 to 1992, Dr. Chicotka served in various positions at IBM, most recently as Manager of Head Process Manufacturing and Engineering of Storage Products Development and Manufacturing in San Jose, California. Dr. Chicotka received a BS and MS in Metallurgical Engineering and a Ph.D. in Materials Science from Polytechnic Institute of Brooklyn.

      Richard A. Kellogg. Mr. Kellogg joined CVC in 1999 and currently serves as Vice President, Manufacturing. From 1998 to 1999, he consulted with CVC and other firms in the materials management area. From 1997 to 1998, Mr. Kellogg held the position of Vice President, Materials for Lam Research Corporation, a manufacturer of semiconductor processing equipment. From 1994 to 1997, Mr. Kellogg was Vice President of Operations for Varian Thin Film Systems, a manufacturer of plasma vapor deposition systems and, after its acquisition, with Novellus Systems. He spent the period from 1989 to 1994 with Libbey Owens Ford Glass as General Manager of its Shelbyville operations. Mr. Kellogg holds a BA from Lake Forest College.

      Judd C. Prozeller. Mr. Prozeller joined CVC in 1995 and currently serves as Vice President, Quality and Human Resources. From 1990 to 1995, Mr. Prozeller served as the Senior Program Director for the Department of Training and Professional Development at the Rochester Institute of Technology. From 1990 to 1995, Mr. Prozeller also served as a total quality consultant for a number of large institutional clients. From 1979 to 1988, Mr. Prozeller served in various positions at the Xerox Corporation, most recently as a Total Quality Consultant, providing consulting services to various suppliers. Mr. Prozeller received a BS from New York State University at Brockport, an MED from Nazareth College of Rochester and an MBA from Rochester Institute of Technology.

      Robert C. Fink. Mr. Fink has been a director of CVC since 1997. In 1993, Mr. Fink joined Lam Research Corporation, a manufacturer of semiconductor processing equipment, and formerly served as the Chief Operating Officer, following Lam's acquisition of Drytek, Inc. Mr. Fink served as the President of Drytek from 1983 to 1988. Prior to Drytek, Mr. Fink spent four years with ITT Corporation's Semiconductor Division as Director of VLSI Operations for North America and 12 years with General Instrument Corporation's Microelectronics Division as Director of Worldwide Manufacturing Resources. Mr. Fink's career also includes 13 years with General Electric Corporation. He received a BS in Metallurgical Engineering from Polytechnical Institute of New York.

      Maurice F. Holmes. Mr. Holmes has been a director of CVC since October 1999. Since January 1999, Mr. Holmes has been a Professor of the Practice of Management and Engineering Systems at the Massachusetts Institute of Technology, as well as holding a dual professorship with both its Sloan School of Management and School of Engineering. Prior to this, Mr. Holmes served as Corporate Vice President and the Chief Engineer for Xerox Corporation beginning in 1994. Mr. Holmes received a BS degree from the University of Pittsburgh and a MS in Mechanical and Aerospace Science from the University of Rochester. He currently is a director of Frontier Telephone Company of Rochester, Optical Dynamics Corporation and Storage Technology Corporation. In addition, Mr. Holmes serves on the Board of Trustees of Rochester Institute of Technology and the Ford Design Institute.

      Douglas A. Kingsley. Mr. Kingsley has been a director of CVC since 1998. Mr. Kingsley is a Senior Vice President of Advent International Corporation, a venture capital firm, where he has been employed since 1990. From 1985 through 1988 Mr. Kingsley was a sales engineer for Teradyne, Inc., a manufacturer of automatic test equipment for the electronics industry. Mr. Kingsley is a graduate of Dartmouth College and Harvard Business School. He is a director of LeCroy Corporation and a member of the Board of Overseers of the Boston Symphony Orchestra.

      Thomas C. McDermott. Mr. McDermott has been a director of CVC since October 1999. From 1994 to 1997, Mr. McDermott was Chairman of the Board, Chief Executive Officer and President of Goulds Pumps, Inc. From 1986 to 1993, Mr. McDermott was the President and Chief Operating Officer of Bausch & Lomb. Prior to this, Mr. McDermott served in a variety of management positions at Bausch & Lomb, and also was a member of its Board of Directors from 1983 until 1993. Mr. McDermott received a BS degree and an Honorary Doctoral Degree from Providence College. He currently is a director of Canandaigua Brands, Inc. and Thomas & Betts Corporation. In addition, Mr. McDermott serves on the Board of Governors of Strong Memorial Hospital and as a Trustee of Rochester Institute of Technology.

      Seiya Miyanishi. Mr. Miyanishi has been a director of CVC since 1990. Since 1987, Mr. Miyanishi has served as President and Chief Executive Officer of Nikko Tecno, a company based in Japan and involved in the import and export of capital equipment, which was founded in 1946. Mr. Miyanishi has served as owner, President and Chief Executive Officer of several other companies in Japan. Mr. Miyanishi received a BS of managerial economics from Keio University.

      Donald L. Waite. Mr. Waite has been a director of CVC since 1995. Since 1983, Mr. Waite has served in various positions for Seagate Technology, Inc., most recently as Senior Administrative Officer, Senior Financial Officer and Executive Vice President. Additionally, Mr. Waite was named interim chief executive officer of Dragon Systems in October, 1999. Dragon Systems is a voice recognition software company in which Seagate Technology, Inc. holds a minority ownership position. Mr. Waite received a BS in Accounting from Creighton University and a JD from Georgetown University Law Center. Mr. Waite is a Certified Public Accountant.

      All directors hold office until the next annual meeting of the stockholders and until their successors have been elected and qualified. Executive officers of CVC are elected by CVC's Board of Directors on an annual basis and serve until their successors are duly elected and qualified. There are no family relationships among any of the executive officers or directors of CVC.

      Mr. Douglas Kingsley, a current director of CVC, and Mr. George R. Thompson, a former director of CVC, did not file Form 3s with the Securities and Exchange Commission at the time they became directors of CVC (Mr. Kingsley in December 1998 and Mr. Thompson in May 1999). Both Mr. Thompson and Mr. Kingsley filed Form 3s on November 10, 1999 in connection with CVC's initial public offering. Advent International Group did not file a Form 3 with the Securities and Exchange Commission at the time it became a 10% stockholder of CVC pursuant to a private placement of CVC preferred stock December 1998. Upon completion of CVC's initial public offering in November 1999, Advent International Corporation was no longer a 10% stockholder of CVC.

DIRECTOR COMMITTEES

      CVC Audit Committee. The Audit Committee of CVC's Board of Directors consists of Messrs. Kingsley, McDermott and Waite (Chairman). The Audit
Committee:

      o Reviews with CVC's independent accountants the scope and timing of their audit services;

      o The accountants' report on CVC's consolidated financial statements following completion of their audit; and

      o CVC's policies and procedures with respect to internal accounting and financial controls.

In addition, the Audit Committee makes annual recommendations to CVC's Board of Directors for the appointment of independent accountants for the ensuing year.

      CVC Compensation Committee. The Compensation Committee of CVC's Board of Directors consists of Messrs. Fink, Holmes and Kingsley. The Compensation
Committee:

      o Reviews and evaluates the compensation and benefits of all officers of CVC;

      o Reviews general policy matters relating to compensation and benefits of employees of CVC;

      o Makes recommendations concerning these matters to CVC's Board of Directors; and

      o     Administers CVC's stock option plans.

      CVC Executive Committee. The Executive Committee of CVC's Board of Directors consists of Ms. Whitman (Chairman), Mr. Waite and Mr. McDermott. The Executive Committee is responsible for all matters which arise between meetings of CVC's Board of Directors, to the extent permitted by law.

DIRECTOR COMPENSATION

      Directors who are employees of CVC will receive no additional compensation for their services as members of CVC's Board of Directors or as members of committees. Directors who are not employees of CVC are paid an annual retainer of $8,000, payable in shares of CVC common stock, as well as additional fees paid in cash of $1,500 for each meeting of the CVC Board of Directors and $500 for each meeting of a committee attended by a director. In addition, chairmen of committees are paid an additional amount of $1,000 in cash. CVC's directors are reimbursed for their out-of-pocket and travel expenses incurred in connection with their service as directors.

      CVC's Nonemployee Directors' 1999 Stock Option Plan contains provisions pursuant to which options for 7,500 shares of CVC common stock are granted to each nonemployee director upon commencement of service on the CVC Board of Directors, and options for 2,000 shares of CVC common stock are granted to each nonemployee director on March 31 of each year of continued service on the CVC Board of Directors. CVC has authorized and reserved 200,000 shares of CVC common stock for issuance under this plan.

                               SECURITY OWNERSHIP

      The following table sets forth information regarding the beneficial ownership of the CVC common stock as of February 29, 2000, by (i) each person or entity known to CVC to own beneficially more than 5% of the outstanding shares of CVC common stock, (ii) each of CVC's directors and the named executive officers and (iii) all CVC directors and executive officers as a group. Unless otherwise indicated below, to the knowledge of CVC, all persons listed below have sole voting and investment power with respect to their shares of CVC common stock, except to the extent authority is shared by spouses under applicable law.

                                                                          Shares Beneficially
                                                                            Owned (1) (2)
                                                                 ---------------------------------
Name of Beneficial Owner                                               Number          Percent
                                                                       ------          -------
Beneficial Owners of More than 5% of CVC Common Stock:
Advent International Group (3)                                       1,017,590           8.68%
Nikko Tecno                                                          1,412,316          12.04%
Seagate Technology, Inc. (4)                                         3,219,073          25.71%

Directors (5):
Robert C. Fink                                                           4,889               *
Maurice F. Holmes                                                           --               *
Douglas A. Kingsley (6)                                              1,017,590           8.68%
Thomas C. McDermott                                                      2,000               *
Seiya Miyanishi (7)                                                  1,412,316          12.04%
Donald L. Waite (8)                                                  3,219,073          25.71%

Named Executive Officers (5):
Christine B. Whitman**                                                 726,400           6.01%
Mehrdad M. Moslehi                                                     307,200           2.62%
Christopher J. Mann (9)                                                283,676           2.38%
Emilio O. DiCataldo                                                    146,000           1.23%
Giovanni Nocerino                                                      106,667               *

All directors  and executive  officers as a group (14 persons) (10)  7,347,811          54.77%

----------
*     Less than one percent.
**    Also serves as a CVC director.

(1) The number of shares of CVC common stock shown in the table above as beneficially owned includes shares issuable pursuant to options and warrants that may be exercised within 60 days after February 29, 2000. Shares issuable pursuant to such options and warrants are deemed outstanding for computing the percentage of beneficial ownership of the person holding such options and warrants but are not deemed outstanding for computing the percentage of beneficial ownership of any other person.

(2) Includes shares of CVC common stock issuable upon exercise of options, as follows: Robert C. Fink - 2,223 shares; Christine B. Whitman - 358,400 shares; Mehrdad M. Moslehi - 3,200 shares; Christopher J. Mann - 207,400 shares; Emilio O. DiCataldo - 96,000 shares; and Giovanni Nocerino - 106,667 shares.

(3) Includes ownership by the following venture capital funds managed by Advent International Corporation: (1) 853,658 shares of CVC common stock issued to Global Private Equity III Limited Partnership, (2) 130,792 shares of CVC common stock issued to Advent PGGM Global Limited Partnership, (3) 12,906 shares of CVC common stock issued to Advent Partners GPE III Limited Partnership, (4) 3,861 shares of CVC common stock issued to Advent Partners (NA) GPE III Limited Partnership and (5) 15,040 shares of CVC common stock issued to Advent Partners Limited Partnership. Advent International Group is the general partner for all of the above limited partnerships. The address of Advent International Group and the funds managed by it is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

(4) Includes 790,760 additional shares of CVC common stock issuable upon exercise of a warrant held by Seagate Technology, Inc.

(5) The stockholders' address is: c/o CVC, Inc., 525 Lee Road, Rochester, New York 14606.

(6) Represents 1,017,590 shares beneficially owned by Advent International Group. Mr. Kingsley is a Senior Vice President of Advent International Corporation, the venture capital firm which is the manager of the funds affiliated with Advent International Group. Mr. Kingsley disclaims beneficial ownership of the shares of CVC common stock beneficially owned by Advent International Group except to the extent of his indirect pecuniary interest therein as a partner in Advent International Group.

(7) Represents 1,412,316 shares of CVC common stock beneficially owned by Nikko Tecno, of which Mr. Miyanishi is a director, officer and principal stockholder. Mr. Miyanishi disclaims beneficial ownership of the shares of CVC common stock owned by Nikko Tecno except to the extent of his indirect pecuniary interest therein as a stockholder of Nikko Tecno. Mr. Miyanishi's address is: c/o Nikko Tecno, P.O. Box 139, Central Tokyo, Japan.

(8) Represents 3,219,073 shares beneficially owned by Seagate Technology, Inc. Mr. Waite is an executive officer and stockholder of Seagate Technology, Inc. Mr. Waite disclaims beneficial ownership of the shares of CVC common stock owned by Seagate Technology, Inc. except to the extent of his indirect pecuniary interest therein as a stockholder of Seagate Technology, Inc. The address of Seagate Technology, Inc. is 920 Disc Drive, Scotts Valley, CA 95066.

(9) Includes 20,316 shares of CVC common stock held in an irrevocable trust for Mr. Mann's children. Mr. Mann disclaims beneficial ownership of these shares.

(10) Includes (1) 1,412,316 shares held of record by Nikko Tecno, the ownership of which is attributed to Mr. Miyanishi, (2) 1,017,590 shares held of record by Advent International Group, the ownership of which is attributed to Mr. Kingsley, (3) 3,219,073 shares held of record by Seagate Technology, Inc., the ownership of which is attributed to Mr. Waite, and
      (4) 20,316 shares held in an irrevocable trust for Mr. Mann's children, the ownership of which is attributed to Mr. Mann.

CVC CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Advent International Group is the general partner of a number of limited partnerships which are together a principal stockholder of CVC. Mr. Kingsley, a director of CVC, is a Managing Director of Advent.

      Christine Whitman, CVC's Chairman, President and Chief Executive Officer, currently serves as a director of M&T Bank, with whom CVC has outstanding credit agreements. Net proceeds borrowed by CVC from M&T Bank were $1.7 million in fiscal 1997, $9.5 million in fiscal 1998 and $3.9 million in fiscal 1999. Ms. Whitman has entered into an employment agreement with Veeco, and will become Veeco's President and Chief Operating Officer upon completion of the merger. For a more detailed description of this employment agreement, see "Interests of Executive Officers and Directors of CVC in the Merger-Whitman Employment Agreement" on page 61.

      Both Ms. Whitman and Mr. Kingsley will be appointed as directors of Veeco upon completion of the merger. They have also both entered into a voting agreement with Veeco under which they have agreed to vote their shares of CVC common stock in favor of the merger and against proposals or transactions that would in any manner impede, frustrate, prevent or nullify the merger, the merger agreement or any of the transactions contemplated by the merger agreement, and have delivered to Veeco irrevocable proxies that entitle Veeco to vote their shares in this manner. See "Other Agreements - Voting Arrangements With CVC Stockholders" on page 80.

CVC EXECUTIVE COMPENSATION

      The following table sets forth the total compensation for fiscal 1997, 1998 and 1999, respectively, of the chief executive officer and each of the other four most highly compensated executive officers of CVC whose total salary and bonus for CVC's 1999 fiscal year exceeded $100,000:

                           Summary Compensation Table

                                                                                     Number of
                                                                                     Securities
                                                                                     Underlying
                                      Annual Compensation                           Options/SARs
                                      -------------------                             Long-Term
 Name and Principal                                            Other Annual         Compensation           All Other
      Position              Year     Salary       Bonus        Compensation(1)          Awards           Compensation(2)
---------------------       ----    --------     -------       ---------------      -------------        ---------------
Christine B. Whitman
President, Chief            1999    $178,652     $28,000                 -               33,333              $2,936
  Executive Officer         1998     173,040      47,600                 -                    -               2,647
  and Chairman              1997     167,250      46,600                 -               51,000               2,325

Giovanni Nocerino
Executive Vice              1999    $224,950           -           $75,654(3)                 -              $3,085
President, Sales &          1998     183,333           -            16,535              160,000                   -
Service                     1997(4)        -           -                 -                    -                   -

Mehrdad M. Moslehi
Senior Vice President       1999    $158,489     $10,000                 -               16,667              $2,700
  and Chief Technical       1998     147,054      31,100                 -                    -               2,576
  Officer                   1997     140,078      29,100                 -               22,500               1,905

Christopher J. Mann         1999    $158,487           -           $41,127(5)            16,667              $3,810
Senior Vice President,      1998     147,290     $27,100            77,731(5)                 -               4,153
  Marketing                 1997     122,406      28,500            31,962(5)            22,500               2,506

Emilio O. DiCataldo
Senior Vice President       1999    $152,148     $25,000           $     -               30,000              $2,213
  and Chief Financial       1998     146,692      31,800                 -                    -               1,900
  Officer                   1997     142,551      34,400            46,930(6)            48,000               1,330

----------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the executive officer for each fiscal year.
(2) Represents matching contributions made by CVC on behalf of the executive officer to its 401(k) Plan.
(3) Represents automobile allowance of $1,901 and sales commissions of $73,754.
(4) No information for fiscal 1997 is presented as Mr. Nocerino joined CVC in fiscal 1998. Mr. Nocerino became one of CVC's executive officers in the fall of 1997.
(5) Represents automobile allowance of $10,488 and sales commissions of $30,639 in 1999, automobile allowance of $10,488 and sales commissions of $67,243 in 1998 and automobile allowance of $10,488 and sales commissions of $21,474 in 1997.
(6) Represents relocation expense of $17,500, relocation allowance of $26,670 and dues of $2,760.

      The following table sets forth information regarding the option grants made during fiscal 1999 to each of the executive officers. CVC issued no stock appreciation rights in fiscal 1999.

                                  Option Grants

                                                                                Individual Grants

                                                                             Value at Assumed Annual
                                    Percent of Total                           Rates of Stock Price
                         Number of      Options                               Appreciation for Option
                         Securities   Granted to   Exercise or                         Term
                         Underlying  Employees in   Base Price  Expiration   ------------------------
       Name               Options     Fiscal 1999   ($/Share)     Date          5%         10%
       ----               -------     -----------   ---------     ----          --         ---
Christine B. Whitman...    33,333         10.70%       $6.00     5/14/09      $255,254    $322,099
Giovanni Nocerino......         -             -            -           -             -           -
Mehrdad M. Moslehi.....    16,667          5.35         6.00     5/14/09       127,631     161,054
Christopher J. Mann....    16,667          5.35         6.00     5/14/09       127,631     161,054
Emilio O. DiCataldo....    30,000          9.63         6.00     5/14/09       229,731     289,892

      The following table sets forth information regarding exercise of options and the number and value of options held at September 30, 1999, by each of the CVC officers listed below.

                             Year End Option Values

                                                                Value of Unexercised
                             Number of Unexercised Options     In-the-Money Options at
                                   at Fiscal Year End            Fiscal Year End(1)
                              ----------------------------    ---------------------------
                              Exercisable    Unexercisable    Exercisable   Unexercisable
                              -----------    -------------    -----------   -------------
Christine B. Whitman.........     353,600           53,733     $3,263,456      $293,880
Giovanni Nocerino............      53,333          106,667        227,732       455,468
Mehrdad M. Moslehi...........       3,200           21,467         13,664        85,868
Christopher J. Mann..........     206,000           25,667      1,905,332       113,666
Emilio O. DiCataldo..........     142,800           49,200      1,081,812       241,152

----------
(1) The value of the unexercised, in-the-money options on September 30, 1999 is based on the difference between the initial public offering price of the common stock and the per share option exercise price, multiplied by the number of shares of common stock underlying the options.

CVC STOCK OPTION PLANS

CVC Stock Option Program

      Until June 1996, CVC had an informal stock option program under which selected CVC employees were granted non-qualified options to purchase shares of CVC common stock. The primary purpose of this program had been to provide long-term incentives to selected CVC employees and to further align their interests with those of CVC. Under this program, the CVC Compensation Committee and/or CVC's Board of Directors.

      o     Selected the participants;

      o Determined the number of shares of common stock offered to each participant;

      o     Determined the terms of the repurchase rights for each participant;
            and


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

      o     Determined other terms of sale.

      Options granted under this informal plan generally vested over a period of three-to-five years from the date of grant and were exercisable at the fair market value of a share of CVC common stock at the date of grant. Under this program, options to purchase 1,473,840 shares of CVC common stock have been granted, of which options to purchase 321,333 shares of CVC common stock have been exercised and options to purchase 120,000 shares of CVC common stock have been cancelled.

CVC 1996 Stock Option Plan

      CVC's 1996 Stock Option Plan was adopted by CVC's Board of Directors effective June 30, 1996 under which selected CVC employees were granted nonqualified stock options and incentive stock options to purchase shares of CVC common stock. The primary purpose of this plan was to provide long-term incentives to selected CVC employees and to further align their interests with those of CVC. Under the plan, the CVC Compensation Committee and/or CVC's Board of Directors:

      o     Selected the participants;

      o Determined the form and number of shares of common stock offered to each participant;

      o     Determined the exercise period of each option;

      o     Determined the terms of the repurchase rights for each participant;
            and

      o     Determined other terms of sale.

      Options granted to CVC employees under this plan were generally at fair market value as of the grant date based upon valuations obtained contemporaneously from an independent appraiser. Options granted generally vested over a period of three-to-five years from the date of grant and were exercisable at the fair market value of a share of CVC common stock at the date of grant.

      As of September 30, 1999, options to purchase 582,134 shares of CVC common stock had been granted under this plan, of which options to purchase 16,600 shares of CVC common stock have been exercised and options to purchase 184,833 shares have been cancelled. This plan was terminated as of August 30, 1999.

CVC 1997 Stock Option Plan

      CVC's 1997 Stock Option Plan was adopted by CVC's Board of Directors effective October 16, 1997, under which stock options may be granted to employees of CVC and its subsidiaries. This plan permits the grant of stock options that qualify as incentive stock options under Section 422 of the Internal Revenue Code and nonqualified stock options which do not so qualify. CVC has initially authorized and reserved 1,833,333 shares of CVC common stock for issuance under this plan, with the number of shares authorized and reserved being increased annually in an amount equal to 5% of the total number of shares of CVC common stock issued by CVC in the preceding fiscal year, with a maximum aggregate of shares issued under this plan not to exceed 3,333,333. As of September 30, 1999, 736,002 options had been granted. Options to purchase 185,734 shares have been cancelled and 133 shares have been exercised as of September 30, 1999. The shares may be unissued shares or treasury shares. If an option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to that option will again be available for grant under the plan.

      The CVC Compensation Committee administers the plan. Subject to the limitations set forth therein, the CVC Compensation Committee has the authority to:

      o     Determine the persons to whom options will be granted;


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

      o     Determine the time at which options will be granted;

      o     Determine the number of shares subject to each option;

      o Determine the exercise price of each option, which may not be less than the fair market value of the underlying common stock;

      o Determine the time or times at which the options will become exercisable;

      o     Determine the duration of the exercise period;

      o Provide for the acceleration of the exercise period of an option at any time prior to its termination or upon shares and having a higher or lower exercise price; and

      o Amend the terms of any outstanding stock option to provide for an exercise price that is higher or lower than the current exercise price.

      All officers, employees and consultants of CVC and its subsidiaries are eligible to receive grants of stock options under this plan, as selected by the CVC Compensation Committee. The maximum term of options granted under this plan is ten years from the date of grant. The maximum number of shares of CVC common stock that may be subject to options granted to any participant of the plan during any one calendar year is 333,333. Options granted under the plan will generally become vested and exercisable over a five-year period in equal annual installments, unless the CVC Compensation Committee specifies a different vesting schedule. However, in the event of a change of control upon a transaction such as a merger, consolidation, sale of all or substantially all of the assets of CVC or a change in the composition of a majority of CVC's Board of Directors, then each option that was not then vested prior to these types of events will become fully vested and immediately exercisable unless assumed or substituted by the successor corporation.

      All options granted under this plan are nontransferable by the optionee, except for transfers approved by the CVC compensation Committee to permitted transferees, such as immediate family members of the optionee and charitable institutions and transfers upon the optionee's death in accordance with his will or applicable law. In the event of an optionee's death or permanent and total disability, outstanding options that have become exercisable will remain exercisable for a period of one year, and the CVC compensation Committee will have the discretion to determine the extent to which any unvested options shall become vested and exercisable. In the case of any other termination of employment, outstanding options that have previously become vested will remain exercisable for a period of 90 days. However, all unexercised options will be immediately forfeited by any employee who is terminated as a result of any of the following:

      o     Embezzlement or misappropriation of corporate funds;

      o     Conviction for a felony;

      o     Misconduct resulting in material injury to CVC;

      o Significant activities harmful to CVC's reputation or the reputation of any of CVC's subsidiaries;

      o     A significant violation of CVC's corporate policies;

      o Willful refusal to perform, or substantial disregard of, the duties properly assigned to the option holder; or

      o A significant violation of any contractual, statutory or common law duty of loyalty to CVC or any of CVC's subsidiaries.


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

      The exercise price of an option is payable in cash or, in the discretion of the CVC Compensation Committee, in common stock or a combination of cash and CVC common stock. An optionee must satisfy all applicable tax withholding requirements at the time of exercise. This plan has a term of ten years, subject to earlier termination or amendment by CVC's Board of Directors, and all options granted under its plan prior to its termination remain outstanding until they have been exercised or are terminated in accordance with their terms. CVC's Board of Directors may amend this plan at any time.

CVC 1999 Nonemployee Director Stock Option Plan

      CVC's Board of Directors has adopted and CVC's stockholders have approved the 1999 Nonemployee Director Stock Option Plan. Under this plan, stock options are granted to each member of CVC's Board of Directors who is not an employee of CVC.

CVC Assumption of Commonwealth Stock Options

      In connection with the closing of the acquisition of Commonwealth Scientific Corporation, all outstanding options to purchase shares of Commonwealth as of the closing were assumed by CVC. These non-qualified options are governed by stand alone agreements with each respective optionee. As of September 30, 1999, options to purchase an aggregate of 270,697 shares of CVC common stock are held by former optionees of Commonwealth.

CVC PENSION PLAN

      CVC maintains a defined benefit retirement plan for its employees which provides retirement benefits based upon a formula that takes into account the employees' compensation and length of service with CVC, as well as benefits employees may be entitled to receive under prior retirement plans of CVC. This plan was frozen effective September 30, 1991 and no further benefits will be accrued under it. Mr. Christopher Mann will receive $157.68 and Ms. Christine Whitman will receive $394.28, each on a monthly basis, commencing at retirement at attainment of age 65.

CVC Compensation Committee Interlocks and Insider Participation

      The current members of the CVC Compensation Committee are Messrs. Fink, Holmes and Kingsley. None of these directors was at any time during the fiscal year ended September 30, 1999, nor at any other time within the past five years, an officer or employee of CVC. No executive officer of CVC serves as a member of the Compensation Committee of CVC's Board of Directors.


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

                  COMPARISON OF RIGHTS OF STOCKHOLDERS OF VEECO
                        AND RIGHTS OF STOCKHOLDERS OF CVC

      This section describes some of the differences as well as some of the similarities between the rights of holders of Veeco common stock and those of holders of CVC common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you, including information set forth in the certificates of incorporation and bylaws of each company. You should read this entire joint proxy statement/prospectus and the other documents we refer to carefully for a more complete understanding of the differences between the rights of holders of Veeco common stock and those of holders of CVC common stock. You may obtain the information incorporated by reference without charge by following the instructions in the section entitled "Where You Can Find More Information."

      When Veeco and CVC complete the merger, CVC stockholders will become Veeco stockholders. As CVC stockholders, their rights are currently governed by the DGCL, the CVC Restated Certificate of Incorporation, as amended and the Restated By-laws of CVC. After the merger, the rights of CVC stockholders who receive common stock of Veeco will be governed by the DGCL, Veeco's Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of Veeco as in effect at the close of the merger.

      The following paragraphs summarize the material differences as well as some of the similarities between the rights of Veeco stockholders and CVC stockholders under the certificates of incorporation and bylaws of each company.

DESCRIPTION OF CAPITAL STOCK

      Veeco. Veeco's certificate of incorporation authorizes Veeco to issue up to 25,500,000 shares of capital stock, consisting of two classes: 25,000,000 shares of common stock, $0.01 par value per share, and 500,000 shares of preferred stock, $0.01 par value per share. With respect to Veeco's undesignated preferred stock, Veeco's Board of Directors is authorized, without stockholder approval, to designate one or more series of preferred stock and to determine the number of shares included in any series and the designation, preferences, limitations and relative rights of the shares of any series. On March 1, 2000 there were 18,082,518 shares of Veeco common stock and no shares of Veeco preferred stock issued and outstanding.

      CVC. CVC's certificate of incorporation authorizes CVC to issue up to 55,000,000 shares of capital stock, consisting of two classes: 50,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. With respect to CVC's undesignated preferred stock, CVC's Board of Directors is authorized, without stockholder approval, to designate one or more series of preferred stock and to determine the number of shares included in any series and the designation, preferences, limitations and relative rights of the shares of any series. The CVC Board of Directors is also authorized to increase or decrease the number of shares of any series of preferred stock subsequent to the issuance of shares of that series, subject to certain limitations. On March 1, 2000 there were 11,728,274 shares of CVC common stock and no shares of CVC preferred stock issued and outstanding.

VOTING RIGHTS

      Veeco. Veeco's bylaws provide that each Veeco stockholder has the right to one vote for each share of Veeco common stock registered in the stockholder's name on each matter submitted to a stockholder vote. Generally, other than the election of directors and except as otherwise provided by the DGCL, all matters to be voted on by Veeco stockholders must be approved by a majority of the votes cast. The DGCL provides that a certificate of incorporation may allow cumulative voting for election of directors of a corporation or elections held under specified circumstances. Veeco's certificate of incorporation does not provide for cumulative voting.

      CVC. The CVC certificate of incorporation provides that each CVC stockholder has the right to one vote for each share of CVC common stock registered in the stockholder's name on each matter submitted to a


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

stockholder vote. The CVC bylaws specify that, other than the election of directors and except as otherwise provided by the DGCL or the CVC certificate of incorporation or CVC bylaws, all matters to be voted on by CVC stockholders must be approved by a majority of the votes cast. The DGCL provides that a certificate of incorporation may allow cumulative voting for elections of directors of a corporation or elections held under specified circumstances. CVC's certificate of incorporation does not provide for cumulative voting.

STOCKHOLDER ACTIONS GENERALLY

      Veeco. Veeco's bylaws provide that, at each meeting of stockholders, the presence in person or by proxy of the holders of 50% of the shares entitled to vote shall constitute a quorum for the transaction of any business.

      CVC. CVC's bylaws provide that, at each meeting of stockholders, the presence in person or by proxy of the holders of 50% of the shares entitled to vote shall constitute a quorum for the transaction of any business.

SPECIAL MEETINGS OF STOCKHOLDERS

      Veeco. Veeco's bylaws provide that special meetings of the Veeco stockholders may be called at any time by Veeco's Board of Directors or by the President of Veeco and shall be called by the President or Secretary of Veeco upon the written request of a majority of Veeco's Board of Directors then in office or of 50% of the outstanding Veeco shares entitled to vote. Only business related to the purposes set forth in the notice of the meeting may be transacted at a special meeting.

      CVC. CVC's certificate of incorporation provides that special meetings of CVC stockholders may only be called by CVC's Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, or by the President of CVC. Special meetings may not be called by written consent of CVC stockholders.

ACTION BY WRITTEN CONSENT IN LIEU OF A STOCKHOLDER MEETING

      Veeco and CVC. Veeco's bylaws and CVC's certificate of incorporation provide that no action required or permitted to be taken at any meeting of stockholders may be taken by written consent without a meeting.

RECORD DATE FOR DETERMINING STOCKHOLDERS

      Veeco. Veeco's bylaws provide that Veeco's Board of Directors may fix a record date which is not more than 60 nor less than 10 days before the date of a Veeco stockholders meeting or more than 60 days before any other action.

      CVC. CVC's bylaws provide that CVC's Board of Directors may fix, in advance, a record date which is not more than 60 nor less than 10 days before the date of a CVC stockholders meeting, nor more than 60 days prior to any other action. If no record date is fixed by CVC's Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of CVC's stockholders shall be at the close of business on the day prior to the date on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. The record date for determining CVC stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the CVC Board of Directors is necessary, shall be the day on which the first written consent is expressed; and the record date for determining CVC stockholders for any other purpose shall be at the close of business on the day on which the CVC Board of Directors adopts the resolution relating thereto.

NOTICE OF MEETINGS

      Veeco. Veeco's bylaws provide that written notice of each meeting of Veeco's stockholders shall be given to each Veeco stockholder entitled to vote at the meeting except that: (a) it shall not be necessary to give notice to any Veeco stockholder who submits a signed waiver of notice before or after the meeting; and (b) no notice of an adjourned meeting need be given if the time and place are announced at the meeting at which the adjournment is taken except that, if adjournment is for more that thirty days or if, after the adjournment, a new record date is fixed for the meeting. Each notice of a meeting shall be given, personally or by mail, not less than 10 nor more than 60 days before the meeting and shall state the time and place of the meeting, and unless it is the annual meeting, shall state at whose direction or request the meeting is called and the purposes for which it is called.

      CVC. CVC's bylaws provide for notice provisions similar to those of Veeco's bylaws with respect to meetings of CVC stockholders, although its bylaws specify that the notice shall state the place within the city or other municipality or community at which the list of CVC stockholders may be examined. The notice of CVC's annual meeting shall state that the meeting is called for the election of directors and for the transaction of other business which may properly come before the meeting, and shall (if any other action which could be taken at a CVC special meeting is to be taken at a CVC annual meeting) state the purpose or purposes.

ANNUAL MEETING

      Veeco. Veeco's bylaws specify that the annual meeting of Veeco's stockholders shall be held on the first Monday of June in each year, or as soon thereafter as practicable, and shall be held at a place and time determined by Veeco's Board of Directors. At the Veeco annual meeting, Veeco's stockholders elect directors and transact any other business that is properly brought before the meeting and described in the notice of meeting.

      CVC. CVC's bylaws provide that the annual meeting of CVC's stockholders shall be held on the date and at the time fixed from time to time by CVC's Board of Directors; provided that an annual meeting of CVC stockholders shall be held on a date within thirteen months after the date of the preceding CVC annual meeting. At the CVC annual meeting, CVC's stockholders elect directors and transact any other business that is properly brought before the meeting and described in the notice of meeting.

NUMBER, CLASS AND TERM OF DIRECTORS

      Veeco. Veeco's certificate of incorporation provides that Veeco's Board of Directors be divided into three classes with staggered three-year terms. As a result, only one of the three classes of Veeco's Board of Directors will be elected each year. Veeco's bylaws provide that Veeco's Board of Directors shall consist of 5 directors, with changes in the number of directors permitted exclusively by a resolution of the Board of Directors or by the Veeco stockholders. Directors shall be elected at each annual meeting of Veeco's stockholders and shall hold office until the next annual meeting of Veeco's stockholders and until the election and qualification of his or her successor or until his or her earlier resignation or removal by vote of Veeco's stockholders. As of March 1, 2000, Veeco had 9 members of its Board of Directors.

      CVC. CVC's certificate of incorporation provides that CVC's Board of Directors must consist of not less than 3 directors, with the actual number of directors to be fixed by resolution of the CVC Board of Directors acting by not less than a majority of the directors then in office. Each CVC director holds office until the next annual meeting of CVC's stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. As of March 1, 2000, CVC had 7 members of its Board of Directors.

ELECTION OF DIRECTORS

      Veeco. The holders of Veeco common stock elect all members of Veeco's Board of Directors. Veeco directors are elected by a plurality of the votes of the Veeco shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

      CVC. CVC's bylaws provide that the holders of CVC common stock elect all members of CVC's Board of Directors. Directors are elected by a plurality of the votes of the CVC shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

RESIGNATION AND REMOVAL OF DIRECTORS

      Veeco. Veeco's bylaws provide that any Veeco director may resign at any time upon written notice to the President or Secretary of Veeco and be removed, with or without cause by vote of Veeco's stockholders.

      CVC. CVC's bylaws provide that CVC directors elected by a class of CVC stockholders may only be removed by the vote of the holders of not less than a majority of the shares of such class voting thereon; provided, however, that if CVC has cumulative voting, no CVC director may be removed without cause if the votes against his removal would be sufficient to elect him if voted cumulatively at an election of CVC directors at which the same number of votes were cast and the whole CVC Board of Directors were then being elected. At any meeting held for the purpose of removing a CVC director or CVC directors, the presence in person or by proxy of the holders of the majority of CVC shares then outstanding of the class entitled to vote for the removal of such CVC director or CVC directors shall constitute a quorum for the purpose of removing a CVC director or CVC directors by the stockholders of such class.

BOARD OF DIRECTORS VACANCIES

      Veeco. Veeco's bylaws state that any vacancy on the Veeco Board of Directors for any cause, and any newly created Veeco directorship resulting from any increase in the number of Veeco directors, may be filled only by the vote of a majority of the remaining Veeco directors, though less than a quorum.

      CVC. CVC's bylaws state that any vacancy on the CVC Board of Directors for any reason, including due to the removal of a CVC director and newly created CVC directorships, may be filled only by the vote or written consent in lieu of meeting of the class of CVC stockholders entitled to elect such CVC director. However, CVC's certificate of incorporation provides that no action may be taken by written consent of CVC stockholders without a meeting.

ANNUAL MEETING OF THE BOARD OF DIRECTORS

      Veeco. Veeco's bylaws provide that annual meetings of the Veeco Board of Directors, for the election of officers and consideration of other matters, shall be held either: (a) without notice immediately after the annual meeting of Veeco stockholders and at the same place; or (b) as soon as practicable after the Veeco annual meeting with notice of the time and place of each special meeting of the Veeco Board of Directors being given to each Veeco director by mailing it to him at his residence or usual place of business at least three days before the meeting, or by delivering or telephoning or telegraphing it to him at least two days before the meeting.

      CVC. There is no provision with respect to meetings of the CVC Board of Directors in either of the CVC bylaws or the CVC certificate of incorporation.

NOTICE OF SPECIAL MEETINGS OF THE BOARD OF DIRECTORS

      Veeco. Veeco's bylaws state that special meetings of Veeco's Board of Directors may be called by the President of Veeco or by a majority of the entire Veeco Board of Directors. Notice of the time and place of each special meeting of Veeco's Board of Directors shall be given to each Veeco director by mailing it to him at his residence or usual place of business at least three days before the meeting, or by delivering or telephoning or telegraphing it to him at least two days before the meeting. Notice of a special meeting of Veeco's Board of Directors shall also state the purpose for which the meeting is called.

      CVC. CVC's bylaws state that special meetings of the Board of Directors of CVC may be called at the direction of the President of CVC, or any 2 CVC directors then in office. Written, oral, or any other mode of notice of the time and place shall be given for special meetings in sufficient time for the convenient assembly of the directors thereat. The notice of any special meeting of CVC's Board of Directors shall specify the business to be


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

transacted at the meeting and/or the purpose for which such meeting is being called, and no other business or purpose may be conducted or considered at such meeting.

BOARD ACTION

      Veeco and CVC. Both Veeco's and CVC's bylaws provide that a majority of the entire Board of Directors shall constitute a quorum for the transaction of business at any meeting except when a vacancy prevents such majority, whereupon a majority of the directors in office shall constitute a quorum. Action of the Board of Directors shall be authorized by the vote of a majority of the directors present at the time of the vote if there is a quorum, unless otherwise provided in CVC's and Veeco's respective bylaws or by applicable law. In the absence of a quorum, a majority of the directors present may adjourn any meeting from time to time until a quorum is present.

ACTIONS IN WRITING; PARTICIPATION BY CONFERENCE TELEPHONE

      Veeco and CVC. Both Veeco's and CVC's bylaws provide that: (a) action by their Boards of Directors and committees thereof may be taken without a meeting if all of the members of the Board of Directors or committee consent thereto in writing, and the writing is filed with the minutes of proceedings of the Board of Directors or the appropriate committee; and (b) members of the Board of Directors or a committee thereof may participate in a meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

ACTION BY COMMITTEES

      Veeco. Veeco's bylaws create the following committees, with the following powers and duties:

      (a) Compensation Committee - The Veeco compensation committee shall be comprised of three Veeco directors. The Veeco compensation committee shall fix the compensation of senior management, administer any stock option, stock appreciation or other incentive compensation programs of Veeco and review, and provide to the Veeco Board of Directors at least once annually its recommendations with respect to, compensation payable to Veeco officers and employees other than senior management.

      (b) Audit Committee - The Veeco audit committee shall be comprised of three Veeco directors who are not employees of Veeco. The Veeco audit committee shall have full corporate power and authority to act in respect of any matter which may develop or arise in connection with any audit or the maintenance of internal accounting controls or any other matter relating to Veeco's financial affairs. The Veeco audit committee shall review, at least once each fiscal year, the services performed and to be performed by Veeco's independent public accountants and the fees charged therefor, and, in connection therewith, consider the effect of any nonaudit services on the independence of such accountants. The Veeco audit committee shall also review with Veeco's independent public accountants and its internal audit department the general scope of their respective audit coverages, the procedure and internal accounting controls adopted by Veeco and any significant matters encountered by any of them.

      Veeco's bylaws also provide that the Veeco Board of Directors may designate one or more directors as alternate members of any Veeco committee, who may replace any absent or disqualified member. In the absence or disqualification of any member of a Veeco committee, the member or members present at a meeting of the committee and not disqualified, whether or not a quorum, may unanimously appoint another Veeco director to act at the meeting in place of the absent or disqualified member. All action of a Veeco committee shall be reported to the Veeco Board of Directors at its next meeting. Each Veeco committee shall adopt rules of procedure and shall meet as provided by those rules or by resolution of the Veeco Board of Directors.

      CVC. CVC's bylaws authorize the CVC Board of Directors to establish committees by resolution passed by a majority of the CVC directors then in office specifying the power and duties of these committees. Each CVC committee will consist of one or more CVC directors. Any CVC committee, to the extent provided in a resolution of the CVC Board of Directors, may exercise all the powers and authority of the CVC Board of Directors. No CVC


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

committee will have the power to amend CVC's certificate of incorporation, adopt an agreement of merger or consolidation, recommend to the CVC stockholders the sale, lease or exchange of all or substantially all of CVC's property and assets, recommend to CVC's stockholders a dissolution of CVC or a revocation of a dissolution, declare a dividend, authorize the issuance of stock, elect or remove any CVC officer, amend or repeal any resolution adopted by CVC's Board of Directors or take any action prohibited by DGCL.

AMENDMENT OF CERTIFICATE OF INCORPORATION

      Veeco and CVC. Section 242 of the DGCL authorizes a corporation to amend its certificate of incorporation in any way so long as the certificate of incorporation, as amended, would only contain provisions lawful and proper for insertion in an original certificate of incorporation. Section 242 of the DGCL requires that, to amend a certificate of incorporation, (a) the corporation's Board of Directors must approve a resolution describing the proposed amendment; and (b) a majority of the outstanding stock entitled to vote on the proposed amendment must approve the amendment at a special or annual meeting of the corporation's stockholders.

AMENDMENT OF BY-LAWS

      Veeco and CVC. The bylaws of Veeco and the CVC certificate of incorporation provide that CVC's and Veeco's respective Boards of Directors have the power to adopt, amend or repeal their respective bylaws, subject to power of their respective stockholders to alter or repeal the bylaws made or altered by the Board of Directors. The stockholders of both CVC and Veeco have the power to make, alter or repeal their respective bylaws.

LIMITATION OF DIRECTOR LIABILITY

      Veeco and CVC. The Veeco certificate of incorporation and the CVC bylaws eliminate the liability of Veeco's and CVC's respective directors to the fullest extent permitted by the DGCL.

INDEMNIFICATION

      Veeco. Veeco's certificate of incorporation provides that its directors, officers, employees and agents shall be indemnified to the fullest extent authorized by the DGCL.

      CVC. CVC's bylaws provide that its directors and officers shall be indemnified to the fullest extent authorized by the DGCL. This indemnification applies to all expenses, liabilities and losses reasonably incurred by the person in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of CVC or is or was serving at the request of CVC as a director, officer, employee or agent of another enterprise. CVC's bylaws require CVC to pay all expenses incurred by a CVC director or officer in defending any proceeding described above as these expenses are incurred in advance of the final disposition of the proceeding. CVC may by action of its Board of Directors provide indemnification to employees and agents of CVC with the same scope and effect as the indemnification provided to CVC officers and directors.

INTERESTED DIRECTOR TRANSACTIONS

      Veeco and CVC. The Veeco and CVC certificates of incorporation do not specifically provide for interested director transactions. Under the DGCL, certain contracts or transactions in which one or more of the directors of Veeco or CVC has an interest are void or voidable unless the following conditions are met: (a) the stockholders of the relevant corporation approve the contract or transaction after full disclosure of material facts; (b) the Board of Directors of the relevant corporation approves the transaction after full disclosure of material facts and the transaction is fair, and approved by a majority of the disinterested directors of the relevant corporation, even though less than a quorum; or (c) the contract or transaction must have been fair to Veeco or CVC (as applicable) at the time it was approved.

INTERESTED STOCKHOLDER TRANSACTIONS

      Veeco and CVC. Both Veeco and CVC are subject to the provisions of the DGCL which prohibit a corporation from engaging in a business combination with an interested stockholder for three years following the date the stockholder became an interested stockholder, unless: (a) prior to that date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (b) upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began;
(c) or on or following that date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

      A business combination is defined to include:

      o any merger or consolidation involving the corporation and the interested stockholder;
      o any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
      o subject to limited exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
      o any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
      o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

      Generally, an interested stockholder is a person who, together with its affiliates and associates, owns 15% or more of the corporation's voting stock or owned 15% of such voting stock within three years before the proposed business combination, or is affiliated with the corporation.

LIQUIDATION

      Veeco and CVC. Under the DGCL, in the event of a liquidation, dissolution or winding up of a corporation, after payment of any amounts owed to creditors, subject to preferences of any outstanding preferred stock, the remaining assets of the corporation will be divided equally, on a share for share basis, to the holders of common stock of the corporation.

                                     EXPERTS

      The consolidated financial statements and schedule of Veeco included in Veeco's Annual Report in From 10-K for the year ended December 31, 1999 incorporated by reference in this joint proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, which is based in part on the report of other auditors. The financial statements referred to above are included in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

      The financial statements of CVC, Inc. as of September 30, 1999 and 1998 and for each of the three years in the period ended September 30, 1999, included in this joint proxy statement/prospectus have been so included in reliance in the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of Commonwealth Scientific Corporation as of March 31, 1999 and 1998, and for the three years in the period ended March 31, 1999, included in this joint proxy statement/prospectus have been audited by Arthur Anderson LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein upon the authority of said firm as experts in giving such reports.

                                  LEGAL MATTERS

      Kaye, Scholer, Fierman, Hays & Handler, LLP will provide a legal opinion as to the legality of the shares of Veeco common stock offered under this joint proxy statement/prospectus.

                   DOCUMENTS INCORPORATED BY REFERENCE IN THIS
                        JOINT PROXY STATEMENT/PROSPECTUS

      This joint proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with it. All documents filed by Veeco under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this joint proxy statement/prospectus and before the Effective Date, are incorporated into this joint proxy statement/prospectus by reference and will constitute a part of this joint proxy statement/prospectus from the date of filing of those documents. You should read only the information contained in this joint proxy statement/prospectus or that we have referred to you. Neither CVC nor Veeco has authorized anyone to provide you with information that is different.

      The following documents, which have been filed by Veeco with the SEC, are incorporated into this joint proxy statement/prospectus by reference:

      o Veeco's Annual Report on Form 10-K, for the fiscal year ended December 31, 1999;

      o The description of Veeco common stock contained in Veeco's registration statement on Form S-1, filed with the SEC on June 27, 1995 and any amendments or reports filed for the purpose of updating that description.

      TO THE EXTENT THAT ANY STATEMENT IN THIS JOINT PROXY STATEMENT/ PROSPECTUS IS INCONSISTENT WITH ANY STATEMENT THAT IS INCORPORATED BY REFERENCE, THE STATEMENT IN THIS JOINT PROXY STATEMENT/PROSPECTUS WILL CONTROL. THE INCORPORATED STATEMENT WILL NOT BE DEEMED EXCEPT AS MODIFIED OR SUPERSEDED, TO BE A PART OF THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS IS A PART.

                       WHERE YOU CAN FIND MORE INFORMATION

      The documents incorporated into this joint proxy statement/prospectus by reference are available from Veeco upon request. Veeco will provide to you without charge, upon your written or oral request, a copy of all of the information that is incorporated in this joint proxy statement/prospectus by reference, except for exhibits, unless the exhibits are specifically incorporated into this joint proxy statement/prospectus by reference. YOU SHOULD MAKE ANY REQUEST FOR DOCUMENTS BY _________ __, 2000 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS. Reports, proxy statements and other information regarding CVC or Veeco may be inspected at:

        The National Association of Securities Dealers
        1735 K Street, N.W.
        Washington, DC  20006

      Requests for documents relating to Veeco should be directed to:

      Investor Relations
      Veeco Instruments, Inc.
      Terminal Drive
      Plainview, New York  11803
      Telephone:  (516) 349-8300

      Requests for documents relating to CVC should be directed to:

      CVC, Inc.
      Investor Relations
      525 Lee Road
      Rochester, New York  14606
      Telephone:  (716) 458-2550 (x3217)

      Veeco and CVC each file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be read and copied at the public reference facilities maintained by the SEC:

      Judiciary Plaza              Citicorp Center
      Room 1204                    500 West Madison Street
      450 Fifth Street, N.W.       Suite 1400
      Washington, D.C.  20549      Chicago, Illinois  60661

      Seven World Trade Center
      13th Floor
      New York, New York  10048

      Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C., 20549 or by calling the SEC at 1-800-SEC-0330. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding each of us. The address of this website is Veeco has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Veeco common stock to be issued to CVC stockholders in the merger. This joint proxy statement/prospectus constitutes the prospectus of Veeco filed as part of that registration statement on Form S-4. This joint proxy statement/prospectus does not contain all of the information set forth in that registration statement on Form S-4 because some parts of the registration statement are omitted as permitted by the rules and regulations of the SEC. You may inspect and copy Veeco's registration statement on Form S-4 at any of the addresses listed above.

                                  OTHER MATTERS

Deadline for Veeco Annual Meeting Proxy Proposals

      Veeco stockholder proposals intended to be included in the proxy statement and form of proxy for Veeco's annual meeting of stockholders to be held in 2001, in addition to meeting certain eligibility requirements established by the SEC, must be in writing and received by the Secretary of Veeco at Veeco's principal executive offices on or before January 13, 2001. Alternate notice deadlines apply if the date of Veeco's annual meeting differs by more than 30 days from the date of the previous year's annual meeting.

Deadline for CVC Annual Meeting Proxy Proposals

      CVC stockholder proposals intended to be included in the proxy statement and form of proxy for CVC's annual meeting of stockholders to be held in 2001, in addition to meeting certain eligibility requirements established by the SEC, must be in writing and received by the Secretary of CVC and CVC's principal executive offices on or before ________ __, 2001. Alternate notice deadlines apply if the date of CVC's annual meeting differs by more than 30 days from the date of the previous year's annual meeting. CVC's annual meeting of stockholders for 2001 will not be held if the merger is completed.

      THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO PURCHASE, THE VEECO COMMON STOCK OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED IN OR INCORPORATED IN THIS JOINT PROXY STATEMENT/PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS WITH RESPECT TO CVC AND ITS SUBSIDIARIES WAS PROVIDED BY CVC AND THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS WITH RESPECT TO VEECO AND ITS SUBSIDIARIES WAS PROVIDED BY VEECO.

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF CVC, INC.

CVC, INC.

December 31, 1999 (unaudited)
-----------------------------
Condensed Consolidated Balance Sheets ....................................  F-2
Condensed Consolidated Statements of Operations ..........................  F-3
Condensed Consolidated Statements of Cash Flows ..........................  F-4
Notes to Condensed Consolidated Financial Statements .....................  F-5

September 30, 1999
------------------
Report of Independent Accountants ........................................  F-7
Consolidated Balance Sheets ..............................................  F-8
Consolidated Statements of Operations ....................................  F-9
Consolidated Statements of Stockholders' Equity ..........................  F-10
Consolidated Statements of Cash Flows ....................................  F-11
Notes to Consolidated Financial Statements ...............................  F-12

ACQUIRED COMPANY (COMMONWEALTH SCIENTIFIC CORPORATION)

Report of Independent Public Accountants .................................  F-29
Balance Sheets ...........................................................  F-30
Statements of Operations .................................................  F-32
Statements of Stockholders' Equity .......................................  F-33
Statements of Cash Flows .................................................  F-34
Notes to Financial Statements ............................................  F-35

                                    CVC, Inc.
                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                                     At December 31,      At September 30,
                                                                          1999                  1999
                                                                     ---------------      ----------------
                                                                       (Unaudited)
Assets
Current assets:
  Cash and cash equivalents .......................................         $  4,171              $    434
  Accounts receivable-trade, less allowance for doubtful
  accounts of $1,471 and $887, respectively .......................           18,870                21,559
  Inventories .....................................................           30,255                29,187
  Other current assets ............................................            3,836                 4,215
                                                                            --------              --------
     Total current assets .........................................           57,132                55,395

  Property, plant and equipment, net ..............................           19,089                19,374
  Other assets, net ...............................................            1,057                 1,148
                                                                            --------              --------
     Total assets .................................................         $ 77,278              $ 75,917
                                                                            ========              ========

Liabilities and Stockholders' Equity
Current liabilities:
  Short-term borrowings and current portion of long-term debt .....         $  1,040              $ 13,217
  Accounts payable ................................................            9,866                11,279
  Advances from customers .........................................            1,652                 1,483
  Other current liabilities .......................................            5,685                 7,312
                                                                            --------              --------
     Total current liabilities ....................................           18,243                33,291

  Long-term debt ..................................................            7,346                 8,493
  Other liabilities ...............................................            2,575                 2,540
                                                                            --------              --------
     Total liabilities ............................................           28,164                44,324

Stockholders' equity:
  Preferred stock .................................................               --                19,895
  Common stock ....................................................              116                    24
  Additional paid-in capital ......................................           46,073                 9,305
  Warrant .........................................................               --                    14
  Unamortized deferred compensation ...............................             (110)                 (135)
  Retained earnings ...............................................            3,329                 2,784
  Minimum pension liability .......................................             (294)                 (294)
                                                                            --------              --------
     Total stockholders' equity ...................................           49,114                31,593
                                                                            --------              --------
     Total liabilities & stockholders' equity .....................         $ 77,278              $ 75,917
                                                                            ========              ========

             See the notes to these condensed financial statements.

                                    CVC, Inc.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In Thousands, except per share data)

                                                                                  Three Months Ended December 31,
                                                                                   -----------------------------
                                                                                     1999                 1998
                                                                                   -------               -------
                                                                                            (Unaudited)
Revenues ...........................................................               $25,216               $14,655
Cost of goods sold .................................................                15,505                 8,249
                                                                                   -------               -------
Gross margin .......................................................                 9,711                 6,406

Operating expenses
  Research and development .........................................                 3,983                 2,439
  Sales and marketing ..............................................                 2,972                 1,930
  General and administrative .......................................                 1,539                   812
                                                                                   -------               -------
     Total operating expenses ......................................                 8,494                 5,181

Income from operations .............................................                 1,217                 1,225
Interest and other expense, net ....................................                   277                   326
                                                                                   -------               -------

Income before income taxes .........................................                   940                   899
Income taxes .......................................................                   395                   419
                                                                                   -------               -------

Net income .........................................................               $   545               $   480
                                                                                   =======               =======

Net income per share:     Basic ....................................               $  0.07               $  0.45
                                                                                   =======               =======
                          Diluted ..................................               $  0.05               $  0.07
                                                                                   =======               =======

Weighted average shares:  Basic ....................................                 7,346                 1,058

                          Diluted ..................................                11,903                 7,318

             See the notes to these condensed financial statements.

                                    CVC, Inc.
                 Condensed Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                                                             Three Months Ended
                                                                                                                December 31,
                                                                                                         --------------------------
                                                                                                            1999              1998
                                                                                                         --------------------------
                                                                                                                 (Unaudited)
Cash flows from operating activities:
        Net income .............................................................................         $    545          $    480

Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization ...............................................................            1,311               788
   Changes in operating assets and liabilities -
      Accounts receivable ......................................................................            2,689             2,851
      Inventories ..............................................................................           (1,451)            1,035
      Other assets .............................................................................              379               413
      Accounts payable .........................................................................           (1,413)           (2,875)
      Advances from customers ..................................................................              169               (98)
      Other liabilities ........................................................................           (1,591)           (1,072)
                                                                                                         --------          --------
        Total adjustments ......................................................................               93             1,042
                                                                                                         --------          --------
        Net cash provided by operating activities ..............................................              638             1,522
                                                                                                         --------          --------
Cash flows from investing activities:
   Capital expenditures ........................................................................             (528)             (851)
                                                                                                         --------          --------
        Net cash used by investing activities ..................................................             (528)             (851)
                                                                                                         --------          --------
Cash flows from financing activities:
   Net payments on line of credit ..............................................................          (10,679)           (4,139)
   Payments on notes payable ...................................................................             (891)              (71)
   Payments on long-term debt and capital lease obligations ....................................           (1,754)             (309)
   Net proceeds from issuance of preferred stock and warrant ...................................               --             9,844
   Redemption of preferred stock ...............................................................          (10,000)               --
   Net proceeds from issuance of common stock ..................................................           26,951                --
                                                                                                         --------          --------
        Net cash provided by financing activities ..............................................            3,627             5,325
                                                                                                         --------          --------
Net increase in cash and cash equivalents ......................................................            3,737             5,996
Cash and cash equivalents, beginning of period .................................................              434               106
                                                                                                         --------          --------
Cash and cash equivalents, end of period .......................................................         $  4,171          $  6,102
                                                                                                         ========          ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Non-cash investing transaction:
   Equipment capitalized from inventory ........................................................         $    383          $  1,631
   Conversion of preferred stock to common stock ...............................................         $  9,834          $     --
Cash paid during the quarter for:
   Interest ....................................................................................         $    238          $    283
   Income taxes ................................................................................         $    647          $      3

             See the notes to these condensed financial statements.

                                    CVC, Inc.
              Notes to Condensed Consolidated Financial Statements
                                   (Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The unaudited Condensed Consolidated Financial Statements of CVC, Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission. Accordingly, the Condensed Consolidated Financial Statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation (consisting of normal recurring adjustments) have been included. The results for the interim periods are not necessarily indicative of the results to be expected for the year. The accompanying Condensed Consolidated Financial Statements should be read in conjunction with the audited consolidated financial statements of the Company as of and for year ended September 30, 1999, as reported in its Annual Report on Form 10-K filed with the Securities and Exchange Commission.

NOTE 2 - INITIAL PUBLIC OFFERING

On November 12, 1999, the Company completed an initial public offering pursuant to which 3,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), were issued and sold for $10.00 per share, less underwriting discounts and commissions of $0.70 per share. In addition, as part of the initial public offering, certain stockholders of the Company sold 500,000 shares of Common Stock. An additional 525,000 shares were sold by these stockholders as part of the exercise of the underwriters' overallotment option. The Company did not receive any of the proceeds from the sale of shares by the selling stockholders.

There were 11,604,819 shares and 2,360,767 shares issued and outstanding at December 31, 1999 and September 30, 1999, respectively, of the Common Stock. As part of the initial public offerinG, 162,177 shares of preferred stock were automatically converted into 6,131,940 shares of Common Stock. During the three months ended December 31, 1999, 112,136 common shares were issued upon the exercise of stock options.

NOTE 3 - INVENTORIES

Inventories are recorded at the lower of cost, determined by the first-in, first-out method, or market value. The Company provides inventory reserves for excess, obsolete or slow-moving inventory based on changes in customer demand, technology developments, and other economic factors. Inventories consisted of the following at December 31, 1999 and September 30, 1999 (in thousands):

                                                December 31,    September 30,
                                                    1999            1999
                                                 --------        --------

Component parts ..........................       $ 17,422        $ 15,421
Work-in-process ..........................         11,816          11,674
Finished goods ...........................          2,392           4,117
                                                 --------        --------
                                                   31,630          31,212
  Less - reserve for obsolescence ........         (1,375)         (2,025)
                                                 --------        --------
                                                 $ 30,255        $ 29,187
                                                 ========        ========

                                    CVC, Inc.
        Notes to Condensed Consolidated Financial Statements (Continued)
                                   (Unaudited)

NOTE 4 - COMPREHENSIVE INCOME

Total comprehensive income was $545,000 and $480,000 for the three months ended December 31, 1999 and 1998, respectively. Total comprehensive income is comprised of minimum pension liability adjustments, net of taxes. As the minimum pension liability is adjusted annually based on actuarial computations, other comprehensive income is consistent with net income on an interim basis.

NOTE 5 - EARNINGS PER SHARE

The following table illustrates the calculation of both basic and diluted earnings per share for the three months ended December 31, 1999 and 1998 (in thousands):

                                                                                             1999            1998
                                                                                            -------         -------
     Basic earnings per share

Net income available to common shareholders ..........................................      $   545         $   480
Weighted average number of common shares .............................................        7,346           1,058
                                                                                            -------         -------
Basic earnings per share .............................................................      $  0.07         $  0.45
                                                                                            =======         =======

     Diluted earnings per share

Net income available to common shareholders ..........................................      $   545         $   480
                                                                                            =======         =======
Weighted average number of common shares .............................................        7,346           1,058
Common equivalent shares related to stock options and convertible preferred stock ....        4,557           6,260
                                                                                            -------         -------
Weighted average common and common equivalent shares .................................       11,903           7,318
                                                                                            =======         =======
Diluted earnings per share ...........................................................      $  0.05         $  0.07
                                                                                            =======         =======

                                     Report of Independent Accountants

To Board of Directors and
Stockholders of CVC, Inc.

            In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of CVC, Inc. (the "Company") and its subsidiaries at September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Rochester, NY

October 18, 1999

                                    CVC, Inc.
                           Consolidated Balance Sheets
                        (In thousands, except share data)

                                                                                                    At September 30,
                                                                                        ------------------------------------------
                                                                                                                          1999 Pro
                                                                                                                           forma
                                                                                          1998             1999           (Note 1)
                                                                                        --------         --------         --------
                                                                                                                         (Unaudited)
Assets
Current assets:
   Cash and cash equivalents ....................................................       $    106         $    434         $    434
   Accounts receivable-trade (includes related party receivables of
     $1,397 and $4,105 at September 30, 1998 and 1999, respectively), less allowance for doubtful accounts of $345 and $887 at
     September 30, 1998 and 1999, respectively ..................................          7,026           21,559           21,559
   Inventories ..................................................................         18,811           29,187           29,187
   Deferred income taxes ........................................................          1,431            2,819            2,819
   Other current assets .........................................................          1,055            1,396            1,396
                                                                                        --------         --------         --------
                                                                                          28,429           55,395           55,395
Property, plant and equipment, net ..............................................         13,901           19,374           19,374
Goodwill and other intangible assets, net .......................................            434            1,148            1,148
                                                                                        --------         --------         --------
           Total assets .........................................................       $ 42,764         $ 75,917         $ 75,917
                                                                                        ========         ========         ========
Liabilities and Stockholders' Equity
Current liabilities:
   Short-term borrowings and current portion of long-term debt ..................       $  5,689         $ 13,217         $ 13,217
   Accounts payable .............................................................          7,221           11,279           11,279
   Advances from customers (includes related party amounts of $463 at
     September 30, 1998) ........................................................          1,167            1,483            1,483
  Other current liabilities .....................................................          3,448            7,312            7,312
                                                                                        --------         --------         --------
                                                                                          17,525           33,291           33,291
Long-term debt (includes related party note of $1,500 at September 30,
     1998) ......................................................................         11,379            8,493            8,493
Deferred income taxes ...........................................................          1,393            1,554            1,554
Other liabilities ...............................................................            487              986              986
                                                                                        --------         --------         --------
           Total liabilities ....................................................         30,784           44,324           44,324
Commitments (Note 14)
Stockholders' equity:
   Preferred stock, $.01 par value per share; 502,500 shares
     shares issued and outstanding:
   Series C-100,000 shares at September 30, 1999 (liquidation
     preference of $10,000,000) .................................................             --            9,855               --
   Series D-100,000 shares pro forma (liquidation preference of
     $10,000,000) ...............................................................             --               --           10,000
   Series B-60,492 shares at September 30, 1998 and 1999 (liquidation
     preference of $9,000,000) ..................................................          8,355            8,355               --
   Series A-1,685 shares at September 30, 1998 and 1999 (liquidation
     preference of $1,685,000) ..................................................          1,685            1,685               --
Common Stock, $.01 par value per share; 50,000,000 shares authorized;
     1,057,929 shares issued and outstanding at September 30, 1998 and
     2,360,767 shares issued and outstanding at September 30, 1999 ..............             11               24               85
Additional paid-in capital ......................................................          1,099            9,305           19,139
Warrant .........................................................................             --               14               --
Unamortized deferred compensation ...............................................           (252)            (135)            (135)
Retained earnings ...............................................................          1,213            2,784            2,798
Minimum pension liability .......................................................           (131)            (294)            (294)
                                                                                        --------         --------         --------
Total stockholders' equity ......................................................         11,980           31,593           31,593
                                                                                        --------         --------         --------
Total liabilities and stockholders' equity ......................................       $ 42,764         $ 75,917         $ 75,917
                                                                                        ========         ========         ========

   The accompanying notes are an integral part of these financial statements.

                                    CVC, Inc.
                      Consolidated Statements of Operations
                      (In thousands, except per share data)

                                                                                                   For the Year Ended September 30,
                                                                                                   --------------------------------
                                                                                                     1997        1998        1999
                                                                                                   --------    --------    --------

Revenues (includes sales to related party of $29,244, $21,322, and $28,408, for the years
     September 30, 1997, 1998 and 1999, respectively) ..........................................   $ 62,588    $ 68,173    $ 82,915
Cost of goods sold (includes cost of goods sold to related party of $17,352, $11,115, and
     for the years ended September 30, 1997, 1998 and 1999, respectively) ......................     41,286      42,019      50,502
                                                                                                   --------    --------    --------
Gross margin ...................................................................................     21,302      26,154      32,413
Operating expenses
   Research and development ....................................................................      9,055      12,615      12,630
   In-process R&D write-off ....................................................................         --          --       1,174
   Sales and marketing .........................................................................      5,613       7,696      10,081
   General and administrative ..................................................................      2,539       3,476       4,822
                                                                                                   --------    --------    --------
                                                                                                     17,207      23,787      28,707
                                                                                                   --------    --------    --------
Income from operations .........................................................................      4,095       2,367       3,706
Other income/(expense)
   Write-off of deferred charges ...............................................................         --        (675)         --
   Interest and other income ...................................................................         11         171       1,037
   Interest expense ............................................................................       (604)     (1,325)     (1,235)
                                                                                                   --------    --------    --------
                                                                                                       (593)     (1,829)       (198)
                                                                                                   --------    --------    --------
Income before income taxes .....................................................................      3,502         538       3,508
Income taxes ...................................................................................      1,457         274       1,937
                                                                                                   --------    --------    --------
Net income .....................................................................................   $  2,045    $    264    $  1,571
                                                                                                   ========    ========    ========

Net income per share:
   Basic .......................................................................................   $   2.67    $   0.26    $   1.01
                                                                                                   ========    ========    ========
   Diluted .....................................................................................   $   0.29    $   0.04    $   0.18
                                                                                                   ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                                    CVC, Inc.
                 Consolidated Statements of Stockholders' Equity
                        (In thousands, except share data)

                                            Series C                 Series B                Series A
                                           Preferred                Preferred               Preferred
                                             Stock                    Stock                   Stock
                                     --------------------     --------------------    --------------------
                                       Number                  Number                  Number
                                         of                      of                      of
                                       shares    Amount        shares      Amount      shares     Amount
                                     ---------  ---------     ---------  ---------    ---------  ---------
Balance at October 1, 1996 ....                                  60,492     $8,355        1,685     $1,685
Net income ....................
Minimum pension liability .....
Tax impact on pension liability

   Comprehensive earnings .....
Deferred compensation .........
Amortization of deferred
    compensation ..............
Issuance of common stock ......
                                     ---------  ---------     ---------  ---------    ---------  ---------
Balance at September 30, 1997 .                                  60,492      8,355        1,685      1,685
Net income ....................
Minimum pension liability .....
Tax impact on pension liability

   Comprehensive earnings .....
Deferred compensation .........
Amortization of deferred
     compensation .............
Issuance of common stock ......
                                     ---------  ---------     ---------  ---------    ---------  ---------
Balance at September 30, 1998 .                                  60,492      8,355        1,685      1,685
Net income ....................
Minimum pension liability .....
Tax impact on pension liability

     Comprehensive earnings ...
Deferred compensation .........
Amortization of deferred
      compensation ............
Issuance of preferred stock and
      warrant .................        100,000     $9,855
Issuance of common stock ......
                                     ---------  ---------     ---------  ---------    ---------  ---------
Balance at September 30, 1999 .        100,000     $9,855        60,492     $8,355        1,685     $1,685
                                     =========  =========     =========  =========    =========  =========



                                              Common Stock
                                    --------------------------------
                                     Number                  Paid                 Unamortized                Minimum
                                       of         Par         in                    deferred     Retained    pension
                                     shares      value      capital    Warrant    compensation   earnings    liability      Total
                                    ---------  ---------   ---------  ---------     ---------    ---------   ---------    ---------
Balance at October 1, 1996 ....       735,160         $7        $454                               $(1,096)       $(86)      $9,319
Net income ....................                                                                      2,045                    2,045
Minimum pension liability .....                                                                                     (2)          (2)
Tax impact on pension liability                                                                                      1            1
                                                                                                                          ---------
   Comprehensive earnings .....                                                                                               2,044
Deferred compensation .........                                  261                    $(261)                                   --
Amortization of deferred
    compensation ..............                                                             7                                     7
Issuance of common stock ......       114,100          2         56                                                              58
                                    ---------  ---------   ---------  ---------     ---------    ---------   ---------    ---------
Balance at September 30, 1997 .       849,260          9        771                      (254)         949         (87)      11,428
Net income ....................                                                                        264                      264
Minimum pension liability .....                                                                                    (74)         (74)
Tax impact on pension liability                                                                                     30           30
                                                                                                                          ---------
   Comprehensive earnings .....                                                                                                 220
Deferred compensation .........                                 109                      (109)                                   --
Amortization of deferred
     compensation .............                                                           111                                   111
Issuance of common stock ......       208,669          2         219                                                            221
                                    ---------  ---------   ---------  ---------     ---------    ---------   ---------    ---------
Balance at September 30, 1998 .     1,057,929         11      1,099          --          (252)       1,213        (131)      11,980
Net income ....................                                                                      1,571                    1,571
Minimum pension liability .....                                                                                   (271)        (271)
Tax impact on pension liability                                                                                    108          108
                                                                                                                          ---------
     Comprehensive earnings ...                                                                                               1,408
Deferred compensation .........                                 (12)                       12                                    --
Amortization of deferred
      compensation ............                                                           105                                   105
Issuance of preferred stock and
      warrant .................                                             $14                                               9,869
Issuance of common stock ......     1,302,838        $13       8,218                                                          8,231
                                    ---------  ---------   ---------  ---------     ---------    ---------   ---------    ---------
Balance at September 30, 1999 .     2,360,767        $24      $9,305        $14         $(135)      $2,784       $(294)     $31,593
                                    =========  =========   =========  =========     =========    =========   =========    =========

   The accompanying notes are an integral part of these financial statements.

                                    CVC, Inc.
                      Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                                                 For the Year Ended September 30,
                                                                                             --------------------------------------
                                                                                               1997           1998           1999
                                                                                             --------       --------       --------
Cash flows from operating activities:
        Net income ....................................................................      $  2,045       $    264       $  1,571

Adjustments  to reconcile  net income to net cash  provided  (used) by operating activities:
   In-process R&D write-off ...........................................................            --             --          1,174
   Depreciation and amortization ......................................................         1,285          2,167          4,180
   Provision for deferred taxes .......................................................           461           (259)          (166)
   Changes in operating assets and liabilities -
      Accounts receivable (including related party) ...................................        (3,406)         1,262        (12,046)
      Inventories .....................................................................        (5,767)         1,721          1,449
      Other assets ....................................................................          (405)          (931)           456
      Accounts payable ................................................................         4,556         (2,772)           746
      Advances from customers (including related party) ...............................         3,035         (7,485)        (2,402)
      Other liabilities ...............................................................         1,299           (890)           200
                                                                                             --------       --------       --------
        Total adjustments .............................................................         1,058         (7,187)        (6,409)
                                                                                             --------       --------       --------
        Net cash provided (used) by operating activities ..............................         3,103         (6,923)        (4,838)
                                                                                             --------       --------       --------
Cash flows from investing activities:
   Capital expenditures ...............................................................        (2,805)        (4,817)        (1,755)
                                                                                             --------       --------       --------
        Net cash used by investing activities .........................................        (2,805)        (4,817)        (1,755)
                                                                                             --------       --------       --------
Cash flows from financing activities:
   Net proceeds from line of credit ...................................................           527          3,612          6,540
   Payments on notes payable (including related party) ................................            --         (1,127)        (1,500)
   Proceeds from long-term debt .......................................................         2,000          8,000             --
   Payments on long-term debt and capital lease obligations ...........................        (1,452)        (1,021)        (8,111)
   Net proceeds from issuance of preferred stock and warrant ..........................            --             --          9,869
   Net proceeds from issuance of common stock .........................................            58            221            123
                                                                                             --------       --------       --------
        Net cash provided by financing activities .....................................         1,133          9,685          6,921
                                                                                             --------       --------       --------
Net increase (decrease) in cash and cash equivalents ..................................         1,431         (2,055)           328
Cash and cash equivalents, beginning of period ........................................           730          2,161            106
                                                                                             --------       --------       --------
Cash and cash equivalents, end of period ..............................................      $  2,161       $    106       $    434
                                                                                             ========       ========       ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Non-cash investing transaction:
   Equipment capitalized from inventory ...............................................      $     --       $  1,828       $  2,258
   Equipment transferred to inventory .................................................            --       $     --       $    198
   Net tangible assets acquired by issuing common stock (Note 2) ......................                                    $  6,298
Cash paid during the year for:
   Interest ...........................................................................      $    542       $  1,287       $  1,237
   Income taxes .......................................................................      $    782       $  1,430       $  1,100

   The accompanying notes are an integral part of these financial statements.

                                    CVC, Inc.

                   Notes to Consolidated Financial Statements

NOTE 1-NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Nature of Operation

      The consolidated financial statements of CVC, Inc. and subsidiaries (CVC or the Company) include the consolidated accounts of CVC, Inc., CVC Products Inc., Commonwealth Scientific Corporation, since acquisition on May 10, 1999, and CVC Process Solutions, Inc. CVC is a worldwide supplier of fabrication equipment providing thin film process solutions for the manufacture of magnetic recording heads and advanced semiconductor devices for computers and communications systems. The Company maintains offices in Rochester, New York; Alexandria, Virginia; Fremont, California; Garland, Texas; Minneapolis, Minnesota; Japan and Northern Ireland.

      All significant intercompany balances and transactions have been eliminated in consolidation.

Unaudited Pro Forma Balance Sheet

      The Company's Series A and Series B Convertible Preferred Stock automatically convert into common stock and the Company's Series C Convertible Preferred Stock automatically converts into common stock and Series D Redeemable Preferred Stock concurrent with the closing of an initial public offering (Note
10). Accordingly, the unaudited pro forma balance sheet has been presented on a basis to give effect to the automatic conversion of such stock as of the closing date of the initial public offering which for pro forma purposes is assumed to occur as of September 30, 1999.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at year-end as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

      Financial instruments which potentially expose the Company to significant concentrations of credit risk consist principally of bank deposits, temporary investments, accounts receivable (including related party receivables-Note 12) and accrued expenses. Cash is placed primarily in high quality short-term interest bearing financial instruments.

      The Company performs ongoing credit evaluations of its customers' financial condition and the Company maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable.

Fair Value of Financial Instruments

      The carrying amount of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximates their fair value at September 30, 1998 and 1999, as the maturities of these instruments are all short term. Due to differences in the stated interest rates on certain short and long-term debt obligations compared to prevailing rates, the fair value of these instruments does vary from their carrying amounts; however, such differences are immaterial.

                                    CVC, Inc.

NOTE 1-NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

      Revenue from the sale of equipment is recognized upon shipment. Provisions for estimated product warranty and installation costs are recorded at the time revenue is recognized. The Company generally warrants its new systems for 15 months from the date of shipment. Such warranties provide that new systems are free from defects in materials and workmanship under normal use.

      Amounts received from customers prior to product shipment are classified as advances from customers.

Cash and Cash Equivalents

      Cash and cash equivalents consist of highly liquid debt instruments with original maturities of three months or less.

Inventories

      Inventories, which include materials, labor and overhead, are recorded at the lower of cost, determined by the first-in, first-out method, or market value. The Company provides inventory reserves for excess, obsolete or slow-moving inventory based on changes in customer demand, technology developments, and other economic factors.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of 3 to 10 years for equipment, furniture and fixtures and 40 years for buildings. Building improvements are depreciated over the shorter of 10 years or the remaining life of the building or the useful life of the improvement. Maintenance and repairs are expensed as incurred. Improvements which extend the useful life of property, plant and equipment are capitalized. Upon retirement or disposal of an asset, the asset and the related accumulated depreciation are eliminated from the accounts, with any gains or losses from sale recorded in the statement of operations.

Capitalized Software Costs

      The Company capitalizes the costs associated with purchased software for resale and subsequently amortizes such costs on a units-of-production basis over their estimated remaining economic life, generally 3 years. These amounts, which are included in other assets, are reported at the lower of the unamortized cost or net realizable value and are immaterial.

Asset Impairment

      The Company regularly assesses all of its long-lived assets for impairment when events or circumstances indicate, in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The assessment is accomplished by comparing the estimated undiscounted future cash flows of the asset grouping with the respective carrying amount as of the date of assessment. Should aggregate future cash flows be less

                                    CVC, Inc.

NOTE 1-NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

than the carrying value of the assets, a write-down would be required, measured by the difference between the carrying value of the assets and the discounted future cash flows.

Research and Development

      Research and development costs are expensed as incurred.

Income Taxes

      The Company accounts for income taxes using the asset and liability approach which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of such assets and liabilities.

      The asset and liability method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowance, for deductible temporary differences and net operating loss and tax credit carryforwards.

New Accounting Standards

      Effective October 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income", which establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption had no impact on the Company's net income or stockholders' equity. SFAS 130 requires changes to the minimum pension liability, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130.

      In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities relating to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-5 is effective for the Company's fiscal year 2000 financial statements and the Company does not expect its adoption to have a material effect on the Company's financial condition or results of operations.

      In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all quarters of fiscal years beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have a material effect on the Company's financial condition or results of operations.

                                    CVC, Inc.

NOTE 1-NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Splits

      On October 14, 1997, the Company declared a 3-for-1 stock split in the form of a stock dividend to stockholders of record at the close of business on October 31, 1997. This stock split increased the number of common shares outstanding by 849,260. All references in the consolidated financial statements referring to share prices, conversion rates, per share amounts, stock option plans and common shares issued and outstanding have been adjusted retroactively for the 3-for-1 stock split.

      On August 30, 1999, the Company declared a 2-for-3 reverse stock split to become effective in connection with the completion of an initial public offering. This reverse stock split decreased the number of common shares outstanding by 1,172,688. All references in the consolidated financial statements referring to share prices, conversion rates, per share amounts, stock option plans and common shares issued and/or outstanding have been adjusted retroactively for the 2-for-3 reverse stock split.

NOTE 2-ACQUISITION

      On May 10, 1999, the Company acquired Commonwealth Scientific Corporation (Commonwealth), a Virginia based company which offers ion beam modules and systems which provide ion beam etching, deposition and diamond-line carbon (DLC) processes and ion beam sources for research and development (R&D) and original equipment manufacturer customers. The purchase price of $8,498,000 was comprised of the issuance of 1,268,799 shares of the Company's common stock, exchanged and assumed options in Commonwealth for options to purchase 286,228 shares of the Company's common stock, and related acquisition costs. The issuance of the Company's stock was recorded at fair market value, and the assumed options were recorded at fair market value using the Black-Scholes option pricing model. The acquisition was accounted for using the purchase method of accounting. The purchase price was allocated as follows (in thousands):


Net tangible assets of Commonwealth ..........................            $6,298
Purchased in-process R&D .....................................             1,174
Intangible assets:
   Workforce in place ........................................               704
   Current technology ........................................               265
   Goodwill ..................................................                57
                                                                          ------
Total purchase price .........................................            $8,498
                                                                          ======

      The net tangible assets includes a write-up of Commonwealth's property to fair market value by $600,000 and the recognition of a restructuring liability approximating $550,000. Approximately $140,000 of the restructuring liability relates to severance costs associated with the reduction of Commonwealth's workforce by approximately 20%, or 29 employees. The reduction of the workforce and the payment of termination benefits was completed by September 30, 1999. Approximately $410,000 of the restructuring liability relates to existing lease obligations or cancellation penalties associated with facilities which will be exited. Lease payments will be made through fiscal 2000. At September 30, 1999, approximately $200,000 has been charged against the restructuring liability. The Company believes that the amounts remaining under the restructuring liability are adequate to cover the remaining lease obligations.

                                    CVC, Inc.

NOTE 2-ACQUISITION (CONTINUED)

      The purchased in-process R&D includes the value of products in the development stage, which have not reached technological feasibility and for which there is no alternative future use. In accordance with applicable accounting rules, purchased in-process R&D is required to be expensed. Accordingly, the amount of $1,174,000 was expensed in the third quarter of fiscal 1999.

      The Company used independent professional appraisal consultants to assess and allocate value to the acquired in-process R&D. The allocated value was determined using the income approach, which involves estimating the discounted after-tax cash flows attributable to projects based on the projects' stage of completion.

      A discount rate of 35% was applied to the projects' cash flows and there were no material changes from historical pricing, margins, and expense levels. Management believes that the assumptions used in the forecasts were reasonable at the time of the business combination. No assurance can be given, however, that the underlying assumptions used to estimate expected project sales, development costs, or profitability will be realized as estimated. For these reasons, actual results may vary from the projected results.

      Estimated net cash inflows from the acquired in-process technology are projected to commence in fiscal 2001.

      The amortization periods of intangible assets related to workforce in place, current technology and goodwill are seven years, five years and seven years, respectively.

      The operating results of Commonwealth have been included in the Company's consolidated statement of operations from the date of acquisition. The unaudited pro forma results below assume the acquisition occurred on October 1, 1997 (in thousands):

                                                       Pro forma
                                        ----------------------------------------
                                        For the year ended    For the year ended
                                        September 30, 1998    September 30, 1999
                                        ------------------    ------------------

Net sales ................................       $112,060           $101,841
Operating income .........................          4,782                678
Net income ...............................          1,524                 62
Net income per share:
   -Basic ................................       $   0.67           $   0.03
   -Diluted ..............................       $   0.18           $   0.01

      The pro forma results include amortization of the intangibles presented above and cost reductions related to the restructuring charges, and excludes the write-off of the in-process R&D in each period. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each of the fiscal periods presented, nor are they necessarily indicative of future consolidated results.

                                    CVC, Inc.

NOTE 3-INVENTORIES

      Inventories consisted of the following at September 30, 1998 and 1999 (in thousands):

                                                          1998            1999
                                                       --------        --------
Component parts ................................       $  8,976        $ 15,421
Work-in-process ................................          5,615          11,674
Finished goods .................................          4,917           4,117
                                                       --------        --------
                                                         19,508          31,212
      Less-reserve for obsolescence ............           (697)         (2,025)
                                                       --------        --------
                                                       $ 18,811        $ 29,187
                                                       ========        ========

NOTE 4-PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consisted of the following at September 30, 1998 and 1999 (in thousands):

                                                         1998             1999
                                                      --------         --------
Land .........................................        $    625         $  2,225
Buildings and improvements ...................           5,954            7,548
Machinery and equipment ......................          10,358           22,048
                                                      --------         --------
                                                        16,937           31,821
   Less-Accumulated depreciation .............          (4,721)         (12,447)
                                                      --------         --------
                                                        12,216           19,374
Construction-in-process ......................           1,685             --
                                                      --------         --------
                                                      $ 13,901         $ 19,374
                                                      ========         ========

      Construction-in-process was mainly comprised of machinery and equipment which was placed in service subsequent to September 30, 1998.

      Included in property, plant and equipment is $2,220,000 and $2,494,000 for a building and certain equipment held under capital lease agreements at September 30, 1998 and 1999, respectively. Related accumulated amortization at September 30, 1998 and 1999 was $403,000 and $558,000, respectively.

      Total depreciation and amortization expense on plant and equipment was $1,215,000, $1,874,000 and $3,697,000 in 1997, 1998 and 1999, respectively.
Total depreciation expense on assets under capital leases was $56,000 in 1997 and 1998 and $102,000 in 1999.

                                    CVC, Inc.

NOTE 5-OTHER CURRENT LIABILITIES

      Other current liabilities consisted of the following at September 30, 1998 and 1999 (in thousands):

                                                           1998            1999
                                                          ------          ------

Accrued payroll and benefits ...................          $  874          $1,981
Other current liabilities ......................           2,574           5,331
                                                          ------          ------
                                                          $3,448          $7,312
                                                          ======          ======

NOTE 6-NOTES PAYABLE AND LONG-TERM DEBT

      In August 1974, the Company entered into an agreement with a local government agency under which the agency's bond proceeds of $2,400,000 were used to purchase land and construct an operating facility for lease to the Company. The industrial revenue bond obligation required monthly payments of principal and interest at 8% (approximately $19,000 in total). In September 1997, the Company refinanced the remaining principal of the industrial revenue bond with the proceeds of a new mortgage credit facility with a principal of $2,000,000. The lease term extends to December 31, 2007, at which time title to the property passes, upon payment of nominal consideration by the Company. The new mortgage credit facility requires monthly payments of approximately $16,000 through October 1, 2007, calculated based upon an amortization period of twenty years. In addition, on October 1, 2007, the Company will pay a final installment equal to the outstanding principal and interest on the credit facility based upon the actual term of this facility which is ten years. The interest rate on $500,000 of the mortgage credit facility is 5.29% until October 1, 1999 after which the rate increases to 8.29% through September 30, 2002, consistent with the interest rate on $1,500,000 of the credit facility. Beginning October 1, 2002, the Company will likely elect to pay interest on the remaining principal at the then prime rate plus one-half percent, or a rate equal to 225 basis points above the yield on U.S. treasury bonds. The obligation is secured by certain land and buildings with a net book value of $2,386,000 at September 30, 1999.

      In November 1990, the Company borrowed $1,500,000 from a company whose president is a director and shareholder of the Company. In December 1991, the Company borrowed an additional $1,000,000 from this company. The borrowings were evidenced by notes, which were unsecured and required quarterly interest payments at 9%. The $1,000,000 note was paid in full in November 1997 and the $1,500,000 note was paid in full in January 1999. Interest expense on these notes totaled $225,000, $138,000 and $34,000 in 1997, 1998 and 1999,
respectively.

      In September 1996, the Company borrowed $3,000,000 from a commercial bank. The five year term loan requires monthly payments of principal and interest at prime plus 1/2% through October 1, 2001. The obligation is secured by certain equipment and capital assets.

      In April 1998, the Company borrowed $8,000,000 from a commercial bank. The seven year term loan requires monthly payments of principal and interest at 8.39% until April 2005. The obligation is secured by certain personal property and other intangibles of the Company including patents, patent applications and trademarks.

      In connection with the acquisition of Commonwealth, the Company assumed a $1,214,000 unsecured note payable to a third party. The 18-month note requires payments of principal and interest at 8% until October 2000.

                                    CVC, Inc.

NOTE 6-NOTES PAYABLE AND LONG-TERM DEBT (Continued)

      The Company also has a $15,000,000 bank line of credit at September 30, 1999 which allows for maximum borrowings based on certain financial criteria. Allowable borrowings based on this criteria at September 30, 1999 were $13,819,000. Borrowings under the agreements are at an interest rate of prime. There was approximately $10,679,000 outstanding under the line of credit at September 30, 1999.

      The Company also has available an equipment line of credit at September 30, 1999 which allows for maximum borrowings of $3,000,000 based on certain financial criteria. Borrowings under the agreement are at an interest rate of prime. There were no amounts outstanding under the line of credit at September 30, 1999.

      The debt agreements contain financial covenants requiring the Company to maintain certain debt to equity, capital, and current ratios, as well as certain customer order, income, and operating cash flow levels. The agreement also imposes limitations on the incurrence of additional debt. The Company was in compliance with all covenants at September 30, 1998 and 1999.

      A summary of the notes payable and long-term debt outstanding at September 30, 1998 and 1999 is as follows (in thousands):

                                                           1998          1999
                                                        --------       --------
Term loan, 5 year ................................      $  1,850       $  1,250
Term loan, 7 year ................................         7,624          6,723
Notes payable due related party ..................         1,500             --
Mortgage credit facility .........................         1,955          1,906
Note payable to third party ......................            --            891
Future minimum payments under capital
     leases payable through January 2002 .........            --            261
Borrowings on line of credit .....................         4,139         10,679
                                                        --------       --------
                                                          17,068         21,710
      Less-Current portion .......................        (5,689)       (13,217)
                                                        --------       --------
                                                        $ 11,379       $  8,493
                                                        ========       ========

      The aggregate maturities for debt over the next five years and thereafter are as follows (in thousands): 2000-$13,217, 2001-$1,900, 2002-$1,296,
2003-$1,313, and 2004-$1,433.

                                    CVC, Inc.

NOTE 7-INCOME TAXES

     The components of income taxes (benefit) for the years ended September 30, 1997, 1998 and 1999 are as follows (in thousands):

                                        1997             1998             1999
                                      -------          -------          -------
Current:
   Federal ..................         $   604          $   417          $ 1,806
   State ....................             392              116              297
                                      -------          -------          -------
                                          996              533            2,103

Deferred:
   Federal ..................             475             (211)            (143)
   State ....................             (14)             (48)             (23)
                                      -------          -------          -------
                                          461             (259)            (166)
                                      -------          -------          -------
                                      $ 1,457          $   274          $ 1,937
                                      =======          =======          =======

      The significant components of deferred tax assets and liabilities at September 30, 1998 and 1999 are as follows (in thousands):

                                                           1998           1999
                                                         -------        -------
Deferred tax assets:
Net operating loss carryforwards .................       $   175        $   344
Inventories ......................................           455          1,076
State and federal tax credits ....................           122            209
Allowance for doubtful accounts ..................           138            373
Accrued compensation and benefits ................           240            398
Other accruals ...................................           577          1,053
                                                         -------        -------
                                                           1,707          3,453
                                                         -------        -------
Deferred tax liabilities:
Unamortized inventory accounting change ..........          (605)          (424)
Property, plant and equipment ....................          (962)        (1,343)
                                                         -------        -------
                                                          (1,567)        (1,767)
                                                         -------        -------
Deferred tax asset valuation allowance ...........          (102)          (421)
                                                         -------        -------
Net deferred tax asset ...........................       $    38        $ 1,265
                                                         =======        =======

                                    CVC, Inc.

NOTE 7-INCOME TAXES (Continued)

      The differences between income taxes (benefit) at the U.S. statutory rate and the effective rate for the years ended September 30, 1997, 1998 and 1999 are summarized as follows (in thousands):

                                                 1997        1998         1999
                                               -------     -------      -------
Provision at federal statutory rate ......     $ 1,191     $   183      $ 1,193
State taxes, net of federal benefit ......         213          45          226
Permanent items ..........................          53         101          546
Release of valuation allowance ...........          --         (53)        (130)
Other ....................................          --          (2)         102
                                               -------     -------      -------
Income tax expense .......................     $ 1,457     $   274      $ 1,937
                                               =======     =======      =======

      During 1998 and 1999, the valuation allowance, which relates to net operating loss carryforwards and state investment credits, was reduced by $53,000 and $130,000, respectively, due to the increased likelihood the benefits will be recognized. As a result of the acquisition of Commonwealth, in 1999, a number of permanent items were recorded by the Company and the valuation allowance increased by the assumed amount of $449,000.

      The net operating tax loss carryforwards of approximately $820,000 expire at various times through 2019.

                                    CVC, Inc.

NOTE 8-EMPLOYEE BENEFIT PLANS

      The Company maintains a 401(k) profit sharing plan covering substantially all employees who meet certain age and length of service requirements. The Company contributes a percentage of the amount of salary deferral contributions made by each participating employee. Any additional contributions by the Company are discretionary. The amounts charged to expense related to this plan were approximately $92,000, $222,000 and $278,000 in fiscal years 1997, 1998 and
1999, respectively.

      The Company had a noncontributory defined benefit pension plan. The Company froze this plan effective September 30, 1991 at which time all benefits became fully vested. Benefits were based on historical compensation levels and years of service. The Company's funding policy is to contribute annually an amount, based on actuarial computations, which would satisfy the Internal Revenue Service's funding standards. Approximately $122,000 and $381,000 is included in other liabilities at September 30, 1998 and 1999, respectively, for accrued pension costs. Further, the Company has recorded an additional minimum pension liability representing the excess of the unfunded accumulated benefit obligation over plan assets. The additional minimum liability was charged to stockholders' equity, net of income taxes.

NOTE 9-POSTRETIREMENT HEALTH CARE BENEFITS

      The Company provides health care and life insurance benefits to certain retired hourly employees as well as health care benefits to salaried retirees employed prior to December 31, 1996. As permitted under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," the Company has elected to amortize the unfunded accrued postretirement benefit obligation at adoption over a 20-year period.

      Details of costs for retiree benefits for the years ended September 30, 1997, 1998 and 1999 are as follows (in thousands):

                                                      1997       1998       1999
                                                      ----       ----       ----
Service cost ..................................       $ 68       $ 90       $150
Interest cost on benefit obligation ...........         82         78         90
Amortization ..................................         56         56         60
                                                      ----       ----       ----
Retiree health care cost ......................       $206       $224       $300
                                                      ====       ====       ====

      An analysis of amounts shown in the consolidated balance sheet at September 30, 1998 and 1999 is as follows (in thousands):

                                                             1998         1999
                                                           -------      -------
Accumulated postretirement benefit obligation:
   Retirees ..........................................     $   810      $   607
   Active participants ...............................         465          787
                                                           -------      -------
                                                             1,275        1,394
Unrecognized prior service cost ......................         (39)         (65)
Unrecognized net gain ................................          73          163
Unrecognized transition obligation ...................        (944)        (889)
                                                           -------      -------
Retirement benefit liability .........................     $   365      $   603
                                                           =======      =======

                                    CVC, Inc.

NOTE 9-POSTRETIREMENT HEALTH CARE BENEFITS (Continued)

      The funding policy for retiree health care and life insurance benefits is generally to pay covered expenses as they are incurred.

      The actuarial calculation assumes a health care average inflation rate of 9.5% in 1999 and grades down uniformly to 4.5% in 2010 and remains level thereafter. The health care cost trend rate has an effect on the amounts reported. Increasing the health care inflation rate by 1% would increase the September 30, 1999 accumulated postretirement benefit obligation by $190,000, and the 1999 service cost plus interest by $55,000. Decreasing the health care inflation rate by 1% would decrease the September 30, 1999 accumulated postretirement benefit obligation by $155,000, and the 1999 service cost plus interest by $42,000. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.50%.

NOTE 10-STOCKHOLDERS' EQUITY

      In 1990, the Company issued 1,685 shares of 8% Series A Non-Cumulative Convertible Preferred Stock (Series A Preferred Stock). The Series A Preferred Stock is convertible at any time at the option of the holder into common stock at the rate of 1,600 shares of common stock for each share of Series A Preferred Stock. The liquidation preference of each share of Series A Preferred Stock is $1,000 and all declared but unpaid dividends. Preferred voting rights are one vote for each share of common stock into which the preferred shares may be converted. The Series A Preferred Stock will be automatically converted to 2,696,000 shares of common stock upon the closing of an initial public offering with a price per share in excess of $12.50 and aggregate gross proceeds of $10,000,000.

      In May 1995, the Company issued 60,492 shares of Series B Non-Cumulative Convertible Preferred Stock (Series B Preferred Stock). The Series B Preferred Stock is convertible at any time at the option of the holder into common stock at the rate of 40 shares of common stock for each share of Series B Preferred Stock. Preferred voting rights are one vote for each share of common stock into which the preferred shares may be converted. The Series B Preferred Stock will be automatically converted to 2,419,680 shares of common stock upon the closing of an initial public offering with a price per share in excess of $12.50 and aggregate gross proceeds of $10,000,000.

      In connection with the issuance of Series B Preferred Stock, the holder was granted a seven-year warrant to purchase 19,769 shares of Series B Preferred Stock at an exercise price of $223.17 per share of Series B Preferred Stock. Expenses directly associated with this issuance of approximately $645,000 were netted against proceeds. The liquidation preference of each share of Series B Preferred Stock is $148.78 and all declared but unpaid dividends. Upon the automatic conversion of the Company's then outstanding shares of Series B Preferred Stock coincident to the closing of an initial public offering, the Company will execute a new warrant to the holder, with terms similar to the original Series B warrant, to purchase 790,760 shares of the Company's Common Stock at an exercise price of $5.58 per share in lieu of Series B Preferred Stock.

      In December 1998, the Company issued 100,000 shares of Series C Non-Cumulative Convertible Preferred Stock (Series C Preferred Stock). The Series C Preferred Stock is convertible at any time at the option of the holder into common stock at the rate of 10.1626 shares of common stock for each share of Series C Preferred Stock. Preferred voting rights are one vote for each share of common stock into which the preferred shares may be converted. The Series C Preferred Stock will be automatically converted to 1,016,260

                                    CVC, Inc.

NOTE 10-STOCKHOLDERS' EQUITY (Continued)

shares of common stock as well as 100,000 shares of Series D Redeemable Preferred Stock upon the closing of an initial public offering with a price per share in excess of $12.50 and aggregate gross proceeds of $10,000,000.

      In connection with the issuance of Series C Preferred Stock, the holder was granted a seven-year warrant to purchase an aggregate of 133,333 shares of common stock at $15 per share. The warrant cannot be exercised until December 10, 2001. Additionally, the warrant will no longer be exercisable upon an initial public offering. A fair value of $14,000 was assigned to this warrant at the time of purchase.

      On October 14, 1997, the Company filed a Certificate of Amendment to the Certificate of Incorporation which increased total authorized common stock to 50,000,000 shares, $.01 par value, and total authorized preferred stock to 502,500 shares, $.01 par value.

      The Company grants options to key employees to purchase its common stock, generally at fair market value as of the date of grant, based upon valuations obtained contemporaneously from an independent appraiser. Such valuations have been obtained by the Company, primarily on a quarterly basis, since June 30, 1995. Options generally vest over a 3 to 5 year period and expire after 10 years from the date of grant.

      In October 1997, the Board of Directors and stockholders approved a new stock option plan, the 1997 Stock Option Plan (the "Plan"), under which options may be granted to employees of the Company. The Plan permits the grant of stock options that qualify as incentive stock options under Section 422 of the Internal Revenue Code, and nonqualified stock options, which do not so qualify. In 1999, the Board of Directors amended the plan, which increased the amount of shares authorized under the plan by 1,000,000 shares. Additionally, the Board of Directors has authorized the Company to increase the number of shares available for issuance under the plan by an amount equal to five percent of the total number of shares of common stock issued by the Company during the preceding fiscal year. As of September 30, 1998 and 1999, the Company has authorized and reserved 833,333 and 1,833,333 shares, respectively, of common stock for issuance under the Plan; and, options available for grant under the Plan were 523,333 and 1,283,065 shares, respectively.

      During fiscal 1997 and 1998, approximately 203,333 and 160,000 options, respectively, were granted to employees at an amount which was less than the fair market value as of the grant date. Accordingly, the Company recorded unamortized deferred compensation expense for such options which vest over a 3 to 5 year period. Compensation expense is being amortized over the vesting period and unamortized compensation expense has been recorded as a reduction in stockholders' equity. During fiscal 1997, 1998 and 1999, compensation expense recognized in the statements of operations approximated $7,000, $111,000 and $105,000, respectively.

      Under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to continue to account for its employee stock plans in accordance with the provisions of APB Opinion No. 25 which requires compensation costs to be recognized based on the intrinsic value of options at the grant date. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in fiscal years 1997, 1998 and 1999

                                    CVC, Inc.

NOTE 10-STOCKHOLDERS' EQUITY (Continued)

consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been the following (in thousands, except per share amounts):

                                             1997          1998           1999
                                          ---------      -------       ---------
Net income (loss):
          As reported ..............      $   2,045      $   264       $   1,571
          Pro forma ................      $   1,954      $   (12)      $   1,276
Basic earnings per share:
          As reported ..............      $   2.67       $  0.26       $    1.01
          Pro forma ................      $   2.55       $ (0.01)      $    0.82
Diluted earnings per share:
          As reported ..............      $   0.29       $  0.04       $    0.18
          Pro forma ................      $   0.28       $ (0.01)      $    0.15

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model (minimum value method) with the weighted average assumptions of risk free interest rates (based on anticipated length of time until exercise) ranging from 4.24% to 5.65% and expected lives of 3 to 5 years.

      A summary of the status of the Company's stock option plan for the three years ended September 30, 1999 is as follows:

                                                    Number of   Weighted-average
                                                     Shares      Exerise Price
                                                    ---------   ----------------
Outstanding at October 1, 1996 .................    1,585,040        $1.32
      Granted ..................................      406,600        $4.76
      Canceled .................................     (118,000)       $1.86
      Exercised ................................     (120,200)       $0.74
Outstanding at September 30, 1997 ..............    1,753,440        $2.12
      Granted ..................................      427,667        $7.80
      Canceled .................................     (205,995)       $9.08
      Exercised ................................     (199,338)       $0.84
Outstanding at September 30, 1998 ..............    1,775,774        $2.82
      Assumed in acquisition ...................      286,228        $6.00
      Granted ..................................      311,669        $7.12
      Cancelled ................................     (116,257)       $6.28
      Exercised ................................      (23,374)       $3.15
Outstanding at September 30, 1999 ..............    2,234,040        $3.62

      The weighted average fair value of options granted during fiscal 1997 and 1998 was $1.94. The weighted-average fair value of options granted during fiscal 1999 was $1.58.

      The weighted-average exercise price of options granted to employees during 1997 and 1998 at an amount which was less than fair market value was $5.30 and $5.73, respectively. The weighted-average fair value of such options granted in 1997 and 1998 was $2.67 and $2.37, respectively.

      During 1999, 57,333 options were issued at a weighted average exercise price of $6.00 which was higher than fair market value at the date of grant.

                                    CVC, Inc.

NOTE 10-STOCKHOLDERS' EQUITY (Continued)

      A summary of the options outstanding and exercisable as of September 30, 1999 is as follows:

                     Options Outstanding                    Options Exercisable
--------------------------------------------------------   ---------------------
                                   Weighted      Weighted               Weighted
                                    average      average                average
                    Number of      remaining     exercise  Number of    exercise
Range of exercise    options      contractual   price per   options    price per
prices per share   outstanding   life in years    share   outstanding    share
----------------   -----------   -------------    -----   -----------    -----
$0.63-$ 1.25          840,507        2.3          $0.66     840,507     $0.66
$3.00-$ 4.17          488,624        5.8          $3.59     387,291     $3.57
$4.85-$12.00          904,909        7.5          $6.39     255,671     $6.05
$0.63- 12.00        2,234,040        5.2          $3.62   1,483,469     $2.35
                   -----------   -------------    -----   -----------    -----

NOTE 11-EARNINGS PER SHARE

      Basic earnings per share (EPS) is computed by dividing income available to common shareholders by the weighted average number of common shares actually outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

      The following table illustrates the calculation of both basic and diluted EPS for the years ended September 30, 1997, 1998 and 1999 (in thousands):

                                                                                  1997            1998            1999
                                                                                 ------          ------          ------
Basic earnings per share
Net income available to common shareholders .............................        $2,045          $  264          $1,571
Weighted average number of common shares ................................           765           1,021           1,561
                                                                                 ------          ------          ------
Basic earnings per share ................................................        $ 2.67          $ 0.26          $ 1.01
                                                                                 ======          ======          ======

Diluted earnings per share
Net income available to common shareholders .............................        $2,045          $  264          $1,571
                                                                                 ======          ======          ======

Weighted average number of common shares ................................           765           1,021           1,561
Common equivalent shares related to stock options and convertible
     preferred stock ....................................................         6,227           6,049           7,028
                                                                                 ------          ------          ------
Weighted average common and common equivalent shares ....................         6,992           7,070           8,589
                                                                                 ======          ======          ======
Diluted earnings per share ..............................................        $ 0.29          $ 0.04          $ 0.18
                                                                                 ======          ======          ======

      Certain antidilutive outstanding options and warrants were excluded from the computation of diluted EPS since their exercise prices exceed the average market price of the common shares during the period. The antidilutive stock options and warrants so excluded at the end of September 30, 1997, 1998 and 1999 and their associated exercise prices are summarized below. The options and warrants expire at various times between 2002 and 2008.

                                          1997          1998           1999
                                      -----------   ------------   ------------
Number of options and warrants .....      815,333        836,000        396,070
Exercise price .....................  $5.58-$5.73   $5.58-$12.00   $6.45-$18.00

                                    CVC, Inc.

NOTE 12-TRANSACTIONS WITH RELATED PARTIES

      At September 30, 1998, the Company had borrowings of $1,500,000 from a company whose president is a director and shareholder of the Company (Note 6).

      Seagate Technology (Seagate), which provides products for storage, retrieval, and management of data on computer and data communications systems, is the Company's largest customer and a significant stockholder. Revenues, cost of goods sold, accounts receivable and unearned revenue associated with transactions between the Company and Seagate are reported as related party in the consolidated statements of operations and balance sheets. Management believes the selling prices and sales terms of such transactions are substantially consistent with those for unrelated third parties.

      During 1999, the Company's President and Chief Executive Officer, who is also a shareholder, was elected to the Board of Directors of the Company's principal lender, M&T Bank.

NOTE 13-SEGMENT DATA, SIGNIFICANT CUSTOMERS AND GEOGRAPHIC INFORMATION

      The Company adopted the provisions of SFAS No. 131, "Disclosures About Segments and Related Information," effective October 1, 1998. In connection with the adoption of SFAS 131, the Company determined that it operates in one business segment.

      For the year ended September 30, 1997, sales to the Company's two largest customers comprised 47% and 11% of revenues, respectively. For the year ended September 30, 1998, sales to the Company's three largest customers comprised 31%, 16% and 11% of revenues, respectively. For the year ended September 30, 1999, sales to the Company's three largest customers comprised 34%, 18% and 14% of revenues, respectively.

      Export sales to customers (including related party sales) outside the United States represents 31%, 38% and 53% of the Company's revenues for the fiscal years ended September 30, 1997, 1998 and 1999, respectively. Total sales were made to the following geographic regions:

                                                   Northern
                                    USA            Ireland            Japan              Other            Total
                                -----------       ----------        ----------        ----------       -----------
1997 ......................     $43,126,000        5,409,000         9,767,000         4,286,000       $62,588,000
1998 ......................      42,284,000       13,194,000         9,075,000         3,620,000       $68,173,000
1999 ......................      39,130,000       11,672,000        20,505,000        11,608,000       $82,915,000

NOTE 14-COMMITMENTS

      The Company leases various equipment and facilities under operating lease agreements. Rental expense under operating lease agreements was approximately $289,000, $774,000 and $1,318,000 in fiscal years 1997, 1998 and 1999, respectively. The future minimum lease payments under non-cancelable lease agreements are $1,430,000 in 2000, $1,028,000 in 2001, $201,000 in 2002 and
$25,000 in 2003 and $4,000 in 2004.

NOTE 15-WRITE-OFF OF DEFERRED CHARGES

      During fiscal 1998, the Company incurred costs related to a potential initial public offering. These costs were accounted for as a deferred asset with the intent of deducting such amounts from contributed equity upon receipt of the proceeds from the initial public offering. During the fourth quarter of fiscal 1998, the Company determined to suspend efforts to complete the public offering and, accordingly, these costs were charged against current period earnings.

                                    CVC, Inc.

NOTE 16-SUBSEQUENT EVENT

      In October 1999, the Company's Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, and Common Stock shareholders approved an amendment to the Amended and Restated Certificate of Incorporation which provides for a 2-for-3 reverse stock split (Note 1) as well as the elimination of the $12.50 price per share requirement for the automatic conversion of Series C Preferred Stock, Series B Preferred Stock, and Series A Preferred Stock into common stock upon the closing of an initial public offering.

Report of Independent Public Accountants

To the Stockholders and the Board of Directors of Commonwealth Scientific Corporation:

      We have audited the accompanying balance sheets of Commonwealth Scientific Corporation (the "Company," a Virginia corporation), a wholly owned subsidiary of CVC, Inc. (the "Parent," a Delaware corporation), as of March 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Commonwealth Scientific Corporation as of March 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1999, in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

Vienna, Virginia
May 17, 1999

                       Commonwealth Scientific Corporation

                                 Balance Sheets

                                                                                                                March 31,
                                                                                                     ------------------------------
                                                                                                          1998             1999
                                                                                                     ------------      ------------
                                             Assets
Current assets:
Cash and cash equivalents ......................................................................     $    378,920      $    326,623
Accounts receivable, net of allowance for doubtful accounts of $233,000 and $300,000 at
     March 31, 1998 and 1999, respectively .....................................................        5,556,183         3,160,366
Inventories ....................................................................................       15,601,983        13,837,715
Prepaid expenses and other current assets ......................................................          206,630           134,410
Income taxes receivable ........................................................................               --           732,905
Deferred income taxes ..........................................................................          456,188           539,070
                                                                                                     ------------      ------------
        Total current assets ...................................................................       22,199,904        18,731,089
                                                                                                     ------------      ------------
Property and equipment, at cost:
Land ...........................................................................................          703,900           703,900
Building and improvements ......................................................................          839,153           882,025
Leasehold improvements .........................................................................          476,489           623,896
Manufacturing and test equipment ...............................................................        5,191,647         6,332,468
Office furniture and fixtures ..................................................................          480,691           496,417
                                                                                                     ------------      ------------
                                                                                                        7,691,880         9,038,706
Less-Accumulated depreciation and amortization .................................................       (3,503,079)       (4,147,289)
                                                                                                     ------------      ------------
        Net property and equipment .............................................................        4,188,801         4,891,417
                                                                                                     ------------      ------------
Other assets ...................................................................................           67,497            55,631
                                                                                                     ------------      ------------
        Total assets ...........................................................................     $ 26,456,202      $ 23,678,137
                                                                                                     ============      ============

      The accompanying notes are an integral part of these balance sheets.

                       Commonwealth Scientific Corporation

                                 Balance Sheets

                                                                                                                March 31,
                                                                                                     ------------------------------
                                                                                                            1998             1999
                                                                                                     ------------      ------------
                              Liabilities and Stockholders' Equity

Current liabilities:
     Accounts payable ..........................................................................     $  4,387,666      $  4,197,963
     Accrued expenses ..........................................................................        2,209,071         3,632,967
     Lines of credit ...........................................................................        2,584,574         3,393,173
     Current portion of long-term obligations ..................................................          308,788           551,540
     Deposits on sales contracts ...............................................................        6,109,603         2,796,684
                                                                                                     ------------      ------------
        Total current liabilities ..............................................................       15,599,702        14,572,327
Long-term obligationS, net of current portion ..................................................        1,677,718         2,067,830
Deferred income tax liability ..................................................................          202,620           221,117
                                                                                                     ------------      ------------
        Total liabilities ......................................................................       17,480,040        16,861,274
                                                                                                     ------------      ------------
Commitments and contingencies (Note 8)
Stockholders' equity:
     Common stock, $1 par value; 10,000,000 shares authorized, 333,180 and 336,680 shares
          issued at March 31, 1998 and 1999, respectively ......................................          333,180           336,680
     Additional paid-in capital ................................................................          751,320           782,820
     Retained earnings .........................................................................        7,902,662         5,708,363
     Treasury stock; 6,900 shares at cost ......................................................          (11,000)          (11,000)
                                                                                                     ------------      ------------
        Total stockholders' equity .............................................................        8,976,162         6,816,863
                                                                                                     ------------      ------------
        Total liabilities and stockholders' equity .............................................     $ 26,456,202      $ 23,678,137
                                                                                                     ============      ============

      The accompanying notes are an integral part of these balance sheets.

                       Commonwealth Scientific Corporation

                            Statements of Operations

                                                                                          Years Ended March 31,
                                                                     --------------------------------------------------------------
                                                                         1997                     1998                     1999
                                                                     ------------             ------------             ------------
Net sales ...............................................            $ 35,366,323             $ 33,982,554             $ 43,597,852
Cost of sales ...........................................             (23,445,963)             (23,344,034)             (34,473,248)
                                                                     ------------             ------------             ------------
        Gross profit ....................................              11,920,360               10,638,520                9,124,604
                                                                     ------------             ------------             ------------
Operating expenses:
   Research and development .............................               3,645,520                3,746,433                4,005,021
   Selling and marketing ................................               2,376,572                3,013,517                3,408,480
   General and administrative ...........................               1,447,319                1,635,329                2,072,667
   Commissions ..........................................               1,558,193                1,509,848                1,992,786
                                                                     ------------             ------------             ------------
        Total operating expenses ........................               9,027,604                9,905,127               11,478,954
                                                                     ------------             ------------             ------------
Income (loss) from operations ...........................               2,892,756                  733,393               (2,354,350)
Interest expense, net ...................................                (163,470)                (239,036)                (425,949)
                                                                     ------------             ------------             ------------
Income (loss) before income taxes .......................               2,729,286                  494,357               (2,780,299)
Income tax (provision) benefit ..........................                (911,000)                (151,000)                 586,000
                                                                     ------------             ------------             ------------
Net income (loss) .......................................            $  1,818,286             $    343,357             $ (2,194,299)
                                                                     ============             ============             ============

        The accompanying notes are an integral part of these statements.

                       Commonwealth Scientific Corporation

                       Statements of Stockholders' Equity

                                                                   Additional
                                                                     Paid-In         Retained          Treasury
                                                  Common Stock       Capital         Earnings            Stock             Total
                                                  -----------      -----------      -----------       -----------       -----------
Balance, March 31, 1996 ....................      $   318,880      $   614,900      $ 5,741,019       $   (10,600)      $ 6,664,199
     Exercise of stock options .............            4,000           43,720               --                --            47,720
     Net income ............................               --               --        1,818,286                --         1,818,286
                                                  -----------      -----------      -----------       -----------       -----------
Balance, March 31, 1997 ....................          322,880          658,620        7,559,305           (10,600)        8,530,205
     Exercise of stock options .............           10,300           92,700               --                --           103,000
     Purchase of treasury stock ............               --               --               --              (400)             (400)
     Net income ............................               --               --          343,357                --           343,357
                                                  -----------      -----------      -----------       -----------       -----------
Balance, March 31, 1998 ....................          333,180          751,320        7,902,662           (11,000)        8,976,162
     Exercise of stock options .............            3,500           31,500               --                --            35,000
     Net loss ..............................               --               --       (2,194,299)               --        (2,194,299)
                                                  -----------      -----------      -----------       -----------       -----------
Balance, March 31, 1999 ....................      $   336,680      $   782,820      $ 5,708,363       $   (11,000)      $ 6,816,863
                                                  ===========      ===========      ===========       ===========       ===========

        The accompanying notes are an integral part of these statements.

                       Commonwealth Scientific Corporation

                            Statements of Cash Flows

                                                                                                  Years Ended March 31,
                                                                                     ----------------------------------------------
                                                                                         1997             1998             1999
                                                                                     ------------     ------------     ------------
Cash flows from operating activities:
     Net (loss) income ..........................................................    $  1,818,286     $    343,357     $ (2,194,299)
     Adjustments to reconcile net income to net cash (used in) provided by operating activities-
      Depreciation and amortization .............................................         620,589          930,211        1,249,908
      (Gain) loss on disposal of equipment ......................................           8,912            7,179         (148,229)
      Changes in assets and liabilities:
        Accounts receivable .....................................................      (1,215,469)        (672,405)       2,395,817
        Inventories .............................................................         538,938       (5,417,308)       1,764,268
        Prepaid expenses and other current assets ...............................          38,564          (83,214)          72,220
        Income taxes receivable/payable .........................................              --         (217,443)        (732,905)
        Deferred income taxes ...................................................         (81,337)         (30,506)         (64,385)
        Other assets ............................................................              --               --           11,866
        Accounts payable and accrued expenses ...................................         761,920          870,127        1,234,193
        Income tax payable ......................................................        (225,416)              --               --
        Deposits on sales contracts .............................................        (450,043)       2,988,206       (3,312,919)
                                                                                     ------------     ------------     ------------
           Net cash provided by (used in) operating activities ..................       1,814,944       (1,281,796)         275,535
                                                                                     ------------     ------------     ------------
Cash flows from investing activities:
     Purchases of property and equipment ........................................      (2,004,735)      (1,147,768)      (1,952,524)
     Proceeds from disposal of equipment ........................................              --               --          148,229
                                                                                     ------------     ------------     ------------
           Net cash used in investing activities ................................      (2,004,735)      (1,147,768)      (1,804,295)
                                                                                     ------------     ------------     ------------
Cash flows from financing activities:
     Borrowings on line of credit ...............................................       4,256,574        6,854,568       13,878,298
     Payments on lines of credit ................................................      (4,080,865)      (5,122,408)     (13,069,699)
     Borrowings on long-term obligations ........................................          20,000        1,012,000        1,082,140
     Payments on long-term obligations ..........................................        (248,512)        (290,237)        (449,276)
     Exercise of stock options ..................................................          47,720          103,000           35,000
     Purchase of treasury stock .................................................              --             (400)              --
                                                                                     ------------     ------------     ------------
           Net cash (used in) provided by financing activities ..................          (5,083)       2,556,523        1,476,463
                                                                                     ------------     ------------     ------------

Net (decrease) increase in cash and cash equivalents ............................        (194,874)         126,959          (52,297)
Cash and cash equivalents, beginning of year ....................................         446,835          251,961          378,920
                                                                                     ------------     ------------     ------------
Cash and cash equivalents, end of year ..........................................    $    251,961     $    378,920     $    326,623
                                                                                     ============     ============     ============
Supplemental disclosures of cash flow information:
Cash paid during the year for-
      Interest ..................................................................    $    136,650     $    186,245     $    355,654
                                                                                     ============     ============     ============
      Income taxes ..............................................................    $  1,217,747     $    406,360     $    205,875
                                                                                     ============     ============     ============

        The accompanying notes are an integral part of these statements.

                       Commonwealth Scientific Corporation

               Notes to Financial Statements as of March 31, 1999

1. Summary of Significant Accounting Policies:

Business

      Commonwealth Scientific Corporation (the "Company"), a wholly owned subsidiary of CVC, Inc. (the "Parent"), is engaged in the development, production, sale, service, and repair of precision equipment for the purpose of etching or deposition at submicron levels by means of ion beam technology. The Company was acquired by CVC, Inc., on May 10, 1999 (see Note 13). The Parent is committed to the necessary support of the operations and capital requirements of the Company.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include the adequacy of reserves for doubtful accounts, obsolete and excess inventories, and customer warranty obligations. Actual results could differ from those estimates.

Revenue Recognition

      Revenue is recognized when all significant risks of ownership are transferred and all significant related acts of performance are completed, which is generally upon shipment of products.

Significant Customer

      During fiscal year 1997, 28, 14, and 11 percent of net sales were derived from three customers. In fiscal year 1999, the Company had one customer who accounted for 32 percent of net sales. No other customer accounted for more than 10 percent of net sales.

Depreciation and Amortization

      Depreciation and amortization are provided using the straight-line method for financial reporting purposes over the following estimated useful lives:

Building and improvements .............................          5 to 31.5 years
Manufacturing and test equipment ......................          5 years
Office furniture and fixtures .........................          5 to 7 years

      Repair and maintenance costs are charged to expense when incurred. Renewals and betterments that significantly increase the useful life of the related asset are capitalized. Leasehold improvements are amortized over the expected useful life or the lease term, whichever is shorter.

      The Company implemented Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, "during 1996. As of March 31, 1999, management determined there had been no impairment of long-lived assets as defined by SFAS No. 121.

                       Commonwealth Scientific Corporation

1. Summary of Significant Accounting Policies: (Continued)

      The Company's anticipated gross revenues, the remaining estimated lives of tangible assets, or both could be reduced significantly in the near term due to changes in technology, available financing, or competitive pressures in any of the Company's individual markets. As a result, the carrying amount of long-lived assets could be reduced materially in the near term.

Research and Development Costs

      Research and development costs are recognized as expenses in the period incurred.

Warranty Services

      The Company recognizes the estimated cost of warranty obligations at the time the related products are sold. A one-year warranty on materials and workmanship is offered on products sold.

Deposits On Sales Contracts

      The Company negotiates progress payments on projects that require significant engineering development and/or several months to complete.

Cash and Cash Equivalents

      For financial reporting purposes, the Company considers demand deposits and all highly liquid investments with a maturity of three months or less to be cash and cash equivalents. As of March 31, 1998 and 1999, cash equivalents consisted principally of investments in overnight reverse repurchase agreements and commercial paper. The Company maintains bank accounts with federally insured financial institutions. At times, balances may exceed insured limits.

2. Inventories:

      Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market. Work in progress and finished goods include provisions for direct labor and manufacturing overhead. Inventories were composed of the following as of March 31, 1998 and 1999:

                                                   1998                 1999
                                              ------------         ------------
Raw materials ........................        $  7,006,170         $  7,247,963
Work in progress .....................           8,062,980            6,666,877
Finished goods .......................           1,035,053              852,875
                                              ------------         ------------
                                                16,104,203           14,767,715
Less-Inventory reserve ...............            (502,220)            (930,000)
                                              ------------         ------------
                                              $ 15,601,983         $ 13,837,715
                                              ============         ============

      The Company's products are subject to technological change and changes in the Company's competitive market. Management has provided reserves for excess and obsolete inventories. It is possible that new product launches could result in unforeseen changes in inventory requirements for which no reserve has been provided.

                       Commonwealth Scientific Corporation

3. Accrued Liabilities:

      Accrued liabilities consist of the following:

                                                         1998             1999
                                                     ----------       ----------
Commissions payable ..........................       $  540,162       $  914,872
Vacation accrual .............................          406,674          420,683
Installation and warranty accrual ............          280,000          895,019
Accrued payroll ..............................          462,416          373,397
Other ........................................          519,819        1,028,996
                                                     ----------       ----------
      Total ..................................       $2,209,071       $3,632,967
                                                     ==========       ==========

4. Lines of Credit:

      The Company has a bank line of credit, subject to annual approval, which provides for borrowings up to the lesser of $1,800,000 or an amount equal to 70 percent of eligible accounts receivable that have been outstanding not more than 90 days. Amounts borrowed under the line are payable on demand. Interest accrues at the bank's prime rate plus 0.5 percent (8.25 percent at March 31, 1999) and is payable monthly. The amount borrowed on the line of credit was approximately $1,385,000 and $693,000 at March 31, 1998 and 1999, respectively.

      The Company has two bank lines of credit for inventory that provide for borrowings up to $3,500,000. Amounts borrowed under these lines of credit are payable on due dates between June 2001 and January 2002. Interest accrues at the bank's prime rate plus 1.0 percent (8.75 percent at March 31, 1999) and is payable monthly. The amount borrowed on the line of credit was $1,200,000 and $2,700,000 at March 31, 1998 and 1999, respectively.

      All lines of credit discussed above are collateralized by the same assets as the notes payable to a bank discussed in Note 5. One of the inventory lines of credit is personally guaranteed by the president of the Company in an amount up to $2,000,000. The remaining amounts outstanding under the lines of credit, together with the long-term obligations described below, are guaranteed by the president of the Company in an amount up to $1,000,000. As further described in
Note 13, all amounts outstanding under these lines of credit were paid in full subsequent to March 31, 1999.

                       Commonwealth Scientific Corporation

5. Long-term Obligations:

      Long-term obligations as of March 31, 1998 and 1999, are summarized as follows:

                                                                                                            1998            1999
                                                                                                        -----------     -----------
Equipment loan payable to a bank, bearing interest at the bank's prime rate plus 0.5% (8.25% at
     March 31, 1999). Principal payments of $24,764 plus interest are payable monthly. The note
     matures in October 2004 .......................................................................    $ 1,956,369     $ 1,659,199
Equipment loan payable to a bank, bearing interest at the bank's prime rate plus 0.5% (8.25% at
     March 31, 1999). Principal payments of $11,917 plus interest are payable monthly. The note
     matures in November 2003 ......................................................................             --         638,333
Automobile loan payable to a bank, bearing interest at the bank's prime rate plus 0.5% (8.25% at
     March 31, 1999). Principal payments of $417 plus interest are payable monthly. The note
     matures in December 2000 ......................................................................         13,750           8,751
Future minimum payments under capital leases, payable through March 2002 ...........................         18,535         355,105
                                                                                                        -----------     -----------
                                                                                                          1,988,654       2,661,388
Less-Interest included in capital lease payments ...................................................         (2,148)        (42,018)
                                                                                                        -----------     -----------
      Total ........................................................................................      1,986,506       2,619,370
Less-Current portion ...............................................................................       (308,788)       (551,540)
                                                                                                        -----------     -----------
                                                                                                        $ 1,677,718     $ 2,067,830
                                                                                                        ===========     ===========

      The bank notes and lines of credit are secured by all the Company's present and future fixtures, equipment, supplies, inventory, work in progress, accounts receivable and contract rights, and a first lien deed of trust on the Company's real property and improvements. These borrowings are personally guaranteed by the president of the Company in an amount up to $1,000,000 pursuant to the guarantee on the lines of credit described in Note 4. According to the terms of the loan agreements, the Company must satisfy various covenants, including a debt to equity ratio of less than 2 to 1, a current ratio of greater than 1 to 1, a net worth of at least $7,500,000, and debt service coverage of greater than 1 to 1 among other restrictions. The Company was not in compliance with the tangible net worth and debt service coverage ratios, consignments, sale and transfer of assets, and capital expenditure and lease obligation covenants as of March 31, 1999. The Company received a waiver from the bank for these covenant violations in April 1999.

      Future minimum principal payments under long-term obligations are as follows:

                                                              Year Ending
                                                               March 31,
                                                              ----------

2000 ................................................         $  551,540
2001 ................................................            553,422
2002 ................................................            537,386
2003 ................................................            440,170
2004 ................................................            363,503
Thereafter ..........................................            173,349
                                                              ----------
                                                              $2,619,370
                                                              ==========

                       Commonwealth Scientific Corporation

5. Long-term Obligations: (Continued)

      As further described in Note 13, all amounts due under these bank loans were paid in full subsequent to March 31, 1999.

6. Stock and Stock Options:

      During fiscal year 1985, the Company's stockholders approved a stock option plan (the "Stock Option Plan") for key employees, officers, and directors of the Company for 100,000 shares of stock, of which 76,150 shares were granted as of March 31, 1999. The Company's stock option plan expired in fiscal year 1994. The options outstanding under the Stock Option Plan are fully vested two years after the grant date and are exercisable for three years.

      Options issued after fiscal year 1994 but prior to March 1999 were issued after the expiration of the Stock Option Plan and are classified as nonqualified for tax purposes. The terms and conditions of these options are identical to those options issued under the Stock Option Plan described above.

      The options issued in March 1999 were also issued after the expiration of the Stock Option Plan and are also classified as nonqualified for tax purposes. These options vest immediately and are exercisable for five years.

      The following table summarizes the Company's stock option activity for each of the three years in the period ended March 31, 1999:

                                                                              Number of         Weighted-Average           Price
                                                                               Shares            Exercise Price          Per Share
                                                                              ------------------------------------------------------
Options outstanding at March 31, 1996 ............................              54,250              $   12.13          $10.00-$15.00
 Granted .........................................................                   -                      -                 -
 Canceled/expired/forfeited ......................................              (8,000)                 10.85              10.85
 Exercised .......................................................              (4,000)                 11.93              11.93
                                                                              ------------------------------------------------------
Options outstanding at March 31, 1997 ............................              42,250                  12.40          10.00- 15.00
 Granted .........................................................                   -                      -                 -
 Canceled/expired/forfeited ......................................              (9,700)                 10.77          10.00- 15.00
 Exercised .......................................................             (10,300)                 10.00              10.00
                                                                              ------------------------------------------------------
Options outstanding at March 31, 1998 ............................              22,250                  14.21          10.00- 15.00
 Granted .........................................................              59,254                  27.28          26.00- 28.00
 Canceled/expired/forfeited ......................................              (7,050)                 25.79          15.00- 28.00
 Exercised .......................................................              (3,500)                 10.00              10.00
                                                                              ------------------------------------------------------
Options outstanding at March 31, 1999 ............................              70,954              $   24.18          $10.00-$28.00
                                                                              ======================================================

      As of March 31, 1998 and 1999, 22,250 and 42,354 options, respectively, are exercisable. The weighted-average remaining life for options outstanding at March 31, 1999, was approximately four years.

      The Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," defines a fair value based method of accounting for an employee stock option or similar equity instrument. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period.

                       Commonwealth Scientific Corporation

6. Stock and Stock Options:  (Continued)

      SFAS No. 123 allows an entity to continue to use the intrinsic value method as defined by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and management has elected to do so. Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company has elected to continue to apply APB Opinion No. 25 to its stock-based compensation awards to employees. Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. Accordingly, net (loss) income would be as follows for each of the three years in the period ended March 31, 1999:

Year                                      As Reported               Pro Forma
Ended                                   Net (Loss) Income      Net (Loss) Income
-----                                   -----------------      -----------------

1997 .........................             $ 1,818,286                1,811,114
1998 .........................                 343,357                  340,489
1999 .........................              (2,194,299)             $(2,439,258)

      The fair value of each option is estimated using the Black Scholes option pricing model with the following assumption used for grants: no dividend yield, no volatility, risk-free interest rate of 5.5 percent, and expected life of 5 years.

7. Income Taxes:

      The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS 109 requires the determination of deferred tax liabilities and assets based on the differences between the financial statement and income tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The measurement of a deferred tax asset is adjusted by a valuation allowance, if necessary, to recognize tax benefits only to the extent that based on available evidence it is more likely than not that they will be realized.

      The (benefit) provision for income taxes consists of the following:

                                                                 1997            1998            1999
                                                             -----------     -----------     -----------
Current:
   Federal ..........................................        $   933,000     $   190,000     $  (500,000)
   State ............................................            148,000          30,000         (57,000)
                                                             -----------     -----------     -----------
                                                               1,081,000         220,000        (557,000)
Less-General business income tax credits ............           (116,000)        (58,000)             --
                                                             -----------     -----------     -----------
                                                                 965,000         162,000        (557,000)
                                                             -----------     -----------     -----------
Deferred:
   Federal ..........................................            (46,000)         (9,000)        (26,000)
   State ............................................             (8,000)         (2,000)         (3,000)
                                                             -----------     -----------     -----------
                                                                 (54,000)        (11,000)        (29,000)
                                                             -----------     -----------     -----------
(Benefit) provision for income taxes ................        $   911,000     $   151,000     $  (586,000)
                                                             ===========     ===========     ===========

                       Commonwealth Scientific Corporation

7. Income Taxes: (Continued)

      The components of the net deferred tax assets are as follows:

                                                        1998             1999
                                                     ---------        ---------
Deferred tax assets:
   Warranty reserves .........................       $ 104,000        $ 305,000
   Obsolescence reserves .....................         186,000          344,000
   Bad-debt reserves .........................          86,000          111,000
   Commission accrual ........................              --          162,000
   Vacation accrual ..........................         125,000          104,000
   Other .....................................          55,000           31,000
   Valuation allowance .......................        (100,000)        (518,000)
                                                     ---------        ---------
Gross deferred tax assets ....................         456,000          539,000
Deferred tax liabilities:
   Depreciation and amortization .............         202,000          221,000
                                                     ---------        ---------
Net deferred tax assets ......................       $ 254,000        $ 318,000
                                                     =========        =========

      A reconciliation of the statutory income tax rate to the effective tax rate included in the statements of operations is as follows:

                                                                                              Year Ended March 31,
                                                                             -----------------------------------------------------
                                                                                 1997                 1998                 1999
                                                                             -----------          -----------          -----------
Income (Loss) before income tax .....................................        $ 2,729,286          $   494,357          $(2,780,299)
Tax rate ............................................................                 34%                  34%                  34%
                                                                             -----------          -----------          -----------
Income tax expense (benefit) at statutory rate ......................            927,957              168,081             (945,302)
Increases (decreases) in tax resulting from:
   State income taxes, net of Federal income tax benefit ............             97,514               19,920              (37,620)
   Other ............................................................           (114,471)             (37,001)             (21,078)
   Change in valuation allowance ....................................                 --                   --              418,000
                                                                                                                       -----------
Actual tax expense (benefit) ........................................        $   911,000          $   151,000          $  (586,000)
                                                                             ===========          ===========          ===========
Effective tax rate ..................................................               33.4%                30.5%                21.1%
                                                                             ===========          ===========          ===========

8. Commitments and Contingencies:

Leases

      In addition to the equipment under capital leases discussed in Note 5, the Company has rental agreements for certain other real property and equipment expiring at various dates through January 2002.

                       Commonwealth Scientific Corporation

8. Commitments and Contingencies: (Continued)

The Company has the option to purchase the equipment at termination of the lease for $1. The Company incurred approximately $398,000 and $624,697 in rent expense in fiscal years 1998 and 1999, respectively. Future minimum lease and rental commitments are as follows:

2000 ................................................      $537,310
2001 ................................................       242,154
2002 ................................................       153,762
                                                           --------
                                                           $933,226
                                                           ========

Purchase Commitments

      At March 31, 1999, the Company had contractual commitments to purchase approximately $780,000 of inventory to be delivered within six months of fiscal year end.

9. Geographic Information:

      The information below summarizes the Company's product sales, service, and other income for each of the fiscal years in the period ended March 31, 1999:

                                     1997              1998              1999
                                 -----------       -----------       -----------
Domestic .................       $13,913,015       $15,624,769       $27,058,936
International ............        21,453,308        18,357,785        16,538,916
                                 -----------       -----------       -----------
                                 $35,366,323       $33,982,554       $43,597,852
                                 ===========       ===========       ===========

10. Related Party:

      During 1998 and 1999, a company owned by a former officer of the Company performed research and development activities on the Company's behalf. In addition, the officer received royalties on sales of certain of the Company's products. During fiscal years 1998 and 1999, the Company paid approximately $656,000 and $894,000, respectively, under that arrangement.

11. Employee Benefit Plan:

      The Company established an employee contribution plan (the "Benefit Plan"), effective January 1, 1987, under Section 401(k) of the Internal Revenue Code. Any employee who has attained age 21 and has completed one year of service with the Company is eligible to participate. Each participant may contribute amounts to the Benefit Plan, subject to limits by the Internal Revenue Service, in pretax contributions ranging from 1 to 15 percent of base salary. The Company will match 50 percent of each participant's contribution up to $500 per year. At the end of each fiscal year, the Company may contribute a percentage of its profits to the Benefit Plan. The Company made discretionary contributions of $50,000 and $0 to the Benefit Plan for the years ended March 31, 1998 and 1999, respectively.

                       Commonwealth Scientific Corporation

12. The Year 2000 Issue:

      The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure, which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting an entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

13. Subsequent Events:

      On May 10, 1999, CVC, Inc., acquired all the outstanding common stock of the Company. As consideration, CVC, Inc., gave to each holder of Company stock
6.03601 shares of its common stock for each share of Company common stock held, subject to certain adjustments described below. The merger agreement between CVC, Inc., CVC Acquisition Corp., Commonwealth Scientific Corporation, and Certain Stockholders Thereof, dated April 1, 1999, provides for 975,000 shares to be held in escrow pending determination of the final purchase price. As of May 10, the Company adopted CVC, Inc.'s year-end of September 30, 1999. The final purchase price is dependent upon a number of representations and warranties, including minimum net worth requirements and tax and environmental liability considerations.

      In May 1999, CVC, Inc., repaid the entire balance (approximately $5,700,000 of principal and accrued interest) due under the Company's lines of credit, as well as the long-term equipment and automobile loans payable to the Company's bank. No further obligations exist under these debt instruments.

      On April 1, 1999, the Company converted approximately $1.2 million in accounts payable due to a creditor to an unsecured note payable, bearing interest at 8 percent per annum. Beginning May 15, 1999, principal and interest payments of $71,790 are payable monthly. Interest will accrue at a rate of 10 percent per annum in the event of the Company's failure to pay the amounts due within ten days of the due date. Monthly installments shall continue until the entire indebtedness is repaid; however, any remaining indebtedness, if not sooner paid, shall be due and payable on October 15, 2000.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             VEECO INSTRUMENTS INC.,

                             VEECO ACQUISITION CORP.

                                       AND

                                    CVC, INC.

                                February 29, 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Section 1.    DEFINITIONS......................................................1
              1.1.     Certain Definitions.....................................1

Section 2.    THE MERGER.......................................................8
              2.1.     The Merger..............................................8
              2.2.     Effective Time of the Merger............................8
              2.3.     Closing of the Merger...................................8
              2.4.     Effects of the Merger...................................9
              2.5.     Conversion of Shares....................................9
              2.6.     Closing of the Company's Transfer Books................10
              2.7.     Exchange of Certificates...............................10
              2.8.     Tax Consequences.......................................11
              2.9.     Accounting Consequences................................11
              2.10.    Further Action.........................................11
              2.11.    Subsequent Action......................................11

Section 3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................12
              3.1.     Due Organization; Subsidiaries; Etc....................12
              3.2.     Capitalization.........................................12
              3.3.     Authorization..........................................12
              3.4.     Reports................................................13
              3.5.     No Undisclosed Liabilities.............................13
              3.6.     Compliance with Law; Governmental Authorizations.......13
              3.7.     No Conflicts...........................................13
              3.8.     Contracts..............................................14
              3.9.     Litigation.............................................15
              3.10.    Taxes..................................................15
              3.11.    Absence of Certain Changes.............................16
              3.12.    Employee Benefit Plans.................................16
              3.13.    Intellectual Property..................................18
              3.14.    Environmental Matters..................................21
              3.15.    Labor Relations........................................21
              3.16.    Brokers and Finders....................................22
              3.17.    Accuracy of Representations and Warranties.............22
              3.18.    Pooling of Interests; Reorganization...................22
              3.19.    Board of Recommendation................................22
              3.20.    Fairness Opinion.......................................22
              3.21.    State Antitakeover Statutes............................22

Section 4.    REPRESENTATIONS AND WARRANTIES OF VEECO AND ACQUISITION.........22
              4.1.     Organization of Veeco and Acquisition..................23
              4.2.     Capitalization.........................................23
              4.3.     Non-Contravention......................................23
              4.4.     Reports................................................24
              4.5.     Absence of Certain Changes.............................24
              4.6.     No Undisclosed Liabilities.............................25
              4.7.     Litigation.............................................25
              4.8.     Restrictions on Business Activities....................25
              4.9.     Governmental Authorization.............................25
              4.10.    Taxes..................................................25

                                                                            Page
                                                                            ----

              4.11.    Pooling of Interests; Reorganization...................25
              4.12.    Brokers and Finders....................................26
              4.13.    Accuracy of Representations and Warranties.............26
              4.14.    Board Recommendation...................................26
              4.15.    Fairness Opinion.......................................26
              4.16.    Compliance With Laws...................................26
              4.17.    Environmental Matters..................................26
              4.18.    Intellectual Property Rights...........................27

Section 5.    COVENANTS.......................................................28
              5.1.     Access.................................................28
              5.2.     Conduct of the Business of the Parties Pending
                       the Closing Date.......................................29
              5.3.     Conduct of Business of the Company and Veeco...........29
              5.4.     Consents...............................................30
              5.5.     Stock Options..........................................30
              5.6.     Employee Benefits......................................31
              5.7.     Indemnification of Officers and Directors..............31
              5.8.     Pooling of Interests...................................32
              5.9.     Environmental Transfer Laws............................32
              5.10.    Tax Matters............................................32
              5.11.    Letters of the Parties' Accountants....................33
              5.12.    Listing................................................33
              5.13.    Board of Directors; Whitman Employment Agreement.......33
              5.14.    Notice of Breach; Disclosure...........................33
              5.15.    Payment of Indebtedness by Affiliates..................33
              5.16.    No Solicitation -- Company.............................33
              5.17.    No Solicitation -- Veeco...............................34
              5.18.    Blue Sky Laws..........................................35
              5.19.    Additional Agreements..................................35
              5.20.    Disclosure.............................................35
              5.21.    Affiliate Agreements...................................36
              5.22.    Registration Statement; Joint Proxy Statement..........36
              5.23.    Company Stockholders' Meeting..........................37
              5.24.    Veeco Stockholders' Meeting............................37

Section 6.    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES .........38
              6.1.     Effectiveness of Registration Statement................38
              6.2.     Stockholder Approval...................................38
              6.3.     Pooling Letters........................................38
              6.4.     Litigation.............................................38
              6.5.     HSR Act................................................38
              6.6.     Listing................................................39

Section 7.    CONDITIONS PRECEDENT TO VEECO'S AND ACQUISITION'S OBLIGATIONS...39
              7.1.     Representations and Warranties.........................39
              7.2.     Performance of Covenants...............................39
              7.3.     Consents...............................................39
              7.4.     Agreements and Documents...............................39
              7.5.     Material Adverse Effect................................39
              7.6.     Registration Rights Agreement..........................40

                                                                            Page
                                                                            ----

Section 8.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.............40
              8.1.     Representations and Warranties........................40
              8.2.     Performance of Covenants..............................40
              8.3.     Consents and Approvals................................40
              8.4.     Material Adverse Effect...............................40
              8.5.     Documents.............................................40

Section 9.    TERMINATION....................................................40
              9.1.     Termination...........................................40
              9.2.     Effect of Termination.................................42
              9.3.     Expenses; Termination Fees............................42

Section 10.   MISCELLANEOUS..................................................43
              10.1.    Successors............................................43
              10.2.    Amendment.............................................43
              10.3.    Waiver................................................43
              10.4.    No Survival of Representations and Warranties;
                       Survival of Tax Covenants.............................43
              10.5.    Entire Agreement; Counterparts........................44
              10.6.    Governing Law.........................................44
              10.7.    Disclosure Schedules..................................44
              10.8.    Attorneys' Fees.......................................44
              10.9.    Assignment............................................44
              10.10.   Notices...............................................44
              10.11.   Headings..............................................45
              10.12.   Exhibits and Schedules................................45
              10.13.   Severability..........................................45
              10.14.   No Third-Party Beneficiaries..........................45

EXHIBITS

Exhibit A     Company Stockholders Voting Agreement
Exhibit B     Veeco Stockholders Voting Agreement
Exhibit C     Certificate of Merger
Exhibit D     Whitman Employment Agreement
Exhibit E     Form of Company Affiliates Agreement
Exhibit F     Form of Veeco Affiliates Agreement

SCHEDULES

Schedule A    Company Stockholders Subject to Company Stockholder Voting
              Agreement
Schedule B    Veeco Stockholders Subject to Veeco Stockholder Voting Agreement
Schedule C    Company Affiliates
Schedule D    Veeco Affiliates
Schedule E    Officers of Acquisition Immediately Prior to the Effective Time

                          AGREEMENT AND PLAN OF MERGER

            This AGREEMENT AND PLAN OF MERGER (this "Merger Agreement"), is made as of February 29, 2000, by and among Veeco Instruments Inc., a Delaware corporation ("Veeco"), Veeco Acquisition Corp., a Delaware corporation and a newly-formed wholly-owned first tier subsidiary of Veeco ("Acquisition"), and CVC, Inc., a Delaware corporation (the "Company").

            WHEREAS, The Boards of Directors of the Company, Acquisition and Veeco have determined that it is advisable and in the best interests of their respective stockholders for Acquisition to merge with and into the Company, with the result that the Company shall be the surviving corporation and shall become a wholly-owned subsidiary of Veeco (the "Merger"), all upon the terms and conditions set forth herein and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL").

            WHEREAS, Veeco has entered into that certain Voting Agreement in the form attached hereto as Exhibit A (the "Company Stockholder Voting Agreement"), dated as of the date hereof, with the stockholders of the Company listed on Schedule A to this Merger Agreement. Pursuant to the Company Stockholder Voting Agreement, such stockholders of the Company have granted to Veeco irrevocable proxies to vote the shares of Company Common Stock (as defined) held by them in favor of approving this Merger Agreement, the Merger and the other transactions contemplated hereby, and against any action, any failure to act, or agreement that would result in a breach of any covenant, representation or agreement of the Company under this Merger Agreement.

            WHEREAS, the Company has entered into that certain Voting Agreement in the form attached hereto as Exhibit B (the "Veeco Stockholder Voting Agreement"), dated as of the date hereof, with the stockholders of Veeco listed on Schedule B to this Merger Agreement. Pursuant to the Veeco Stockholder Voting Agreement, such stockholders of Veeco have granted to the Company irrevocable proxies to vote the Veeco Shares (as defined) held by them in favor of approving this Merger Agreement, the Merger and the other transactions contemplated hereby, and against any action, any failure to act, or agreement that would result in a breach of any covenant, representation or agreement of Veeco under this Merger Agreement.

            WHEREAS, the Merger is intended to qualify as a reorganization, as described in Section 368(a) of the Code (as defined below).

            NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. DEFINITIONS.

            1.1. Certain Definitions. For purposes of this Merger Agreement, the following terms shall have the following meanings:

            "Acquired Corporations" shall mean the Company, together with each of its Subsidiaries.

            "Acquisition" shall have the meaning set forth in the introductory paragraph of this Merger Agreement.

            "Affiliate" of any Person shall mean a Person which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

            "Benefit Plans" shall have the meaning set forth in Section 3.12(a).

            "Certificate of Merger" shall have the meaning set forth in Section 2.02

            "Closing" shall have the meaning set forth in Section 2.03.

            "Closing Date" shall have the meaning set forth in Section 2.03.

            "Closing Price Per Share" shall mean the closing price per Veeco Share as reported by the NASDAQ on the trading day immediately preceding the Closing Date.

            "COBRA" shall have the meaning set forth in Section 3.12(g).

            "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            "Company" shall have the meaning set forth in the introductory paragraph to this Merger Agreement.

            "Company Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Veeco) contemplating or otherwise relating to any Company Acquisition Transaction.

            "Company Acquisition Transaction" shall mean any transaction or series of transactions involving:

            (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which such the Company or any other Acquired Corporation is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or another Acquired Corporation, or (iii) in which the Company or an Acquired Corporation issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or such Acquired Corporation;

            (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Company or any other Acquired Corporation; or

            (c) any liquidation or dissolution of the Company or any other Acquired Corporation.

            "Company Affiliate" shall have the meaning set forth in Section 5.21(a).

            "Company Affiliate Agreement" shall have the meaning set forth in
Section 5.21(a).

            "Company Agent" shall have the meaning set forth in Section 3.13(h).

            "Company Board Recommendation" shall have the meaning set forth in
Section 5.23(b).

            "Company Broker" shall have the meaning set forth in Section 3.16.

            "Company Common Stock" shall mean the common stock of the Company, par value $0.01 per share.

            "Company Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of
Section 9.07 hereof and that has been delivered by the Company to Veeco on the date of this Merger Agreement and signed by the President of the Company.

            "Company Financial Statements" shall have the meaning set forth in
Section 3.04.

            "Company Intellectual Property" shall have the meaning set forth in
Section 3.13(a).

            "Company-Owned IP" shall have the meaning set forth in Section 3.13(g).

            "Company-Owned IP Registrations" shall have the meaning set forth in
Section 3.13(e).

            "Company SEC Documents" shall mean each statement, report, registration statement (including the related prospectus in the form filed pursuant to Rule 424(b) of the Securities Act) and definitive proxy statement, and all other filings filed with the SEC by the Company since November 12, 1999 and prior to the Effective Time.

            "Company Stock Certificate shall have the meaning set forth in
Section 2.06.

            "Company Stockholder's Meeting" shall have the meaning set forth in
Section 5.23(a).

            "Company Stockholder Voting Agreement" shall have the meaning set forth in the second WHEREAS clause to this Merger Agreement.

            "Company Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of the Company shall have failed to recommend that the Company's stockholders vote to adopt this Merger Agreement, or shall have withdrawn or modified in a manner adverse to Veeco the Company Board Recommendation; (ii) the Company shall have failed to include in the Joint Proxy Statement, the Company Board Recommendation or a statement to the effect that the Board of Directors of the Company has determined and believes that the Merger is in the best interests of the Company's stockholders; (iii) the Board of Directors of the Company shall have approved, endorsed or recommended any Company Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Company Acquisition Proposal; (v) the Company shall have failed to hold the Company Stockholders' Meeting as promptly as practicable and in any event within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act, unless a stop order shall have been issued by the SEC with respect to the S-4 Registration Statement or an injunction shall have been issued by a court of competent jurisdiction or other appropriate Governmental Authority to restrain or prohibit the consummation of the Merger; or (vi) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have violated in a material manner any of the restrictions set forth in Section 5.16.

            "Confidential Company IP Information" shall have the meaning set forth in Section 3.13(k).

            "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any License or governmental authorization).

            "Constituent Corporations" shall have the meaning set forth in
Section 2.01.

            "Continuing Employees" shall have the meaning set forth in Section 5.06.

            "Contract" shall mean any agreement, arrangement, commitment, indemnity, indenture, instrument or lease, including any and all amendments, supplements, and modifications (whether oral or written) thereto, whether or not in writing.

            "DGCL" shall have the meaning set forth in the first WHEREAS clause to this Merger Agreement.

            "Effective Time" shall have the meaning set forth in Section 2.02.

            "Environment" shall mean the soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments; ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

            "Environmental Laws" shall mean any state, federal or local laws, ordinances, codes, regulations, statutes, orders, judgments, decrees, permits or licenses relating to pollution, natural resources, protection of the Environment or public health and safety, including, without limitation, laws and regulations relating to the use, treatment, storage, release, disposal or transportation of Hazardous Substances or the handling and disposal of medical and biological waste.

            "Equity Securities" shall mean any (i) capital stock or any securities representing any other equity interest or (ii) any securities convertible into or exchangeable for capital stock or any other equity interest, or any other rights, warrants or options to acquire any of the foregoing securities.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" shall mean, with respect to any Person, (i) any corporation which is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which that Person is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, of which that Person is a member and (iii) any member of an affiliated service group, within the meaning of Section 414(m) and (o) of the Code, of which that Person or any Person described in clause (i) or (ii) is a member.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Exchange Agent" shall have the meaning set forth in Section
2.07(a).

            "Exchange Fund" shall have the meaning set forth in Section 2.07(a).

            "Exchange Ratio" shall have the meaning set forth in Section
2.05(a).

            "Existing Policy" shall have the meaning set forth in Section
5.07(b).

            "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Veeco in connection with issuance of Veeco Shares in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

            "GAAP" shall mean United States generally accepted accounting principles.

            "Governmental Authority" shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

            "Hazardous Substances" shall mean (i) any hazardous or toxic waste, substance or material defined as such in (or for the purposes of) any Environmental Law, (ii) asbestos-containing material, (iii) medical and biological waste, (iv) polychlorinated biphenyls, (v) petroleum products, including gasoline, fuel oil, crude oil and other various constituents of such products and (vi) any other chemicals, materials or substances, exposure of any living organism to which is prohibited, limited, or regulated by any Environmental Laws.

            "HIPAA" shall have the meaning set forth in Section 3.12(g).

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Incurable Material Adverse Effect" shall have the meaning set forth in the paragraph following Section 9.01(k).

            "Indemnified Persons" shall have the meaning set forth in Section 5.07(a).

            "Information Technology" shall mean computer software, computer firmware, computer hardware (whether general or specific purpose) and other similar or related items of automated, computerized and/or software systems developed by or for any Acquired Corporation.

            "IRS" shall mean the Internal Revenue Service of the United States or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

            "Joint Proxy Statement" shall mean the joint proxy statement/prospectus to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting and to Veeco's stockholders in connection with the Veeco Stockholders' Meeting.

            "knowledge" shall mean, (i) with respect to an individual, the actual knowledge of such individual and (ii) with respect to any Person other than an individual, the actual knowledge of the officers and directors of a corporate entity or other Persons performing similar functions for any other type of non-individual Person.

            "Law" shall mean any constitutional provision or any statute or other law, rule or regulation of any Governmental Authority and any decree, injunction, judgment, order, ruling, assessment or writ.

            "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

            "Licensed-In Agreements" shall have the meaning set forth in Section 3.13(f)(i).

            "Licenses" shall have the meaning set forth in Section 3.06(b).

            "Lien" shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, encroachment or other survey defect, transfer restriction or other encumbrance of any nature whatsoever, except for liens for Taxes not yet due or delinquent.

            "Material Adverse Effect" shall mean, with respect to the Company or Veeco (as applicable), a material adverse effect in the business, financial condition or results of operations of the Company or Veeco (as applicable) and their respective Subsidiaries, taken as a whole, provided, that a Material Adverse Effect shall not be deemed to have occurred primarily as a result of fluctuations in (i) Veeco's or the Company's (as applicable) order rate, revenues or net income for any fiscal period prior to the consummation of the Merger or (ii) the number of full-time employees of Veeco or the Company (as applicable).

            "Material Contract" shall mean any Contract required to be listed on
Schedule 3.08(a) of the Company Disclosure Schedule.

            "Merger" shall have the meaning set forth in the first WHEREAS clause to this Merger Agreement.

            "Merger Agreement" shall mean this Agreement and Plan of Merger, as amended, supplemented or otherwise modified from time to time.

            "Merger Consideration" shall have the meaning set forth in Section 2.05(a).

            "Multiemployer Plan" shall have the meaning set forth in Section 3.12(a).

            "NASDAQ" shall mean The NASDAQ Stock Market, Inc.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

            "Person" shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity or organization, whether or not a legal entity, and including, without limitation, any Governmental Authority.

            "Registration Rights Agreement" shall mean that certain Amended and Restated Registration Rights Agreement, dated as of May 10, 1999, among the Company and certain holders of its capital stock.

            "Release" shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing, whether intentional or unintentional.

            "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and other representatives.

            "Required Company Stockholder Vote" shall mean the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders Meeting.

            "Required Veeco Stockholder Vote" shall mean the affirmative vote of the holders of more than a majority of the Veeco Shares present and voting at the Veeco Stockholders Meeting.

            "SEC" shall mean the United States Securities and Exchange
Commission.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Subsidiary" A Person shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Person that is sufficient to enable such Person to elect at least a majority of the members of such Person's Board of Directors or other governing body, or (b) at least 50% of the outstanding entity or financial interests of such Person.

            "Superior Company Proposal" shall mean an unsolicited, bona fide written offer made by a third party to purchase all outstanding Company Common Stock on terms that the Board of Directors of the Company determines to be more favorable to the Company's stockholders than the terms of the Merger, in its reasonable judgment, after having taken into account, among other relevant considerations, a written opinion of an independent financial advisor of nationally recognized reputation; provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

            "Superior Veeco Proposal" shall mean an unsolicited, bona fide, written offer made by a third party to purchase all outstanding Veeco Shares on terms that the Board of Directors of Veeco determines make it more favorable to the stockholders of Veeco for Veeco to consummate such Veeco Acquisition Transaction, than for Veeco to consummate the Merger, in its reasonable judgement, after having taken into account, among other relevant considerations, a written opinion of an independent financial advisor of nationally recognized reputation.

            "Surviving Corporation" shall have the meaning set forth in Section 2.01.

            "Tax" or "Taxes" shall mean any and all taxes (whether Federal, state, local or municipal, and whether domestic or foreign), including, without limitation, income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupation, value added, ad valorem, transfer and other taxes, duties or assessments of any nature whatsoever, together with any interest, penalties or additions to tax imposed with respect thereto.

            "Tax Returns" shall mean any returns (including any information returns), reports and forms required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

            "Threatened" A claim, proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that would lead a prudent Person to conclude that such a claim, proceeding dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

            "Veeco" shall have the meaning set forth in the introductory paragraph of this Merger Agreement.

            "Veeco Affiliate" has the meaning set forth in Section 5.21(b).

            "Veeco Affiliate Agreement" has the meaning set forth in Section 5.21(b).

            "Veeco Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Veeco Acquisition Transaction.

            "Veeco Acquisition Transaction" shall mean any transaction or series of transactions involving:

            (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Veeco is a constituent corporation,
(ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Veeco or a Subsidiary thereof, or (iii) in which Veeco issues securities representing more than 20% of the outstanding securities of any class of voting securities of Veeco or a Subsidiary thereof;

            (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of Veeco; or

            (c) any liquidation or dissolution of Veeco.

            "Veeco Authorizations" shall have the meaning set forth in Section 4.09.

            "Veeco Balance Sheet" shall have the meaning set forth in Section 4.06.

            "Veeco Balance Sheet Date" shall have the meaning set forth in
Section 4.06.

            "Veeco Board Recommendation" shall have the meaning set forth in
Section 5.24(b).

            "Veeco Confidential IP Information" shall have the meaning set forth in Section 4.18(g).

            "Veeco Disclosure Schedule" shall mean the disclosure schedule that has been prepared by Veeco in accordance with the requirements of Section 9.07 hereof and that has been delivered by Veeco to the Company on the date of this Merger Agreement and signed by the President of Veeco.

            "Veeco Financial Statements" shall have the meaning set forth in
Section 4.04.

            "Veeco Intellectual Property" shall have the meaning set forth in
Section 4.18(a).

            "Veeco Options" shall have the meaning set forth in Section 4.02(b).

            "Veeco-Owned IP" shall have the meaning set forth in Section
4.18(e).

            "Veeco-Owned IP Registrations" shall have the meaning set forth in
Section 4.18(c).

            "Veeco SEC Documents" shall mean each statement, report, registration statement (including the related prospectus in the form filed pursuant to Rule 424(b) of the Securities Act) and definitive proxy statement, and other filings filed with the SEC by Veeco since January 1, 1996 and prior to the Effective Time.

            "Veeco Shares" shall mean the common stock, $.01 par value per share, of Veeco.

            "Veeco Stockholders' Meeting" shall have the meaning set forth in
Section 5.24(a).

            "Veeco Stockholder Voting Agreement" shall have the meaning set forth in the third WHEREAS clause to this Merger Agreement.

            "Veeco Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Veeco shall have failed to recommend that Veeco's stockholders vote to adopt this Merger Agreement, or shall have withdrawn or modified in a manner adverse to the Company the Veeco Board Recommendation; (ii) Veeco shall have failed to include in the Joint Proxy Statement the Veeco Board Recommendation or a statement to the effect that the Board of Directors of Veeco has determined and believes that the Merger is in the best interests of Veeco's stockholders; (iii) the Board of Directors of Veeco shall have approved, endorsed or recommended any Veeco Acquisition Proposal; (iv) Veeco shall have entered into any letter of intent or similar document or any Contract relating to a Veeco Acquisition Proposal; (v) Veeco shall have failed to hold the Veeco Stockholders Meeting on the date of the Company Stockholders Meeting or as promptly as practicable thereafter and, in any event, within five days after the date of the Company Stockholders Meeting; or (vi) Veeco or any Representative of Veeco shall have violated in a material manner any of the restrictions set forth in Section 5.17.

            "Veeco's Broker" shall have the meaning set forth in Section 4.12.

            "Whitman Employment Agreement" shall have the meaning set forth in
Section 5.13.

            1.2. The words "hereof," "herein," "hereby" and "hereunder," and words of like import, refer to this Merger Agreement as a whole and not to any particular Section hereof. References herein to any Section, Schedule or Exhibit refer to such Section of, or such Schedule or Exhibit to, this Merger Agreement, unless the context otherwise requires. All pronouns and any variations thereof refer to the masculine, feminine or neuter gender, singular or plural, as the context may require. The word "including," when used herein, means "including, without limitation."

SECTION 2. THE MERGER.

            2.1. The Merger. At the Effective Time of the Merger, Acquisition shall be merged with and into the Company. The separate existence of Acquisition shall thereupon cease and the Company shall continue its corporate existence as the surviving corporation (the "Surviving Corporation") under the DGCL Laws of the State of Delaware under its present name. The Company and Acquisition are sometimes referred to collectively herein as the "Constituent Corporations."

            2.2. Effective Time of the Merger. At the Closing, the parties hereto shall cause a certificate of merger substantially in the form of Exhibit C annexed hereto (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware, as provided in Section 252 of the DGCL, and shall take all such other and further actions as may be required by Law to make the Merger effective. The Merger shall become effective as of the date and time of the filing of the Certificate of Merger. The date and time of such effectiveness are referred to herein as the "Effective Time."

            2.3. Closing of the Merger. (a) Unless this Merger Agreement shall theretofore have been terminated pursuant to the provisions of Section 9.01 hereof, the closing of the Merger (the "Closing") shall take place as promptly as practicable, but no later than the second business day, following the day on which the last of the conditions (other than conditions which, by their nature, are to be satisfied at Closing, but subject to those conditions) set forth in Articles VI, VII and VIII hereof are fulfilled or waived (by the relevant party or parties), subject to applicable

Laws (the "Closing Date"), at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, 425 Park Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto.

                  (b) Subject to the provisions of this Merger Agreement, Veeco, Acquisition and the Company shall cause to be executed and filed at the Closing the Certificate of Merger, and shall cause the Certificate of Merger to be recorded in accordance with the provisions of the DGCL and shall take any and all other lawful actions and do any and all other lawful things to cause the Merger to become effective.

            2.4. Effects of the Merger. At the Effective Time of the Merger:

                  (a) the separate existence of Acquisition shall cease and Acquisition shall be merged with and into the Company, which shall be the Surviving Corporation;

                  (b) the Certificate of Incorporation and By-Laws of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation, until each shall thereafter be amended in accordance with each of their terms and as provided by Law;

                  (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Acquisition immediately prior to the Effective Time;

                  (d) the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Corporations, and all property, real, personal, and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and

                  (e) the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of each of the Constituent Corporations, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor Liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

            2.5. Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any further action on the part of Veeco, Acquisition, the Company or any holder of any Equity Securities of the Constituent Corporations:

                  (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.43 Veeco Shares (the "Merger Consideration"). Accordingly, 0.43 is hereinafter referred to as the "Exchange Ratio."

                  (b) Each share of common stock, par value $0.01 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (c) The Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Veeco Shares or Company Common Stock), reorganization, recapitalization or other like change with respect to Veeco Shares or Company Common Stock occurring after the date of this Merger Agreement and prior to the Effective Time or after the Effective Time if the record date with respect thereto is set after the date of this Merger Agreement and prior to the Effective Time.

                  (d) No fraction of a Veeco Share will be issued in exchange for surrendered shares of Company Common Stock, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a Veeco Share (after aggregating all fractional shares of Veeco Shares to be received by such holder) shall receive from Veeco an amount of cash (rounded to the nearest whole cent) equal to the product of
(i) such fraction, multiplied by (ii) the Closing Price Per Share.

                  (e) All Company Common Stock, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a Company Stock Certificate shall thereafter cease to have any rights with respect to the shares of Company Common Stock represented thereby, except the right to receive the Merger Consideration for such Company Common Stock upon the surrender of such Company Stock Certificate in accordance with this Section and Section 2.07 hereof.

                  (f) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or any other Acquired Corporation or under which the Company or any other Acquired Corporation has any rights, then the Veeco Shares issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such Veeco Shares may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Veeco is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

            2.6. Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a "Company Stock Certificate") is presented to the Exchange Agent or to the Surviving Corporation or Veeco, such Company Stock Certificate shall be canceled, and shall be exchanged as provided in Section
2.07 hereof.

            2.7. Exchange of Certificates.

                  (a) On or prior to the Closing Date, Veeco shall select a reputable bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, Veeco shall deposit with the Exchange Agent (i) certificates representing the Veeco Shares issuable pursuant to this Article II and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 2.05(d) hereof. The Veeco Shares and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to herein collectively as the "Exchange Fund."

                  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock
Certificates: (i) a letter of transmittal in customary form and containing such provisions as Veeco may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Veeco Shares as contemplated by this Article II. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Veeco, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole Veeco Shares that such holder has the right to receive pursuant to the provisions of Section 2.05 hereof (and an appropriate amount of cash in lieu of any fractional Veeco Share otherwise issuable), and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.07, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Veeco Shares (and an appropriate amount of cash in lieu of any fractional Veeco Share otherwise issuable) as contemplated by this Article II. If any Company Stock Certificate shall have been lost, stolen or destroyed, Veeco may, in its discretion and as a condition precedent to the issuance of any certificate representing Veeco Shares hereunder, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Veeco may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Veeco or the Surviving Corporation with respect to such Company Stock Certificate.

                  (c) No certificates representing Veeco Shares shall be issued in exchange for any Company Stock Certificate to any Person who may be a Company Affiliate until such Person shall have delivered to Veeco and the Company a duly executed Company Affiliate Agreement or Veeco Affiliate Agreement (as applicable), as contemplated by Section 5.21 hereof.

                  (d) No dividends or other distributions declared or made with respect to Veeco Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the Veeco Shares that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 2.07 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar Laws, to receive all such dividends and distributions, without interest).

                  (e) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Effective Time shall be delivered to Veeco upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.07 shall thereafter look only to Veeco for satisfaction of their claims for Veeco Shares, cash in lieu of fractional Veeco Shares and any dividends or distributions with respect to Veeco Shares Common Stock.

                  (f) Each of the Exchange Agent, Veeco and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Merger Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Merger Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

                  (g) Neither Veeco nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Veeco Shares (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

            2.8. Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code with respect to which no gain or loss will be recognized by a stockholder of the Company upon the conversion of Company Common Stock into Veeco Shares pursuant to the Merger (except with respect to any cash received in lieu of a fractional share). The parties to this Merger Agreement hereby adopt this Merger Agreement as a "plan of reorganization" as described in Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

            2.9. Accounting Consequences. For financial reporting purposes, the Merger is intended to be accounted for as a "pooling of interests."

            2.10. Further Action. If, at any time after the Effective Time, any further action is determined by Veeco to be necessary or desirable to carry out the purposes of this Merger Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition and the Company, the officers and directors of the Surviving Corporation and Veeco shall be fully authorized (in the name and on behalf of Acquisition, in the name and on behalf of the Company or otherwise) to take such action.

            2.11. Subsequent Action. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances and any other actions or things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations as a result of, or in connection with, the Merger, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Merger Agreement.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

            The Company hereby represents and warrants to Veeco and Acquisition that, except as set forth in the Company SEC Documents, or in a specific subsection of the Company Disclosure Schedule:

            3.1. Due Organization; Subsidiaries; Etc. (a) The Company has no Subsidiaries, except for the corporations identified in Schedule 3.01(a) of the Company Disclosure Schedule (which together constitute all of the Acquired Corporations); and neither the Company nor any of the other Acquired Corporations owns any capital stock or Equity Securities of, or any equity interest of any nature in, any other Person. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person. Since January 1, 1990, none of the Acquired Corporations has, at any time, been a general partner of any general partnership, limited partnership or other Person.

                  (b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing (in jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and
(iii) to perform its obligations under all Contracts by which it is bound.

                  (c) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing (in jurisdictions that recognize such concept), under the laws of all jurisdictions where the nature of its business requires such qualification, other than such failures to be so qualified as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company.

            3.2. Capitalization. (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which 11,604,819 were issued and outstanding as of January 31, 2000. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were issued in conformity with applicable Laws.

                  (b) As of January 31, 2000, 2,179,080 shares of Company Common Stock were issuable upon the exercise of options granted under the stock option plans and other options set forth on Schedule 3.02(b) to the Company Disclosure Schedule (collectively, the "Company Options"). Except for the Company Options, there are no outstanding Equity Securities, or other obligations to issue or grant any rights to acquire any Equity Securities, of the Company, or any Contracts to restructure or recapitalize the Company. There are no outstanding Contracts of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company. All outstanding Equity Securities of each of the Acquired Corporations have been duly authorized and validly issued in conformity with applicable laws. The Company owns all issued and outstanding Equity Securities of each other Acquired Corporation.

            3.3. Authorization. The Company has full corporate power and authority to execute, deliver and perform this Merger Agreement and the Certificate of Merger, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Merger Agreement, the Certificate of Merger and all other documents and agreements to be delivered pursuant hereto and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company (other than the Required Company Stockholder Vote and the filing of the Certificate of Merger) are necessary to authorize this Merger Agreement, the Certificate of Merger and any such related documents or agreements or to consummate the transactions contemplated hereby. This Merger Agreement has been duly and validly executed and delivered by the Company and the Certificate of Merger, when executed at the Closing, will be duly and validly executed and delivered by the Company. This Merger Agreement, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, and the Certificate of Merger, when executed by the Company at the Closing, assuming the due authorization, execution and delivery by each of the other parties hereto, will be legal, valid and binding agreements of the Company, enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other Laws affecting the enforcement of creditors' rights generally or by general equitable principles.

            3.4. Reports. All documents required to be filed as exhibits to the Company SEC Documents have been so filed. All Company SEC Documents were filed as and when required by the Exchange Act or the Securities Act, as applicable. The Company SEC Documents include all statements, reports and documents required to be filed by the Company pursuant to the Exchange Act and the Securities Act. As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and none of the Company SEC Documents, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document. The financial statements of the Company and its Subsidiaries, including the notes thereto, included in the Company SEC Documents (the "Company Financial Statements"), complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Company Financial Statements fairly present the consolidated financial condition, operating results and cash flows of the Company and its Subsidiaries at the dates and during the periods indicated therein in accordance with GAAP consistently applied (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and additional footnote disclosures). There has been no material change in the Company's accounting policies except as described in the notes to the Company Financial Statements. At all times since November 12, 1999, the Company has (i) filed as and when due all documents required to be filed with NASDAQ, and (ii) otherwise timely performed all of the Company's obligations pursuant to the rules and regulations of NASDAQ.

            3.5. No Undisclosed Liabilities. The Acquired Corporations do not have any obligation or liability of any nature (matured or unmatured, fixed or contingent) other than those (i) set forth or adequately provided for in the balance sheet of the Company as at December 31, 1999, (ii) not required to be set forth on such balance sheet under GAAP, (iii) incurred in the ordinary course of business since December 31, 1999, and consistent with past practice or
(iv) which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

            3.6. Compliance with Law; Governmental Authorizations. (a) Each of the Acquired Corporations has complied in all material respects with, is not in violation of, and has not received notices of violation with respect to, any Law with respect to the conduct of its business, or the ownership or operation of its business, except for instances of possible noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

                  (b) Each of the Acquired Corporations has obtained all licenses, permits, certificates, consents and approvals from Governmental Authorities (the "Licenses") that are necessary for its business and operations except where the failure to obtain such Licenses would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All such Licenses are in full force and effect, and no notice of any material violation has been received by any Acquired Corporation in respect of any such License. The consummation of the transactions contemplated hereunder and the operation of the business of the Acquired Corporations by the Surviving Corporation in the manner in which it is currently operated will not require the transfer of any such License that may not be transferred to the Surviving Corporation without the Consent of any Governmental Authority or other Person.

            3.7. No Conflicts. (a) No filing or registration with, or permit, authorization, Consent or approval of, or notification or disclosure to, any Governmental Authority is required by the Company in connection with the execution and delivery of this Merger Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby, except (i) in connection with the applicable requirements of the HSR Act, (ii) in connection with the provisions of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder and the rules and regulations of the NASDAQ,
(iii) the filing
of appropriate merger documents as required by the DGCL (including the Certificate of Merger) and (iv) such Consents, approvals, orders, permits, authorizations, registrations, or declarations and filings as may be required under the Blue Sky laws of various states.

                  (b) The execution, delivery and performance by the Company of this Merger Agreement and the consummation of the Merger and the other transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws or other organizational documents of the Company, (ii) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in, or provide the basis for, the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Lien upon any property or assets of any Acquired Corporation under, any Material Contract to which any Acquired Corporation is a party or by which any of its property or assets is bound, or to which any of the property or assets of any Acquired Corporation is subject, except for Contracts, the other party to which has consented to the execution and delivery of this Merger Agreement or the consummation of the Merger (as appropriate under the terms of such Contract),
(iii) violate any Law applicable to any Acquired Corporation or (iv) violate or result in the revocation or suspension of any License.

            3.8. Contracts. (a) Schedule 3.08(a) to the Company Disclosure Schedule and the Company SEC Documents contain a complete and accurate list, and the Company has delivered or made available to Veeco true and complete copies (or, in the case of oral Contracts, summaries), of:

            (i) each Contract that is executory in whole or in part and involves performance of services or delivery of goods or materials by the Company or any other Acquired Corporation of an amount or value in excess of $250,000;

            (ii) each Contract that is executory in whole or in part and was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company or any other Acquired Corporation in excess of $250,000;

            (iii) each lease, rental or occupancy agreement, license agreement, installment and conditional sale agreement, and any other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property of any Acquired Corporation (except personal property leases and installment and conditional sales agreements having a value per item or annual payments of less than $175,000);

            (iv) other than licensing agreements entered into in connection with product sales in the ordinary course of the Company's or the other Acquired Corporations' business, each material licensing agreement or any other material Contract with respect to patents, trademarks, copyrights or other Intellectual Property, including material Contracts with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property;

            (v) each collective bargaining agreement and any other Contract to or with any labor union or other employee representative of a group of employees of any Acquired Corporation;

            (vi) each joint venture, partnership and any other material Contract (however named) involving a sharing of profits, losses, costs or liabilities by an Acquired Corporation with any other Person;

            (vii) each Contract containing covenants that in any way purport to restrict the business activity of an Acquired Corporation or limit the freedom of an Acquired Corporation to engage in any line of business or to compete with any Person;

            (viii) each Contract providing for material payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

            (ix) each power of attorney that is currently effective and outstanding granted by and relating to an Acquired Corporation;

            (x) each Contract that contains or provides for an express undertaking by an Acquired Corporation to be responsible for consequential damages;

            (xi) each Contract that is executory in whole or in part and involves capital expenditures by an Acquired Corporation in excess of $250,000;

            (xii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by an Acquired Corporation other than in the ordinary course of business; and

            (xiii) each Contract with any employee, director or officer of an Acquired Corporation.

                  (b) Each Material Contract is in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance and other Laws affecting the enforcement of creditors' rights generally or by general principles of equity.

                  (c) Each Acquired Corporation has fulfilled in all material respects all obligations required pursuant to each Material Contract to have been performed by it.

                  (d) No Acquired Corporation has received any written notice of default under any Material Contract, no default (beyond any applicable grace or cure period) has occurred under any Material Contract on the part of an Acquired Corporation or, to the Company's knowledge, on the part of any other party thereto, nor has any event occurred which with the giving of notice or the lapse of time, or both, would constitute any default on the part of an Acquired Corporation under any Material Contract nor, to the Company's knowledge, has any event occurred which with the giving of notice or lapse of time, or both, would constitute any default on the part of any other party to any Material Contract.

                  (e) Except as set forth in Schedule 3.08(e) to the Company Disclosure Schedule, no Consent or approval of any party to any of the Material Contracts is required for the execution, delivery or performance of this Merger Agreement or the consummation of the Merger or the other transactions contemplated hereby to which the Company is a party, except where the failure to obtain such Consent or approval would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (f) To the knowledge of the Company, no officer, director, agent or employee of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent or employee to (i) engage in or continue any conduct, activity or practice relating to the business of an Acquired Corporation, or (ii) assign to the Company or an Acquired Corporation to any other Person any rights to any invention, improvement or discovery.

            3.9. Litigation. There are no actions, suits or legal, administrative, arbitration or other Legal Proceedings or governmental investigations pending or, to the Company's knowledge, Threatened against the Company or any other Acquired Corporation before or by any Governmental Authority, except for such as would not individually or in the aggregate either impair the Company's or any other Acquired Corporation's ability to consummate the Merger or have or reasonably be expected to have a Material Adverse Effect on the Company. No Acquired Corporation is a party to or subject to any judgment, order, writ, injunction, decree or award of any Governmental Authority, except for those that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

            3.10. Taxes. Except as set forth in Schedule 3.10 to the Company Disclosure Schedule:

            The Company and each of the Acquired Corporations has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by the Company and/or any of the other Acquired Corporations, either separately or as part of an affiliated group of corporations, pursuant to the Laws of any Governmental Authority with taxing power over any of the Acquired Corporations or its assets and business. All Tax Returns filed by any of the Acquired Corporations are true, correct and complete. The Company and each of the Acquired Corporations has paid all Taxes that have become due by it pursuant to those Tax Returns, or otherwise, or pursuant to any assessment received by any of the Acquired Corporations, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in the Company Financial Statements. The Company has delivered to Veeco complete copies of all Tax Returns that any of the Acquired Corporations has filed for the past three years. All Taxes that the Company or any of the Acquired Corporations is, or was, required by Law to withhold and collect have been duly withheld and collected and, to the extent required, have been paid to the appropriate Governmental Authority. There is no agreement, plan, arrangement or other contract covering any employee or independent contractor of the Company or any of the Acquired Corporations that could give rise to the payment of any amount that could not be deductible by the Company or any of the Acquired Corporations or Veeco pursuant to Section 280G or Section 162(m) of the Code. The Company is not a "United States real property holding corporation," as defined in Section 897(c)(2) of the Code. The charges, accruals and reserves with respect to Taxes on the Company Financial Statements with respect to each of the Acquired Corporations (excluding any provision for deferred income taxes established to reflect timing differences between book and tax income) for all tax periods (or portions thereof) ending on or before the Closing Date (including any period for which no Tax Return has yet been filed) are adequate for GAAP purposes.

            3.11. Absence of Certain Changes. Except as disclosed in the Company SEC Documents, since September 30, 1999, the Acquired Corporations have conducted their business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to the Company; (ii) any acquisition, sale or transfer of any material asset of the Acquired Corporations other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock; (v) any material Contract entered into by any Acquired Corporation, other than in the ordinary course of business, or any material amendment or termination of, or default under, any material Contract to which any Acquired Corporation is a party or by which any of them is bound; (vi) any action or failure to act that could reasonably be expected to cause the Merger to fail to qualify as a reorganization as described in Section 368(a) of the Code with respect to which no gain or loss will be recognized by a stockholder of the Company on the conversion of Company Common Stock into Veeco Shares pursuant to the Merger (except with respect to any cash received in lieu of a fractional share); or (vii) any agreement by any Acquired Corporation to do any of the things described in the preceding clauses (i) through (vi) (other than negotiations with Veeco and its Representatives regarding the transactions contemplated by this Merger Agreement).

            3.12. Employee Benefit Plans. (a) Neither the Company nor any ERISA Affiliate thereof (i) maintains or contributes to or has any obligation with respect to, and none of the current or former employees of the Company or any ERISA Affiliate thereof is covered by, any bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option or other fringe benefit plan, arrangement or practice, written or otherwise, or any other "employee benefit plan," as defined in Section 3(3) of ERISA, whether formal or informal (collectively, the "Benefit Plans"). None of the Benefit Plans is, and the Company (or any of its ERISA Affiliates) has not during the past five years maintained or had an obligation to contribute to, or incurred any other obligation with respect to (i) a "multiemployer plan," as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), (ii) a "multiple employer plan," as defined in ERISA or the Code or (iii) a funded welfare benefit plan, as defined in Section 419 of the Code. Neither the Company nor any ERISA Affiliate thereof has any agreement or commitment to create any additional Benefit Plan, or to modify or change any existing Benefit Plan.

                  (b) With respect to each Benefit Plan, the Company has heretofore delivered or caused to be delivered or made available to Veeco true, correct and complete copies of (i) all documents which comprise the most current version of each of such Benefit Plan, including any related trust agreements, insurance contracts, or other funding or investment agreements and any amendments thereto, and (ii) with respect to each Benefit Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA (A) the three most recent Annual Reports (Form 5500

Series) and accompanying schedules for each of the Benefit Plans for which such a report is required, (B) the most current summary plan description (and any summary of material modifications), (C) the three most recent certified financial statements and actuarial valuation for each of the Benefit Plans for which such a statement or actuarial valuation is required or was prepared, (D) the Forms PBGC-1 filed in each of the three most recent plan years for each of the Benefit Plans for which such form was required to be filed, (E) for each Benefit Plan that provides health or other non-pension benefits to retired or former employees, shareholders or directors (or their beneficiaries), an actuarial calculation of the liability of the Company and its Subsidiaries prepared in accordance with Financial Accounting Standard 106 of the Financial Accounting Standards Board, and (F) for each Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, all IRS determination letters issued with respect to such Plan. Since the date of the documents delivered, there has not been any material change in the assets or liabilities of any of the Benefit Plans (other than any Benefit Plans under which Company Options are issued) or any change in their terms and operations which could reasonably be expected to affect or alter the tax status or materially affect the cost of maintaining such Plan, other than any change that would not have a Material Adverse Effect on the Company, and none of the Benefit Plans has been or will be amended prior to the Closing Date, other than as required by Law, regulation or tax qualification requirement.

                  (c) The Company or the relevant ERISA Affiliate thereof has performed and complied in all material respects with all of its obligations under and with respect to the Benefit Plans and each of the Benefit Plans has, at all times, in form, operation and administration complied in all material respects with its terms, and, where applicable, the requirements of the Code, ERISA and all other applicable Laws. Except as set forth on Schedule 3.12(c) of the Company Disclosure Schedule, each Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and, to the knowledge of the Company, nothing has occurred which could be expected to adversely affect such qualified status.

                  (d) There are no material unpaid contributions due prior to the date hereof with respect to any Benefit Plan that are required to have been made under its terms and provisions, any related insurance contract or any applicable Law, and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise property footnoted in the Company Financial Statements as required in accordance with GAAP. No assets of the Company are allocated or held in a trust or similar funding vehicle, and there are no reserve assets, surpluses or prepaid premiums with respect to any Benefit Plan that is a welfare plan.

                  (e) With respect to each Benefit Plan that is an "employee pension benefit plan," as defined in Section 3(2) of ERISA, (i) neither the Company nor any ERISA Affiliate has withdrawn from such Benefit Plan during a plan year in which it was a "substantial employer," as defined in Section 4001(a)(2) of ERISA, where such withdrawal could result in liability of such substantial employer pursuant to Section 4062(e) or 4063 of ERISA, (ii) neither the Company nor any ERISA Affiliate has filed a notice of intent to terminate any such Benefit Plan or adopted any amendment to treat any such Benefit Plan as terminated, (iii) the PBGC has not instituted proceedings to terminate any such Benefit Plan, (iv) to the knowledge of the Company, no other event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Benefit Plan, (v) all required premium payments to the PBGC have been paid when due,
(vi) no reportable event, as described in Section 4043 of ERISA (whether or not waived), has occurred, or, to the knowledge of the Company, is reasonably expected to occur, with respect to any such Benefit Plan, (vii) no material excise taxes are payable under the Code, (viii) no amendment with respect to which security is required under Section 307 of ERISA or Section 401(a)(29) of the Code has been made or is reasonably expected to be made, and (ix) there has been no event which could subject the Company or any ERISA Affiliate to liability under Section 4064 or 4069 of ERISA.

                  (f) With respect to each Benefit Plan that is subject to the provisions of Section 412 of the Code or Title I, Subtitle B, Part 3 of ERISA,
(i) there has occurred no failure to meet the minimum funding standards of
Section 412 of the Code (whether or not waived in accordance with Section 412(d) of the Code) or failure to make by its due date a required installment under
Section 412(m) of the Code, (ii) the funding method used in connection with such Benefit Plan is acceptable under ERISA and the actuarial assumptions used in connection with funding such Benefit Plan meet the requirements of Section 302 of ERISA, (iii) no accumulated funding deficiency, whether or not waived, exists with respect to any such Benefit Plan, and no condition has occurred or exists which by the passage of time would be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any such Benefit Plan, and (iv) since the most recent valuation date for each such Benefit Plan, there has been no amendment or change to such Benefit Plan that would increase the amount of benefit liabilities thereunder and there has been no event or occurrence that would materially increase or decrease the value of such assets or liabilities, other than as would not have a Material Adverse Effect on the Company. Neither the Company nor any ERISA Affiliate has incurred any liability or taken any action, and the Company has no knowledge of any action or event, that could cause any one of them to incur any liability under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) that is not a Benefit Plan.

                  (g) All group health plans covering employees of the Company have been operated in material compliance with the continuation coverage requirements of Section 4980B of the Code (and any predecessor provisions) and
Part 6 of Title I of ERISA ("COBRA"), the provisions of law enacted by the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and any similar state Law.

                  (h) Neither the Company nor any other "disqualified person" or "party in interest," as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as defined in
Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan, nor have there been any fiduciary violations under ERISA which could subject the Company, any ERISA Affiliate thereof (or any officer, director or employee thereof) to any material penalty or Tax under Section 502(i) of ERISA or Sections 4971 and 4975 of the Code.

                  (i) With respect to any Benefit Plan: (i) no filing, application or other matter is pending with the IRS, the PBGC, the United States Department of Labor or any other governmental body, (ii) there is no action, suit or claim pending or, to the Company's knowledge, Threatened, other than routine claims for benefits and (iii) there are no outstanding material liabilities for Taxes, penalties or fees.

                  (j) Neither the Company nor any ERISA Affiliate has taken any action, and the Company has no knowledge of any action or event, that could cause any one of them to incur liability on account of a partial or complete withdrawal, as defined in Sections 4203 and 4205 of ERISA, respectively, from any Multiemployer Plan, or on account of any unpaid contributions to any Multiemployer Plan.

                  (k) Neither the execution and delivery of this Merger Agreement nor the consummation of any or all of the contemplated transactions will: (i) entitle any current or former employee of the Company or any ERISA Affiliate thereof to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" within the meaning of Section 280G of the Code.

            3.13. Intellectual Property. (a) Except as set forth in Schedule 3.13(a) of the Company Disclosure Schedule: the Acquired Corporations own or have the right to make, have made, use, sell and license all new and useful inventions, discoveries and all letters patent (including, but not limited to, all reissues, extensions, renewals, divisions and continuations thereof and thereto (including continuations-in-part)) and all applications therefor; Use (as such term is defined below), sell and license all copyrights, mask works, trademarks and service marks and all registrations and applications for registration thereof; Use, sell and license all trade secrets, know-how, inventory, algorithms, methods, processes, protocols, methodologies, computer software (including, but not limited to, source code in object code and source code form), design, functional, technical and other specifications (for computer software and other properties) and all other tangible and intangible proprietary materials and information required for the conduct of the business of the Company ("Company Intellectual Property"). For the purposes of this Section 3.13 and of Section 4.18 hereof, "Use" (and, as the context requires, "Used") means the right to use, execute, distribute, publish, reproduce, perform, display, transmit, make available, make modifications and prepare derivative works.

                  (b) With respect to the Intellectual Property which any Acquired Corporation owns, and to the extent of such Acquired Corporation's rights therein, after the Merger, the Surviving Corporation shall have the right to (i) sue for (and otherwise assert claims for) and shall have no limitation on its ability to recover damages and obtain any and all other appropriate remedies available at law or equity for any past, present or future infringement, misappropriation or other violation thereof (and settle all such suits, actions and proceedings); (ii) seek appropriate protection therefor (including, where appropriate, the right to seek copyright, trademark and service mark registrations and letters patent in the United States and all other countries and governmental divisions); and (iii) claim all rights and priority thereunder, in each case, to the extent, if any, that such Acquired Corporation is entitled to do so prior to the Merger notwithstanding any other provisions of this Merger Agreement.

                  (c) Schedule 3.13(c) of the Company Disclosure Schedule sets forth a complete and accurate list (i) in subsection 1, of all letters patent owned by any Acquired Corporation; (ii) in subsection 2, of all U.S. federal trademark and service mark registrations owned by any Acquired Corporation;
(iii) in subsection 3, of all material U.S. common law trademarks and service marks owned by any Acquired Corporation; (iv) in subsection 4, of all U.S. letters patent owned by any Acquired Corporation which are, as of the date hereof, subject to a reissue proceeding in the U.S. Patent and Trademark Office (the "PTO"); (v) in subsection 5, of all applications for U.S. letters patent filed by and subject to ongoing prosecution by any Acquired Corporation; (vi) in subsection 6, of all applications for letters patent in jurisdictions other than the United States filed by and subject to ongoing prosecution by any Acquired Corporation; (vii) in subsection 7, of all applications for U.S. federal trademark or service mark registrations filed by and subject to ongoing prosecution by any Acquired Corporation; (viii) in subsection 8, of all applications for trademark or service mark registrations in jurisdictions other than the United States filed by and subject to ongoing prosecution by any Acquired Corporation; and (ix) in subsection 9, of all patent interference and similar proceedings in which any Acquired Corporation is involved, including, but not limited to, interferences and the like asserted against any Acquired Corporation and interferences and the like which any Acquired Corporation has provoked.

                  (d) Except as set forth in Schedule 3.13(c) of the Company Disclosure Schedule, to the knowledge of the Company, (i) all authorship in the computer software, documentation, software design, technical and functional software specifications created by any Acquired Corporation and Used in products or services created by any Acquired Corporation is original or has not been unlawfully copied or misappropriated and (ii) all computer software and related documentation manuals contained or Used in products of (including documentation and product and user manuals) or services to customers provided by any Acquired Corporation are owned by or licensed to such Acquired Company, and such licenses provide such Acquired Company with the right to sublicense or otherwise authorize Use of the licensed subject matter to their customers and authorized third party users.

                  (e) (i) Except for third parties which have rights pursuant to the agreements set forth in Schedule 3.13(f) of the Company Disclosure Schedule and except for rights granted to the customers of any Acquired Corporation, each Acquired Corporation has the sole and exclusive right to Use, sell and license each of the copyrights owned by such Acquired Corporation and to make, Use, sell and license each item of Intellectual Property listed in Schedule 3.13 of the Company Disclosure Schedule, subsections 1 and 2 hereto (the foregoing collectively referred to as "Company-Owned IP Registrations") and (ii) except as set forth in Schedule 3.13(c) of the Company Disclosure Schedule, the Company has no knowledge that any of the Company-Owned IP Registrations are invalid, unenforceable or not subsisting. With the exception of copyright rights, and with the exception of Company-Owned IP Registrations no longer used by the Company or an Acquired Corporation, all material Company-Owned IP Registrations have been and currently remain duly registered with or issued by the appropriate governmental agency of the United States or of foreign countries as indicated in
Schedule 3.13(c) of the Company Disclosure Schedule, subsections 1 and 2 hereto, and all required maintenance and annuity fees have been paid in full to and all declarations required pursuant to 15 U.S.C. Sections 1058 and 1065 (and foreign counterparts to the same) have been accepted by, or timely submitted to, the proper Governmental Authority.

                  (f) (i) Schedule 3.13(f) of the Company Disclosure Schedule sets forth a complete and accurate list of the material agreements, including, but not limited to, material license agreements, and of all parties thereto under which any Acquired Corporation obtains or is the beneficiary of any license or right to use any Intellectual Property right of any third party (singularly or collectively, a "Licensed-In Agreement" or the "Licensed-In Agreements") with the exception of off-the-shelf software licensed by any Acquired Corporation and (ii) Schedule 3.13(f) of the Company Disclosure Schedule sets forth a complete and accurate list of the material agreements, including, but not limited to, license agreements, to which any Acquired Corporation is a party and pursuant to which a third party is authorized to Use any of the Intellectual Property rights of any Acquired Corporation.

                  (g) Except as set forth in Schedule 3.13(g) to the Company Disclosure Schedule, each of the copyrights owned by any Acquired Corporation and each item of Intellectual Property listed in the Schedules to the Company Disclosure Letter delivered pursuant to Section 3.13(c) hereto (the "Company-Owned IP") (i) is free and clear of any attachments, liens, security interests, UCC filings or any other encumbrances; (ii) is not subject to any outstanding judicial order, decree, judgment or stipulation or to any agreement restricting the scope of any Acquired Corporation's Use thereof; and (iii) together with each item of Intellectual Property which such Acquired Corporation has a right to Use or practice pursuant to one or more Licensed-In Agreements, is not subject to any suits, actions, claims or demands of any third party and no action or proceeding, whether judicial, administrative or otherwise, has been instituted, is pending or, to the Company's knowledge, Threatened which challenges or affects the rights of such Acquired Corporation in the same.

                  (h) Except as set forth on Schedule 3.13(h) of the Company Disclosure Schedule, (i) no Acquired Corporation has received any claim or any cease and desist or equivalent letter regarding, or any other notice of any allegation to the effect that any of their products, software, apparatus, methods or services which such Acquired Corporation makes, Uses, sells, offers or provides infringes upon, misappropriates or otherwise violates the intellectual property of any third party; (ii) the Company has no knowledge of any unauthorized Use by, unauthorized disclosure to or by or infringement, misappropriation or other violation of any Company Intellectual Property by any current or former officer, employee, independent contractor, consultant or any other agent of any Acquired Corporation (a "Company Agent" or the "Company Agents") or by any third party, other than, with respect to such third parties, such disclosures, infringements, misappropriations and violations as would not, individually or in the aggregate, have a Material Adverse Effect on the Company;
(iii) no Acquired Corporation has entered into any agreement to indemnify any third party against any claim of infringement, misappropriation or other violation of Intellectual Property rights other than indemnification provisions contained in purchase orders, customer agreements, Licensed-In Agreements or software licenses arising in the ordinary course of business; and (iv) since its formation, no Acquired Corporation has been charged in any suit, action or proceeding with, or has charged others with, unfair competition, infringement, misappropriation, wrongful use of or any other violation or improper or illegal activity with respect to or affecting Intellectual Property or with claims contesting the validity, ownership or right to make, Use, sell, license or dispose of Intellectual Property.

                  (i) To the knowledge of the Company, (a) all computer software created by employees of the Acquired Corporations within the scope of their employment by any such Acquired Corporation and used in the products or services of any Acquired Corporation and all original copyrightable authorship therein is owned by an Acquired Corporation; (b) all rights in all inventions and discoveries made, developed or conceived by Company Agents during the course of their employment (or other retention) by an Acquired Corporation and material to the business of an Acquired Corporation or made, written, developed or conceived with the use or assistance of an Acquired Corporation's facilities or resources and which are the subject of one or more issued letters patent or applications for letters patent have been assigned in writing to an Acquired Corporation; (c) the policy of the Acquired Corporation requires each employee of an Acquired Corporation to sign documents confirming that he or she assign to an Acquired Corporation all Intellectual Property rights made, written, developed or conceived by him or her during the course of his or her employment (or other retention) by an Acquired Corporation and relating to the business of an Acquired Corporation or made, written, developed or conceived with the use or assistance of an Acquired Corporation's facilities or resources to the extent that ownership of any such Intellectual Property rights does not vest in an Acquired Corporation by operation of law, and to the extent that any employee of an Acquired Corporation has not executed such documents, the Company will require such employee to execute such documents at or before the Closing; and
(d) all Intellectual Property rights made, written, developed or conceived by each Company Agent during the course of his or her retention by an Acquired Corporation and material to the business of an Acquired Corporation have been assigned or licensed to an Acquired Corporation.

                  (j) The Intellectual Property owned by, licensed to or Used by the Acquired Corporations prior to the execution of this Merger Agreement will enable the Surviving Corporation subsequent to the Effective Time to fully carry on all aspects of the business of the Acquired Corporations as and to the extent such business was carried on by the Acquired Corporations prior to the Merger.

                  (k) The Company believes that the Acquired Corporations have taken all reasonable and practicable steps to protect and preserve the confidentiality of all Intellectual Property (including, without limitation, trade secrets and source codes, but excluding letters patent, inventory, copyrights, mask works, trademarks and service marks and registrations and applications for registration thereof) ("Confidential Company IP Information"). The Company believes that all Use by the Acquired Corporations of Confidential Company IP Information not owned by the Acquired Corporations has been and is pursuant to the terms of a written agreement between an Acquired Corporation and the owner of such Confidential Company IP Information, or is otherwise lawful.

                  (l) The Company will do all acts necessary or reasonably requested to be done by Veeco in order to perfect title to the Intellectual Property in the Surviving Corporation, including, without limitation, to execute and deliver any and all oaths, assignments, affidavits and other documents in form and substance as may be requested by Veeco; to communicate all facts known to the Company relating to the Intellectual Property; to furnish Veeco with any and all information, documents, materials or records of any kind in its control relating to the Intellectual Property; and to discharge its obligations under this subsection (l) promptly but in any event within such time period(s) as is required to allow the Surviving Corporation to timely preserve or assert its rights in connection with the maintenance, enforcement or defense of the rights in Intellectual Property assigned to the Surviving Corporation hereunder. The rights provided in this subsection (l) are cumulative of any rights of Veeco in this Merger Agreement and shall be deemed transferable in whole or in part by Veeco to its successors and assigns.

            3.14. Environmental Matters. (a) The Acquired Corporations' ownership and operation of their business is and has been in material compliance with all Environmental Laws. The Acquired Corporations have obtained all approvals necessary or required under all applicable Environmental Laws for the ownership and operation of their business, all such approvals are in effect, the Acquired Corporations have not received written notice of any action to revoke or modify any of such approvals, and, to the Company's knowledge the ownership and operation of the Acquired Corporations' business is and has been in material compliance with all terms and conditions thereof. The Acquired Corporations have not received notice of any pending or Threatened claim or investigation by any Governmental Authority or any other Person concerning potential liability of any of the Acquired Corporations under Environmental Laws in connection with the ownership or operation of its business. To the Company's knowledge, there has not been a Release of any Hazardous Substance by any Acquired Corporation, nor by any other Person at, upon, in, from or under any premises now or previously owned or occupied by an Acquired Corporation or upon which its assets are or were located at any time during an Acquired Corporation's ownership and/or occupancy thereof. No Acquired Corporation's real properties (whether owned or leased) is currently, and, to the Company's knowledge, no such real property has been, used as a treatment, storage or disposal facility for Hazardous Substances; and no Hazardous Substances are present on any such real property, except in such quantities as are handled in material compliance with all applicable manufacturer's instructions and in material compliance with all applicable Environmental Laws and as are used in the operation of the Acquired Corporations' business.

                  (b) The Company has (i) provided or made available to Veeco all test results, records, notices, disclosures and reports in an Acquired Corporation's possession with respect to an Acquired Corporation's real property (whether owned or leased) and any real property previously owned or occupied by an Acquired Corporation, including all correspondence with any Governmental Authority, concerning health, safety and/or environmental issues or concerns and
(ii) made all disclosures, including notice of a Release or Threatened Release of a Hazardous Substance, required of an Acquired Corporation under any Environmental Law.

                  (c) No Acquired Corporation has received notice, or otherwise obtained knowledge, of the existence of any circumstances or conditions that have a reasonable likelihood of resulting in any damages for which it could be liable arising pursuant to any Environmental Law.

                  (d) To the Company's knowledge, no Acquired Corporation has material liability with respect to any Hazardous Substance which it has transported or arranged for the transportation of to premises not owned or operated by an Acquired Corporation.

            3.15. Labor Relations. The Acquired Corporations are conducting their businesses in material compliance with all applicable Laws relating to employment or labor, including, without limitation, those Laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation and equal employment opportunity, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No union or other collective bargaining unit has been certified as representing any of the employees of any Acquired Corporation, nor has any Acquired Corporation agreed to recognize any union or other collective bargaining unit. The Company has complied with all material terms of the collective bargaining agreement between the Company and Local 342, International Union of Electronic, Electrical, Salaried, Machine & Furniture Workers. There are no labor disputes pending or Threatened involving strikes, work stoppages, slowdowns or lockouts. There are no grievance proceedings or claims of unfair labor practices filed or, to the Company's knowledge, Threatened to be filed with the National Labor Relations Board against any Acquired Corporation. There is no union representation or organizing effort pending or Threatened against any Acquired Corporation.

            3.16. Brokers and Finders. Except for Lehman Brothers, Inc. ("Company Broker") previously disclosed to Veeco, no broker, finder, agent or similar intermediary has acted on the Company's behalf in connection with this Merger Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any Contract with the Company or any action taken by the Company. The Company shall pay all fees and disbursements of the Company Broker.

            3.17. Accuracy of Representations and Warranties. All representations and warranties of the Company set forth in this Merger Agreement and in any agreement, certificate or other document required to be delivered or given to Veeco or Acquisition by the Company pursuant to this Merger Agreement will be true and correct at the Closing Date with the same force and effect as if made on that date.

            3.18. Pooling of Interests; Reorganization. Neither the Company nor, to the knowledge of the Company, any of its directors, officers or stockholders has taken or failed to take any action which (i) would interfere with Veeco's ability to account for the Merger as a "pooling of interests", or (ii) could reasonably be expected to cause the Merger to fail to qualify as a reorganization as described in Section 368(a) of the Code with respect to which no gain or loss will be recognized by a stockholder of the Company on the conversion of Company Common Stock into Veeco Shares pursuant to the Merger (except with respect to any cash received in lieu of a fractional share).

            3.19. Board of Recommendation. The Board of Directors of the Company has, by a unanimous vote of directors present at a meeting of such Board or Directors duly held on February 28, 2000, approved and adopted this Merger Agreement, the Merger and the other transactions contemplated hereby, and prior to the date hereof has resolved to recommend that the holders of Company Common Stock approve and adopt this Merger Agreement, the Merger and the other transactions contemplated hereby.

            3.20. Fairness Opinion. The Company has received the opinion of Lehman Brothers, Inc. to the effect that on the date of delivery thereof, the Merger Consideration was fair from a financial point of view to the stockholders of the Company.

            3.21. State Antitakeover Statutes. The Company has granted all approvals and taken all other steps necessary to exempt the Company Stockholder Voting Agreement, the Merger and the other transactions contemplated hereby from the requirements and provisions of Section 203 of the DGCL and other state antitakeover statutes or regulations to the extent applicable such that none of the provisions of such "business combination," "moratorium," "control share," or other state antitakeover statute or regulation (x) prohibits or restricts the Company's ability to perform its obligations under this Merger Agreement or its ability to consummate the Merger and the other transactions contemplated hereby,
(y) would have the effect of invalidating or voiding this Merger Agreement or any provisions hereof, or (z) would subject Veeco to any material impediment or condition in connection with the exercise of any of their respective rights under this Merger Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF VEECO AND ACQUISITION.

            Veeco and Acquisition, jointly and severally, hereby represent and warrant to the Company that, except as set forth in the Veeco SEC Documents, or in a specific subsection of the Veeco Disclosure Schedule:

            4.1. Organization of Veeco and Acquisition. (a) Each of Veeco and Acquisition is a corporation duly organized, validly existing and in good standing (in jurisdictions which recognize such concept) under the Laws of its jurisdiction of incorporation, and is qualified or licensed as a foreign corporation to do business in each other jurisdiction where the failure to so qualify would have a Material Adverse Effect upon its business or operations. Each of Veeco and Acquisition has all requisite corporate power to own, operate and lease its assets and to carry on its business as now being conducted. Veeco has made available to the Company complete and correct copies of its Certificate of Incorporation and By-Laws and the Certificate of Incorporation and By-Laws of Acquisition, in each case as amended to the date hereof.

                  (b) Each of Veeco and Acquisition has full corporate power and authority to execute, deliver and perform this Merger Agreement and, in the case of Acquisition, the Certificate of Merger, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Merger Agreement, the Certificate of Merger and all other documents and agreements to be delivered pursuant hereto and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Veeco and Acquisition, and, except for the approval by the stockholders of Veeco of the issuance of the Veeco Shares pursuant to the Merger, no other corporate proceedings on the part of Veeco or Acquisition are necessary to authorize this Merger Agreement, the Certificate of Merger and any related documents or agreements or to consummate the transactions contemplated hereby. This Merger Agreement has been duly and validly executed and delivered by Veeco and Acquisition, and the Certificate of Merger, when executed at the Closing, will be duly and validly executed and delivered by Acquisition. This Merger Agreement, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding agreement of both Veeco and Acquisition, enforceable in accordance with its terms, and the Certificate of Merger, when executed by Veeco and Acquisition at the Closing, assuming the due authorization, execution and delivery by each other party hereto, will be legal, valid and binding agreements of Acquisition, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

                  (c) Acquisition is a newly formed wholly-owned first tier Subsidiary of Veeco and has conducted and will conduct no business or activity or has incurred or will incur any liability or obligation, other than hereunder or in accordance with the Merger.

            4.2. Capitalization. (a) The authorized capital stock of Veeco consists of 25,000,000 Veeco Shares, of which 17,627,701 were issued and outstanding as of December 31, 1999, and 500,000 shares of preferred stock, none of which are outstanding. All of the outstanding Veeco Shares have been duly authorized and validly issued and are fully paid and nonassessable and were issued in conformity with applicable laws.

                  (b) As of December 31, 1999, 2,119,155 Veeco Shares were issuable upon the exercise of options granted under the Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan and under the Amended and Restated Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors, and 5,182 Veeco Shares were issuable upon the exercise of options granted to shareholders of Wyko Corporation in the merger of a wholly-owned subsidiary of Veeco with and into Wyko Corporation in July 1997 (collectively, the "Veeco Options"). Except for the Veeco Options and except pursuant to the Veeco Instruments Inc. Employees Stock Purchase Plan, there are no outstanding Equity Securities, or other obligations to issue or grant any rights to acquire any Equity Securities, of Veeco, or any Contracts to restructure or recapitalize Veeco. There are no outstanding Contracts of Veeco to repurchase, redeem or otherwise acquire any Equity Securities of Veeco. All outstanding Equity Securities of Veeco have been duly authorized and validly issued in conformity with applicable laws.

            4.3. Non-Contravention. (a) Except as set forth on Schedule 4.03(a) to the Veeco Disclosure Schedule, the execution, delivery and performance by Veeco and Acquisition of this Merger Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws or other organizational documents of Veeco or Acquisition, (ii) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in or provide the basis for the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Lien upon any property or assets of Veeco under, any material Contract to which Veeco or Acquisition is a party or by which any of their respective property or assets are bound, or to which any of the property or assets of Veeco or Acquisition is subject, except for Contracts wherein the other party thereto has consented to the consummation of this transaction, (iii) violate any Law applicable to Veeco or Acquisition or
(iv) violate or result in the revocation or suspension of any material license, permit, certificate, consent or approval from a Governmental Authority that is necessary for the business and operations of Veeco or Acquisition.

                  (b) No filing or registration with, or permit, authorization, consent or approval of, or notification or disclosure to, any Governmental Authority is required by Veeco or Acquisition in connection with the execution and delivery of this Merger Agreement or the consummation by Veeco or Acquisition of the Merger and the other transactions contemplated hereby, except
(i) in connection with the applicable requirements of the HSR Act, (ii) in connection with the provisions of the Securities Act and the rules and regulations promulgated thereunder, and the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing of appropriate merger documents as required by the DGCL, (iv) such consents, approvals, orders, permits, authorizations, registrations, or declarations and filings as may be required under the Blue Sky laws of various states.

            4.4. Reports. All documents required to be filed as exhibits to the Veeco SEC Documents have been so filed. All Veeco SEC Documents were filed as and when required by the Exchange Act or the Securities Act, as applicable. The Veeco SEC Documents include all statements, reports and documents required to be filed by Veeco pursuant to the Exchange Act and the Securities Act. As of their respective filing dates, the Veeco SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and, as of their respective filing dates, none of the Veeco SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Veeco SEC Document. None of Veeco's subsidiaries is required to file any statements, reports or documents with the SEC. The financial statements of Veeco and its subsidiaries, including the notes thereto, included in the Veeco SEC Documents (the "Veeco Financial Statements"), complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Veeco Financial Statements fairly present the consolidated financial condition, operating results and cash flows of Veeco and its subsidiaries at the dates and during the periods indicated therein in accordance with GAAP consistently applied (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and additional footnote disclosures). There has been no material change in Veeco's accounting policies except as described in the notes to the Veeco Financial Statements. At all times since January 1, 1999 Veeco has
(i) filed as and when due all documents required to be filed with NASDAQ, and
(ii) otherwise timely performed all of Veeco's obligations pursuant to the rules and regulations of NASDAQ.

            4.5. Absence of Certain Changes. Except as disclosed in the Veeco SEC Documents, since September 30, 1999 (the "Veeco Balance Sheet Date"), Veeco and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Veeco;
(ii) any acquisition, sale or transfer of any material asset of Veeco or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Veeco or any revaluation by Veeco of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Veeco, or any direct or indirect redemption, purchase or other acquisition by Veeco of any of its shares of capital stock; (v) any material contract entered into by Veeco or any of its subsidiaries, other than in the ordinary course of business, or any material amendment or termination of, or default under, any material contract to which Veeco or any of its subsidiaries is a party or by which it or any of them is bound; (vi) any action or failure to act that could reasonably be expected to cause the Merger to fail to qualify as a reorganization as described in Section 368(a) of the Code with respect to which no gain or loss will be recognized by a stockholder of the Company on the conversion of Company Common Stock into Veeco Shares pursuant to the Merger (except with respect to any cash received in lieu of a fractional share); or
(vii) any agreement by Veeco or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (vi) (other than negotiations with the Company and its representatives regarding the transactions contemplated by this Merger Agreement).

            4.6. No Undisclosed Liabilities. Neither Veeco nor any of its subsidiaries has any obligations or liabilities of any nature (matured or unmatured, fixed or contingent) which are material to Veeco and its subsidiaries, taken as a whole, other than those (i) set forth or adequately provided for in the Balance Sheet of Veeco and its subsidiaries included in Veeco's Quarterly Report on Form 10-Q for the period ended September 30, 1999 (the "Veeco Balance Sheet"), (ii) not required to be set forth on the Veeco Balance Sheet under GAAP, (iii) incurred in the ordinary course of business since the Veeco Balance Sheet Date and consistent with past practice or (iv) which individually, or in the aggregate would not have a Material Adverse Effect on Veeco.

            4.7. Litigation. Except as disclosed in the Veeco SEC Documents, (i) there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Veeco or any of its Subsidiaries, Threatened against Veeco or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Veeco, and (ii) there is no judgment, decree or order against Veeco or any of its Subsidiaries or, to the knowledge of Veeco or any of its Subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Merger Agreement, or that could reasonably be expected to have a Material Adverse Effect on Veeco.

            4.8. Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon Veeco or any of its Subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any current or future business practice of Veeco or any of its Subsidiaries, any acquisition of property by Veeco or any of its Subsidiaries or the conduct of business by Veeco or any of its Subsidiaries as currently conducted or as proposed to be conducted by Veeco or any of its Subsidiaries.

            4.9. Governmental Authorization. Veeco and each of its Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Authority that is required for the operation of Veeco's or any of its Subsidiaries' business or the holding of any interest in its properties (collectively, the "Veeco Authorizations"), and all of such Veeco Authorizations are in full force and effect, except where the failure to obtain or have any of such Veeco Authorizations could not reasonably be expected to have a Material Adverse Effect on Veeco.

            4.10. Taxes. Veeco and each of its Subsidiaries have filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by Veeco and/or any of its Subsidiaries, either separately or as part of an affiliated group of corporations, pursuant to the Laws of any Governmental Authority with taxing power over Veeco and/or any of its Subsidiaries or their assets and business. All Tax Returns filed by Veeco or any of its Subsidiaries are true, correct and complete. Veeco and each of its Subsidiaries have paid all Taxes that have become due by it any pursuant to those Tax Returns, or otherwise, or pursuant to any assessment received by Veeco and/or any Subsidiary thereof, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided on the Veeco Balance Sheet. All Taxes that Veeco or any of its Subsidiaries is, or was, required by Law to withhold and collect have been duly withheld and collected and, to the extent required, have been paid to the appropriate Governmental Authority. There is no agreement, plan, arrangement or other contract covering any employee or independent contractor of Veeco or any of its Subsidiaries that could give rise to the payment of any amount that could not be deductible by Veeco or such Subsidiary pursuant to Section 280G or Section 162(m) of the Code. The charges, accruals and reserves with respect to Taxes on the Veeco Balance Sheet with respect to Veeco and each of its Subsidiaries (excluding any provision for deferred income taxes established to reflect timing differences between book and tax income) for all tax periods (or portions thereof) ending on or before the Closing Date (including any period for which no Tax Return has yet been filed) are adequate for GAAP purposes.

            4.11. Pooling of Interests; Reorganization. Neither Veeco nor any of its Subsidiaries nor, to the knowledge of Veeco, any of their respective directors, officers or stockholders has taken or failed to take any action which
(i) would interfere with Veeco's ability to account for the Merger as a "pooling of interests", or (ii) could reasonably be expected to cause the Merger to fail to qualify as a reorganization as described in Section 368(a) of the Code with respect to which no gain or loss will be recognized by a stockholder of the Company on the conversion of Company Common Stock into Veeco Shares pursuant to the Merger (except with respect to any cash received in lieu of a fractional share).

            4.12. Brokers and Finders. Except for Banc of America Securities LLC ("Veeco's Broker") or as previously disclosed to the Company, no broker, finder, agent or similar intermediary has acted on Veeco's or Acquisition's behalf in connection with this Merger Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any Contract with Veeco or Acquisition or any action taken by Veeco or Acquisition. Veeco shall pay all fees and disbursements of Veeco's Broker.

            4.13. Accuracy of Representations and Warranties. All representations and warranties of Veeco and Acquisition set forth in this Merger Agreement and in any agreement, certificate or other document required to be delivered or given to the Company by Veeco or Acquisition pursuant to this Merger Agreement will be true and correct at the Closing Date with the same force and effect as if made on that date.

            4.14. Board Recommendation. The Board of Directors of Veeco has, by a unanimous vote at a meeting of such Board of Directors duly held on February 28, 2000, approved and adopted this Merger Agreement, the Merger and the other transactions contemplated hereby, and prior to the date hereof has resolved to recommend that the holders of Veeco Shares approve and adopt this Merger Agreement, the Merger and the other transactions contemplated hereby.

            4.15. Fairness Opinion. Veeco has received the opinion of Banc of America Securities LLC to the effect that on the date of delivery thereof, the Merger Consideration was fair from a financial point of view to Veeco.

            4.16. Compliance With Laws. Each of Veeco and its Subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, Law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Veeco.

            4.17. Environmental Matters. (a) Veeco and its Subsidiaries' ownership and operation of their business is and has been in material compliance with all Environmental Laws. Veeco and its Subsidiaries have obtained all approvals necessary or required under all applicable Environmental Laws for the ownership and operation of their business, all such approvals are in effect, they have not received written notice of any action to revoke or modify any of such approvals, and, to Veeco's knowledge the ownership and operation of their business is and has been in material compliance with all terms and conditions thereof. Veeco and its Subsidiaries have not received notice of any pending or Threatened claim or investigation by any Governmental Authority or any other Person concerning potential liability of any of Veeco and its Subsidiaries under Environmental Laws in connection with the ownership or operation of its business. To Veeco's knowledge, there has not been a Release of any Hazardous Substance by Veeco or its Subsidiaries, nor by any other Person at, upon, in, from or under any premises now or previously owned or occupied by Veeco or its Subsidiaries or upon which any of their assets are or were located at any time during Veeco or its Subsidiaries' ownership and/or occupancy thereof. No real properties of Veeco or any Subsidiary (whether owned or leased) is currently, and, to Veeco's knowledge, no such real property has been, used as a treatment, storage or disposal facility for Hazardous Substances; and no Hazardous Substances are present on any such real property, except in such quantities as are handled in material compliance with all applicable manufacturer's instructions and in material compliance with all applicable Environmental Laws and as are used in the operation of the business.

                  (b) Veeco has (i) provided or made available to the Company all test results, records, notices, disclosures and reports in Veeco or its Subsidiaries' possession with respect to real property of Veeco or any Subsidiary (whether owned or leased) and any real property previously owned or occupied by Veeco or its Subsidiaries, including all correspondence with any Governmental Authority concerning health, safety and/or environmental issues or concerns and (ii) made all disclosures, including notice of a Release or Threatened Release of a Hazardous Substance, required of Veeco or its Subsidiaries under any Environmental Law.

                  (c) Neither Veeco nor any Subsidiary thereof has received notice, or otherwise obtained knowledge, of the existence of any circumstances or conditions that have a reasonable likelihood of resulting in any damages for which it could be liable arising pursuant to any Environmental Law.

                  (d) To Veeco's knowledge, neither Veeco nor any Subsidiary thereof has material liability with respect to any Hazardous Substance which it has transported or arranged for the transportation of to premises not owned or operated by Veeco or any such Subsidiary.

            4.18. Intellectual Property Rights. (a) Veeco or a Subsidiary thereof owns or has the right to make, have made, use, sell and license all new and useful inventions, discoveries and all letters patent (including, but not limited to, all reissues, extensions, renewals, divisions and continuations thereof and thereto (including continuations-in-part)) and all applications therefor; Use, sell and license all copyrights, mask works, trademarks and service marks and all registrations and applications for registration thereof; Use, sell and license all trade secrets, know-how, inventory, algorithms, methods, processes, protocols, methodologies, computer software (including, but not limited to, source code in object code and source code form), design, functional, technical and other specifications (for computer software and other properties) and all other tangible and intangible proprietary materials and information required for the conduct of the business of Veeco and its Subsidiaries ("Veeco Intellectual Property").

                  (b) To the knowledge of Veeco (i) all authorship in the computer software, documentation, software design, technical and functional software specifications created by Veeco or any Subsidiary thereof and Used in products or services created by Veeco or any such Subsidiary is original or has not been unlawfully copied or misappropriated and (ii) all computer software and related documentation manuals contained or Used in products of (including documentation and product and user manuals) or services to customers provided by Veeco or any Subsidiary are owned by or licensed to Veeco or such Subsidiary, and such licenses provide Veeco or such Subsidiary with the right to sublicense or otherwise authorize Use of the licensed subject matter to their customers and authorized third party users.

                  (c) (i) Except for third parties which have rights pursuant to license agreements and similar agreements relating to the Veeco Intellectual Property, and except for rights granted to the customers of Veeco or any Subsidiary thereof, Veeco or a Subsidiary thereof has the sole and exclusive right to Use, sell and license each of the copyrights owned by Veeco or any Subsidiary thereof and to make, Use, sell and license each of the letters patent owned by Veeco or a Subsidiary and each of the U.S. federal trademark and service mark registrations owned by Veeco or a Subsidiary thereof (the foregoing collectively referred to as "Veeco-Owned IP Registrations") and (ii) Veeco has no knowledge that any of the Veeco-Owned IP Registrations are invalid, unenforceable or not subsisting. With the exception of copyright rights, and with the exception of Veeco-Owned IP Registrations no longer used by Veeco or any Subsidiary thereof, all material Veeco-Owned IP Registrations have been and currently remain duly registered with or issued by the appropriate governmental agency of the United States or of foreign countries, and all required maintenance and annuity fees have been paid in full to, and all declarations required pursuant to 15 U.S.C. Sections 1058 and 1065 (and foreign counterparts to the same) have been accepted by, or timely submitted to, the proper Governmental Authority.

                  (d) Each item of Veeco Intellectual Property owned by Veeco or a Subsidiary thereof (the "Veeco-Owned IP") (i) is free and clear of any attachments, liens, security interests, UCC filings or any other encumbrances;
(ii) is not subject to any outstanding judicial order, decree, judgment or stipulation or to any agreement restricting the scope of Veeco's or such Subsidiary's Use thereof; and (iii) together with each item of Veeco Intellectual Property which Veeco or such Subsidiary has a right to Use or practice pursuant to one or more license or similar agreements, is not subject to any suits, actions, claims or demands of any third party and no action or proceeding, whether judicial, administrative or otherwise, has been instituted, is pending or, to Veeco's knowledge, Threatened, which challenges or affects the rights of Veeco or such Subsidiary in the same.

                  (e) (i) Except as set forth in Schedule 4.18(c)(i) of the Veeco Disclosure Schedule, neither Veeco nor any Subsidiary thereof has received any claim or any cease and desist or equivalent letter regarding, or any other notice of any allegation to the effect that any of their products, software, apparatus, methods or services which Veeco or such Subsidiary makes, Uses, sells, offers or provides infringes upon, misappropriates or otherwise violates the intellectual property of any third party; (ii) Veeco has no knowledge of any unauthorized Use by, unauthorized disclosure to or by or infringement, misappropriation or other violation of any of Veeco's Intellectual Property by any current or former officer, employee, independent contractor, consultant or any other agent of Veeco or any Subsidiary thereof (a "Veeco Agent" or the "Veeco Agents") or by any third party, other than such third party disclosures, infringements, misappropriations and violations as would not, individually or in the aggregate, have a Material Adverse Effect on Veeco; (iii) neither Veeco nor any Subsidiary thereof has entered into any agreement to indemnify any third party against any claim of infringement, misappropriation or other violation of Veeco Intellectual Property rights other than indemnification provisions contained in purchase orders, customer agreements, license or similar agreements or software licenses arising in the ordinary course of business; and
(iv) since its formation, none of Veeco or any Subsidiary thereof has been charged in any suit, action or proceeding with, or has charged others with, unfair competition, infringement, misappropriation, wrongful use of or any other violation or improper or illegal activity with respect to or affecting Veeco Intellectual Property or with claims contesting the validity, ownership or right to make, Use, sell, license or dispose of Veeco Intellectual Property.

                  (f) To the knowledge of Veeco, (a) all computer software created by employees of Veeco or a Subsidiary thereof within the scope of their employment thereby and used in the products or services of Veeco or a Subsidiary thereof and all original copyrightable authorship therein is owned by Veeco or a Subsidiary thereof; (b) all rights in all inventions and discoveries made, developed or conceived by Veeco Agents during the course of their employment (or other retention) by Veeco or a Subsidiary thereof and material to the business of Veeco or a Subsidiary thereof or made, written, developed or conceived with the use or assistance of Veeco's or a Veeco Subsidiary's facilities or resources and which are the subject of one or more issued letters patent or applications for letters patent have been assigned in writing to Veeco or a Subsidiary thereof; (c) the policy of Veeco or a Subsidiary thereof requires each employee of Veeco or a Subsidiary thereof to sign documents confirming that he or she assign to Veeco or a Subsidiary thereof all Veeco Intellectual Property rights made, written, developed or conceived by him or her during the course of his or her employment (or other retention) by Veeco or a Subsidiary thereof and relating to the business of Veeco or a Subsidiary thereof or made, written, developed or conceived with the use or assistance of Veeco's or a Subsidiary's facilities or resources to the extent that ownership of any such Veeco Intellectual Property rights does not vest in Veeco or a Subsidiary thereof by operation of Law, and (d) all Veeco Intellectual Property rights made, written, developed or conceived by each Veeco Agent during the course of his or her retention by Veeco or a Subsidiary thereof and material to the business of Veeco or a Subsidiary thereof have been assigned or licensed to Veeco or such Subsidiary thereof.

                  (g) Veeco believes that Veeco and its Subsidiaries have taken all reasonable and practicable steps to protect and preserve the confidentiality of all Veeco Intellectual Property (including, without limitation, trade secrets and source codes, but excluding letters patent, inventory, copyrights, mask works, trademarks and service marks and registrations and applications for registration thereof) ("Veeco Confidential IP Information"). Veeco believes that all Use by Veeco and its Subsidiaries of Veeco Confidential IP Information not owned by Veeco and its Subsidiaries has been and is pursuant to the terms of a written agreement between Veeco or a Subsidiary thereof and the owner of such Confidential Information, or is otherwise lawful.

SECTION 5. COVENANTS.

            5.1. Access. Between the date hereof and the Closing Date, the Company shall, and shall cause each of the other Acquired Corporations to, provide Veeco, Acquisition and each of their authorized Representatives with reasonable access to the properties, books, records, Tax Returns, Contracts, information, documents and personnel of the Acquired Corporations as they relate to the Acquired Corporations' business as Veeco or Acquisition may reasonably request for the purpose of making such investigation of the business, properties, financial condition and results of operations of the Acquired Corporations' business as Veeco or Acquisition may deem appropriate or necessary. Between the date hereof and the Closing Date, Veeco shall, and shall cause its Subsidiaries to, provide the Company and each of its authorized Representatives with reasonable access to the properties, books, records, Tax Returns, Contracts, information, documents and personnel of Veeco and its Subsidiaries as they relate to Veeco's and its Subsidiaries' businesses as the Company may reasonably request for the purpose of making such investigation of the business, properties, financial condition and results of operations of Veeco's and its Subsidiaries' businesses as the Company may deem appropriate or necessary. Notwithstanding anything to the contrary herein, if any party is


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

prohibited from disclosing confidential information to another party by Law or by preexisting confidentiality obligations, then such party shall inform the other party of such prohibition and the parties shall work together to resolve any related due diligence matters without violating such Laws or confidentiality obligations, including using reasonable best efforts to obtain third party consents to such disclosure, if appropriate.

            5.2. Conduct of the Business of the Parties Pending the Closing Date. (a) Except as otherwise expressly permitted by this Merger Agreement, between the date hereof and the Closing Date, the Company shall not, and shall cause the other Acquired Corporations not to, without the prior consent of Veeco, take any affirmative action, or fail to take any reasonable action within their control, as a result of which any of the changes or events listed in
Section 3.11 of this Merger Agreement is reasonably likely to occur.

                  (b) Except as otherwise expressly permitted by this Merger Agreement, between the date hereof and the Closing Date, Veeco and Acquisition shall not, without the prior consent of the Company take any affirmative action, or fail to take any reasonable action within their control, as a result of which any of the changes or events listed in Section 4.05 of this Merger Agreement is reasonably likely to occur.

            5.3. Conduct of Business of the Company and Veeco. During the period from the date of this Merger Agreement and continuing until the earlier of the termination of this Merger Agreement and the Effective Time, each of the Company and Veeco agrees (except to the extent expressly contemplated by this Merger Agreement or as consented to in writing by the other) to, and to cause their respective Subsidiaries to, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due (subject (i) to good faith disputes over such debts or Taxes and (ii) in the case of Taxes of the Acquired Corporations, to Veeco's consent (which consent will not be unreasonably withheld or delayed) to the filing of material Tax Returns if applicable), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, use its best efforts consistent with past practice to keep available the services of its present officers and key employees and agents and use its best efforts consistent with past practice to preserve its relationships and good will with customers, suppliers, distributors, licensors, licensees, landlords, creditors, employees, agents and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. The Company shall confer with Veeco concerning operational matters of the Acquired Corporations of a material nature and otherwise report periodically to Veeco concerning the status of the Acquired Corporations' business, operations and finances. Without limiting the foregoing, except as expressly contemplated by this Merger Agreement, neither the Company nor Veeco shall do, cause or permit any of the following without the prior written consent of the other (which consent will not be unreasonably withheld or delayed):

                  (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

                  (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with currently effective agreements providing for the repurchase of shares in connection with any termination of service to it or its Subsidiaries, or sell or otherwise issue any shares of its capital stock or securities exercisable or exchangeable for or convertible into shares of its capital stock, other than in accordance with or pursuant to existing option plans or upon the exercise or conversion of Company Options or Veeco Options (as applicable) outstanding as of the date of this Merger Agreement or other convertible or exchangeable securities outstanding as of the date of this Merger Agreement.

                  (c) Pooling; Reorganization. Take or fail to take any action which (i) would interfere with Veeco's ability to account for the Merger as a "pooling of interests", or (ii) could reasonably be expected to cause the Merger to fail to qualify as a reorganization as described in Section 368(a) of the Code with respect to which no gain or loss will be recognized by a stockholder of the Company on the conversion of Company Common Stock into Veeco Shares pursuant to the Merger (except with respect to any cash received in lieu of a fractional share); or

                  (d) Other. Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.03(a) through (c) above, or any action which would make any of its representations or warranties contained in this Merger Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder in any material respect.

            5.4. Consents. (a) The Company, Veeco and Acquisition shall cooperate and use their respective reasonable best efforts to obtain, prior to the Effective Time, all licenses, permits, Consents, approvals, authorizations, qualifications and orders of Governmental Authorities, parties to the Material Contracts and any other Persons as are necessary for consummation of the transactions contemplated by this Merger Agreement and for the Surviving Corporation to enjoy all rights under such Material Contracts after the consummation of the transactions contemplated by this Merger Agreement.

                  (b) The Company and Veeco shall use their respective reasonable best efforts to file, as soon as practicable after the date of this Merger Agreement, all notices, reports and other documents required to be filed with any Governmental Authority with respect to the Merger and the other transactions contemplated by this Merger Agreement, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Company and Veeco shall, promptly after the date of this Merger Agreement, prepare and file the notifications required under the HSR Act (within fifteen days following the date of this Merger Agreement) and any applicable foreign antitrust Laws or regulations in connection with the Merger. The Company and Veeco shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Authority in connection with antitrust or related matters. Each of the Company and Veeco shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Merger Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the Merger. Except as may be prohibited by any Governmental Authority or by any Law, the Company and Veeco will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade Law. In addition, except as may be prohibited by any Governmental Authority or by any Law, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade Law or any other similar Legal Proceeding, each of the Company and Veeco will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such Legal Proceeding. At the request of Veeco, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries' ability to retain, any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger and such action, when taken together with any similar action by Veeco, would not have a Material Adverse Effect on Veeco at and after the Effective Time. If requested by any Governmental Authority, Veeco shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries' ability to retain, any of the businesses, product lines or assets of Veeco or any of its Subsidiaries, provided, that (i) any such action is conditioned upon the consummation of the Merger, (ii) in Veeco's reasonable judgment, absent the taking of such action a required Consent or approval of such Governmental Authority to the consummation of the Merger will not be obtained and (iii) in the reasonable judgment of Veeco, such action will not materially affect the business or operations of Veeco.

            5.5. Stock Options. (a) At the Effective Time, all rights with respect to Company Common Stock under Company Options then outstanding shall be converted into and become rights with respect to Veeco Shares, and Veeco shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Merger Agreement) of the stock option plan or other arrangement under which it was issued and the terms of the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Company Option assumed by Veeco may be exercised by the holder thereof solely for Veeco Shares, (ii) the number of Veeco Shares subject to each such Company Option shall be equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, rounding to the nearest whole share,
(iii) the per share exercise price under each such Company Option shall be adjusted by dividing (x) the per share exercise price under such Company Option by (y) the Exchange Ratio and rounding to the nearest cent and (iv) any restriction on the exercise or transfer of any such Company Option shall continue in full force and effect in accordance with its terms and the term, exercisability, vesting schedule and other provisions of or relating to such Company Option shall otherwise remain unchanged; provided, however, that each Company Option assumed by Veeco in accordance with this Section 5.05(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. Veeco shall file with the SEC, no later than the date on which the Merger becomes effective, a registration statement on Form S-8 relating to the Veeco Shares issuable with respect to the Company Options assumed by Veeco in accordance with this Section 5.05(a).

                  (b) Prior to the Effective Time, the Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 5.05 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.05.

            5.6. Employee Benefits. Veeco agrees that all employees of the Company and its Subsidiaries who continue employment with Veeco, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time ("Continuing Employees") shall be eligible to continue to participate in the Surviving Corporation's health, vacation and other non-equity based employee benefit plans; provided, however, that (a) subject to the terms of any applicable Collective Bargaining Agreement, nothing in this Section 5.06 or elsewhere in this Merger Agreement shall limit the right of Veeco or the Surviving Corporation to amend or terminate any such health, vacation or other employee benefit plan at any time after the Effective Time, and (b) if Veeco or the Surviving Corporation terminates any such health, vacation or other employee benefit plan, then, subject to any necessary transition period, the affected Continuing Employees shall be eligible to participate in Veeco's health, vacation and other non-equity based employee benefit plans, to substantially the same extent as employees of Veeco in similar positions and at similar grade levels. Nothing in this Section 5.06 or elsewhere in this Merger Agreement shall be construed to create a right in any employee to employment with Veeco, the Surviving Corporation or any other Subsidiary of Veeco and, subject to any other binding agreement between an employee and Veeco, the Surviving Corporation or any other Subsidiary of Veeco, the employment of each Continuing Employee shall be "at will" employment.

            5.7. Indemnification of Officers and Directors. (a) All rights to indemnification existing in favor of those Persons who are directors and officers of the Company as of the date of this Merger Agreement (the "Indemnified Persons") for acts and omissions occurring prior to the Effective Time, as provided in the Company's By-Laws (as in effect as of the date of this Merger Agreement), shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent permitted by Delaware law for a period of six years from the Effective Time.

                  (b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons, with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Merger Agreement in the form disclosed by the Company to Veeco prior to the date of this Merger Agreement (the "Existing Policy"); provided, however, that (i) the Surviving Corporation may in its sole discretion determine to substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing Policy (or for any such substitute policies) in excess of 150% of the premium payable by the Company therefor as of the date of this Merger Agreement, in the aggregate. In the event any future annual premiums for the Existing Policy (or any such substitute policies) exceeds 150% of the premium payable by the Company therefor as of the date of this Merger Agreement, in the aggregate, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any such substitute policies) to the amount of coverage that can be obtained for a premium equal to 150% of the premium payable by the Company therefor as of the date of this Merger Agreement.

            5.8. Pooling of Interests. Each of the Company and Veeco agrees, and agrees to cause their respective Subsidiaries, (a) not to take any action after the date of this Merger Agreement that would adversely affect the ability of Veeco to account for the Merger as a "pooling of interests," and (b) to use all reasonable efforts to attempt to ensure that none of its Affiliates take any action that could adversely affect the ability of Veeco to account for the Merger as a "pooling of interests." The Company agrees to provide to PricewaterhouseCoopers LLP, independent public accountants to the Company, such letters as shall be reasonably requested by PricewaterhouseCoopers LLP in connection with the letters referred to in Section 6.03 hereof. Veeco agrees to provide to Ernst & Young LLP, independent public accountants to Veeco, such letters as shall be reasonably requested by Ernst & Young LLP, in connection with the letters referred to in Section 6.03 hereof.

            5.9. Environmental Transfer Laws. The Company shall comply in a timely fashion with the material requirements of all Environmental Laws applicable to the transfer of the business of the Acquired Corporations and any licenses associated with the operation of the business of the Acquired Corporations. The Company shall complete all necessary disclosure statements required by Environmental Laws applicable to the transfer of the business of the Acquired Corporations and provide the statements to Veeco prior to Closing, all in proper form for appropriate recordation and filing.

            5.10. Tax Matters. (a) Between the date hereof and the Closing Date, the Company shall file or cause to be filed on a timely basis all Tax Returns that are required to be filed by it or by any of the other Acquired Corporations, either separately or as part of an affiliated group of corporations, pursuant to the Laws of each Governmental Authority with taxing power over it or any of the other Acquired Corporations or any of the Acquired Corporations' assets and businesses. Each of such Tax Returns will be true, correct and complete in all material respects when filed. Neither the Company nor any Acquired Corporation shall make any election or file any amended Tax Return reflecting any position that could result in a material adverse Tax consequence to Veeco, Acquisition or the Company or any Acquired Corporation for any period beginning on or after the Effective Time. All transfer, documentary, gross receipts, sales, use and property gains Taxes, and liabilities similar in nature, imposed or payable on the sale or transfer of the Acquired Corporations' business pursuant to this Merger Agreement or the consummation of any of the transactions contemplated hereby shall be paid by the Company. The Company shall timely file all required transfer Tax Returns and/or notices of the transfer of the Acquired Corporations' business with the appropriate Governmental Authority. Veeco shall cooperate with the Company in connection with the matters contemplated by this Section 5.10(a), which cooperation shall include, without limitation, providing information and executing and delivering documents, in connection with the Company's or any of the Acquired Corporations' obligations under this Section 5.10(a).

                  (b) At or prior to the filing of the Form S-4 Registration Statement, the Company and Veeco shall execute and deliver to Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel to Veeco, and to Dewey Ballantine LLP, counsel to the Company, tax representation letters in form and substance satisfactory to such counsel. Veeco, Acquisition and the Company shall each confirm to Kaye, Scholer, Fierman, Hays & Handler, LLP and to Dewey Ballantine LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Following delivery of the tax representation letters contemplated pursuant to the first sentence of this Section 5.10(b), each of Veeco and the Company shall use its reasonable efforts to cause Kaye, Scholer, Fierman, Hays & Handler, LLP to deliver to Veeco, and Dewey Ballantine LLP to deliver to the Company, a tax opinion to the effect that the Merger will qualify as a reorganization as described in Section 368(a) of the Code and such other matters as are appropriate for description, and inclusion as exhibits, in the S-4 Registration Statement and the Joint Proxy Statement, such opinions to be substantially similar in substance. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.10(b).

                  (c) None of Veeco, Acquisition or the Company (i) have knowledge of any action or failure to act, and/or (ii) will take or fail to take any action prior or subsequent to the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a reorganization as described in Section 368(a) of the Code with respect to which no gain or loss will be recognized by a stockholder of the Company on the conversion of Company Common Stock into Veeco Shares pursuant to the Merger (except with respect to any cash received in lieu of a fractional share).

            5.11. Letters of the Parties' Accountants. (a) The Company shall use all reasonable efforts to cause to be delivered to Veeco a letter of PricewaterhouseCoopers LLP, independent public accountant for the Company, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Veeco), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

                  (b) Veeco shall use all reasonable efforts to cause to be delivered to the Company a letter of Ernst & Young LLP, independent public accountant for Veeco, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to the Company), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

            5.12. Listing. Veeco shall use reasonable efforts to cause the Veeco Shares being issued in the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq National Market.

            5.13. Board of Directors; Whitman Employment Agreement. (a) Prior to the Effective Time, Veeco shall appoint, as of the Effective Time, Christine Whitman and Doug Kingsley (or, in lieu of Mr. Kingsley, an individual designated by the Company and mutually acceptable to Veeco and the Company), to become directors of Veeco, and to cause Christine Whitman to be appointed the President of Veeco, reporting to the Chairman and Chief Executive Officer of Veeco pursuant to an Employment Agreement, dated the Closing Date, in the form attached as Exhibit D hereto (the "Whitman Employment Agreement"), which shall be executed and delivered by Veeco at or prior to the Effective Time.

                  (b) Between the date hereof and the Effective Time, Veeco and Acquisition shall take such actions as may be reasonably necessary to cause the officers of Acquisition immediately prior to the Effective Time to be the persons (holding the positions) set forth on Schedule F hereto.

            5.14. Notice of Breach; Disclosure. Each party shall promptly notify the other of (i) any event, condition or circumstance of which such party becomes aware after the date hereof and prior to the Closing Date that would constitute a violation or breach of this Merger Agreement (or a breach of any representation or warranty contained herein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article VI, VII or VIII hereof, as the case may be or (ii) any event, occurrence, transaction, or other item of which such party becomes aware which would have been required to have been disclosed on any Schedule or statement delivered hereunder had such event, occurrence, transaction or item existed as of the date hereof. The disclosure of any matter as provided in this Section shall not affect the right of any party to terminate this Merger Agreement under Section 9.01(g) or 9.01(h) on the basis thereof.

            5.15. Payment of Indebtedness by Affiliates. The Company shall cause all indebtedness owed to any Acquired Corporation by any Company Affiliate to be paid in full prior to Closing, other than advances of, or reimbursements for, expenses incurred or anticipated to be incurred by officers, directors and employees of the Acquired Corporations in the ordinary course of business and in compliance with the relevant Acquired Corporation's policy, if any, relating thereto.

            5.16. No Solicitation -- Company. (a) The Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly, to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Company Acquisition Proposal or take any action that could reasonably be expected to lead to a Company Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to a Company Acquisition Proposal or an inquiry or indication of interest that could lead to a Company Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Company Acquisition Proposal, (iv) approve, endorse or recommend any Company Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company

Acquisition Transaction; provided, however, that prior to the adoption of this Merger Agreement by the Required Company Stockholder Vote, this Section 5.16(a) shall not prohibit the Company from engaging in discussions and taking such other actions as may be reasonably required for the purpose of becoming informed with respect to a bona fide unsolicited written Company Acquisition Proposal that is submitted to the Company (and not withdrawn) if the Board of Directors of the Company reasonably determines in good faith after due consideration that such Company Acquisition Proposal would reasonably be likely to result in a Superior Company Proposal and (1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 5.16, (2) the Board of Directors of the Company concludes in good faith that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable Law, after having taken into account, among other relevant considerations, the written advice of its outside legal counsel, and
(3) prior to any such discussion or other action the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing "standstill" provisions no less favorable to the Company than the "standstill" provisions contained in that certain Mutual Confidentiality Agreement, dated
February 10, 2000, between the Company and Veeco. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 5.16 by the Company.

                  (b) The Company shall promptly (and in no event later than 24 hours after receipt of any Company Acquisition Proposal, any inquiry or indication of interest that could lead to a Company Acquisition Proposal or any request for nonpublic information) advise Veeco orally and in writing of any Company Acquisition Proposal, any inquiry or indication of interest that could lead to a Company Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Corporations (including the identity of the Person making or submitting such Company Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person after the date of this Merger Agreement. The Company shall keep Veeco fully informed with respect to the status of any such Company Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

                  (c) On the date hereof, the Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Company Acquisition Proposal or Company Acquisition Transaction.

                  (d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Acquired Corporations is a party, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Veeco. The Company also will promptly request each Person that has executed, within 12 months prior to the date of this Merger Agreement, a confidentiality agreement in connection with its consideration of a possible Company Acquisition Transaction or equity investment, to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

            5.17. No Solicitation -- Veeco. (a) Veeco shall not directly or indirectly, and shall not authorize or permit any Subsidiary of Veeco or any Representative of Veeco or a Subsidiary thereof, directly or indirectly, to (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Veeco Acquisition Proposal or take any action that could reasonably be expected to lead to a Veeco Acquisition Proposal, (ii) furnish any information regarding Veeco to any Person in connection with or in response to a Veeco Acquisition Proposal or an inquiry or indication of interest that could lead to a Veeco Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Veeco Acquisition Proposal,
(iv) approve, endorse or recommend any Veeco Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Veeco Acquisition Transaction; provided, however, that prior to the adoption of this Merger Agreement by the Required Veeco Stockholder Vote, this Section 5.17(a) shall not prohibit Veeco from engaging in discussions and taking such other actions as may be reasonably required for the purpose of becoming informed with respect to a bona fide unsolicited written Veeco Acquisition Proposal that is submitted to Veeco (and not withdrawn) if the Board of Directors of Veeco reasonably determines in good faith after due consideration that such Veeco

Acquisition Proposal would reasonably be likely to result in a Superior Veeco Proposal and (1) neither Veeco nor any Subsidiary of Veeco or any Representative of Veeco or a Subsidiary of Veeco shall have violated any of the restrictions set forth in this Section 5.17, and (2) prior to any such discussion or other action Veeco receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Veeco and containing "standstill" provisions no less favorable to Veeco than the "standstill" provisions contained in that certain Mutual Confidentiality Agreement, dated February 10, 2000, between the Company and Veeco. Without limiting the generality of the foregoing, Veeco acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of Veeco or a Subsidiary thereof, whether or not such Representative is purporting to act on behalf of any of Veeco or such Subsidiary thereof, shall be deemed to constitute a breach of this Section 5.17 by Veeco.

                  (b) Veeco shall promptly (and in no event later than 24 hours after receipt of any Veeco Acquisition Proposal, any inquiry or indication of interest that could lead to a Veeco Acquisition Proposal or any request for nonpublic information) advise the Company orally and in writing of any Veeco Acquisition Proposal, any inquiry or indication of interest that could lead to a Veeco Acquisition Proposal or any request for nonpublic information relating to Veeco and its Subsidiaries (including the identity of the Person making or submitting such Veeco Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person after the date of this Merger Agreement. Veeco shall keep the Company fully informed with respect to the status of any such Veeco Acquisition Proposal, inquiry, indication of interest or request and any modification or proposal modification thereto.

                  (c) On the date hereof, Veeco shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Veeco Acquisition Proposal or Veeco Acquisition Transaction.

                  (d) Veeco agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which Veeco is a party, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of the Company. Veeco also will promptly request each Person that has executed, within 12 months prior to the date of this Merger Agreement, a confidentiality agreement in connection with its consideration of a possible Veeco Acquisition Transaction or equity investment, to return all confidential information heretofore furnished to such Person by or on behalf of Veeco.

            5.18. Blue Sky Laws. Veeco shall take such steps as may be reasonably necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Veeco Shares in connection with the Merger. The Company shall use its reasonable efforts to assist Veeco as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Veeco Shares in connection with the Merger.

            5.19. Additional Agreements. Subject to Section 5.04(b), Veeco and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Merger Agreement, as promptly as practicable following the execution and delivery of this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.04(b), each party to this Merger Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Merger Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Merger Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Veeco a copy of each such filing made, each such notice given and each such Consent obtained by the Company following the date hereof.

            5.20. Disclosure. Veeco and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Merger Agreement. Without limiting the generality of the foregoing, neither Veeco nor the Company shall, and neither Veeco nor the Company shall permit any of its Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Merger Agreement unless (a) the other party shall have approved such disclosure or (b) such party shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable Law.

            5.21. Affiliate Agreements. (a) The Company shall use all reasonable efforts to cause each Person identified in Schedule C to this Merger Agreement and each other Person who is or becomes (or may be deemed to be) an Affiliate of the Company (each a "Company Affiliate") to execute and deliver to Veeco, prior to the date of the mailing of the Joint Proxy Statement to the Company's stockholders, an Affiliate Agreement in the form of Exhibit D hereto (a "Company Affiliate Agreement"). To the fullest extent legally permissible, Veeco Shares and shares of Company Common Stock beneficially owned by each Affiliate of the Company who has not provided a signed Company Affiliate Agreement in accordance with this Section 5.21(a) shall not be transferable during any period prior to and after the Effective Time if, as a result of the transfer during any such period, taking into account the nature, extent and timing of the transfer and similar transfers by all other Affiliates of Veeco and the Company, the transfer may, in the reasonable judgment of the independent accountants to Veeco, prevent Veeco from accounting for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC. To the fullest extent legally permissible, neither Veeco nor the Company shall register, or allow its transfer agent to register, on its books any transfer of any shares of Veeco Shares or Company Common Stock of any Company Affiliate who has not provided a signed Affiliate Agreement in accordance with this Section 5.21(a).

                  (b) Veeco shall use all reasonable efforts to cause each Person identified in Schedule E to this Merger Agreement and each other Person who is or becomes (or may be deemed to be) an Affiliate of Veeco (each a "Veeco Affiliate") to execute and deliver to Veeco, prior to the date of the mailing of the Joint Proxy Statement to Veeco's stockholders, an Affiliate Agreement in the form of Exhibit E hereto (a "Veeco Affiliate Agreement"). To the fullest extent legally permissible, Veeco Shares and shares of Company Common Stock beneficially owned by each Affiliate of Veeco who has not provided a signed Veeco Affiliate Agreement in accordance with this Section 5.21(b) shall not be transferable during any period prior to and after the Effective Time if, as a result of the transfer during any such period, taking into account the nature, extent and timing of the transfer and similar transfers by all other Affiliates of Veeco and the Company, the transfer may, in the reasonable judgment of the independent accountants to Veeco, prevent Veeco from accounting for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC. To the fullest extent legally permissible, neither Veeco nor the Company shall register, or allow its transfer agent to register, on its books any transfer of any shares of Veeco Shares or Company Common Stock of any Veeco Affiliate who has not provided a signed Veeco Affiliate Agreement in accordance with this
Section 5.21(b).

            5.22. Registration Statement; Joint Proxy Statement. As promptly as practicable after the date of this Merger Agreement, and in any event, within twenty-five days thereafter, Veeco and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement and Veeco shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of Veeco and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Veeco will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to Veeco's stockholders, and the Company will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company and Veeco shall promptly furnish to one another all information concerning the Acquired Corporations and the Company's stockholders and Veeco and Veeco's stockholders that may be required or reasonably requested in connection with any action contemplated by this
Section 5.22. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement, then the Company shall promptly inform Veeco thereof and shall cooperate with Veeco in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company. If any event relating to Veeco occurs, or if Veeco becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement, then Veeco shall promptly inform the Company thereof and shall cooperate with the Company in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of Veeco.

            5.23. Company Stockholders' Meeting. (a) The Company shall take all action necessary under all applicable Laws to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Merger Agreement (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting shall be held (on a date selected by Veeco) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Laws.

                  (b) Subject to Section 5.23(c): (i) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of the Company unanimously recommends that the Company's stockholders vote to adopt this Merger Agreement at the Company Stockholders' Meeting (such unanimous recommendation of the Company's Board of Directors that the Company's stockholders vote to adopt this Merger Agreement being referred to as the "Company Board Recommendation"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Veeco, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Veeco shall be adopted or proposed.

                  (c) Notwithstanding anything to the contrary contained in
Section 5.23(b), at any time prior to the adoption of this Merger Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Veeco if: (i) a proposal to acquire (by merger or otherwise) all of the outstanding shares of Company Common Stock is made to the Company and is not withdrawn; (ii) the Company provides Veeco with at least five business days' prior written notice of any meeting of the Company's Board of Directors at which such Board of Directors will consider and determine whether such offer is a Superior Proposal; (iii) the Company's Board of Directors determines in good faith that such offer constitutes a Superior Proposal (taking into account, among other relevant considerations, a written opinion of an independent financial advisor of nationally recognized reputation); (iv) the Company's Board of Directors determines in good faith, after having taken into account, among other relevant considerations, the written advice of the Company's outside legal counsel, that, in light of such Superior Proposal, the withdrawal or modification of the Company Board Recommendation is required in order for the Company's Board of Directors to comply with its fiduciary obligations to the Company's stockholders under applicable Law; and (v) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 5.16.

                  (d) The Company's obligation to call, give notice of and hold the Company Stockholders' Meeting in accordance with Section 5.23(a) hereof shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

            5.24. Veeco Stockholders' Meeting. (a) Veeco shall take all action necessary under all applicable Law to call, give notice of and hold a meeting of the holders of Veeco Shares to vote on the issuance of Veeco Shares in the Merger (the "Veeco Stockholders' Meeting"). The Veeco Stockholders' Meeting will be held on the date of the Company Stockholders' Meeting or as promptly thereafter as is practicable. Veeco shall ensure that all proxies solicited in connection with the Veeco Stockholders' Meeting are solicited in compliance with all applicable Laws.

                  (b) Subject to Section 5.24(c), the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of Veeco unanimously recommends that Veeco's stockholders vote to approve the issuance of Veeco Shares in the Merger (such unanimous recommendation of Veeco's Board of Directors that Veeco stockholders vote to approve the issuance of Veeco Shares in the Merger being referred to as the "Veeco Board Recommendation"). The Veeco Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the Board of Directors of Veeco or any committee thereof to withdraw or modify the Veeco Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

                  (c) Notwithstanding anything to the contrary contained in
Section 5.24(b), at any time prior to the adoption of this Merger Agreement by the Required Veeco Stockholder Vote, the Veeco Board Recommendation may be withdrawn or modified in a manner adverse to the Company if: (i) a proposal to acquire (by merger or otherwise) all of the outstanding Veeco Shares is made to Veeco and is not withdrawn; (ii) Veeco provides the Company with at least five business days' prior written notice of any meeting of Veeco's Board of Directors at which such Board of Directors will consider and determine whether such offer is a Superior Veeco Proposal; (iii) Veeco's Board of Directors determines in good faith that such offer constitutes a Superior Veeco Proposal (taking into account, among other relevant considerations, a written opinion of an independent financial advisor of nationally recognized reputation); and (iv) neither Veeco nor any of its Representatives shall have violated any of the restrictions set forth in Section 5.17.

                  (d) Veeco's obligation to call, give notice of and hold Veeco Stockholders' Meeting in accordance with Section 5.24(a) hereof shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Veeco Proposal or other Veeco Acquisition Proposal, or by any withdrawal or modification of the Veeco Board Recommendation.

SECTION 6. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES.

            The obligations of the parties to enter into and complete the Closing are conditioned upon the satis faction or waiver in writing by the parties, on or before the Closing Date, of the following conditions:

            6.1. Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be Threatened, by the SEC with respect to the Form S-4 Registration Statement.

            6.2. Stockholder Approval. This Merger Agreement shall have been duly adopted by the Required Company Stockholder Vote and the issuance of Veeco Shares in the Merger shall have been duly approved by the Required Veeco Shareholder Vote.

            6.3. Pooling Letters. The Company and Veeco shall have received

                  (a) a letter from PricewaterhouseCoopers, LLP dated as of the Closing Date and addressed to each of Veeco, the Company and Ernst & Young LLP, reasonably satisfactory in form and substance to Veeco and Ernst & Young LLP, to the effect that, after reasonable investigation, PricewaterhouseCoopers, LLP is not aware of any fact concerning the Company or any of the Company's stockholders or affiliates that could preclude Veeco from accounting for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC; and

                  (b) a written opinion from Ernst & Young LLP, dated as of the Closing Date and addressed to Veeco, reasonably satisfactory in form and substance to Veeco and the Company, to the effect that the Merger can be accounted for as a "pooling of interests".

            6.4. Litigation. No suit, action or other Legal Proceeding by any domestic Governmental Authority, or injunction or final judgment shall be pending on the Closing Date before any court or Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Merger Agreement or the consummation of the transactions contemplated hereby.

            6.5. HSR Act. (a) The waiting period applicable to the consummation of the Merger under the HSR Act (as the same may be extended by the agreement of Veeco or the Company or otherwise) shall have expired or been terminated, and
(b) any similar waiting period under any applicable foreign antitrust law or regulation to the consummation of the Merger shall have expired or been terminated, and any Consent required under any applicable foreign antitrust law or regulation shall have been obtained, except where the failure for such waiting period to have expired or been terminated or for such Consent to have been obtained would not be material to either Veeco or the Company.

            6.6. Listing. The Veeco Shares to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

SECTION 7. CONDITIONS PRECEDENT TO VEECO'S AND ACQUISITION'S OBLIGATIONS.

            The obligations of Veeco and Acquisition to enter into and complete the Closing are conditioned upon the satisfaction or waiver in writing by Veeco (on behalf of Veeco and Acquisition), on or before the Closing Date, of the following conditions:

            7.1. Representations and Warranties. The representations and warranties of the Company contained in this Merger Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to such inaccuracies do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on the Company; provided, however that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Merger Agreement shall be disregarded.

            7.2. Performance of Covenants. The Company shall have performed and complied in all material respects with all of the agreements, covenants and conditions required by this Merger Agreement to be performed and complied with by it prior to or on the Closing Date.

            7.3. Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Merger Agreement (including the Consents identified in Schedule 7.03 to the Company Disclosure Schedule) shall have been obtained and shall be in full force and effect other than such Consents, the failure of which to be obtained would not result, individually or in the aggregate in a Material Adverse Effect on the Company or Veeco.

            7.4. Agreements and Documents. Veeco and Acquisition shall have received the following agreements and documents, each of which shall be in full force and effect:

                  (a) Company Affiliate Agreements executed by each Company Affiliate;

                  (b) the Whitman Employment Agreement executed by Christine Whitman;

                  (c) a legal opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel to Veeco, dated as of the Closing Date and addressed to Veeco, confirming its opinion delivered pursuant to Section 5.10(b) (it being understood that in rendering such opinion, Kaye, Scholer, Fierman, Hays & Handler, LLP may rely upon tax representation letters, dated the Closing Date, substantially identical to the tax representation letters referred to in Section 5.10(b) modified to reflect changes in law, if any, and such other matters as Kaye, Scholer, Fierman, Hays & Handler, LLP and Dewey Ballantine LLP may reasonably request);

                  (d) a certificate, dated the Closing Date, executed on behalf of the Company by its Chief Executive Officer, confirming that the conditions set forth in Sections 7.01 and 7.02 hereof have been duly satisfied;

            7.5. Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to the Company from the date hereof to the Closing Date, nor shall there exist any condition which could reasonably be expected to result in such a Material Adverse Effect.

            7.6. Registration Rights Agreement. The Company shall have informed each party to the Registration Rights Agreement, by delivery thereto of a writing in form and substance reasonably satisfactory to Veeco, that the Company believes that, upon the Closing such parties will no longer be entitled to the rights provided for in the Registration Rights Agreement.

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.

            The Company's obligation to enter into and complete the Closing is conditioned upon the satisfaction or waiver in writing by the Company, on or before the Closing Date, of all of the following conditions:

            8.1. Representations and Warranties. The representations and warranties of Veeco and Acquisition contained in this Merger Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to such inaccuracies do not constitute, and would not reasonably be expected have, a Material Adverse Effect on Veeco; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (i) all "Material Adverse Effect" qualifications and other materiality qualifications, any similar qualifications, contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Veeco Disclosure Schedule hereto made or purported to have been made after the date of this Merger Agreement shall be disregarded.

            8.2. Performance of Covenants. Each of Veeco and Acquisition shall have performed and complied in all material respects with all of the agreements, covenants and conditions required by this Merger Agreement to be performed and complied with by them prior to or on the Closing Date.

            8.3. Consents and Approvals. All Consents or approvals of Governmental Authorities required to be obtained in connection with the Merger and the transactions contemplated by this Merger Agreement shall have been obtained other than those Consents or approvals of Governmental Authorities, the failure of which to obtain would not result, individually or in the aggregate, in a Material Adverse Effect on Veeco.

            8.4. Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to Veeco from the date hereof to the Closing Date, nor shall there exist any condition which could reasonably be expected to result in such a Material Adverse Effect.

            8.5. Documents. The Company shall have received the following documents:

                  (a) a legal opinion of Dewey Ballantine LLP, counsel to the Company, dated as of the Closing Date, confirming its opinion delivered pursuant to Section 5.10(b) (it being understood that in rendering such opinion, Dewey Ballantine LLP may rely upon tax representation letters dated as of the Closing Date, and addressed to the Company substantially identical to the tax representation letters referred to in Section 5.10(b) modified to reflect changes in law, if any, and such other matters as Kaye, Scholer, Fierman, Hays & Handler, LLP and Dewey Ballantine LLP may reasonably request),

                  (b) a certificate executed on behalf of Veeco by an executive officer of Veeco, confirming that conditions set forth in Sections 8.01 and 8.02 hereof have been duly satisfied, and

                  (c) Veeco Affiliate Agreements executed by each Veeco
Affiliate.

SECTION 9. TERMINATION.

            9.1. Termination. This Merger Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Merger Agreement by the Company's stockholders and whether before or after approval of the issuance of Veeco Shares in the Merger by Veeco's stockholders):

                  (a) by mutual written consent of Veeco and the Company;

                  (b) by either Veeco or the Company if the Merger shall not have been consummated by August 31, 2000 or, if later, the day following the last day of any cure period under Section 9.01(g) or 9.01(h) (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Merger Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

                  (c) by either Veeco or the Company if (i) a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or (ii) if a suit or action by any domestic Governmental Authority shall be pending, in which it is sought to restrain or prohibit or to obtain damages in connection with, this Merger Agreement or the consummation of the transactions contemplated hereby;

                  (d) by either Veeco or the Company if (i) the Company Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to adopt this Merger Agreement, and (ii) this Merger Agreement shall not have been adopted at such meeting by the Required Company Stockholder Vote (and shall not have been adopted at any adjournment or postponement thereof); provided, however, that (A) a party shall not be permitted to terminate this Merger Agreement pursuant to this Section 9.01(d) if the failure to obtain such stockholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time, and (B) the Company shall not be permitted to terminate this Merger Agreement pursuant to this
Section 9.01(d) unless the Company shall have made the payment required to be made to Veeco pursuant to Section 9.03(a) and shall have paid to Veeco any fee required to be paid to Veeco pursuant to Section 9.03(b);

                  (e) by either Veeco or the Company if (i) the Veeco Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and Veeco's stockholders shall have taken a final vote on the issuance of Veeco Shares in the Merger, and (ii) the issuance of Veeco Shares in the Merger shall not have been approved at such meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Veeco Stockholder Vote; provided, however, that (A) a party shall not be permitted to terminate this Agreement pursuant to this Section 9.01(e) if the failure to obtain such stockholder vote is attributable to a failure on the part of the party seeking to terminate this Merger Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time, and (B) Veeco shall not be permitted to terminate this Merger Agreement pursuant to this Section 9.01(e) unless parent shall have made the payment required to be made to the Company pursuant to Section 9.03(a);

                  (f) by Veeco (at any time prior to the adoption of the Merger Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

                  (g) by Veeco if (i) any of the Company's representations and warranties contained in this Merger Agreement shall be inaccurate as of the date of this Merger Agreement, or shall have become inaccurate as of a date subsequent to the date of this Merger Agreement (as if made on such subsequent date) (and such breach, if capable of cure, has not been cured within fifteen days after notice thereof), such that the condition set forth in Section 7.01 would not be satisfied, or (ii) any of the Company's covenants contained in this Merger Agreement shall have been breached (and any such breach shall not have been cured within fifteen days after notice thereof) such that the condition set forth in Section 7.02 would not be satisfied;

                  (h) by the Company if (i) any of Veeco's representations and warranties contained in this Merger Agreement shall be inaccurate as of the date of this Merger Agreement, or shall have become inaccurate as of a date subsequent to the date of this Merger Agreement (as if made on such subsequent date) (and such breach, if capable of cure, has not been cured within fifteen days after notice thereof), such that the condition set forth in Section 8.01 would not be satisfied, or (ii) if any of Veeco's covenants contained in this Merger Agreement shall have been breached (and any such breach shall not have been cured within fifteen days after notice thereof) such that the condition set forth in Section 8.02 would not be satisfied;

                  (i) (x) by Veeco if, there shall have been any Incurable Material Adverse Effect (as defined) with respect to the Company from the date hereof to the Closing Date or there shall exist any condition which could reasonably be expected to result in such an Incurable Material Adverse Effect (as defined); or (y) by the Company if from the date hereof to the Closing Date, there shall have been any Incurable Material Adverse Effect (as defined) with respect to Veeco from the date hereof to the Closing Date or there shall exist any condition that could reasonably be expected to result in such an Incurable Material Adverse Effect (as defined); or

                  (j) by the Company (at any time prior to the adoption of this Merger Agreement by the Required Company Stockholder Vote) if a Veeco Triggering Event shall have occurred.

                  (k) by Veeco in the event of a Superior Veeco Proposal.

            As used in this Section 9.01, an "Incurable Material Adverse Effect" shall mean a Material Adverse Effect on the Company or Veeco (as applicable), which Material Adverse Effect is not reasonably capable of being cured prior to August 31, 2000.

            9.2. Effect of Termination. In the event of the termination of this Merger Agreement as provided in Section 9.01, this Merger Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.02,
Section 9.03 and Article 10 shall survive the termination of this Merger Agreement and shall remain in full force and effect, and (ii) the termination of this Merger Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty or covenant contained in this Merger Agreement.

            9.3. Expenses; Termination Fees. (a) Except as set forth in this
Section 9.03, all fees and expenses incurred in connection with this Merger Agreement and the transactions contemplated by this Merger Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that: (i) Veeco and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with (A) the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement and any amendments or supplements thereto and (B) the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation; (ii) if this Merger Agreement is terminated by Veeco pursuant to Section 9.01(g), then the Company shall make a nonrefundable cash payment to Veeco, at the time specified in the next sentence, in an amount equal to the aggregate amount of all fees and reasonable, documented, out-of-pocket expenses (including with respect to fees, all attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Veeco in connection with the preparation and negotiation of this Merger Agreement and otherwise in connection with the Merger; and (iii) if this Merger Agreement is terminated by the Company pursuant to Section 9.01(h), then Veeco shall make a nonrefundable cash payment to the Company, at the time specified in the last sentence of this Section 9.03(a), in an amount equal to the aggregate amount of all fees and reasonable, documented, out-of-pocket expenses (including with respect to fees, all attorneys' fees, accountants fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of the Company in connection with the preparation and negotiation of this Merger Agreement and otherwise in connection with the Merger. In the case of termination of this Merger Agreement by Veeco pursuant to Section 9.01(g), the nonrefundable payment referred to in clause "(ii)" of the proviso to the first sentence of this Section 9.03(a) shall be made by the Company within two business days after such termination. In the case of termination of this Merger Agreement by the Company pursuant to Section 9.01(h), the nonrefundable payment referred to in clause "(iii)" of the proviso to the first sentence of this Section 9.03(a) shall be paid by Veeco within two business days afer such termination.

                  (b) If (i) this Merger Agreement is terminated (A) by Veeco or the Company pursuant to Section 9.01(d) or (B) by Veeco pursuant to Section 9.01(g) and at or prior to the time of such termination a Company Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, or
(C) by Veeco pursuant to Section 9.01(f) then the Company shall pay to Veeco (in lieu of any payment required to be made pursuant to Section 9.03(a)), a nonrefundable fee in the amount of $14,600,000 (the "Termination Fee"). In the case of termination of this Merger Agreement by the Company pursuant to Section 9.01(d), the Termination Fee referred to in the preceding sentence shall be paid by the Company prior to such termination, and in the case of termination of this Merger Agreement by Veeco pursuant to
Section 9.01(d), Section 9.01(f) or Section 9.01(g), the Termination Fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination.

                  (c) If this Merger Agreement is terminated by Veeco or the Company pursuant to Section 9.01(e), then Veeco shall pay to the Company (in lieu of any payment required to be made pursuant to Section 9.03(a)), a nonrefundable fee in the amount of $4,000,000; provided, however, that if this Merger Agreement is terminated by Veeco or the Company pursuant to Section 9.01(e), and at or prior to the time of such termination, a Veeco Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, then Veeco shall pay to the Company (in lieu of any payment required to be made pursuant to Section 9.03(a) and in lieu of the $4,000,000 payment referred to earlier in this sentence) the Termination Fee. If this Merger Agreement is terminated by (A) Veeco pursuant to Section 9.01(k), or (B) by the Company pursuant to Section 9.01(j), then Veeco will pay to the Company (in lieu of any payment required to be made pursuant to Section 9.03(a)), the Termination Fee. In the case of termination of this Merger Agreement by Veeco pursuant to Section 9.01(e), the $4,000,000 fee referred to in this Section 9.03(c) or the Termination Fee (as applicable) shall be paid by Veeco prior to such termination, and in the case of termination of this Merger Agreement by the Company pursuant to Section 9.01(e), such $4,000,000 fee or the Termination Fee (as applicable) shall be paid by Veeco within two business days after such termination. In the case of termination of this Merger Agreement by Veeco pursuant to Section 9.01(k), the Termination Fee shall be paid by Veeco prior to such termination. In the case of termination of this Merger Agreement pursuant to Section 9.01(j), the Termination Fee shall be paid by Veeco within two business days after such termination.

SECTION 10. MISCELLANEOUS.

            10.1. Successors. This Merger Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            10.2. Amendment. This Merger Agreement may be amended with the approval of the respective Boards of Directors of the Company and Veeco at any time (whether before or after adoption of this Merger Agreement by the stockholders of the Company and whether before or after approval of the issuance of Veeco Shares in the Merger by Veeco's stockholders); provided, however, that
(i) after any such adoption of this Merger Agreement by the Company's stockholders, no amendment shall be made which by Law requires further approval of the stockholders of the Company without the further approval of such stockholders, and (ii) after any such approval of the issuance of Veeco Shares in the Merger by Veeco's stockholders, no amendment shall be made which by Law or NASD regulation requires further approval of Veeco's stockholders without the further approval of such stockholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            10.3. Waiver. (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Merger Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Merger Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                  (b) No party shall be deemed to have waived any claim arising out of this Merger Agreement, or any power, right, privilege or remedy under this Merger Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

            10.4. No Survival of Representations and Warranties; Survival of Tax Covenants. None of the representations and warranties contained in this Merger Agreement or in any certificate delivered pursuant to this Merger Agreement shall survive the Merger. Notwithstanding any other provision of this Merger Agreement, the covenants contained in Section 5.10(c) shall survive until the termination or expiration of the relevant statute of limitations.

            10.5. Entire Agreement; Counterparts. This Merger Agreement (together with the agreements, certificates and other documents referred to herein, the Schedules and Exhibits hereto and the Company Disclosure Schedule and the Veeco Disclosure Schedule) constitutes the entire agreement among the parties with respect to its subject matter and supersedes all other prior and contemporaneous agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof, provided, however, that the certain Mutual Confidentiality Agreement dated
February 10, 2000 between the Company and Veeco shall not be superseded and shall remain in full force and effect. This Merger Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

            10.6. Governing Law. THIS MERGER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN SUCH STATE AND WITHOUT REGARD TO CONFLICTS OF LAW DOCTRINES EXCEPT TO THE EXTENT THAT CERTAIN MATTERS ARE PREEMPTED BY FEDERAL LAW OR ARE GOVERNED BY THE LAW OF THE JURISDICTION OF ORGANIZATION OF THE RESPECTIVE PARTIES.

            10.7. Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered Sections contained in Article III, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding number or lettered
Section in Article III, and shall not be deemed to relate to or to qualify any other representation or warranty. The Veeco Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered Sections contained in Article IV, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered
Section in Article IV, and shall not be deemed to related to or to qualify any other representation or warranty.

            10.8. Attorneys' Fees. In any action at law or suit in equity to enforce this Merger Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

            10.9. Assignment. Neither Veeco, Acquisition nor the Company may assign this Merger Agreement to any other Person without the prior written consent of the other parties hereto.

            10.10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) when transmitted by telecopy (transmission confirmed), (c) on the fifth business day following mailing by registered or certified mail (return receipt requested), or (d) on the next business day following deposit with an overnight delivery service of national reputation, to the parties at the following addresses and telecopy numbers (or at such other address or telecopy number for a party as may be specified by like notice):

                  If to Veeco or Acquisition:

                  c/o Veeco Instruments Inc.
                  Terminal Drive
                  Plainview, New York 11803
                  Attention: Edward H. Braun,
                             Chairman, President and Chief Executive Officer
                  Telephone: (516) 349-8300
                  Telecopy:  (516) 349-9079

                  With a copy to:

                  Kaye, Scholer, Fierman, Hays & Handler, LLP
                  425 Park Avenue
                  New York, New York 10022
                  Attention: Rory A. Greiss, Esq.
                  Telephone: (212) 836-8261
                  Telecopy:  (212) 836-7152

                  If to the Company:

                  CVC, Inc.
                  525 Lee Road
                  Rochester, NY 14606
                  Attention: Christine Whitman
                             Chief Executive Officer
                  Telephone: (716) 458-2550
                  Telecopy:  (716) 458-0426

                  With a copy to:

                  Dewey Ballantine LLP
                  1301 Avenue of the Americas
                  New York, New York 10019
                  Attention: Richard D. Pritz, Esq.
                  Telephone: (212) 259-6310
                  Telecopy:  (212) 239-6651

            10.11. Headings. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

            10.12. Exhibits and Schedules. The Exhibits and Schedules to this Merger Agreement are incorporated by reference herein and are made a part hereof as if they were fully set forth herein. References herein to "this Merger Agreement," "herein," "hereof" and phrases of like import are references to this Merger Agreement, together with the Exhibits and Schedules hereto, including the Company Disclosure Schedule and the Veeco Disclosure Schedule.

            10.13. Severability. The invalidity of any term or terms of this Merger Agreement shall not affect any other term of this Merger Agreement, which shall remain in full force and effect.

            10.14. No Third-Party Beneficiaries. Other than the Indemnified Persons, there are no third party beneficiaries of this Merger Agreement or of the transactions contemplated hereby and nothing contained herein shall be deemed to confer upon anyone other than the parties hereto (and their permitted successors and assigns) and, with respect to the obligations of Veeco pursuant to Section 5.07 the Indemnified Persons, any right to insist upon or to enforce the performance of any of the obligations contained herein.

                                    * * * * *

            IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first above written.

                                        VEECO INSTRUMENTS INC.

                                        By: /s/ Edward H. Braun
                                            ------------------------------------
                                            Name: Edward H. Braun
                                            Title: Chairman, CEO and President


                                        CVC, INC.

                                        By: /s/Christine B. Whitman
                                            ------------------------------------
                                            Name: Christine B. Whitman
                                            Title: Chairman, President and CEO


                                        VEECO ACQUISITION CORP.

                                        By: /s/ Edward H. Braun
                                            ------------------------------------
                                            Name: Edward H. Braun
                                            Title: Chairman, CEO and President

                                                                      Schedule A

                          Company Stockholders Party to
                      Company Stockholders Voting Agreement

Seagate Technology, Inc.
Nikko Tecno Co., Inc.
Advent International Group
Global Private Equity III Limited Partnership
Advent PGGM Global Limited Partnership
Advent Partners GPE III Limited Partnership
Advent Partners (NA) GPE III Limited Partnership
Advent Partners Limited Partnership
Anne G. Whitman
Christine B. Whitman
Emilio O. DiCataldo
Mehrdad M. Moslehi
Christopher J. Mann

                                                                      Schedule B

                           Veeco Stockholders Party to
                       Veeco Stockholders Voting Agreement

Edward H. Braun
John F. Rein, Jr.
Emanuelle N. Lakios
Joseph Z. Rivlin

                                                                      Schedule C

                               Company Affiliates

Seagate Technology
Nikko Tecno, Inc.
Christine B. Whitman
Giovanni Nocerino
Emilio O. DiCataldo
Mehrdad M. Moslehi
Christopher J. Mann
Richard J. Chicotka
Richard A. Kellogg
Judd C. Prozeller
Robert C. Fink
Douglas A. Kingsley
Seiya Miyanishi
Donald L. Waite
Maurice F. Holmes

                                                                      Schedule D

                                Veeco Affiliates

Edward H. Braun
Walter J. Scherr
Richard A. D'Amore
Paul R. Low
Joel A. Elftman
John F. Rein, Jr.
Francis Steenbeke
Emanuelle N. Lakios
Robert P. Oates
John P. Kiernan
Heinz K. Fridrich
Roger D. McDaniel
Irwin Pfister
Virgil Elings, Ph. D.
Don R. Kania, Ph. D.
Joseph Z. Rivlin
Lloyd J. LaComb
Allen R. Schwartz
Daniel C. Croucher
Thomas J. Cully

                                                                      Schedule E

                       Officers of Acquisition Immediately
                           Prior to the Effective Time

Officers of Acquisition   Position

Edward H. Braun           CEO
John F. Rein, Jr.         Vice President and Treasurer
Greg Robbins              Secretary
Christine Whitman         President
Emilio DiCataldo          Senior Vice President and Chief Financial Officer
Giovanni Nocerino         Executive Vice President, Sales & Service
Mehrdad M. Moslehi        Senior Vice President and Chief Technical Officer
Christopher J. Mann       Senior Vice President, Marketing
Richard J. Chicotka       Vice President, Engineering
Richard A. Kellogg        Vice President, Manufacturing
Judd C. Prozeller         Vice President, Quality and Human Resources

                                                                      Exhibit A

                      Company Stockholders Voting Agreement
                                (Attached hereto)

                                                                      Exhibit A

                              COMPANY STOCKHOLDERS
                                VOTING AGREEMENT

            COMPANY STOCKHOLDERS VOTING AGREEMENT (this "Agreement"), dated February 29, 2000, among each of the individuals and entities listed on Schedule A to this Agreement (each, a "Company Stockholder" and collectively, the "Company Stockholders") and Veeco Instruments Inc., a Delaware corporation ("Veeco").

            WHEREAS, Veeco Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Veeco ("Acquisition"), and CVC, Inc., a Delaware corporation (the "Company") propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended, supplemented or modified in accordance with its terms, the "Merger Agreement") providing for the merger of Acquisition into the Company (the "Merger");

            WHEREAS, capitalized terms used in this Agreement but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement;

            WHEREAS, this Agreement is the Company Stockholders Voting Agreement contemplated by and referred to in the Merger Agreement;

            WHEREAS, each Company Stockholder owns the number of Existing Company Shares (as defined) set forth opposite such Company Stockholder's name on Schedule A hereto and the Company Stockholders collectively own in the aggregate 6,086,749 Existing Company Shares (as defined);

            WHEREAS, as a condition to the willingness of Veeco to enter into the Merger Agreement, Veeco has requested that the Company Stockholders enter into this Agreement.

            NOW THEREFORE, to induce Veeco to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

      SECTION 1. CERTAIN DEFINITIONS.

            1.1. "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to securities of the same issuer.

            1.2. "Company Shares" with respect to any Company Stockholder, shall mean such Company Stockholder's Existing Company Shares and any shares of Company Common Stock and/or other Equity Securities of, or equity interest in, the Company acquired by the Company Stockholder in any capacity after the date of this Agreement and prior to the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise Beneficially Owned by such Company Stockholder, in each case, if and to the extent entitled to be voted.

            1.3. "Existing Company Shares" with respect to any Company Stockholder, means all shares of Company Common Stock Beneficially Owned by such Company Stockholder on the date of this Agreement, in each case, if and to the extent entitled to be voted.

            1.4. "Irrevocable Proxy" shall mean a Company Stockholder Power of Attorney and Irrevocable Proxy in the form of Exhibit A attached to this Agreement.

      SECTION 2. REPRESENTATIONS AND WARRANTIES.

            2.1. Entity Company Stockholder Representations and Warranties. Each Company Stockholder that is a legal entity, or otherwise not an individual Person, hereby represents and warrants to Veeco as follows:

            (a) Authority. Such Company Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Company Stockholder has all power and authority necessary to enable it to enter into this Agreement and to carry out the transactions contemplated by this Agreement and such Company Stockholder's Irrevocable Proxy. This Agreement and such Company Stockholder's Irrevocable Proxy have been duly and validly authorized, executed and delivered by such Company Stockholder and each constitutes such Company Stockholder's legal, valid and binding obligation, enforceable against it in accordance with its terms.

            (b) Non-Contravention. Neither the execution and delivery of this Agreement or such Company Stockholder's Irrevocable Proxy, nor consummation of the transactions contemplated by this Agreement, by such Company Stockholder's Irrevocable Proxy or by any document to be delivered in accordance herewith or therewith will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, (i) such Company Stockholder's certificate of incorporation, limited partnership agreement or other organizational, governing or constating documents, (ii) any agreement or instrument to which such Company Stockholder is a party or by which it is bound, or (iii) any Law, or any order, rule or regulation of any court or Governmental Authority or other regulatory organization having jurisdiction over it.

            (c) Approvals and Consents. No governmental filings, authorizations, approvals or Consents, or other governmental action is required for (i) the execution and delivery of this Agreement and such Company Stockholder's Irrevocable Proxy by such Company Stockholder, (ii) the performance by such Company Stockholder of its obligations under this Agreement and such Company Stockholder's Irrevocable Proxy or (iii) the consummation by such Company Stockholder of the transactions contemplated by this Agreement and such Company Stockholder's Irrevocable Proxy.

            2.2. Individual Company Stockholder Representations and Warranties. Each Company Stockholder that is an individual hereby represents and warrants to Veeco as follows:

            (a) Authority. Such Company Stockholder has full capacity and authority to enter into this Agreement and such Company Stockholder's Irrevocable Proxy, and to carry out the transactions contemplated hereby and thereby. This Agreement and such Company Stockholder's Irrevocable Proxy have been duly executed and delivered by such Company Stockholder and each constitutes a legal, valid and binding obligation of such Company Stockholder enforceable against such Company Stockholder in accordance with its terms.

            (b) Non-Contravention. None of the execution and delivery of this Agreement or such Company Stockholder's Irrevocable Proxy, nor consummation of the transactions contemplated by this Agreement, by such Company Stockholder's Irrevocable Proxy or by any document to be delivered in accordance herewith or therewith will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, (i) any agreement or instrument to which such Company Stockholder is a party or by which such Company Stockholder is bound, (ii) any Law, or any order, rule or regulation of any court or Governmental Authority or other regulatory organization having jurisdiction over such Company Stockholder.

            (c) Approvals and Consents. No governmental filings, authorizations, approvals or Consents, or other governmental action is necessary or required (i) for the execution and delivery of this Agreement or such Company Stockholder's Irrevocable Proxy by such Company Stockholder, (ii) the performance by such Company Stockholder of such Company Stockholder's obligations under this Agreement or such Company Stockholder's

Irrevocable Proxy or (iii) the consummation by such Company Stockholder of the transactions contemplated hereby or by such Company Stockholder's Irrevocable Proxy.

            2.3. Company Stockholder Representations and Warranties. Each Company Stockholder hereby represents and warrants to Veeco as follows:

            (a) Ownership of Existing Company Shares. Such Company Stockholder is the record and Beneficial Owner of the number of Existing Company Shares set forth opposite such Company Stockholder's name on Schedule A to this Agreement. On the date of this Agreement, such Existing Company Shares constitute all of the shares of Company Common Stock owned of record or Beneficially Owned by such Company Stockholder.

            (b) Liens and Restrictions on Existing Company Shares. Such Company Stockholder owns the number of Existing Company Shares set forth opposite such Company Stockholder's name on Schedule A hereto, free and clear of any Liens, claims, security interests, proxies, voting trusts or agreements, restrictions, qualifications, limitations, understandings or arrangements which would in any way restrict or impair such Company Stockholder's right to vote such Existing Company Shares in his, her or its sole discretion, or could require such Company Stockholder to sell or transfer any of such Existing Company Shares (whether upon default on a loan or otherwise) before the Effective Time.

            (c) Voting Power Over Existing Company Shares. Such Company Stockholder has sole voting power and sole power to issue instructions and sole power to agree to the matters set forth in this Agreement with respect to all of such Company Stockholder's Existing Company Shares.

            (d) Survival. The obligations of such Company Stockholder under this Agreement shall survive the death, disability or incapacity of such Company Stockholder.

            2.4. Veeco Representations and Warranties. Veeco hereby represents and warrants to the Company Stockholders as follows:

            (a) Authority. Veeco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Veeco has all power and authority necessary to enable it to enter into this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Veeco and constitutes a legal, valid and binding obligation of Veeco enforceable against Veeco in accordance with its terms.

            (b) Non-Contravention. Neither the execution and delivery of this Agreement by Veeco nor the consummation of the transactions contemplated by this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the certificate of incorporation or by-laws of Veeco.

            (c) Approvals and Consents. No governmental filings, authorizations, approvals or Consents, or other governmental action is required for (i) the execution and delivery of this Agreement by Veeco, (ii) the performance by Veeco of its obligations under this Agreement or (iii) the consummation by Veeco of the transactions contemplated by this Agreement.

      SECTION 3. COVENANTS OF THE COMPANY STOCKHOLDERS.

            3.1. Vote for Merger. At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or any of the transactions contemplated by the Merger Agreement, or at any adjournment or postponement thereof, or in any other circumstances upon which a vote, Consent or other approval with respect to the Merger and the Merger Agreement is sought, each Company Stockholder's Company Shares shall be counted as present thereat for purposes of establishing a quorum and shall be voted or Consented (or caused to be voted or Consented) in favor of the Merger, the adoption by the Company of the Merger Agreement, other matters relating to the approval of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement.

            3.2. Vote Against Certain Matters. Prior to the Effective Time, at any meeting of stockholders of the Company or at any adjournment or postponement thereof or in any other circumstances upon which a Company Stockholder's vote, Consent or other approval is sought, such Company Stockholder's Company Shares shall be counted as present thereat for purposes of establishing a quorum and shall be voted or Consented (or caused to be voted or Consented) against any proposal or transaction involving the Company or any of its Subsidiaries if such transaction or proposal would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement; provided, that nothing set forth in this
Section 3.2 is intended or shall be construed to restrict or impair the right of a Company Stockholder to vote or Consent (or cause to be voted or Consented) any Company Shares owned of record or Beneficially Owned by such Company Stockholder
(i) in favor of any Company Acquisition Proposal or related Company Acquisition Transaction or (ii) in the election of any director of the Company.

            3.3. Execution and Delivery of Irrevocable Proxies. In order to effectuate the voting arrangements contemplated by Section 3.1 and Section 3.2 hereof, contemporaneously with the execution and delivery by the parties hereto of this Agreement, and as a condition to such execution and delivery by Veeco, each Company Stockholder is delivering to Veeco an Irrevocable Proxy duly executed by or on behalf of such Company Stockholder.

            3.4. Transfers; Other Voting Arrangements Inconsistent Actions.

            (a) Transferees Bound. It shall be a condition precedent to any direct or indirect sale, transfer, pledge, assignment or other disposition of, or entry into any Contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, any Company Shares by a Company Stockholder (any of the foregoing, whether voluntary or involuntary, by operation of Law or otherwise a "Transfer") to any Person (the "Transferee") that (A) the Company Stockholder desiring to effect such Transfer provide to the proposed Transferee in connection therewith a copy of this Agreement and the Irrevocable Proxy and (B) such Transferee shall agree, prior to the consummation of such Transfer, to become bound by this Agreement and such Company Stockholder's Irrevocable Proxy and subject to the terms, conditions and restrictions hereof and thereof in the same manner as the Company Stockholder desiring to effect such Transfer, by executing a writing to such effect in form and substance satisfactory to Veeco.

            (b) Other Voting Arrangements, Etc. No Company Stockholder shall, directly or indirectly, enter into any voting arrangement, whether by proxy, voting arrangement, voting agreement, voting trust or otherwise with respect to any Company Shares owned of record or Beneficially Owned by such Company Stockholder other than as contemplated under and as required by this Agreement and such Company Stockholder's Irrevocable Proxy.

            (c) Inconsistent Actions; Non-Interference. No Company Stockholder shall, directly or indirectly, take any action that would or could reasonably be expected to (A) make any representation or warranty of the Company Stockholder contained herein untrue or incorrect, or (B) result in a breach by the Company Stockholder of its obligations under this Agreement, or (C) result in a breach by the Company of its obligations under the Merger Agreement, or (D) invalidate or in any way limit the enforceability by the Proxyholders (as defined in the Irrevocable Proxy) of such Company Stockholder's Irrevocable Proxy, or (E) have an effect that would be inconsistent with, or violative of, any provision or agreement contained in the Merger Agreement.

      SECTION 4. COVENANTS RELATING TO CONFIDENTIALITY AND DISCLOSURE.

            4.1. Confidentiality. Each Company Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement and the Merger Agreement may be dependent upon the maintenance of strict confidentiality with respect to the matters referred to herein and therein. In this connection, pending public disclosure thereof by Veeco or the Company, each Company Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement or the Merger Agreement (other than to its and to the Company's counsel and advisors) without the prior written consent of Veeco, except for filings, if any, required pursuant to the Exchange Act and the rules and regulations promulgated thereunder or disclosures that such Company Stockholder's counsel advises are necessary in order to fulfill such Company Stockholder's obligations imposed by Law, in which event such Company Stockholder shall give prior notice of such disclosure to Veeco as promptly as practicable so as to enable Veeco to seek a protective order from a court of competent jurisdiction with respect thereto or similar relief in connection therewith.

            4.2. Disclosure. Each Company Stockholder hereby agrees to permit the Company and Veeco to publish and disclose in the Form S-4 Registration Statement and the Joint Proxy Statement (including all documents, exhibits and schedules filed with the SEC), and any press release or other disclosure document which Veeco or the Company determine to be necessary or desirable in connection with the Merger and the transactions related thereto, such Company Stockholder's identity and ownership of Company Common Stock or Veeco Shares, as the case may be, and the nature of its commitments, arrangements and understandings under this Agreement and such Company Stockholder's Irrevocable Proxy.

      SECTION 5. CERTAIN ADDITIONAL COVENANTS OF THE COMPANY STOCKHOLDERS.

            5.1. No Solicitation. Each Company Stockholder shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, take any action to initiate, solicit, encourage or facilitate the making of any Company Acquisition Proposal or any inquiry with respect thereto, or engage in discussions or negotiations with any Person (other than Veeco or any of its Affiliates or Representatives) relating to any Company Acquisition Proposal or disclose any non-public information relating to the Company or any Subsidiary of the Company or afford access to the properties, books or records of the Company or any Subsidiary of the Company, to any Person that has made a Company Acquisition Proposal. A Company Stockholder shall notify Veeco orally and in writing of any offers, proposals or inquiries received by such Company Stockholder relating to the purchase or acquisition by any Person of any Company Shares and of any Company Acquisition Proposal actually known to such Company Stockholder (including, in each case, the material terms and conditions thereof and the identity of the Person making it), within 24 hours of receipt thereof. Each Company Stockholder shall and shall cause its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any parties conducted heretofore with respect to any Company Acquisition Proposal, other than discussions or negotiations with Veeco or its Affiliates or Representatives. Notwithstanding the restrictions set forth in this Section 5.1, each of the Company and any Person (including any Company Stockholder) who is an officer or director of the Company may take any action in such capacity that is consistent with the terms of the Merger Agreement.

            5.2. Reliance. Each Company Stockholder understands and acknowledges that Veeco is entering into the Merger Agreement in reliance upon such Company Stockholder's execution and delivery of this Agreement and such Company Stockholder's Irrevocable Proxy.

            5.3. Affiliate Agreement. Each Company Stockholder, if requested by Veeco prior to the Effective Time, will duly execute and deliver to Veeco a Company Affiliate Agreement contemplated by Section 5.21(a) of the Merger Agreement.

      SECTION 6. TERMINATION.

            6.1. Termination of Agreement. The provisions of this Agreement shall terminate and be of no further force or effect upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms and
(b) the Effective Time of the Merger.

      SECTION 7. MISCELLANEOUS.

            7.1 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expense.

            7.2 Entire Agreement. This Agreement and any documents to be delivered in accordance with this Agreement (including the Irrevocable Proxies of the Company Stockholders) contain the entire agreement among the parties relating to the transactions which are the subject of this Agreement, and all prior and contemporaneous negotiations, understandings and agreements among the parties (whether written or oral) with regard to the subject matter of this Agreement are superseded by this Agreement, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement.

            7.3 Captions. The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

            7.4. Binding Agreement; Assignment.

            (a) Binding Agreement. Each Company Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Company Shares and shall be binding upon any Person to which record or Beneficial Ownership of such Company Shares shall pass, whether by operation of Law or otherwise, including, without limitation, the Company Stockholder's heirs, distributees, guardians, administrators, executors, legal representatives, or successors, partners or other transferees (for value or otherwise) and any other successors in interest. Notwithstanding any transfer of Company Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

            (b) Assignment. Notwithstanding anything to the contrary set forth herein, no party may assign any of its rights or obligations hereunder, by operation of Law or otherwise, without the prior written consent of the other party; provided, that Veeco may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Veeco, but no such assignment shall relieve Veeco of its obligations hereunder if such assignee does not perform such obligations.

            7.5. Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which mailed by first class mail from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

            If to Veeco:

            Veeco Instruments Inc.
            Terminal Drive
            Plainview, New York 11803
            Attention: Edward H. Braun
                       Chairman, President and Chief Executive Officer
            Facsimile No: (516) 349-9079

            with a copy to:

            Kaye, Scholer, Fierman, Hays & Handler, LLP
            425 Park Avenue
            New York, New York 10022-3598
            Attention: Rory Greiss, Esq.
            Facsimile No.: (212) 836-8689

            If to any Company Stockholder, to such Company Stockholder at the address set forth under such Company Stockholder's signature on the signature pages to this Agreement.

            with a copy to:

            Dewey Ballantine, LLP
            1301 Avenue of the Americas
            New York, New York 10019
            Attention: Richard D. Pritz, Esq.
            Facsimile No.:  (212) 239-6551

            7.6. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN SUCH STATE AND WITHOUT REGARD TO CONFLICTS OF LAWS DOCTRINES.

            7.7. Amendments. Prior to the Effective Time, this Agreement may be amended only by a document in writing signed by Veeco and each Company Stockholder.

            7.8. Counterparts. This Agreement may be executed in two or more counterparts, some of which may contain the signatures of some, but not all, of the parties hereto. Each of those counterparts will be deemed an original, but all of them together will constitute one and the same Agreement.

            7.9. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

            7.10. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in any action or proceeding relating to or arising out of this Agreement (including, with respect to a Company Stockholder, such Company Stockholder's Irrevocable Proxy) or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such parties will not seek to change the venue of any such action or proceeding or otherwise to move any such action or proceeding to another court, whether because of inconvenience of the forum or otherwise (provided that nothing in this Section will prevent a party from removing an action or proceeding from a Delaware state court to a Federal court located in the State of Delaware), (iv) agrees that such party will not bring any action relating to this Agreement or any Irrevocable Proxy or any of the transactions contemplated hereby or thereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court and (v) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any Irrevocable Proxy or any of the transactions contemplated hereby or thereby.

            7.11. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Irrevocable Proxies.

            IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date in the first paragraph of this Agreement.

                                           VEECO

                                           VEECO INSTRUMENTS INC.

                                           By:
                                              ----------------------------
                                              Name:
                                              Title:


                                           COMPANY STOCKHOLDERS

                                           SEAGATE TECHNOLOGY, INC.

                                           By:
                                              ----------------------------
                                              Name:
                                              Title:

                                           Seagate Technology, Inc.'s
                                             Address for Notice:
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           Attention:_____________________
                                           Facsimile No.:_________________


                                           NIKKO TECNO CO., INC.

                                           By:
                                              ----------------------------
                                              Name:
                                              Title:

                                           Nikko Tecno Co., Inc.
                                             Address for Notice
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           Attention:_____________________
                                           Facsimile No.:_________________

                                           ADVENT INTERNATIONAL GROUP

                                           By:
                                              ----------------------------
                                              Name:
                                              Title:

                                           Advent International Group's
                                             Address for Notice:
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           Attention:_____________________
                                           Facsimile No.:_________________


                                           GLOBAL PRIVATE EQUITY III LIMITED
                                              PARTNERSHIP

                                           By: Advent International Group,
                                               its General Partner

                                           By:
                                              ----------------------------
                                              Name:
                                              Title:

                                           Global Private Equity III
                                             Limited Partnership's
                                             Address for Notice:
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           Attention:_____________________
                                           Facsimile No.:_________________


                                           ADVENT PGGM GLOBAL LIMITED
                                              PARTNERSHIP

                                           By: Advent International Group,
                                              its General Partner

                                           By:
                                              ----------------------------
                                              Name:
                                              Title:

                                           Advent PGGM Global Limited
                                             Partnership's Address for Notice:
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           Attention:_____________________
                                           Facsimile No.:_________________

                                           ADVENT PARTNERS GPE III LIMITED
                                              PARTNERSHIP

                                           By: Advent International Group,
                                              its General Partner

                                           By:
                                              ----------------------------
                                              Name:
                                              Title:

                                           Advent Partners GPE III Limited
                                            Partnership's Address for Notice:
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           Attention:_____________________
                                           Facsimile No.:_________________

                                           ADVENT PARTNERS (NA) GPE III LIMITED
                                              PARTNERSHIP

                                           By: Advent International Group,
                                            its General Partner

                                           By:
                                              ----------------------------
                                              Name:
                                              Title:

                                           Advent Partners (NA) GPE III
                                             Limited Partnership's
                                             Address for Notice:
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           Attention:_____________________
                                           Facsimile No.:_________________

                                           ADVENT PARTNERS LIMITED PARTNERSHIP

                                           By: Advent International Group,
                                               its General Partner
                                           By:
                                              ----------------------------
                                              Name:
                                              Title:

                                           Advent Partners Limited Partnership's
                                             Address for Notice:
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           Attention:_____________________
                                           Facsimile No.:_________________

                                           -------------------------------
                                           Anne G. Whitman

                                           Anne G. Whitman's
                                             Address for Notice:
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           Facsimile No.:_________________

                                           -------------------------------
                                           Christine B. Whitman

                                           Christine B. Whitman's
                                              Address for Notice:
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           Facsimile No.:_________________

                                           -------------------------------
                                           Emilio O. DiCataldo

                                           Emilio O. DiCataldo's
                                             Address for Notice:
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           Facsimile No.:_________________

                                           -------------------------------
                                           Mehrdad M. Moslehi

                                           Mehrdad M. Moslehi's
                                             Address for Notice:
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           Facsimile No.:_________________

                                           -------------------------------
                                           Christopher J. Mann

                                           Christopher J. Mann's
                                             Address for Notice:
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           -------------------------------
                                           Facsimile No.:_________________

                                   Schedule A

Company Stockholder                          No. of Existing Company Shares Held
-------------------                          -----------------------------------
Seagate Technology, Inc.                                  2,428,313

Nikko Tecno Co., Inc.                                     1,412,316

Global Private Equity III Limited Partnership               853,658

Advent PGGM Global Limited Partnership                      130,793

Advent Partners GPE III Limited Partnership                  12,907

Advent Partners (NA) GPE III Limited Partnership              3,861

Advent Partners Limited Partnership                          15,041

Anne G. Whitman                                             451,900

Christine B. Whitman                                        368,000

Emilio O. DiCataldo                                          50,000

Mehrdad M. Moslehi                                          304,000

Christopher J. Mann                                          55,960


                               Schedule A - Page 1

                                                                      Exhibit A

                              COMPANY STOCKHOLDERS
                     POWER OF ATTORNEY AND IRREVOCABLE PROXY

      Reference is hereby made to that Certain Company Stockholders Voting Agreement (the "Voting Agreement"), dated as of the date hereof, of which this Company Stockholders Power of Attorney and Irrevocable Proxy (this "Irrevocable Proxy") forms a part. Capitalized terms used but not defined in this Irrevocable Proxy have the respective meanings ascribed to such terms in the Voting Agreement. This Irrevocable Proxy is being delivered by the undersigned Company Stockholder (the "Granting Stockholder") pursuant to Section 3.3 of the Voting Agreement.

      The undersigned Granting Stockholder hereby irrevocably appoints Veeco Instruments Inc., a Delaware corporation ("Veeco"), and each of Veeco's officers and other designees (each such Person, a "Proxyholder") as the Granting Stockholder's attorney-in-fact and proxy pursuant to the provisions of Section 212 of the Delaware General Corporation Law, with full power of substitution, in the Granting Stockholder's name, place and stead, to vote and otherwise act (by written consent or otherwise) with respect to all of the Company Shares now owned of record or Beneficially Owned by the Granting Stockholder and of which the Granting Stockholder may hereafter acquire record or Beneficial Ownership, and any other securities, if any (the "Other Securities"), which the Granting Stockholder is entitled to vote at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise:

            (a) in favor of the Merger, the adoption by the Company of the Merger Agreement, other matters relating to the approval of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement; and

            (b) against any proposal or transaction involving the Company or any of its Subsidiaries if any such transaction or proposal would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement; provided, however, that nothing set forth in this paragraph (b) is intended or shall be construed to grant to any Proxyholder the right to vote or otherwise act (by written consent or otherwise) with respect to any Company Shares or Other Securities owned of record or Beneficially Owned by the Granting Stockholder (i) against any Company Acquisition Proposal or related Company Acquisition Transaction or (ii) in the election of any director of the Company.

      THIS POWER OF ATTORNEY AND IRREVOCABLE PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Granting Stockholder hereby revokes all other proxies and powers of attorney with respect to the Company Shares and the Other Securities that the Granting Stockholder may have heretofore granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Granting Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Granting Stockholder and any obligation of the Granting Stockholder under this Irrevocable Proxy shall be binding upon the heirs, personal representatives, successors and assigns of the Granting Stockholder.


                               Exhibit A - Page 1

      This Irrevocable Proxy shall be valid and irrevocable until, and shall terminate upon, the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time of the Merger.


                     ----------------------------------------------------------
                     (Signature of Granting Stockholder)


                     ----------------------------------------------------------
                     (Printed Name of Granting Stockholder as it Appears on Certificate Representing Company Shares)


                     ----------------------------------------
                     (Date)


                               Exhibit A - Page 2

                                                                       Exhibit B

                       Veeco Stockholders Voting Agreement
                                (Attached hereto)

                               VEECO STOCKHOLDERS
                                VOTING AGREEMENT

            VEECO STOCKHOLDERS VOTING AGREEMENT (this "Agreement"), dated February 29, 2000, among each of the individuals and entities listed on Schedule A to this Agreement (each, a "Veeco Stockholder" and collectively, the "Veeco Stockholders") and CVC, Inc., a Delaware corporation (the "Company").

            WHEREAS, Veeco Acquisition Corp. ("Acquisition"), a Delaware corporation and a wholly-owned subsidiary of Veeco Instruments Inc. ("Veeco"), and the Company propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended, supplemented or modified in accordance with its terms, the "Merger Agreement") providing for the merger of Acquisition into the Company (the "Merger");

            WHEREAS, capitalized terms used in this Agreement but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement;

            WHEREAS, this Agreement is the Veeco Stockholders Voting Agreement contemplated by and referred to in the Merger Agreement;

            WHEREAS, each Veeco Stockholder owns the number of Existing Veeco Shares (as defined) set forth opposite such Veeco Stockholder's name on Schedule A hereto and the Veeco Stockholders collectively own in the aggregate 128,490 Existing Veeco Shares (as defined);

            WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, the Company has requested that the Veeco Stockholders enter into this Agreement.

            NOW THEREFORE, to induce the Company to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

      SECTION 1. CERTAIN DEFINITIONS.

            1.1. "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to securities of the same issuer.

            1.2. "Veeco Shares" with respect to any Veeco Stockholder, shall mean such Veeco Stockholder's Existing Veeco Shares and any Veeco Shares and/or other Equity Securities of, or equity interest in, Veeco acquired by the Veeco Stockholder in any capacity after the date of this Agreement and prior to the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise Beneficially Owned by such Veeco Stockholder, in each case, if and to the extent entitled to be voted.

            1.3. "Existing Veeco Shares" with respect to any Veeco Stockholder, means all Veeco Shares Beneficially Owned by such Veeco Stockholder on the date of this Agreement, in each case, if and to the extent entitled to be voted.

            1.4. "Irrevocable Proxy" shall mean a Veeco Stockholder Power of Attorney and Irrevocable Proxy in the form of Exhibit A attached to this Agreement.

SECTION. 2. REPRESENTATIONS AND WARRANTIES.

            2.1. Entity Veeco Stockholder Representations and Warranties. Each Veeco Stockholder that is a legal entity, or otherwise not an individual Person, hereby represents and warrants to the Company as follows:

            (a) Authority. Such Veeco Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Veeco Stockholder has all power and authority necessary to enable it to enter into this Agreement and to carry out the transactions contemplated by this Agreement and such Veeco Stockholder's Irrevocable Proxy. This Agreement and such Veeco Stockholder's Irrevocable Proxy have been duly and validly authorized, executed and delivered by such Veeco Stockholder and each constitutes such Veeco Stockholder's legal, valid and binding obligation, enforceable against it in accordance with its terms.

            (b) Non-Contravention. Neither the execution and delivery of this Agreement or such Veeco Stockholder's Irrevocable Proxy, nor consummation of the transactions contemplated by this Agreement, by such Veeco Stockholder's Irrevocable Proxy or by any document to be delivered in accordance herewith or therewith will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, (i) such Veeco Stockholder's certificate of incorporation, limited partnership agreement or other organizational, governing or constating documents, (ii) any agreement or instrument to which such Veeco Stockholder is a party or by which it is bound, or (iii) any Law, or any order, rule or regulation of any court or Governmental Authority or other regulatory organization having jurisdiction over it.

            (c) Approvals and Consents. No governmental filings, authorizations, approvals or Consents, or other governmental action is required for (i) the execution and delivery of this Agreement and such Veeco Stockholder's Irrevocable Proxy by such Veeco Stockholder, (ii) the performance by such Veeco Stockholder of its obligations under this Agreement and such Veeco Stockholder's Irrevocable Proxy or (iii) the consummation by such Veeco Stockholder of the transactions contemplated by this Agreement and such Veeco Stockholder's Irrevocable Proxy.

            2.2. Individual Veeco Stockholder Representations and Warranties. Each Veeco Stockholder that is an individual hereby represents and warrants to the Company as follows:

            (a) Authority. Such Veeco Stockholder has full capacity and authority to enter into this Agreement and such Veeco Stockholder's Irrevocable Proxy, and to carry out the transactions contemplated hereby and thereby. This Agreement and such Veeco Stockholder's Irrevocable Proxy have been duly executed and delivered by such Veeco Stockholder and each constitutes a legal, valid and binding obligation of such Veeco Stockholder enforceable against such Veeco Stockholder in accordance with its terms.

            (b) Non-Contravention. None of the execution and delivery of this Agreement or such Veeco Stockholder's Irrevocable Proxy, nor consummation of the transactions contemplated by this Agreement, by such Veeco Stockholder's Irrevocable Proxy or by any document to be delivered in accordance herewith or therewith will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, (i) any agreement or instrument to which such Veeco Stockholder is a party or by which such Veeco Stockholder is bound, (ii) any Law, or any order, rule or regulation of any court or Governmental Authority or other regulatory organization having jurisdiction over such Veeco Stockholder.

            (c) Approvals and Consents. No governmental filings, authorizations, approvals or Consents, or other governmental action is necessary or required (i) for the execution and delivery of this Agreement or such Veeco Stockholder's Irrevocable Proxy by such Veeco Stockholder, (ii) the performance by such Veeco Stockholder of such Veeco Stockholder's obligations under this Agreement or such Veeco Stockholder's Irrevocable Proxy or (iii) the consummation by such Veeco Stockholder of the transactions contemplated hereby or by such Veeco Stockholder's Irrevocable Proxy.

            2.3. Veeco Stockholder Representations and Warranties. Each Veeco Stockholder hereby represents and warrants to the Company as follows:

            (a) Ownership of Existing Veeco Shares. Such Veeco Stockholder is the record and Beneficial Owner of the number of Existing Veeco Shares set forth opposite such Veeco Stockholder's name on Schedule A to this Agreement. On the date of this Agreement, such Existing Veeco Shares constitute all of the Veeco Shares owned of record or Beneficially Owned by such Veeco Stockholder.

            (b) Liens and Restrictions on Existing Veeco Shares. Such Veeco Stockholder owns the number of Existing Veeco Shares set forth opposite such Veeco Stockholder's name on Schedule A hereto, free and clear of any Liens, claims, security interests, proxies, voting trusts or agreements, restrictions, qualifications, limitations, understandings or arrangements which would in any way restrict or impair such Veeco Stockholder's right to vote such Existing Veeco Shares in his, her or its sole discretion, or could require such Veeco Stockholder to sell or transfer any of such Existing Veeco Shares (whether upon default on a loan or otherwise) before the Effective Time.

            (c) Voting Power Over Existing Veeco Shares. Such Veeco Stockholder has sole voting power and sole power to issue instructions and sole power to agree to the matters set forth in this Agreement with respect to all of such Veeco Stockholder's Existing Veeco Shares.

            (d) Survival. The obligations of such Veeco Stockholder under this Agreement shall survive the death, disability or incapacity of such Veeco Stockholder.

            2.4. Company Representations and Warranties. The Company hereby represents and warrants to the Veeco Stockholders as follows:

            (a) Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all power and authority necessary to enable it to enter into this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

            (b) Non-Contravention. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the certificate of incorporation or by-laws of the Company.

            (c) Approvals and Consents. No governmental filings, authorizations, approvals or Consents, or other governmental action is required for (i) the execution and delivery of this Agreement by the Company, (ii) the performance by the Company of its obligations under this Agreement or (iii) the consummation by the Company of the transactions contemplated by this Agreement.

      SECTION 3. COVENANTS OF THE VEECO STOCKHOLDERS.

            3.1. Vote for Merger. At any meeting of stockholders of Veeco called to vote upon the Merger and the Merger Agreement or any of the transactions contemplated by the Merger Agreement, or at any adjournment or postponement thereof, or in any other circumstances upon which a vote, Consent or other approval with respect to the Merger and the Merger Agreement is sought, each Veeco Stockholder's Veeco Shares shall be counted as present thereat for purposes of establishing a quorum and shall be voted or Consented (or caused to be voted or Consented) in favor of the Merger, the adoption by Veeco of the Merger Agreement and the issuance in the Merger of the Veeco

Shares, other matters relating to the approval of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement.

            3.2. Vote Against Certain Matters. Prior to the Effective Time, at any meeting of stockholders of Veeco or at any adjournment or postponement thereof or in any other circumstances upon which a Veeco Stockholder's vote, Consent or other approval is sought, such Veeco Stockholder's Veeco Shares shall be counted as present thereat for purposes of establishing a quorum and shall be voted or Consented (or caused to be voted or Consented) against any proposal or transaction involving Veeco or any of its Subsidiaries if such transaction or proposal would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement; provided, that nothing set forth in this Section 3.2 is intended or shall be construed to restrict or impair the right of a Veeco Stockholder to vote or Consent (or cause to be voted or Consented) any Veeco Shares owned of record or Beneficially Owned by such Veeco Stockholder (i) in favor of any Superior Veeco Proposal or related Veeco Acquisition Transaction or (ii) in the election of any director of Veeco.

            3.3. Execution and Delivery of Irrevocable Proxies. In order to effectuate the voting arrangements contemplated by Section 3.1 and Section 3.2 hereof, contemporaneously with the execution and delivery by the parties hereto of this Agreement, and as a condition to such execution and delivery by the Company, each Veeco Stockholder is delivering to the Company an Irrevocable Proxy duly executed by or on behalf of such Veeco Stockholder.

            3.4. Transfers; Other Voting Arrangements; Inconsistent Actions.

            (a) Transferees Bound. It shall be a condition precedent to any direct or indirect sale, transfer, pledge, assignment or other disposition of, or entry into any Contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, any Veeco Shares by a Veeco Stockholder (any of the foregoing, whether voluntary or involuntary, by operation of Law or otherwise a "Transfer") to any Person (the "Transferee") that (A) the Veeco Stockholder desiring to effect such Transfer provide to the proposed Transferee in connection therewith a copy of this Agreement and the Irrevocable Proxy and (B) such Transferee shall agree, prior to the consummation of such Transfer, to become bound by this Agreement and such Veeco Stockholder's Irrevocable Proxy and subject to the terms, conditions and restrictions hereof and thereof in the same manner as the Veeco Stockholder desiring to effect such Transfer, by executing a writing to such effect in form and substance satisfactory to the Company.

            (b) Other Voting Arrangements, Etc. No Veeco Stockholder shall, directly or indirectly, enter into any voting arrangement, whether by proxy, voting arrangement, voting agreement, voting trust or otherwise with respect to any Veeco Shares owned of record or Beneficially Owned by such Veeco Stockholder, other than as contemplated under and as required by this Agreement and such Veeco Stockholder's Irrevocable Proxy.

            (c) Inconsistent Actions; Non-Interference. No Veeco Stockholder shall, directly or indirectly, take any action that would or could reasonably be expected to: (A) make any representation or warranty of the Veeco Stockholder contained herein untrue or incorrect, or (B) result in a breach by the Veeco Stockholder of its obligations under this Agreement, or (C) result in a breach by Veeco of its obligations under the Merger Agreement, or (D) invalidate or in any way limit the enforceability by the Proxyholders (as defined in the Irrevocable Proxy) of such Veeco Stockholder's Irrevocable Proxy, or (E) have an effect that would be inconsistent with, or violative of, any provision or agreement contained in the Merger Agreement.

      SECTION 4. COVENANTS RELATING TO CONFIDENTIALITY AND DISCLOSURE.

            4.1. Confidentiality. Each Veeco Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement and the Merger Agreement may be dependent upon the maintenance of strict confidentiality with respect to the matters referred to herein and therein. In this connection, pending public disclosure thereof by Veeco or the Company, each Veeco Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement or the Merger Agreement (other than to its and to Veeco's counsel and advisors) without the prior written consent of the Company, except for filings, if any, required pursuant to the Exchange Act and the rules and regulations promulgated thereunder or disclosures that such Veeco Stockholder's counsel advises are necessary in order to fulfill such Veeco Stockholder's obligations imposed by Law, in which event such Veeco Stockholder shall give prior notice of such disclosure to the Company as promptly as practicable so as to enable the Company to seek a protective order from a court of competent jurisdiction with respect thereto or similar relief in connection therewith.

            4.2 Disclosure. Each Veeco Stockholder hereby agrees to permit Veeco and the Company to publish and disclose in the Form S-4 Registration Statement and the Joint Proxy Statement (including all documents, exhibits and schedules filed with the SEC), and any press release or other disclosure document which Veeco or the Company determines to be necessary or desirable in connection with the Merger and the transactions related thereto, such Veeco Stockholder's identity and ownership of Company Common Stock or Veeco Shares, as the case may be, and the nature of its commitments, arrangements and understandings under this Agreement and such Veeco Stockholder's Irrevocable Proxy.

SECTION 5. CERTAIN ADDITIONAL COVENANTS OF THE VEECO STOCKHOLDERS.

            5.1. No Solicitation. Each Veeco Stockholder shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, take any action to initiate, solicit, encourage or facilitate the making of any Veeco Acquisition Proposal or any inquiry with respect thereto, or engage in discussions or negotiations with any Person relating to any Veeco Acquisition Proposal or disclose any non-public information relating to Veeco or any Subsidiary of Veeco or afford access to the properties, books or records of Veeco or any Subsidiary of Veeco, to any Person that has made a Veeco Acquisition Proposal. A Veeco Stockholder shall notify the Company orally and in writing of any offers, proposals or inquiries received by such Veeco Stockholder relating to the purchase or acquisition by any Person of any Veeco Shares and of any Veeco Acquisition Proposal actually known to such Veeco Stockholder (including, in each case, the material terms and conditions thereof and the identity of the Person making it), within 24 hours of receipt thereof. Each Veeco Stockholder shall and shall cause its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any parties conducted heretofore with respect to any Veeco Acquisition Proposal. Notwithstanding the restrictions set forth in this Section 5.1, each of Veeco and any Person (including any Veeco Stockholder) who is an officer or director of Veeco may take any action in such capacity that is consistent with the terms of the Merger Agreement.

            5.2. Reliance. Each Veeco Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Veeco Stockholder's execution and delivery of this Agreement and such Veeco Stockholder's Irrevocable Proxy.

            5.3. Affiliate Agreement. Each Veeco Stockholder, if requested by Veeco prior to the Effective Time, will duly execute and deliver to Veeco a Veeco Affiliate Agreement contemplated by Section 5.21(b) of the Merger Agreement.

SECTION 6. TERMINATION.

            6.1. Termination of Agreement. The provisions of this Agreement shall terminate and be of no further force or effect upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms and
(b) the Effective Time of the Merger.

SECTION 7. MISCELLANEOUS.

            7.1. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expense.

            7.2. Entire Agreement. This Agreement and any documents to be delivered in accordance with this Agreement (including the Irrevocable Proxies of the Veeco Stockholders) contain the entire agreement among the parties relating to the transactions which are the subject of this Agreement, and all prior and contemporaneous negotiations, understandings and agreements among the parties (whether written or oral) with regard to the subject matter of this Agreement are superseded by this Agreement, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement.

            7.3. Captions. The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

            7.4. Binding Agreement; Assignment.

            (a) Binding Agreement. Each Veeco Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Veeco Shares and shall be binding upon any Person to which record or Beneficial Ownership of such Veeco Shares shall pass, whether by operation of Law or otherwise, including, without limitation, the Veeco Stockholder's heirs, distributees, guardians, administrators, executors, legal representatives, or successors, partners or other transferees (for value or otherwise) and any other successors in interest. Notwithstanding any transfer of Veeco Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

            (b) Assignment. Notwithstanding anything to the contrary set forth herein, no party may assign any of its rights or obligations hereunder, by operation of Law or otherwise, without the prior written consent of the other party.

            7.5. Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which mailed by first class mail from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

            If to the Company:

            CVC, Inc.
            525 Lee Road
            Rochester, New York 14606
            Attention: Christine Whitman
            Facsimile No: (716) 458-0426

            with a copy to:

            Dewey Ballantine, LLP
            1301 Avenue of the Americas
            New York, New York 10019
            Attention: Richard D. Pritz, Esq.
            Facsimile No.: (212) 239-6551

            If to any Veeco Stockholder, to such Veeco Stockholder at the address set forth under such Veeco Stockholder's signature on the signature pages to this Agreement.

            with a copy to:

            Kaye, Scholer, Fierman, Hays & Handler, LLP
            425 Park Avenue
            New York, New York 10022-3598
            Attention:  Rory Greiss, Esq.
            Facsimile No.:  (212) 836-8689

            7.6. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN SUCH STATE AND WITHOUT REGARD TO CONFLICTS OF LAWS DOCTRINES.

            7.7. Amendments. Prior to the Effective Time, this Agreement may be amended only by a document in writing signed by the Company and each Veeco Stockholder.

            7.8. Counterparts. This Agreement may be executed in two or more counterparts, some of which may contain the signatures of some, but not all, the parties hereto. Each of those counterparts will be deemed an original, but all of them together will constitute one and the same Agreement.

            7.9. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

            7.10. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in any action or proceeding relating to or arising out of this Agreement (including, with respect to a Veeco Stockholder, such Veeco Stockholder's Irrevocable Proxy) or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such parties will not seek to change the venue of any such action or proceeding or otherwise to move any such action or proceeding to another court, whether because of inconvenience of the forum or otherwise (provided that nothing in this Section will prevent a party from removing an action or proceeding from a Delaware state court to a Federal court located in the State of Delaware), (iv) agrees that such party will not bring any action relating to this Agreement or any Irrevocable Proxy or any of the transactions contemplated hereby or thereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court and (v) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any Irrevocable Proxy or any of the transactions contemplated hereby or thereby.

            7.11. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Irrevocable Proxies.

            IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date in the first paragraph of this Agreement.

                                       THE COMPANY

                                       CVC, INC.
                                       By:
                                          ------------------------------
                                          Name:
                                          Title:


                                       VEECO STOCKHOLDERS

                                       ---------------------------------
                                       Edward H. Braun

                                       Edward H. Braun's
                                         Address for Notice:

                                       ---------------------------------
                                       ---------------------------------
                                       ---------------------------------
                                       ---------------------------------
                                       Facsimile No.:___________________


                                       ---------------------------------
                                       John F. Rein, Jr.

                                       John F. Rein's
                                          Address for Notice:
                                       ---------------------------------
                                       ---------------------------------
                                       ---------------------------------
                                       ---------------------------------
                                       Facsimile No.:___________________


                                       ---------------------------------
                                       Emanuelle N. Lakios

                                       Emanuelle N. Lakios'
                                         Address for Notice:
                                       ---------------------------------
                                       ---------------------------------
                                       ---------------------------------
                                       ---------------------------------
                                       Facsimile No.:___________________

                                       ---------------------------------
                                       Joseph Z. Rivlin

                                       Joseph Z. Rivlin's
                                         Address for Notice:
                                       ---------------------------------
                                       ---------------------------------
                                       ---------------------------------
                                       ---------------------------------
                                       Facsimile No.:___________________

                                                                      Schedule A

Veeco Stockholder                            No. of Existing Veeco Shares Held
-----------------                            ---------------------------------
Edward H. Braun                                          125,019

John F. Rein, Jr.                                          1,946

Emanuelle N. Lakios                                        1,232

Joseph Z. Rivlin                                             293
                                                         -------
                                                         128,490


                               Schedule A - Page 1

                                                                      Exhibit A

                               VEECO STOCKHOLDERS
                     POWER OF ATTORNEY AND IRREVOCABLE PROXY

            Reference is hereby made to that Certain Veeco Stockholders Voting Agreement (the "Voting Agreement"), dated as of the date hereof, of which this Veeco Stockholders Power of Attorney and Irrevocable Proxy (this "Irrevocable Proxy") forms a part. Capitalized terms used but not defined in this Irrevocable Proxy have the respective meanings ascribed to such terms in the Voting Agreement. This Irrevocable Proxy is being delivered by the undersigned Veeco Stockholder (the "Granting Stockholder") pursuant to Section 3.3 of the Voting Agreement.

            The undersigned Granting Stockholder hereby irrevocably appoints CVC, Inc., a Delaware corporation ("CVC"), and each of CVC's officers and other designees (each such Person, a "Proxyholder") as the Granting Stockholder's attorney-in-fact and proxy pursuant to the provisions of Section 212 of the Delaware General Corporation Law, with full power of substitution, in the Granting Stockholder's name, place and stead, to vote and otherwise act (by written consent or otherwise) with respect to all of the Veeco Shares now owned of record or Beneficially Owned by the Granting Stockholder and of which the Granting Stockholder may hereafter acquire record or Beneficial Ownership, and any other securities, if any (the "Other Securities"), which the Granting Stockholder is entitled to vote at any meeting of the stockholders of Veeco (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise:

                        (a) in favor of the Merger, the adoption by Veeco of the
            Merger Agreement and the issuance of Veeco Shares in the Merger, other matters relating to the approval of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement; and

                        (b) against any proposal or transaction involving Veeco
            or any of its Subsidiaries if any such transaction or proposal would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement; provided, however, that nothing set forth in this paragraph (b) is intended or shall be construed to grant to any Proxyholder the right to vote or otherwise act (by written consent or otherwise) with respect to any Veeco Shares or Other Securities owned of record or Beneficially Owned by the Granting Stockholder
            (i) against any Superior Veeco Proposal or related Veeco Acquisition Transaction or (ii) in the election of any director of Veeco.

            THIS POWER OF ATTORNEY AND IRREVOCABLE PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Granting Stockholder hereby revokes all other proxies and powers of attorney with respect to Veeco Shares and the Other Securities that the Granting Stockholder may have heretofore granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Granting Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Granting Stockholder and any obligation of the Granting Stockholder under this Irrevocable Proxy shall be binding upon the heirs, personal representatives, successors and assigns of the Granting Stockholder.


                               Exhibit A - Page 1

           This Irrevocable Proxy shall be valid and irrevocable until, and shall terminate upon, the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time of the Merger.


                               -------------------------------------------------
                               (Signature of Granting Stockholder)

                               -------------------------------------------------
                               (Printed Name of Granting Stockholder as it
                               Appears on Certificate Representing Veeco
                               Shares)

                               -------------------------------------------------
                               (Date)


                               Exhibit A - Page 2

                                                                      Exhibit C

                              Certificate of Merger
                                (Attached hereto)

                                                                      Exhibit C

                              CERTIFICATE OF MERGER

                                       OF

                             VEECO ACQUISITION CORP.
                            (a Delaware corporation)

                                      INTO

                                    CVC, INC.
                            (a Delaware corporation)

                         Pursuant to Section 251 of the
                General Corporation Law of the State of Delaware

      The undersigned corporations hereby certify as follows:

      1. The names of the constituent corporations are Veeco Acquisition Corp., a Delaware corporation ("Acquisition"), and a wholly-owned subsidiary of Veeco Instruments Inc., a Delaware corporation ("Veeco"), and CVC, Inc. a Delaware corporation (the "Company").

      2. An Agreement and Plan of Merger, dated as of February 29, 2000 (the "Agreement and Plan of Merger"), among Veeco, Acquisition and the Company has been approved, adopted, certified, executed and acknowledged by Acquisition and the Company in accordance with Section 251 of the General Corporation Law of the State of Delaware.

      3. The Company shall be the surviving corporation, and as the surviving corporation, shall keep the name CVC, Inc. (the "Surviving Corporation").

      4. The Certificate of Incorporation of the Company shall constitute the Certificate of Incorporation of the Surviving Corporation, subject to the following amendments which shall be effected by the merger:

            (a) Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                                   "ARTICLE IV

                  The Corporation is authorized to issue _____ shares of common stock, $.01 par value per share."

                  (b) Article VIII of the Certificate of Incorporation is hereby deleted in its entirety.

                  (c) The Articles of the Certificate of Incorporation are
            hereby appropriately re-numbered to reflect the deletion of Article VIII effected hereby.

      5. The executed Agreement and Plan of Merger is on file at the office of the Surviving Corporation located at 525 Lee Road, Rochester, New York 14606. A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, without cost, to any stockholder of Acquisition or the Company who sends a written request therefor to the Surviving Corporation at its address set forth in the preceding sentence.

      6. The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Acquisition, as well as for enforcement of any obligation of the Surviving Corporation arising from the merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the General Corporation Law of the State of Delaware. The Surviving Corporation irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceeding. A copy of such process shall be mailed by the Secretary of State of the State of Delaware to CVC, Inc., 525 Lee Road, Rochester, New York 14606, Attention: Secretary.


Dated: ___________ __, 2000.

                                                   CVC, INC.

                                                   By: _________________________
                                                       Name:
                                                       Title:


                                                   VEECO ACQUISITION CORP.

                                                   By: _________________________
                                                       Name:
                                                       Title:

                                                                      Exhibit D

                                     Form of
                          Whitman Employment Agreement
                                (Attached hereto)

                                                                      Exhibit D

                              EMPLOYMENT AGREEMENT

            This EMPLOYMENT AGREEMENT, dated as of February 29, 2000, is by and between Christine B. Whitman (the "Employee") and Veeco Instruments Inc., a Delaware corporation (the "Company").

            The Company and the Employee hereby agree as follows:

            1. Employment. The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, upon the terms and conditions hereinafter set forth.

            2. Term. Subject to the provisions for earlier termination as herein provided, the employment of the Employee hereunder will be for the period commencing at the Effective Time of the Agreement and Plan of Merger (the "Merger Agreement") among CVC, Inc., a Delaware corporation, Veeco Acquisition Corporation, and the Company, dated February 29, 2000 (the "Effective Date") and ending on the third anniversary of such date. Effective on the first anniversary of the date hereof and on each successive anniversary date thereafter, the term shall automatically be extended by an additional one year unless no later than 90 days prior to any such anniversary date, either the Company or the Employee gives written notice to the other that the term will not be extended, in which case the Employee's employment hereunder shall terminate upon the expiration of the then-current-term. The period of the Employee's employment under this Agreement, as it may be terminated or extended from time to time as provided herein, is referred to hereafter as the "Employment Period."

            3. Duties and Responsibilities. The Employee will be employed by the Company in the positions set forth on Annex A, a copy of which is attached hereto and the terms of which are incorporated herein by reference. The Employee will faithfully perform the duties and responsibilities of each such office, as they may be assigned from time to time by the Chief Executive Officer of the Company as specified on Annex A. In addition, during the Employment Period, the Company will make best efforts to ensure the Employee is a member of the Board.

            4. Time to Be Devoted to Employment. Except for vacation in accordance with the Company's policy in effect from time to time and absences due to temporary illness, the Employee shall devote full time, attention and energy during the Employment Period to the business of the Company. During the Employment Period, the Employee will not be engaged in any other business activity which, in the reasonable judgment of the Board or its designee, conflicts with the duties of the Employee hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

      5. Compensation; Reimbursement.

            (a) Base Salary. The Company will pay to the Employee an annual base salary of not less than the amount specified as the Initial Base Salary on Annex A, payable in accordance with the Company's normal payroll policy. The Employee's base salary shall be reviewed annually by the Compensation Committee of the Board (the "Committee") and shall be subject to increase at the option and sole discretion of the Committee.

            (b) Bonus. The Employee shall be eligible to receive, at the sole discretion of the Committee, an annual cash bonus, with a maximum target as specified on Annex A, based on the Company's annual business plan as approved by the Board.

            (c) Benefits; Stock Options. In addition to the salary and cash bonus referred to above, the Employee shall be entitled during the Employment Period to participate in such employee benefit plans or programs of the Company, and shall be entitled to such other fringe benefits, as are from time to time made available by the Company generally to employees of the Employee's position, tenure, salary, and other qualifications. Without limiting the generality of the foregoing, the Employee shall be eligible for such awards, if any, under the Company's stock option plan as shall be granted to the Employee by the Committee or other appropriate designee of the Board acting in its sole discretion. During the Employment Period, the Company will lease an automobile for the Employee comparable to the automobile leased by CVC, Inc. for the Employee at the time of the execution of the Merger Agreement. Except to the extent provided herein, the Employee acknowledges and agrees that the Company does not guarantee the adoption or continuance of any particular employee benefit plan or program or other fringe benefit during the Employment Period, and participation by the Employee in any such plan or program shall be subject to the rules and regulations applicable thereto.

            (d) Expenses. The Company will reimburse the Employee, in accordance with the practices in effect from time to time for other officers or staff personnel of the Company, for all reasonable and necessary traveling expenses and other disbursements incurred by the Employee for or on behalf of the Company in the performance of the Employee's duties hereunder, upon presentation by the Employee to the Company of appropriate vouchers or documentation. Such expenses shall include, without limitation, reasonable expenses to maintain an apartment in any city in which the Employee is required to spend more than 30 days in any calendar year.

            6. Death; Disability. If the Employee dies or is incapacitated or disabled by accident, sickness or otherwise, so as to render the Employee mentally or physically incapable of performing the services required to be performed by the Employee under this Agreement for a period that would entitle the Employee to qualify for long-term disability benefits under the Company's then-current long-term disability insurance program or, in the absence of such a program, for a period of 90 consecutive days or longer (such condition being herein referred to as a "Disability"), then (i) in the case of the Employee's death, the Employee's employment shall be deemed to terminate on the date of the Employee's death or (ii) in the case of a Disability, the Company, at its option, may terminate the employment of the Employee under this Agreement immediately upon giving the Employee notice to that effect. Disability shall be determined by the Board or the Board's designee. In the case of a Disability, until the Company shall have terminated the Employee's employment hereunder in accordance with the foregoing, the Employee shall be entitled to receive compensation provided for herein notwithstanding any such physical or mental disability.

            7. Termination For Cause. The Company may, with the approval of a majority of the Board, terminate the employment of the Employee hereunder at any time during the Employment Period for "cause" (such termination being hereinafter called a "Termination for Cause") by giving the Employee notice of such termination, upon the giving of which such termination will take effect immediately. For purposes of this Agreement, "cause" means (i) the Employee's willful and substantial misconduct, (ii) the Employee's repeated, after written notice from the Company, neglect of duties or failure to act which can reasonably be expected to affect materially and adversely the business or affairs of the Company or any subsidiary or affiliate thereof, (iii) the Employee's material breach of any of the agreements contained in Section 13, 14, 15 or 16 hereof, (iv) the commission by the Employee of any material fraudulent act with respect to the business and affairs of the Company or any subsidiary or affiliate thereof or (v) the Employee's conviction of (or plea of nolo contendere to) a crime constituting a felony.

            8. Termination Without Cause. The Company may terminate the employment of the Employee hereunder at any time without "cause" (such termination being hereinafter called a "Termination Without Cause") by giving the Employee notice of such termination, upon the giving of which such termination will take effect on the date specified on such notice which shall not be later than 30 days from the date such notice is given.

            9. Good Reason. For purposes of this Agreement, termination for "Good Reason" shall mean termination by the Employee of her employment with the Company hereunder based on:

            (i) any diminution in the Employee's position, title, responsibilities, authority or reporting responsibilities;

            (ii) the Employee is not at any time during the Employment Period a member of the Board;

            (iii) any person other than the Employee succeeds Edward H. Braun as Chief Executive Officer of the Company; or

            (iv) the breach by the Company of any of its material obligations under this Agreement.

            10. Voluntary Termination. Any termination of the employment of the Employee hereunder, otherwise than as a result of death or Disability, a Termination for Cause, a Termination Without Cause or a termination for Good Reason will be deemed to be a "Voluntary Termination." A Voluntary Termination will be deemed to be effective immediately upon such termination or, at the Company's option, up to 30 days following a notice of voluntary termination given by the Employee.

            11. Effect of Termination of Employment.

            (a) Termination for Cause, Voluntary Termination. Upon a Termination for Cause or a Voluntary Termination, neither the Employee nor the Employee's beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) the unpaid portion of the base salary provided for in Section 5(a) hereof, computed on a pro rata basis to the date of termination, (ii) payment of her previously accrued but unpaid rights that are then payable in accordance with the terms of any incentive compensation, stock option, retirement, employee welfare or other employee benefit plans or programs of the Company in which the Executive is then participating in accordance with Sections 5(b) and 5(c) hereof and (iii) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 5(d) hereof.

            (b) Termination Without Cause; Termination for Good Reason. Upon a Termination Without Cause or a termination for Good Reason, (i) the Employee shall be entitled to receive the same payments and other rights as provided for in Section 11(a) hereof, (ii) the Employee shall be entitled to receive a severance payment in the form of a cash lump sum, paid within 15 days of the date of termination, with the amount of such payment to be the aggregate amount of the Employee's base salary as in effect immediately prior to such termination payable over the period of months specified in Annex A, (iii) any options held by the Employee as of such effective date to purchase shares of the Company's stock that were not vested and exercisable as of such date of termination shall become immediately and fully vested and exercisable as of such date of termination and (iv) the Employee shall retain the right to exercise any options to purchase shares of the Company's stock until the earlier of (a) 12 months following the date of such termination or (b) the expiration of the original full term of each such option.

            (c) Death; Disability. In the event the Employee's employment is terminated hereunder on account of death or Disability, (i) the Employee shall be entitled to receive the same payments and other rights as provided for in
Section 11(a) hereof, (ii) the Employee shall be entitled to receive a severance payment in the form of a cash lump sum, paid within 15 days of the date of termination, with the amount of such payment to be the aggregate amount of the Employee's base salary as in effect immediately prior to such termination payable over 12 months.

            12. Change in Control Provisions.

            (a) Effect of Change in Control. In the event of a Change in Control during the Employment Period, all options held by the Employee to purchase shares of the Company's stock that are not then vested and exercisable in accordance with the terms of such options or the terms of any Company stock option plan shall become immediately and fully vested and exercisable as of the effective date of the Change in Control; provided, however, that no such vesting shall occur if provision has been made in writing in connection with such transaction for (a) the continuation of such plan and/or the assumption of such options by a successor corporation (or a parent or subsidiary thereof) or (b) the substitution for such options of new options covering the stock of a successor corporation (or a parent or subsidiary thereof), with appropriate adjustments as to the number and kinds of shares and exercise prices. In the event of any such continuation, assumption or substitution, such plan and/or such options shall continue in the manner and under the terms so provided.

            (b) Definition of Change in Control. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred upon:

            (i) an acquisition subsequent to the date hereof by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company

      ("Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company and
      (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company;

            (ii) a change in the composition of the Board such that during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members thereof;

            (iii) the approval by the stockholders of the Company of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving corporation in such transaction, in which outstanding shares of Common Stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing 80% of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (of either the Company or another company) or cash or other property;

            (iv) the approval by the stockholders of the Company of (A) the sale or other disposition of all or substantially all of the assets of the Company or (B) a complete liquidation or dissolution of the Company; or

            (v) the adoption by the Board of a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.

            13. Nondisclosure of Information. The Employee will not, at any time during or after the Employment Period, disclose to any person, firm, corporation or other business entity, except as required by law, any non-public information concerning the business, products, clients or affairs of the Company or any subsidiary or affiliate thereof for any reason or purpose whatsoever, nor will the Employee make use of any of such non-public information for personal purposes or for the benefit of any person, firm, corporation or other business entity except the Company or any subsidiary or affiliate thereof.

            14. Company Right to Inventions. The Employee will promptly disclose, grant and assign to the Company, for its sole use and benefit, any and all inventions, improvements, technical information and suggestions relating in any way to the business of the Company which the Employee may develop or acquire during the Employment Period (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information. In connection therewith:

            (i) the Employee shall, without charge, but at the expense of the Company, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Company to vest title to any such inventions, improvements, technical information, patent applications, patents, copyrights or reissues thereof in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world; and

            (ii) the Employee shall render to the Company, at its expense (including a reasonable payment for the time involved in case the Employee is not then in its employ), all such assistance as it may require in the prosecution of applications for said patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said applications, patents or copyrights and in any litigation in which the Company may be involved relating to any such patents, inventions, improvements or technical information.

            15. Non-Competition.

            (a) The Employee hereby agrees that, for the duration of the Employee's employment with the Company, the Employee will not, without the consent of the Company, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend the Employee's name to, lend the Employee's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the former, current or currently contemplated products or activities of the Company or any of its subsidiaries, in any country in which the Company or any of its subsidiaries conducts business; provided, however, that the Employee may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. The Employee agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.

            (b) The Employee hereby agrees that, for a period of two (2) years following the termination of the Employee's employment with the Company, the Employee will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Employee's name to, lend the Employee's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the former, current or currently contemplated products or activities of the Company or any of its subsidiaries, in any state of the United States or in any other country in which the Company or any of its subsidiaries sells products or conducts business; provided, however, that the Employee may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. The Employee agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.

            (c) In the event of a breach by the Employee of any covenant set forth in this Section 15, the term of such covenant will be extended by the period of the duration of such breach.

            (d) For a period of two (2) years following the termination of the Employee's employment with the Company, the Employee will, within ten days after accepting any employment, advise the Company of the identity of any employer of the Employee. The Company may serve notice upon each such employer that the Employee is bound by this Agreement and furnish each such employer with a copy of this Agreement or relevant portions hereof.

            16. Non-Solicitation.

            (a) The Employee hereby agrees that, for the duration of the Employee's employment with the Company and for a period of two (2) years following the termination of the Employee's employment with the Company:

            (i) The Employee will not, directly or indirectly, either for itself or any other person: (A) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiary, (B) in any way interfere with the relationship between the Company and its subsidiaries and any employee of the Company or any of its subsidiaries, (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any current or former employee of the Company or any of its subsidiaries, other than such former employees who have not worked for the Company or any of its subsidiaries for more than one year or (D) induce or attempt to induce any customer, supplier, licensee or business relation of the Company or any of its subsidiaries to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between the Company and its subsidiaries and any customer, supplier, licensee or business relation of the Company or any of its subsidiaries; and

            (ii) The Employee will not, directly or indirectly, either for herself or any other person, solicit the business of any person known to the Employee to be a customer of the Company or any of its subsidiaries, whether or not the Employee had personal contact with such person, with respect to products or activities which compete in whole or in part with the former, current or currently contemplated products or activities of the Company and its subsidiaries or the products or activities of the Company and its subsidiaries in existence or contemplated at the time of termination of the Employee's employment.

            (b) In the event of a breach by the Employee of any covenant set forth in this Section 16, the term of such covenant will be extended by the period of the duration of such breach.

            17. Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein.

            18. Remedies; Survival. (a) A breach of the obligations imposed on the Employee in Sections 13, 14, 15, and 16 hereof may not be one which is capable of being easily measured by monetary damages. Consequently, the Employee specifically agrees that Sections 13, 14, 15, and 16 may be enforced by injunctive relief. Further, the Employee specifically agrees that, in addition to such injunctive relief, and not in lieu of it, the Company may also bring suit for damages incurred by the Company as a result of a breach of the Employee's obligations under Sections 13, 14, 15, and 16.

            (b) Notwithstanding anything contained in this Agreement to the contrary, the provisions of Sections 13, 14, 15 and 16 hereof will survive the expiration or other termination of this Agreement until, by their terms, such provisions are no longer operative.

            19. Notices. Notices and other communications hereunder will be in writing and will be delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

if to the Employee:                 as specified in Annex A

and if to the Company:              Veeco Instruments, Inc.
                                    Terminal Drive
                                    Plainview, New York 11803
                                    Attention: Chief Executive Officer

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of delivery, if personally delivered; on the business day after the date when sent, if sent by air courier; and on the third business day after the date when sent, if sent by mail, in each case addressed to such party as provided in this Section 19 or in accordance with the latest unrevoked direction from such party.

            20. Binding Agreement; Benefit. The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

            21. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to conflict of law principles.

            22. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and will not operate or be construed as a waiver of any subsequent breach by such other party.

            23. Entire Agreement; Amendments. This Agreement will be effective at the Effective Time of the Merger Agreement (the "Effective Time") and, in the case the Effective Time does not occur, this Agreement will be of no force and effect. This Agreement (including Annex A) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings among the parties with respect thereof. This Agreement will not effect the employment agreement between the Employee and CVC, Inc., dated December 15, 1997 (the "Employment Agreement") prior to the Effective Time, but will supersede the Employment Agreement following the Effective Time. This Agreement may be amended only by an agreement in writing signed by the parties hereto.

      24. Headings. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

      25. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

      26. Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, that the provisions hereof (including, without limitation, Sections 13, 14, 15, and 16) will inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, transfer of all or substantially all of its assets or otherwise.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

EMPLOYEE                                      VEECO INSTRUMENTS, INC.

-----------------------------                 ----------------------------------
                                              By:
                                              Title:

                                     ANNEX A
                                       to
                              Employment Agreement

            Name of Employee: Christine B. Whitman



1.     Position:                                  President and Chief Operating
                                                  Officer

2.     Board of Directors' Initial
       Designee to whom Employee
       Shall Report:                              Chief Executive Officer

3.     Initial Base Salary:                       $300,000

4.     Target Bonus:                              $150,000

5.     Number of months used to
       calculate lump sum severance
       payment in the event of a
       Termination Without Cause
       or for Good Reason:                        24 months

6.     Employee's address for notices:            142 Park Road
                                                  Pittsford, NY 14534

                                                                       Exhibit E

                                     Form of
                          Company Affiliates Agreement
                                (Attached hereto)

                                                                      Exhibit E

                                     COMPANY
                              AFFILIATES AGREEMENT

      This COMPANY AFFILIATES AGREEMENT (this "Affiliates Agreement") is entered into as of _________ ___, 2000, between Veeco Instruments Inc., a Delaware corporation ("Veeco"), and the undersigned stockholder (the "Stockholder") of CVC, Inc., a Delaware corporation (the "Company").

                                    RECITALS

      A. Veeco, Veeco Acquisition Corp., a newly-formed subsidiary of Veeco ("Acquisition"), and the Company plan to enter into or have entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Acquisition will be merged with and into the Company (the "Merger").

      B. Upon consummation of the Merger and in connection therewith, the undersigned Stockholder will become the owner of shares of common stock, $0.01 par value per share, of Veeco ("Veeco Shares").

      C. The parties to the Merger Agreement intend to cause the Merger to be accounted for as a "pooling of interests" pursuant to APB Opinion No. 16, Accounting Series Release Nos. 130, 135 and 146 and Staff Accounting Bulletins Topic Two.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants set forth in the Merger Agreement and in this Company Affiliates Agreement, it is hereby agreed as follows:

      1. The undersigned Stockholder hereby agrees that:

            (a) The undersigned Stockholder may be deemed to be (but does not hereby admit to be) an "affiliate" of the Company within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and Accounting Series Release No. 130, as amended ("Release No. 130"), of the Securities and Exchange Commission (the "SEC").

            (b) The undersigned Stockholder will not sell, exchange, transfer, pledge, dispose of or otherwise reduce the undersigned Stockholder's risk relative to the Veeco Shares or any part thereof until such time after the Effective Time (as such term is defined in the Merger Agreement) of the Merger as financial results covering at least thirty (30) days of the combined operations of Veeco and the Company after the Effective Time of the Merger have been, within the meaning of said Release No. 130, filed by Veeco with the SEC or published by Veeco in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, a Current Report on Form 8-K, a quarterly earnings report, a press release or other public issuance that includes combined sales and income of the Company and Veeco. Veeco agrees to notify the undersigned Stockholder promptly upon making such filing or publication. The undersigned Stockholder will not, during the thirty (30) day period prior to the Effective Time of the Merger, sell, exchange, transfer, pledge, dispose of or otherwise reduce the undersigned Stockholder's risk relative to the Veeco Shares or any part thereof (including any disposition within such period of the undersigned Stockholder's shares of Company Common Stock (as defined in the Merger Agreement)). Except as otherwise set forth in Appendix A hereto, the undersigned Stockholder has not engaged in a sale or other disposition of any shares of Company Common Stock since January 31, 2000.

            (c) The undersigned Stockholder undertakes and agrees to indemnify and hold harmless Veeco, Acquisition, the Company and each of their respective current and future officers and directors and each person, if any, who now or hereafter controls or may control Veeco, Acquisition or the Company within the meaning of the Securities Act (an "Indemnified Person"), from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses ("Claims") based upon, arising out of or resulting from any breach or nonfulfillment of any undertaking, covenant or agreement made by the undersigned Stockholder in subsection (b) of this Section 1, or caused by or attributable to the undersigned Stockholder, or the undersigned Stockholder's agents or employees, or representatives, brokers, dealers and/or underwriters insofar as they are acting on behalf of and in accordance with the instruction of or with the knowledge of the undersigned Stockholder, in connection with or relating to any offer, sale, pledge, transfer or other disposition of any of the Veeco Shares or shares of Company Common Stock by or on behalf of the undersigned Stockholder, which Claim or Claims result from any breach or nonfulfillment as set forth above. The indemnification set forth herein shall be in addition to any liability that the undersigned Stockholder may otherwise have to the Indemnified Persons.

            (d) Promptly after receiving definitive notice of any Claim in respect of which an Indemnified Person may seek indemnification under this Affiliates Agreement, such Indemnified Person shall submit notice thereof to the undersigned Stockholder. The omission by the Indemnified Person so to notify the undersigned Stockholder of any such Claim shall not relieve the undersigned Stockholder from any liability the undersigned Stockholder may have hereunder except to the extent that (i) such liability was caused or increased by such omission, or (ii) the ability of the undersigned Stockholder to reduce or defend against such liability was actually adversely affected by such omission. The omission of the Indemnified Person so to notify the undersigned Stockholder of any such Claim shall not relieve the undersigned Stockholder from any liability the undersigned Stockholder may have otherwise than hereunder. The Indemnified Persons and the undersigned Stockholder shall cooperate with and assist one another in the defense of any Claim and any action, suit or proceeding arising in connection therewith.

      2. Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Affiliates Agreement shall be effective unless in writing.

      3. Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Affiliates Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, as follows:

            (a) If to the Stockholder, at the address set forth below the Stockholder's signature at the end hereof.

            (b) If to Veeco, the Company or the other Indemnified Persons:

                c/o Veeco Instruments Inc.
                Terminal Drive
                Plainview, New York  11803
                Attention:  Chairman, President and Chief Executive Officer
                Fax:  (516) 349-9079
                Tel:  (516) 349-8300

                with a copy (which shall not constitute notice) to:

                Kaye, Scholer, Fierman, Hays & Handler, LLP
                425 Park Avenue
                New York, New York  10022
                Attention:  Rory A. Greiss, Esq.
                Fax:  (212) 836-7152
                Tel:  (212) 836-8261

or to such other address as any party hereto or any Indemnified Person may designate for itself by notice given as herein provided.

      4. Counterparts. For the convenience of the parties hereto, this Affiliates Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

      5. Successors and Assigns. This Affiliates Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. Moreover, this Affiliates Agreement shall be enforceable by, and shall inure to the benefit of, the Indemnified Persons and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

      6. Governing Law. This Affiliates Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of New York.

      7. Termination; Severability. This Affiliates Agreement shall terminate in the event that the Merger Agreement is terminated in accordance with its terms. If a court of competent jurisdiction determines that any provision of this Affiliates Agreement is unenforceable or enforceable only if limited in time and/or scope, this Affiliates Agreement shall continue in full force and effect with such provision stricken or so limited.

      8. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Company Affiliates Agreement.

      IN WITNESS WHEREOF, the parties have caused this Company Affiliates Agreement to be executed as of the date first above written.

VEECO INSTRUMENTS INC.                          STOCKHOLDER

By:
   ---------------------------------------      -------------------------------
Name:  Gregory A. Robbins                       (Signature)
Title:  Vice President and General Counsel
                                                -------------------------------
                                                (Print Name)

                                                -------------------------------
                                                (Print Address)

                                                -------------------------------
                                                (Print Telephone Number)

                   APPENDIX A TO COMPANY AFFILIATES AGREEMENT

                                                                      Exhibit F

                                     Form of
                           Veeco Affiliates Agreement
                                (Attached hereto)

                                                                      Exhibit F

                                      VEECO
                              AFFILIATES AGREEMENT

      This VEECO AFFILIATES AGREEMENT (this "Affiliates Agreement") is entered into as of ___________ ___, 2000, between Veeco Instruments Inc., a Delaware corporation ("Veeco"), and the undersigned (the "Stockholder"), who is a director, officer or holder of shares of common stock, $.01 par value per share (the "Veeco Shares"), of Veeco.

                                    RECITALS

      A. Veeco, Veeco Acquisition Corp., a newly-formed subsidiary of Veeco ("Acquisition"), and CVC, Inc., a Delaware corporation ("Target"), plan to enter into or have entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Acquisition will be merged with and into Target (the "Merger").

      B. The parties to the Merger Agreement intend to cause the Merger to be accounted for as a "pooling of interests" pursuant to APB Opinion No. 16, Accounting Series Release Nos. 130, 135 and 146 and Staff Accounting Bulletins Topic Two.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants set forth in the Merger Agreement and in this Veeco Affiliates Agreement, it is hereby agreed as follows:

      1. The undersigned Stockholder hereby agrees that:

            (a) The undersigned Stockholder may be deemed to be (but does not hereby admit to be) an "affiliate" of Veeco within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and Accounting Series Release No. 130, as amended ("Release No. 130"), of the Securities and Exchange Commission (the "SEC").

            (b) The undersigned Stockholder will not sell, exchange, transfer, pledge, dispose of or otherwise reduce the undersigned Stockholder's risk relative to the Veeco Shares or any part thereof until such time after the Effective Time (as such term is defined in the Merger Agreement) of the Merger as financial results covering at least thirty (30) days of the combined operations of Veeco and Target after the Effective Time of the Merger have been, within the meaning of said Release No. 130, filed by Veeco with the SEC or published by Veeco in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, a Current Report on Form 8-K, a quarterly earnings report, a press release or other public issuance that includes combined sales and income of Target and Veeco. Veeco agrees to notify the undersigned Stockholder promptly upon making such filing or publication. The undersigned Stockholder will not, during the thirty (30) day period prior to the Effective Time of the Merger, sell, exchange, transfer, pledge, dispose of or otherwise reduce the undersigned Stockholder's risk relative to the Veeco Shares or any part thereof. Except as otherwise set forth in Appendix A hereto, the undersigned Stockholder has not engaged in a sale or other disposition of any Veeco Shares since January 31, 2000.

            (c) The undersigned Stockholder undertakes and agrees to indemnify and hold harmless Veeco, Acquisition, Target and each of their respective current and future officers and directors and each person, if any, who now or hereafter controls or may control Veeco, Acquisition or Target within the meaning of the Securities Act (an "Indemnified Person") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses ("Claims") based upon, arising out of or resulting from any breach or nonfulfillment of any undertaking, covenant or agreement made by the undersigned Stockholder in subsection (b) of this Section 1, or caused by or attributable to the undersigned Stockholder, or the undersigned Stockholder's agents or employees, or representatives, brokers, dealers and/or underwriters insofar as they are acting on behalf of and in accordance with the instruction of or with the knowledge of the undersigned Stockholder, in connection with or relating to any offer, sale, pledge, transfer or other disposition of any of the Veeco Shares by or on behalf of the undersigned Stockholder, which claim or claims result from any breach or nonfulfillment as set forth above. The indemnification set forth herein shall be in addition to any liability that the undersigned Stockholder may otherwise have to the Indemnified Persons.

            (d) Promptly after receiving definitive notice of any Claim in respect of which an Indemnified Person may seek indemnification under this Affiliates Agreement, such Indemnified Person shall submit notice thereof to the undersigned Stockholder. The omission by the Indemnified Person so to notify the undersigned Stockholder of any such Claim shall not relieve the undersigned Stockholder from any liability the undersigned Stockholder may have hereunder except to the extent that (i) such liability was caused or increased by such omission, or (ii) the ability of the undersigned Stockholder to reduce or defend against such liability was actually adversely affected by such omission. The omission of the Indemnified Person so to notify the undersigned Stockholder of any such Claim shall not relieve the undersigned Stockholder from any liability the undersigned Stockholder may have otherwise than hereunder. The Indemnified Persons and the undersigned Stockholder shall cooperate with and assist one another in the defense of any Claim and any action, suit or proceeding arising in connection therewith.

      2. Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Affiliates Agreement shall be effective unless in writing.

      3. Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Affiliates Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, as follows:

            (a) If to the Stockholder, at the address set forth below the Stockholder's signature at the end hereof.

            (b) If to Veeco, Target or the other Indemnified Persons:

                c/o Veeco Instruments Inc.
                Terminal Drive
                Plainview, New York  11803
                Attention:  Chairman, President and Chief Executive Officer
                Fax:  (516) 349-9079
                Tel:  (516) 349-8300

                with a copy (which shall not constitute notice) to:

                Kaye, Scholer, Fierman, Hays & Handler, LLP
                425 Park Avenue
                New York, New York  10022
                Attention:  Rory A. Greiss, Esq.
                Fax:  (212) 836-7152
                Tel:  (212) 836-8261

or to such other address as any party hereto or any Indemnified Person may designate for itself by notice given as herein provided.

      4. Counterparts. For the convenience of the parties hereto, this Affiliates Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

      5. Successors and Assigns. This Affiliates Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. Moreover, this Affiliates Agreement shall be enforceable by, and shall inure to the benefit of, the Indemnified Persons and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

      6. Governing Law. This Affiliates Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of New York.

      7. Termination; Severability. This Affiliates Agreement shall terminate in the event that the Merger Agreement is terminated in accordance with its terms. If a court of competent jurisdiction determines that any provision of this Affiliates Agreement is unenforceable or enforceable only if limited in time and/or scope, this Affiliates Agreement shall continue in full force and effect with such provision stricken or so limited.

      8. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Affiliates Agreement.

      IN WITNESS WHEREOF, the parties have caused this Veeco Affiliates Agreement to be executed as of the date first above written.

VEECO INSTRUMENTS INC.                          STOCKHOLDER

By:
   ---------------------------------------      --------------------------------
Name:  Gregory A. Robbins                       (Signature)
Title:  Vice President and General Counsel
                                                --------------------------------
                                                (Print Name)

                                                --------------------------------
                                                (Print Address)

                                                --------------------------------
                                                (Print Telephone Number)

                    APPENDIX A TO VEECO AFFILIATES AGREEMENT

                                                                      APPENDIX B

                              COMPANY STOCKHOLDERS
                                VOTING AGREEMENT

            COMPANY STOCKHOLDERS VOTING AGREEMENT (this "Agreement"), dated February 29, 2000, among each of the individuals and entities listed on Schedule A to this Agreement (each, a "Company Stockholder" and collectively, the "Company Stockholders") and Veeco Instruments Inc., a Delaware corporation ("Veeco").

            WHEREAS, Veeco Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Veeco ("Acquisition"), and CVC, Inc., a Delaware corporation (the "Company") propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended, supplemented or modified in accordance with its terms, the "Merger Agreement") providing for the merger of Acquisition into the Company (the "Merger");

            WHEREAS, capitalized terms used in this Agreement but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement;

            WHEREAS, this Agreement is the Company Stockholders Voting Agreement contemplated by and referred to in the Merger Agreement;

            WHEREAS, each Company Stockholder owns the number of Existing Company Shares (as defined) set forth opposite such Company Stockholder's name on Schedule A hereto and the Company Stockholders collectively own in the aggregate 6,086,749 Existing Company Shares (as defined);

            WHEREAS, as a condition to the willingness of Veeco to enter into the Merger Agreement, Veeco has requested that the Company Stockholders enter into this Agreement.

            NOW THEREFORE, to induce Veeco to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

      SECTION 1. CERTAIN DEFINITIONS.

            1.1. "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to securities of the same issuer.

            1.2. "Company Shares" with respect to any Company Stockholder, shall mean such Company Stockholder's Existing Company Shares and any shares of Company Common Stock and/or other Equity Securities of, or equity interest in, the Company acquired by the Company Stockholder in any capacity after the date of this Agreement and prior to the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise Beneficially Owned by such Company Stockholder, in each case, if and to the extent entitled to be voted.

            1.3. "Existing Company Shares" with respect to any Company Stockholder, means all shares of Company Common Stock Beneficially Owned by such Company Stockholder on the date of this Agreement, in each case, if and to the extent entitled to be voted.

            1.4. "Irrevocable Proxy" shall mean a Company Stockholder Power of Attorney and Irrevocable Proxy in the form of Exhibit A attached to this Agreement.

      SECTION 2. REPRESENTATIONS AND WARRANTIES.

            2.1. Entity Company Stockholder Representations and Warranties. Each Company Stockholder that is a legal entity, or otherwise not an individual Person, hereby represents and warrants to Veeco as follows:

            (a) Authority. Such Company Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Company Stockholder has all power and authority necessary to enable it to enter into this Agreement and to carry out the transactions contemplated by this Agreement and such Company Stockholder's Irrevocable Proxy. This Agreement and such Company Stockholder's Irrevocable Proxy have been duly and validly authorized, executed and delivered by such Company Stockholder and each constitutes such Company Stockholder's legal, valid and binding obligation, enforceable against it in accordance with its terms.

            (b) Non-Contravention. Neither the execution and delivery of this Agreement or such Company Stockholder's Irrevocable Proxy, nor consummation of the transactions contemplated by this Agreement, by such Company Stockholder's Irrevocable Proxy or by any document to be delivered in accordance herewith or therewith will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, (i) such Company Stockholder's certificate of incorporation, limited partnership agreement or other organizational, governing or constating documents, (ii) any agreement or instrument to which such Company Stockholder is a party or by which it is bound, or (iii) any Law, or any order, rule or regulation of any court or Governmental Authority or other regulatory organization having jurisdiction over it.

            (c) Approvals and Consents. No governmental filings, authorizations, approvals or Consents, or other governmental action is required for (i) the execution and delivery of this Agreement and such Company Stockholder's Irrevocable Proxy by such Company Stockholder, (ii) the performance by such Company Stockholder of its obligations under this Agreement and such Company Stockholder's Irrevocable Proxy or (iii) the consummation by such Company Stockholder of the transactions contemplated by this Agreement and such Company Stockholder's Irrevocable Proxy.

            2.2. Individual Company Stockholder Representations and Warranties. Each Company Stockholder that is an individual hereby represents and warrants to Veeco as follows:

            (a) Authority. Such Company Stockholder has full capacity and authority to enter into this Agreement and such Company Stockholder's Irrevocable Proxy, and to carry out the transactions contemplated hereby and thereby. This Agreement and such Company Stockholder's Irrevocable Proxy have been duly executed and delivered by such Company Stockholder and each constitutes a legal, valid and binding obligation of such Company Stockholder enforceable against such Company Stockholder in accordance with its terms.

            (b) Non-Contravention. None of the execution and delivery of this Agreement or such Company Stockholder's Irrevocable Proxy, nor consummation of the transactions contemplated by this Agreement, by such Company Stockholder's Irrevocable Proxy or by any document to be delivered in accordance herewith or therewith will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, (i) any agreement or instrument to which such Company Stockholder is a party or by which such Company Stockholder is bound, (ii) any Law, or any order, rule or regulation of any court or Governmental Authority or other regulatory organization having jurisdiction over such Company Stockholder.

            (c) Approvals and Consents. No governmental filings, authorizations, approvals or Consents, or other governmental action is necessary or required (i) for the execution and delivery of this Agreement or such Company Stockholder's Irrevocable Proxy by such Company Stockholder, (ii) the performance by such Company Stockholder of such Company Stockholder's obligations under this Agreement or such Company Stockholder's

Irrevocable Proxy or (iii) the consummation by such Company Stockholder of the transactions contemplated hereby or by such Company Stockholder's Irrevocable Proxy.

            2.3. Company Stockholder Representations and Warranties. Each Company Stockholder hereby represents and warrants to Veeco as follows:

            (a) Ownership of Existing Company Shares. Such Company Stockholder is the record and Beneficial Owner of the number of Existing Company Shares set forth opposite such Company Stockholder's name on Schedule A to this Agreement. On the date of this Agreement, such Existing Company Shares constitute all of the shares of Company Common Stock owned of record or Beneficially Owned by such Company Stockholder.

            (b) Liens and Restrictions on Existing Company Shares. Such Company Stockholder owns the number of Existing Company Shares set forth opposite such Company Stockholder's name on Schedule A hereto, free and clear of any Liens, claims, security interests, proxies, voting trusts or agreements, restrictions, qualifications, limitations, understandings or arrangements which would in any way restrict or impair such Company Stockholder's right to vote such Existing Company Shares in his, her or its sole discretion, or could require such Company Stockholder to sell or transfer any of such Existing Company Shares (whether upon default on a loan or otherwise) before the Effective Time.

            (c) Voting Power Over Existing Company Shares. Such Company Stockholder has sole voting power and sole power to issue instructions and sole power to agree to the matters set forth in this Agreement with respect to all of such Company Stockholder's Existing Company Shares.

            (d) Survival. The obligations of such Company Stockholder under this Agreement shall survive the death, disability or incapacity of such Company Stockholder.

            2.4. Veeco Representations and Warranties. Veeco hereby represents and warrants to the Company Stockholders as follows:

            (a) Authority. Veeco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Veeco has all power and authority necessary to enable it to enter into this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Veeco and constitutes a legal, valid and binding obligation of Veeco enforceable against Veeco in accordance with its terms.

            (b) Non-Contravention. Neither the execution and delivery of this Agreement by Veeco nor the consummation of the transactions contemplated by this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the certificate of incorporation or by-laws of Veeco.

            (c) Approvals and Consents. No governmental filings, authorizations, approvals or Consents, or other governmental action is required for (i) the execution and delivery of this Agreement by Veeco, (ii) the performance by Veeco of its obligations under this Agreement or (iii) the consummation by Veeco of the transactions contemplated by this Agreement.

      SECTION 3. COVENANTS OF THE COMPANY STOCKHOLDERS.

            3.1. Vote for Merger. At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or any of the transactions contemplated by the Merger Agreement, or at any adjournment or postponement thereof, or in any other circumstances upon which a vote, Consent or other approval with respect to the Merger and the Merger Agreement is sought, each Company Stockholder's Company Shares shall be counted as present thereat for purposes of establishing a quorum and shall be voted or Consented (or caused to be voted or Consented) in favor of the Merger, the adoption by the Company of the Merger Agreement, other matters relating to the approval of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement.

            3.2. Vote Against Certain Matters. Prior to the Effective Time, at any meeting of stockholders of the Company or at any adjournment or postponement thereof or in any other circumstances upon which a Company Stockholder's vote, Consent or other approval is sought, such Company Stockholder's Company Shares shall be counted as present thereat for purposes of establishing a quorum and shall be voted or Consented (or caused to be voted or Consented) against any proposal or transaction involving the Company or any of its Subsidiaries if such transaction or proposal would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement; provided, that nothing set forth in this
Section 3.2 is intended or shall be construed to restrict or impair the right of a Company Stockholder to vote or Consent (or cause to be voted or Consented) any Company Shares owned of record or Beneficially Owned by such Company Stockholder
(i) in favor of any Company Acquisition Proposal or related Company Acquisition Transaction or (ii) in the election of any director of the Company.

            3.3. Execution and Delivery of Irrevocable Proxies. In order to effectuate the voting arrangements contemplated by Section 3.1 and Section 3.2 hereof, contemporaneously with the execution and delivery by the parties hereto of this Agreement, and as a condition to such execution and delivery by Veeco, each Company Stockholder is delivering to Veeco an Irrevocable Proxy duly executed by or on behalf of such Company Stockholder.

            3.4. Transfers; Other Voting Arrangements; Inconsistent Actions.

            (a) Transferees Bound. It shall be a condition precedent to any direct or indirect sale, transfer, pledge, assignment or other disposition of, or entry into any Contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, any Company Shares by a Company Stockholder (any of the foregoing, whether voluntary or involuntary, by operation of Law or otherwise a "Transfer") to any Person (the "Transferee") that (A) the Company Stockholder desiring to effect such Transfer provide to the proposed Transferee in connection therewith a copy of this Agreement and the Irrevocable Proxy and (B) such Transferee shall agree, prior to the consummation of such Transfer, to become bound by this Agreement and such Company Stockholder's Irrevocable Proxy and subject to the terms, conditions and restrictions hereof and thereof in the same manner as the Company Stockholder desiring to effect such Transfer, by executing a writing to such effect in form and substance satisfactory to Veeco.

            (b) Other Voting Arrangements, Etc. No Company Stockholder shall, directly or indirectly, enter into any voting arrangement, whether by proxy, voting arrangement, voting agreement, voting trust or otherwise with respect to any Company Shares owned of record or Beneficially Owned by such Company Stockholder other than as contemplated under and as required by this Agreement and such Company Stockholder's Irrevocable Proxy.

            (c) Inconsistent Actions; Non-Interference. No Company Stockholder shall, directly or indirectly, take any action that would or could reasonably be expected to (A) make any representation or warranty of the Company Stockholder contained herein untrue or incorrect, or (B) result in a breach by the Company Stockholder of its obligations under this Agreement, or (C) result in a breach by the Company of its obligations under the Merger Agreement, or (D) invalidate or in any way limit the enforceability by the Proxyholders (as defined in the Irrevocable Proxy) of such Company Stockholder's Irrevocable Proxy, or (E) have an effect that would be inconsistent with, or violative of, any provision or agreement contained in the Merger Agreement.

      SECTION 4. COVENANTS RELATING TO CONFIDENTIALITY AND DISCLOSURE.

            4.1. Confidentiality. Each Company Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement and the Merger Agreement may be dependent upon the maintenance of strict confidentiality with respect to the matters referred to herein and therein. In this connection, pending public disclosure thereof by Veeco or the Company, each Company Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement or the Merger Agreement (other than to its and to the Company's counsel and advisors) without the prior written consent of Veeco, except for filings, if any, required pursuant to the Exchange Act and the rules and regulations promulgated thereunder or disclosures that such Company Stockholder's counsel advises are necessary in order to fulfill such Company Stockholder's obligations imposed by Law, in which event such Company Stockholder shall give prior notice of such disclosure to Veeco as promptly as practicable so as to enable Veeco to seek a protective order from a court of competent jurisdiction with respect thereto or similar relief in connection therewith.

            4.2. Disclosure. Each Company Stockholder hereby agrees to permit the Company and Veeco to publish and disclose in the Form S-4 Registration Statement and the Joint Proxy Statement (including all documents, exhibits and schedules filed with the SEC), and any press release or other disclosure document which Veeco or the Company determines to be necessary or desirable in connection with the Merger and the transactions related thereto, such Company Stockholder's identity and ownership of Company Common Stock or Veeco Shares, as the case may be, and the nature of its commitments, arrangements and understandings under this Agreement and such Company Stockholder's Irrevocable Proxy.

      SECTION 5. CERTAIN ADDITIONAL COVENANTS OF THE COMPANY STOCKHOLDERS.

            5.1. No Solicitation. Each Company Stockholder shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, take any action to initiate, solicit, encourage or facilitate the making of any Company Acquisition Proposal or any inquiry with respect thereto, or engage in discussions or negotiations with any Person (other than Veeco or any of its Affiliates or Representatives) relating to any Company Acquisition Proposal or disclose any non-public information relating to the Company or any Subsidiary of the Company or afford access to the properties, books or records of the Company or any Subsidiary of the Company, to any Person that has made a Company Acquisition Proposal. A Company Stockholder shall notify Veeco orally and in writing of any offers, proposals or inquiries received by such Company Stockholder relating to the purchase or acquisition by any Person of any Company Shares and of any Company Acquisition Proposal actually known to such Company Stockholder (including, in each case, the material terms and conditions thereof and the identity of the Person making it), within 24 hours of receipt thereof. Each Company Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any parties conducted heretofore with respect to any Company Acquisition Proposal, other than discussions or negotiations with Veeco or its Affiliates or Representatives. Notwithstanding the restrictions set forth in this Section 5.1, each of the Company and any Person (including any Company Stockholder) who is an officer or director of the Company may take any action in such capacity that is consistent with the terms of the Merger Agreement.

            5.2. Reliance. Each Company Stockholder understands and acknowledges that Veeco is entering into the Merger Agreement in reliance upon such Company Stockholder's execution and delivery of this Agreement and such Company Stockholder's Irrevocable Proxy.

            5.3. Affiliates Agreement. Each Company Stockholder, if requested by Veeco prior to the Effective Time, will duly execute and deliver to Veeco a Company Affiliates Agreement contemplated by Section 5.21(a) of the Merger Agreement.

      SECTION 6. TERMINATION.

            6.1. Termination of Agreement. The provisions of this Agreement shall terminate and be of no further force or effect upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms and
(b) the Effective Time of the Merger.

      SECTION 7. MISCELLANEOUS.

            7.1. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expense.

            7.2. Entire Agreement. This Agreement and any documents to be delivered in accordance with this Agreement (including the Irrevocable Proxies of the Company Stockholders) contain the entire agreement among the parties relating to the transactions which are the subject of this Agreement, and all prior and contemporaneous negotiations, understandings and agreements among the parties (whether written or oral) with regard to the subject matter of this Agreement are superseded by this Agreement, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement.

            7.3. Captions. The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

            7.4. Binding Agreement; Assignment.

            (a) Binding Agreement. Each Company Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Company Shares and shall be binding upon any Person to which record or Beneficial Ownership of such Company Shares shall pass, whether by operation of Law or otherwise, including, without limitation, the Company Stockholder's heirs, distributees, guardians, administrators, executors, legal representatives, or successors, partners or other transferees (for value or otherwise) and any other successors in interest. Notwithstanding any transfer of Company Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

            (b) Assignment. Notwithstanding anything to the contrary set forth herein, no party may assign any of its rights or obligations hereunder, by operation of Law or otherwise, without the prior written consent of the other party; provided, that Veeco may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Veeco, but no such assignment shall relieve Veeco of its obligations hereunder if such assignee does not perform such obligations.

            7.5. Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which mailed by first class mail from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

         If to Veeco:

         Veeco Instruments Inc.
         Terminal Drive
         Plainview, New York 11803
         Attention: Edward H. Braun
           Chairman, President and Chief Executive Officer
         Facsimile No.: (516) 349-9079

         with a copy to:

         Kaye, Scholer, Fierman, Hays & Handler, LLP
         425 Park Avenue
         New York, New York 10022-3598
         Attention: Rory Greiss, Esq.
         Facsimile No.: (212) 836-8689

            If to any Company Stockholder, to such Company Stockholder at the address set forth under such Company Stockholder's signature on the signature pages to this Agreement.

         with a copy to:

         Dewey Ballantine, LLP
         1301 Avenue of the Americas
         New York, New York 10019
         Attention: Richard D. Pritz, Esq.
         Facsimile No.:  (212) 239-6551

            7.6. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN SUCH STATE AND WITHOUT REGARD TO CONFLICTS OF LAWS DOCTRINES.

            7.7. Amendments. Prior to the Effective Time, this Agreement may be amended only by a document in writing signed by Veeco and each Company Stockholder.

            7.8. Counterparts. This Agreement may be executed in two or more counterparts, some of which may contain the signatures of some, but not all, the parties hereto. Each of those counterparts will be deemed an original, but all of them together will constitute one and the same Agreement.

            7.9. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

            7.10. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in any action or proceeding relating to or arising out of this Agreement (including, with respect to a Company Stockholder, such Company Stockholder's Irrevocable Proxy) or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such parties will not seek to change the venue of any such action or proceeding or otherwise to move any such action or proceeding to another court, whether because of inconvenience of the forum or otherwise (provided that nothing in this Section will prevent a party from removing an action or proceeding from a Delaware state court to a Federal court located in the State of Delaware), (iv) agrees that such party will not bring any action relating to this Agreement or any Irrevocable Proxy or any of the transactions contemplated hereby or thereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court and (v) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any Irrevocable Proxy or any of the transactions contemplated hereby or thereby.

            7.11. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Irrevocable Proxies.

                  IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date in the first paragraph of this Agreement.


                                          VEECO

                                          VEECO INSTRUMENTS INC.


                                          By: /s/  Edward H. Braun
                                              ----------------------------------
                                              Name:  Edward H. Braun
                                              Title:  Chief Executive Officer

                                          COMPANY STOCKHOLDERS

                                          SEAGATE TECHNOLOGY, INC.

                                          By: /s/  Donald L. Waite
                                              ----------------------------------
                                              Name:  Donald L. Waite
                                              Title:  Executive Vice President

                                          Seagate Technology, Inc.'s
                                            Address for Notice:
                                          920 Disc Drive
                                          Scotts Valley, CA  95067
                                          Attention:  William Hudson
                                          Facsimile No.:  831-438-2957

                                          NIKKO TECNO CO., INC.

                                          By: /s/  Seiya Miyanishi
                                              ----------------------------------
                                              Name:  Seiya Miyanishi
                                              Title:  President

                                          Nikko Tecno Co., Inc.'s
                                            Address for Notice:
                                          P.O. Box 261
                                          Central Osaka, Japan (550)
                                          Attention:  Seiya Miyanishi
                                          Facsimile No.: +81-6-6449-0511

                                          ADVENT INTERNATIONAL GROUP

                                          By: /s/  Douglas A. Kingsley
                                              ----------------------------------
                                              Name:  Douglas A. Kingsley
                                              Title:  Senior Vice President

                                          Advent International Group's
                                            Address for Notice:
                                          75 State Street
                                          Boston, MA  02109
                                          Attention:  Janet Hennessey
                                          Facsimile No.:  617-951-0566


                                          GLOBAL PRIVATE EQUITY III LIMITED
                                            PARTNERSHIP

                                          By: Advent International Group, its
                                                General Partner

                                          By: /s/  Douglas A. Kingsley
                                              ----------------------------------
                                              Name:  Douglas A. Kingsley
                                              Title:  Senior Vice President

                                          Global Private Equity III Limited
                                           Partnership's
                                            Address for Notice:
                                          75 State Street
                                          Boston, MA  02109
                                          Attention:  Janet Hennessey
                                          Facsimile No.:  617-951-0566

                                        ADVENT PGGM GLOBAL LIMITED
                                              PARTNERSHIP

                                        By: Advent International Group, its
                                             General Partner

                                        By: /s/  Douglas A. Kingsley
                                            ----------------------------------
                                            Name:  Douglas A. Kingsley
                                            Title:  Senior Vice President

                                        Advent PGGM Global Limited Partnership's
                                          Address for Notice:
                                        75 State Street
                                        Boston, MA  02109
                                        Attention:  Janet Hennessey
                                        Facsimile No.:  617-951-0566



                                        ADVENT PARTNERS GPE III LIMITED
                                           PARTNERSHIP

                                        By: Advent International Group, its
                                             General Partner

                                        By: /s/  Douglas A. Kingsley
                                            ----------------------------------
                                            Name:  Douglas A. Kingsley
                                            Title:  Senior Vice President

                                        Advent Partners GPE III Limited
                                         Partnership's
                                          Address for Notice:
                                        75 State Street
                                        Boston, MA  02109
                                        Attention:  Janet Hennessey
                                        Facsimile No.:  617-951-0566

                                        ADVENT PARTNERS (NA) GPE III LIMITED
                                           PARTNERSHIP

                                        By: Advent International Group, its
                                            General Partner

                                        By: /s/  Douglas A. Kingsley
                                            ----------------------------------
                                               Name:  Douglas A. Kingsley
                                               Title:  Senior Vice President

                                        Advent Partners (NA) GPE III Limited
                                          Partnership's Address for Notice:
                                        75 State Street
                                        Boston, MA  02109
                                        Attention:  Janet Hennessey
                                        Facsimile No.:  617-951-0566

                                        ADVENT PARTNERS LIMITED
                                            PARTNERSHIP

                                        By: Advent International Group, its
                                            General Partner

                                        By: /s/  Douglas A. Kingsley
                                            ----------------------------------
                                               Name:  Douglas A. Kingsley
                                               Title:  Senior Vice President

                                        Advent Partners Limited Partnership's
                                          Address for Notice:
                                        75 State Street
                                        Boston, MA  02109
                                        Attention:  Janet Hennessey
                                        Facsimile No.:  617-951-0566

                      /s/  Anne G. Whitman, by Bradley Whitman, attorney-in-fact
                      ----------------------------------------------------------
                      Anne G. Whitman

                      Anne G. Whitman's
                        Address for Notice:
                      Justin Doyle
                      Nixon Peabody, LLP
                      One Clinton Square
                      Rochester, NY  14603
                      Facsimile No.:  716-263-1600

                                              /s/  Christine B. Whitman
                                              ----------------------------------
                                              Christine B. Whitman

                                              Christine B. Whitman's
                                                Address for Notice:
                                              CVC, Inc.
                                              525 Lee Road
                                              Rochester, NY  14606
                                              Facsimile No.:  716-458-0426


                                              /s/  Emilio O. DiCataldo
                                              ----------------------------------
                                              Emilio O. DiCataldo

                                              Emilio O. DiCataldo's
                                                Address for Notice:
                                              CVC, Inc.
                                              525 Lee Road
                                              Rochester, NY  14606
                                              Facsimile No.:  716-458-0426


                                              /s/  Mehrdad M. Moslehi
                                              ----------------------------------
                                              Mehrdad M. Moslehi

                                              Mehrdad M. Moslehi's
                                                Address for Notice:
                                              CVC, Inc.
                                              525 Lee Road
                                              Rochester, NY  14606
                                              Facsimile No.:  716-458-0426

                                              /s/  Christopher J. Mann
                                              ----------------------------------
                                              Christopher J. Mann

                                              Christopher J. Mann's
                                                Address for Notice:
                                              CVC, Inc.
                                              525 Lee Road
                                              Rochester, NY  14606
                                              Facsimile No.:  716-458-0426

                                   Schedule A

                                                         No. of Existing
Company Stockholder                                    Company Shares Held
-------------------                                    -------------------

Seagate Technology, Inc.                                    2,428,313

Nikko Tecno Co., Inc.                                       1,412,316

Global Private Equity III Limited Partnership                 853,658

Advent PGGM Global Limited Partnership                        130,793

Advent Partners GPE III Limited Partnership                    12,907

Advent Partners (NA) GPE III Limited Partnership                3,861

Advent Partners Limited Partnership                            15,041

Anne G. Whitman                                               451,900

Christine B. Whitman                                          368,000

Emilio O. DiCataldo                                            50,000

Mehrdad M. Moslehi                                            304,000

Christopher J. Mann                                            55,960


                               Schedule A - Page 1

                                                                       Exhibit A

                              COMPANY STOCKHOLDERS
                     POWER OF ATTORNEY AND IRREVOCABLE PROXY

      Reference is hereby made to that Certain Company Stockholders Voting Agreement (the "Voting Agreement"), dated as of the date hereof, of which this Company Stockholders Power of Attorney and Irrevocable Proxy (this "Irrevocable Proxy") forms a part. Capitalized terms used but not defined in this Irrevocable Proxy have the respective meanings ascribed to such terms in the Voting Agreement. This Irrevocable Proxy is being delivered by the undersigned Company Stockholder (the "Granting Stockholder") pursuant to Section 3.3 of the Voting Agreement.

      The undersigned Granting Stockholder hereby irrevocably appoints Veeco Instruments Inc., a Delaware corporation ("Veeco"), and each of Veeco's officers and other designees (each such Person, a "Proxyholder") as the Granting Stockholder's attorney-in-fact and proxy pursuant to the provisions of
Section 212 of the Delaware General Corporation Law, with full power of substitution, in the Granting Stockholder's name, place and stead, to vote and otherwise act (by written consent or otherwise) with respect to all of the Company Shares now owned of record or Beneficially Owned by the Granting Stockholder and of which the Granting Stockholder may hereafter acquire record or Beneficial Ownership, and any other securities, if any (the "Other Securities"), which the Granting Stockholder is entitled to vote at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise:

      (a) in favor of the Merger, the adoption by the Company of the Merger Agreement, other matters relating to the approval of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement; and

      (b) against any proposal or transaction involving the Company or any of its Subsidiaries if any such transaction or proposal would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement; provided, however, that nothing set forth in this paragraph (b) is intended or shall be construed to grant to any Proxyholder the right to vote or otherwise act (by written consent or otherwise) with respect to any Company Shares or Other Securities owned of record or Beneficially Owned by the Granting Stockholder (i) against any Company Acquisition Proposal or related Company Acquisition Transaction or (ii) in the election of any director of the Company.

      THIS POWER OF ATTORNEY AND IRREVOCABLE PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Granting Stockholder hereby revokes all other proxies and powers of attorney with respect to the Company Shares and the Other Securities that the Granting Stockholder may have heretofore granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Granting Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Granting Stockholder and any obligation of the Granting Stockholder under this Irrevocable Proxy shall be binding upon the heirs, personal representatives, successors and assigns of the Granting Stockholder.


                               Exhibit A - Page 1

      This Irrevocable Proxy shall be valid and irrevocable until, and shall terminate upon, the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time of the Merger.


                       ---------------------------------------------------
                       (Signature of Granting Stockholder)


                       ---------------------------------------------------
                       (Printed Name of Granting Stockholder as it Appears on Certificate Representing Company Shares)


                       ----------------------------------
                       (Date)


                               Exhibit A - Page 2

                                                                      APPENDIX C

                               VEECO STOCKHOLDERS
                                VOTING AGREEMENT

            VEECO STOCKHOLDERS VOTING AGREEMENT (this "Agreement"), dated February 29, 2000, among each of the individuals and entities listed on Schedule A to this Agreement (each, a "Veeco Stockholder" and collectively, the "Veeco Stockholders") and CVC, Inc., a Delaware corporation (the "Company").

            WHEREAS, Veeco Acquisition Corp. ("Acquisition"), a Delaware corporation and a wholly-owned subsidiary of Veeco Instruments Inc. ("Veeco"), and the Company propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended, supplemented or modified in accordance with its terms, the "Merger Agreement") providing for the merger of Acquisition into the Company (the "Merger");

            WHEREAS, capitalized terms used in this Agreement but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement;

            WHEREAS, this Agreement is the Veeco Stockholders Voting Agreement contemplated by and referred to in the Merger Agreement;

            WHEREAS, each Veeco Stockholder owns the number of Existing Veeco Shares (as defined) set forth opposite such Veeco Stockholder's name on Schedule A hereto and the Veeco Stockholders collectively own in the aggregate 128,490 Existing Veeco Shares (as defined);

            WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, the Company has requested that the Veeco Stockholders enter into this Agreement.

            NOW THEREFORE, to induce the Company to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

      SECTION 1. CERTAIN DEFINITIONS.

            1.1. "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to securities of the same issuer.

            1.2. "Veeco Shares" with respect to any Veeco Stockholder, shall mean such Veeco Stockholder's Existing Veeco Shares and any Veeco Shares and/or other Equity Securities of, or equity interest in, Veeco acquired by the Veeco Stockholder in any capacity after the date of this Agreement and prior to the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise Beneficially Owned by such Veeco Stockholder, in each case, if and to the extent entitled to be voted.

            1.3. "Existing Veeco Shares" with respect to any Veeco Stockholder, means all Veeco Shares Beneficially Owned by such Veeco Stockholder on the date of this Agreement, in each case, if and to the extent entitled to be voted.

            1.4. "Irrevocable Proxy" shall mean a Veeco Stockholder Power of Attorney and Irrevocable Proxy in the form of Exhibit A attached to this Agreement.

      SECTION 2. REPRESENTATIONS AND WARRANTIES.

            2.1. Entity Veeco Stockholder Representations and Warranties. Each Veeco Stockholder that is a legal entity, or otherwise not an individual Person, hereby represents and warrants to the Company as follows:

            (a) Authority. Such Veeco Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Veeco Stockholder has all power and authority necessary to enable it to enter into this Agreement and to carry out the transactions contemplated by this Agreement and such Veeco Stockholder's Irrevocable Proxy. This Agreement and such Veeco Stockholder's Irrevocable Proxy have been duly and validly authorized, executed and delivered by such Veeco Stockholder and each constitutes such Veeco Stockholder's legal, valid and binding obligation, enforceable against it in accordance with its terms.

            (b) Non-Contravention. Neither the execution and delivery of this Agreement or such Veeco Stockholder's Irrevocable Proxy, nor consummation of the transactions contemplated by this Agreement, by such Veeco Stockholder's Irrevocable Proxy or by any document to be delivered in accordance herewith or therewith will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, (i) such Veeco Stockholder's certificate of incorporation, limited partnership agreement or other organizational, governing or constating documents, (ii) any agreement or instrument to which such Veeco Stockholder is a party or by which it is bound, or (iii) any Law, or any order, rule or regulation of any court or Governmental Authority or other regulatory organization having jurisdiction over it.

            (c) Approvals and Consents. No governmental filings, authorizations, approvals or Consents, or other governmental action is required for (i) the execution and delivery of this Agreement and such Veeco Stockholder's Irrevocable Proxy by such Veeco Stockholder, (ii) the performance by such Veeco Stockholder of its obligations under this Agreement and such Veeco Stockholder's Irrevocable Proxy or (iii) the consummation by such Veeco Stockholder of the transactions contemplated by this Agreement and such Veeco Stockholder's Irrevocable Proxy.

            2.2. Individual Veeco Stockholder Representations and Warranties. Each Veeco Stockholder that is an individual hereby represents and warrants to the Company as follows:

            (a) Authority. Such Veeco Stockholder has full capacity and authority to enter into this Agreement and such Veeco Stockholder's Irrevocable Proxy, and to carry out the transactions contemplated hereby and thereby. This Agreement and such Veeco Stockholder's Irrevocable Proxy have been duly executed and delivered by such Veeco Stockholder and each constitutes a legal, valid and binding obligation of such Veeco Stockholder enforceable against such Veeco Stockholder in accordance with its terms.

            (b) Non-Contravention. None of the execution and delivery of this Agreement or such Veeco Stockholder's Irrevocable Proxy, nor consummation of the transactions contemplated by this Agreement, by such Veeco Stockholder's Irrevocable Proxy or by any document to be delivered in accordance herewith or therewith will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, (i) any agreement or instrument to which such Veeco Stockholder is a party or by which such Veeco Stockholder is bound, (ii) any Law, or any order, rule or regulation of any court or Governmental Authority or other regulatory organization having jurisdiction over such Veeco Stockholder.

            (c) Approvals and Consents. No governmental filings, authorizations, approvals or Consents, or other governmental action is necessary or required (i) for the execution and delivery of this Agreement or such Veeco Stockholder's Irrevocable Proxy by such Veeco Stockholder, (ii) the performance by such Veeco Stockholder of such Veeco Stockholder's obligations under this Agreement or such Veeco Stockholder's Irrevocable Proxy or (iii) the consummation by such Veeco Stockholder of the transactions contemplated hereby or by such Veeco Stockholder's Irrevocable Proxy.

            2.3. Veeco Stockholder Representations and Warranties. Each Veeco Stockholder hereby represents and warrants to the Company as follows:

            (a) Ownership of Existing Veeco Shares. Such Veeco Stockholder is the record and Beneficial Owner of the number of Existing Veeco Shares set forth opposite such Veeco Stockholder's name on Schedule A to this Agreement. On the date of this Agreement, such Existing Veeco Shares constitute all of the Veeco Shares owned of record or Beneficially Owned by such Veeco Stockholder.

            (b) Liens and Restrictions on Existing Veeco Shares. Such Veeco Stockholder owns the number of Existing Veeco Shares set forth opposite such Veeco Stockholder's name on Schedule A hereto, free and clear of any Liens, claims, security interests, proxies, voting trusts or agreements, restrictions, qualifications, limitations, understandings or arrangements which would in any way restrict or impair such Veeco Stockholder's right to vote such Existing Veeco Shares in his, her or its sole discretion, or could require such Veeco Stockholder to sell or transfer any of such Existing Veeco Shares (whether upon default on a loan or otherwise) before the Effective Time.

            (c) Voting Power Over Existing Veeco Shares. Such Veeco Stockholder has sole voting power and sole power to issue instructions and sole power to agree to the matters set forth in this Agreement with respect to all of such Veeco Stockholder's Existing Veeco Shares.

            (d) Survival. The obligations of such Veeco Stockholder under this Agreement shall survive the death, disability or incapacity of such Veeco Stockholder.

            2.4. Company Representations and Warranties. The Company hereby represents and warrants to the Veeco Stockholders as follows:

            (a) Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all power and authority necessary to enable it to enter into this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

            (b) Non-Contravention. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the certificate of incorporation or by-laws of the Company.

            (c) Approvals and Consents. No governmental filings, authorizations, approvals or Consents, or other governmental action is required for (i) the execution and delivery of this Agreement by the Company, (ii) the performance by the Company of its obligations under this Agreement or (iii) the consummation by the Company of the transactions contemplated by this Agreement.

      SECTION 3. COVENANTS OF THE VEECO STOCKHOLDERS.

            3.1. Vote for Merger. At any meeting of stockholders of Veeco called to vote upon the Merger and the Merger Agreement or any of the transactions contemplated by the Merger Agreement, or at any adjournment or postponement thereof, or in any other circumstances upon which a vote, Consent or other approval with respect to the Merger and the Merger Agreement is sought, each Veeco Stockholder's Veeco Shares shall be counted as present thereat for purposes of establishing a quorum and shall be voted or Consented (or caused to be voted or Consented) in favor of the Merger, the adoption by Veeco of the Merger Agreement and the issuance in the Merger of the Veeco

Shares, other matters relating to the approval of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement.

            3.2. Vote Against Certain Matters. Prior to the Effective Time, at any meeting of stockholders of Veeco or at any adjournment or postponement thereof or in any other circumstances upon which a Veeco Stockholder's vote, Consent or other approval is sought, such Veeco Stockholder's Veeco Shares shall be counted as present thereat for purposes of establishing a quorum and shall be voted or Consented (or caused to be voted or Consented) against any proposal or transaction involving Veeco or any of its Subsidiaries if such transaction or proposal would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement; provided, that nothing set forth in this Section 3.2 is intended or shall be construed to restrict or impair the right of a Veeco Stockholder to vote or Consent (or cause to be voted or Consented) any Veeco Shares owned of record or Beneficially Owned by such Veeco Stockholder (i) in favor of any Superior Veeco Proposal or related Veeco Acquisition Transaction or (ii) in the election of any director of Veeco.

            3.3. Execution and Delivery of Irrevocable Proxies. In order to effectuate the voting arrangements contemplated by Section 3.1 and Section 3.2 hereof, contemporaneously with the execution and delivery by the parties hereto of this Agreement, and as a condition to such execution and delivery by the Company, each Veeco Stockholder is delivering to the Company an Irrevocable Proxy duly executed by or on behalf of such Veeco Stockholder.

            3.4. Transfers; Other Voting Arrangements Inconsistent Actions.

            (a) Transferees Bound. It shall be a condition precedent to any direct or indirect sale, transfer, pledge, assignment or other disposition of, or entry into any Contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, any Veeco Shares by a Veeco Stockholder (any of the foregoing, whether voluntary or involuntary, by operation of Law or otherwise a "Transfer") to any Person (the "Transferee") that (A) the Veeco Stockholder desiring to effect such Transfer provide to the proposed Transferee in connection therewith a copy of this Agreement and the Irrevocable Proxy and (B) such Transferee shall agree, prior to the consummation of such Transfer, to become bound by this Agreement and such Veeco Stockholder's Irrevocable Proxy and subject to the terms, conditions and restrictions hereof and thereof in the same manner as the Veeco Stockholder desiring to effect such Transfer, by executing a writing to such effect in form and substance satisfactory to the Company.

            (b) Other Voting Arrangements, Etc. No Veeco Stockholder shall, directly or indirectly, enter into any voting arrangement, whether by proxy, voting arrangement, voting agreement, voting trust or otherwise with respect to any Veeco Shares owned of record or Beneficially Owned by such Veeco Stockholder, other than as contemplated under and as required by this Agreement and such Veeco Stockholder's Irrevocable Proxy.

            (c) Inconsistent Actions; Non-Interference. No Veeco Stockholder shall, directly or indirectly, take any action that would or could reasonably be expected to: (A) make any representation or warranty of the Veeco Stockholder contained herein untrue or incorrect, or (B) result in a breach by the Veeco Stockholder of its obligations under this Agreement, or (C) result in a breach by Veeco of its obligations under the Merger Agreement, or (D) invalidate or in any way limit the enforceability by the Proxyholders (as defined in the Irrevocable Proxy) of such Veeco Stockholder's Irrevocable Proxy, or (E) have an effect that would be inconsistent with, or violative of, any provision or agreement contained in the Merger Agreement.

      SECTION 4. COVENANTS RELATING TO CONFIDENTIALITY AND DISCLOSURE.

            4.1. Confidentiality. Each Veeco Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement and the Merger Agreement may be dependent upon the maintenance of strict confidentiality with respect to the matters referred to herein and therein. In this connection, pending public disclosure thereof by Veeco or the Company, each Veeco Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement or the Merger Agreement (other than to its and to Veeco's counsel and advisors) without the prior written consent of the Company, except for filings, if any, required pursuant to the Exchange Act and the rules and regulations promulgated thereunder or disclosures that such Veeco Stockholder's counsel advises are necessary in order to fulfill such Veeco Stockholder's obligations imposed by Law, in which event such Veeco Stockholder shall give prior notice of such disclosure to the Company as promptly as practicable so as to enable the Company to seek a protective order from a court of competent jurisdiction with respect thereto or similar relief in connection therewith.

            4.2. Disclosure. Each Veeco Stockholder hereby agrees to permit Veeco and the Company to publish and disclose in the Form S-4 Registration Statement and the Joint Proxy Statement (including all documents, exhibits and schedules filed with the SEC), and any press release or other disclosure document which Veeco or the Company determine to be necessary or desirable in connection with the Merger and the transactions related thereto, such Veeco Stockholder's identity and ownership of Company Common Stock or Veeco Shares, as the case may be, and the nature of its commitments, arrangements and understandings under this Agreement and such Veeco Stockholder's Irrevocable Proxy.

      SECTION 5. CERTAIN ADDITIONAL COVENANTS OF THE VEECO STOCKHOLDERS.

            5.1. No Solicitation. Each Veeco Stockholder shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, take any action to initiate, solicit, encourage or facilitate the making of any Veeco Acquisition Proposal or any inquiry with respect thereto, or engage in discussions or negotiations with any Person relating to any Veeco Acquisition Proposal or disclose any non-public information relating to Veeco or any Subsidiary of Veeco or afford access to the properties, books or records of Veeco or any Subsidiary of Veeco, to any Person that has made a Veeco Acquisition Proposal. A Veeco Stockholder shall notify the Company orally and in writing of any offers, proposals or inquiries received by such Veeco Stockholder relating to the purchase or acquisition by any Person of any Veeco Shares and of any Veeco Acquisition Proposal actually known to such Veeco Stockholder (including, in each case, the material terms and conditions thereof and the identity of the Person making it), within 24 hours of receipt thereof. Each Veeco Stockholder shall and shall cause its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any parties conducted heretofore with respect to any Veeco Acquisition Proposal. Notwithstanding the restrictions set forth in this Section 5.1, each of Veeco and any Person (including any Veeco Stockholder) who is an officer or director of Veeco may take any action in such capacity that is consistent with the terms of the Merger Agreement.

            5.2. Reliance. Each Veeco Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Veeco Stockholder's execution and delivery of this Agreement and such Veeco Stockholder's Irrevocable Proxy.

            5.3. Affiliate Agreement. Each Veeco Stockholder, if requested by Veeco prior to the Effective Time, will duly execute and deliver to Veeco a Veeco Affiliate Agreement contemplated by Section 5.21(b) of the Merger Agreement.

      SECTION 6. TERMINATION.

            6.1. Termination of Agreement. The provisions of this Agreement shall terminate and be of no further force or effect upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms and
(b) the Effective Time of the Merger.

      SECTION 7. MISCELLANEOUS.

            7.1. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expense.

            7.2. Entire Agreement. This Agreement and any documents to be delivered in accordance with this Agreement (including the Irrevocable Proxies of the Veeco Stockholders) contain the entire agreement among the parties relating to the transactions which are the subject of this Agreement, and all prior and contemporaneous negotiations, understandings and agreements among the parties (whether written or oral) with regard to the subject matter of this Agreement are superseded by this Agreement, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement.

            7.3. Captions. The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

            7.4. Binding Agreement; Assignment.

            (a) Binding Agreement. Each Veeco Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Veeco Shares and shall be binding upon any Person to which record or Beneficial Ownership of such Veeco Shares shall pass, whether by operation of Law or otherwise, including, without limitation, the Veeco Stockholder's heirs, distributees, guardians, administrators, executors, legal representatives, or successors, partners or other transferees (for value or otherwise) and any other successors in interest. Notwithstanding any transfer of Veeco Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

            (b) Assignment. Notwithstanding anything to the contrary set forth herein, no party may assign any of its rights or obligations hereunder, by operation of Law or otherwise, without the prior written consent of the other party.

            7.5. Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which mailed by first class mail from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

                  If to the Company:

                  CVC, Inc.
                  525 Lee Road
                  Rochester, New York 14606
                  Attention: Christine Whitman
                  Facsimile No: (716) 458-0426

                  with a copy to:

                  Dewey Ballantine, LLP
                  1301 Avenue of the Americas
                  New York, New York 10019
                  Attention: Richard D. Pritz, Esq.
                  Facsimile No.: (212) 239-6551

            If to any Veeco Stockholder, to such Veeco Stockholder at the address set forth under such Veeco Stockholder's signature on the signature pages to this Agreement.

                  with a copy to:

                  Kaye, Scholer, Fierman, Hays & Handler, LLP
                  425 Park Avenue
                  New York, New York 10022-3598
                  Attention:  Rory Greiss, Esq.
                  Facsimile No.:  (212) 836-8689

            7.6. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN SUCH STATE AND WITHOUT REGARD TO CONFLICTS OF LAWS DOCTRINES.

            7.7. Amendments. Prior to the Effective Time, this Agreement may be amended only by a document in writing signed by the Company and each Veeco Stockholder.

            7.8. Counterparts. This Agreement may be executed in two or more counterparts, some of which may contain the signatures of some, but not all, the parties hereto. Each of those counterparts will be deemed an original, but all of them together will constitute one and the same Agreement.

            7.9. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

            7.10. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in any action or proceeding relating to or arising out of this Agreement (including, with respect to a Veeco Stockholder, such Veeco Stockholder's Irrevocable Proxy) or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such parties will not seek to change the venue of any such action or proceeding or otherwise to move any such action or proceeding to another court, whether because of inconvenience of the forum or otherwise (provided that nothing in this Section will prevent a party from removing an action or proceeding from a Delaware state court to a Federal court located in the State of Delaware), (iv) agrees that such party will not bring any action relating to this Agreement or any Irrevocable Proxy or any of the transactions contemplated hereby or thereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court and (v) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any Irrevocable Proxy or any of the transactions contemplated hereby or thereby.

            7.11. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Irrevocable Proxies.

            IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date in the first paragraph of this Agreement.


                                    THE COMPANY

                                    CVC, INC.

                                    By: /s/  Christine B. Whitman
                                        -------------------------------
                                        Name:  Christine B. Whitman
                                        Title:  Chief Executive Officer


                                    VEECO STOCKHOLDERS

                                    /s/  Edward H. Braun
                                    -----------------------------------
                                    Edward H. Braun

                                    Edward H. Braun's
                                      Address for Notice:
                                    1 Malcolms Landing
                                    Northport, NY  11768
                                    Facsimile No.:_____________________


                                    /s/  John F. Rein, Jr.
                                    -----------------------------------
                                    John F. Rein, Jr.

                                    John F. Rein's
                                       Address for Notice:
                                    8 Wright Road
                                    Rockville Centre, NY  11570
                                    Facsimile No.:_____________________

                                    /s/  Emanuelle N. Lakios
                                    -----------------------------------
                                    Emanuelle N. Lakios

                                    Emanuelle N. Lakios'
                                      Address for Notice:
                                    21 Waters Edge Lane
                                    Mt. Sinai, NY
                                    Facsimile No.:___________________


                                    /s/  Joseph Z. Rivlin
                                    -----------------------------------
                                    Joseph Z. Rivlin

                                    Joseph Z. Rivlin's
                                      Address for Notice:
                                    511A Centre Island Road
                                    Oyster Bay, NY  11771
                                    Facsimile No.:___________________

                                   Schedule A


Veeco Stockholder                             No. of Existing Veeco Shares Held
-----------------                             ---------------------------------

Edward H. Braun                                            125,019

John F. Rein, Jr.                                            1,946

Emanuelle N. Lakios                                          1,232

Joseph Z. Rivlin                                               293
                                                           -------

                                                           128,490


                               Schedule A - Page 1

                                                                       Exhibit A

                               VEECO STOCKHOLDERS
                     POWER OF ATTORNEY AND IRREVOCABLE PROXY

      Reference is hereby made to that Certain Veeco Stockholders Voting Agreement (the "Voting Agreement"), dated as of the date hereof, of which this Veeco Stockholders Power of Attorney and Irrevocable Proxy (this "Irrevocable Proxy") forms a part. Capitalized terms used but not defined in this Irrevocable Proxy have the respective meanings ascribed to such terms in the Voting Agreement. This Irrevocable Proxy is being delivered by the undersigned Veeco Stockholder (the "Granting Stockholder") pursuant to Section 3.3 of the Voting Agreement.

      The undersigned Granting Stockholder hereby irrevocably appoints CVC, Inc., a Delaware corporation ("CVC"), and each of CVC's officers and other designees (each such Person, a "Proxyholder") as the Granting Stockholder's attorney-in-fact and proxy pursuant to the provisions of Section 212 of the Delaware General Corporation Law, with full power of substitution, in the Granting Stockholder's name, place and stead, to vote and otherwise act (by written consent or otherwise) with respect to all of the Veeco Shares now owned of record or Beneficially Owned by the Granting Stockholder and of which the Granting Stockholder may hereafter acquire record or Beneficial Ownership, and any other securities, if any (the "Other Securities"), which the Granting Stockholder is entitled to vote at any meeting of the stockholders of Veeco (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise:

            (a) in favor of the Merger, the adoption by Veeco of the Merger Agreement and the issuance of Veeco Shares in the Merger, other matters relating to the approval of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement; and

            (b) against any proposal or transaction involving Veeco or any of its Subsidiaries if any such transaction or proposal would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement; provided, however, that nothing set forth in this paragraph (b) is intended or shall be construed to grant to any Proxyholder the right to vote or otherwise act (by written consent or otherwise) with respect to any Veeco Shares or Other Securities owned of record or Beneficially Owned by the Granting Stockholder (i) against any Superior Veeco Proposal or related Veeco Acquisition Transaction or (ii) in the election of any director of Veeco.

      THIS POWER OF ATTORNEY AND IRREVOCABLE PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Granting Stockholder hereby revokes all other proxies and powers of attorney with respect to Veeco Shares and the Other Securities that the Granting Stockholder may have heretofore granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Granting Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Granting Stockholder and any obligation of the Granting Stockholder under this Irrevocable Proxy shall be binding upon the heirs, personal representatives, successors and assigns of the Granting Stockholder.


                               Exhibit A - Page 1

      This Irrevocable Proxy shall be valid and irrevocable until, and shall terminate upon, the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time of the Merger.


                       ----------------------------------------------------
                       (Signature of Granting Stockholder)


                       ----------------------------------------------------
                       (Printed Name of Granting Stockholder as it Appears on Certificate Representing Veeco Shares)


                       ----------------------------------
                       (Date)


                               Exhibit A - Page 2

                                                                      APPENDIX D

                                 LEHMAN BROTHERS

                                                        February 29, 2000

Board of Directors
CVC, Inc.
525 Lee Road
Rochester, NY 14606

Members of the Board:

      We understand that Veeco Instruments Inc. ("Veeco") and CVC, Inc. ("CVC" or the "Company") are proposing to enter into an Agreement and Plan of Merger, dated as of February 29, 2000 (the "Agreement"), which provides, among other things, for the merger (the "Merger") of CVC into Veeco. Upon effectiveness of the Merger, each issued and outstanding share of the common stock of CVC will be converted into the right to receive 0.430 shares (the "Exchange Ratio") of newly issued shares of common stock of Veeco (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

      We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

      In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning CVC and Veeco that we believe to be relevant to our analysis, including CVC's Prospectus dated November 12, 1999 and Form 10-Q for the quarter ended December 31, 1999 and Veeco's Form 10-K for the year ended December 31, 1998 and Form 10-Q for the quarter ended September 30, 1999, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) financial and operating information with respect to the business, operations and prospects of Veeco furnished to us by Veeco, (5) a trading history of the Company's common stock from November 12, 1999 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (6) a trading history of Veeco's common stock from February 26, 1999 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of Veeco with those of other companies that we deemed relevant, (9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant,
(10) reports prepared by third party research analysts with respect to the future financial performance of the Company and Veeco and (11) the relative contributions of the Company and Veeco to the financial results of the combined company upon consummation of the Proposed Transaction. In addition, we have had discussions with the management of the Company and Veeco concerning their respective businesses, operations, assets, financial conditions and prospects (including the cost savings, operating synergies and strategic benefits expected by the managements of the Company and Veeco to result from a combination of the businesses of the Company and Veeco) and have undertaken such other studies, analyses and investigations as we deemed appropriate.

LEHMAN BROTHERS

CVC, Inc.
February 29, 2000
Page 2

      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the financial projections of Veeco, upon advice of Veeco we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Veeco as to the future financial performance of Veeco and that Veeco will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Veeco and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Veeco. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. We have assumed with your consent that the merger will qualify (i) for pooling-of-interests accounting treatment and (ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the U.S. stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

      Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

      We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past including acting as underwriter for the Company's initial public offering in 1999 and have received customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                                 Very truly yours,


                                                 LEHMAN BROTHERS

                                                                      APPENDIX E

                 [LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]


                                                     February 28, 2000

Board of Directors
Veeco Instruments Inc.
Terminal Drive
Plainview, New York 11803

Members of the Board:

            You have requested our opinion as to the fairness from a financial point of view to Veeco Instruments Inc., a Delaware corporation (the "Purchaser") of the exchange ratio provided for in connection with the proposed merger (the "Merger") of CVC, Inc., a Delaware corporation (the "Company") with a wholly owned subsidiary of the Purchaser. Pursuant to the terms of the February 28, 2000 draft Agreement and Plan of Merger (the "Agreement"), to be entered into among the Company, the Purchaser and Veeco Acquisition Corp., a Delaware corporation ("Acquisition Sub"), the Company will become a wholly owned subsidiary of the Purchaser, and stockholders of the Company will receive for each share of Common Stock, par value $0.01 per share, of the Company (the "Company Common Stock"), held by them, other than shares held in treasury or held by the Purchaser or any affiliate of the Purchaser, consideration equal to
0.43 shares (the "Exchange Ratio") of Common Stock, par value $0.01 per share, of the Purchaser (the "Purchaser Common Stock"). The terms and conditions of the Merger are more fully set out in the Agreement.

            You have informed us, and we have assumed, that the Merger will be accounted for as a pooling of interests in accordance with U.S. generally accepted accounting principles and that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986, as amended.

            For purposes of the opinion set forth herein, we have:

            (i) reviewed publicly available financial statements and other business and financial information of the Company and the Purchaser, respectively;

            (ii) reviewed internal financial statements and other financial and operating data concerning the Company and the Purchaser, respectively;

            (iii) analyzed financial forecasts prepared by the managements of the Company and the Purchaser, respectively;

            (iv) reviewed and discussed with senior executives of each of the Company and the Purchaser information relating to strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Purchaser, respectively;

            (v) discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company and discussed the past and current operations, financial condition and prospects of the Purchaser with senior executives of the Purchaser;

            (vi) reviewed the pro forma impact of the Merger on the Purchaser's earnings per share, cash flow, consolidated capitalization and financial ratios;

            (vii) reviewed and considered in the analysis, information prepared by members of senior management of the Company and the Purchaser relating to the relative contributions of the Company and the Purchaser to the combined company;

            (viii)reviewed the reported prices and trading activity for the
                  Company Common Stock and the Purchaser Common Stock;

            (ix) compared the financial performance of the Company and the Purchaser and the prices and trading activity of the Company Common Stock and the Purchaser Common Stock with that of other publicly traded companies we deemed relevant;

            (x) compared financial terms to financial terms, to the extent publicly available, of other business combination transactions we deemed relevant;

            (xi) participated in discussions and negotiations among representatives of the Company and the Purchaser and their financial and legal advisors;

            (xii) reviewed the Agreement and related documents; and

            (xiii)performed other analyses and considered other factors as we have deemed appropriate.

            We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, including information relating to strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company and the Purchaser. In arriving at our opinion, we have relied upon the estimates of the Purchaser and the Company relating to potential strategic, financial and operational benefits anticipated from the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals.

            BAS has assumed that in connection with the receipt of all the necessary regulatory approvals for the proposed Merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger.

            We have acted as sole financial advisor to the Board of Directors of the Purchaser in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon the execution of the Agreement and a portion of which is contingent upon the consummation of the Merger. In the past, Banc of America Securities LLC or its affiliates have provided financial advisory and financing services for the Purchaser and have received fees for the rendering of these services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company and the Purchaser for our own account or for the accounts of customers, and, accordingly, we or our affiliates may at any time hold long or short positions in such securities.

            It is understood that this letter is for the benefit and use of the Board of Directors of the Purchaser in connection with and for the purposes of its evaluation of the Merger and is not on behalf of, and shall not confer rights or remedies upon, any person other than the Board of Directors. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by the Purchaser in respect of the Merger with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion. This opinion does not in any manner address the prices at which the Purchaser Common Stock will trade following consummation of the Merger. In addition, BAS expresses no opinion or recommendation as to how the stockholders of the Purchaser and the Company should vote at the stockholders' meetings held in connection with the Merger.

            Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio in the proposed Merger is fair from a financial point of view to the Purchaser.

                                            Very truly yours,

                                            BANC OF AMERICA SECURITIES LLC



                                            By: /s/ Barry Newman
                                                -----------------------------
                                            Name:   Barry Newman
                                            Title:  Managing Director

                                                                      APPENDIX F

                        RESOLUTION APPROVING AMENDMENT TO
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

      RESOLVED, that the Corporation's Amended and Restated Certificate of Incorporation, as amended to date, is hereby further amended to increase the number of authorized shares of common stock, $0.01 par value per share, from 25,000,000 shares to 40,000,000 shares, and, therefore, Article 4 be amended to read in its entirety as follows:

            "4. The corporation shall have authority to issue a total of 40,500,000 shares, to be divided into 40,000,000 shares of common stock, with par value $.01 per share and 500,000 shares of preferred stock with par value of $.01 per share."

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

      Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a Delaware corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Article 9 of Veeco's Certificate of Incorporation entitles officers and directors of Veeco to indemnification to the fullest extent permitted by Section 145 of the DGCL, as the same may be supplemented from time to time.

        Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

      Veeco's Certificate of Incorporation provides that its directors shall not be liable to Veeco or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. Such Certificate of Incorporation further provides that Veeco shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling any registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

      Reference is made to Veeco's Certificate of Incorporation, filed as an exhibit to Veeco's Annual Report on Form 10-K which is incorporated herein by reference.

Item 21. Exhibits.

Exhibit
Number     Exhibit
------     -------

2.1 Agreement and Plan of Merger among Veeco Instruments Inc., Veeco Acquisition Corp. and CVC, Inc., dated February 29, 2000.*

5.1 Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP with respect to the legality of the securities registered hereunder (including consent).***

8.1 Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP regarding the federal income tax consequences of the merger (including consent).***

8.2 Opinion of Dewey Ballantine LLP regarding the federal income tax consequences of the merger (including consent).***

10.1 Veeco Stockholders Voting Agreement, dated February 29, 2000, among CVC, Inc. and the Veeco stockholders party thereto, together with related Veeco Stockholders Powers of Attorney and Irrevocable Proxies.*

10.2 Company Stockholders Voting Agreement, dated February 29, 2000, among Veeco Instruments Inc. and the CVC stockholders party thereto, together with related Company Stockholders Powers of Attorney and Irrevocable Proxies.*

10.3 Employment Agreement, dated February 29, 2000, between Veeco Instruments Inc. and Christine B. Whitman.**

23.1 Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP. Included in opinion filed as Exhibit 5.1.***

23.2       Consent of PricewaterhouseCoopers LLP.**

23.3       Consent of Ernst & Young, LLP.**

23.4 Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP. Included in opinion filed as Exhibit 8.1.***

23.5       Consent of Dewey Ballantine LLP. Included in opinion filed as
           Exhibit 8.2.***

23.6       Consent of Bank of America Securities LLC.**

23.7       Consent of Lehman Brothers Inc.**

23.8       Consent of Arthur Anderson LLP.**

23.9       Consent of Arthur Anderson LLP.**

24.1       Power of Attorney (included on the signature page hereto).

99.1 Form of Proxy for Veeco Instruments Inc. special meeting of stockholders.**

99.2       Form of Proxy for CVC, Inc. special meeting of stockholders.**
----------

* Incorporated by reference to the Current Reporting on Form 8-K filed by Veeco Instruments Inc. with the Securities and Exchange Commission on March 13, 2000.
**    Filed herewith.
***   To be filed by subsequent amendment.

Item 22. Undertakings.

            (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            (c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meeting the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            (e) The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

            (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainview, State of New York, on March 15, 2000.

                                     VEECO INSTRUMENTS INC.

                                     By: /s/ Edward H. Braun
                                         ---------------------------------------
                                         Edward H. Braun
                                         Chairman, Chief Executive Officer and
                                         President

                                POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Edward
H. Braun, John F. Rein, Jr., John P. Kiernan and Gregory A. Robbins, and each of them acting individually, with full power of substitution and resubstitution, his true and lawful attorneys-in-fact, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on March 15, 2000.

Signature                                            Title
---------                                            -----


/s/ Edward H. Braun                Director, Chairman, Chief Executive Officer
-------------------------          and President (principal executive officer)
Edward H. Braun


/s/ Richard A. D'Amore             Director
-------------------------
Richard A. D'Amore


/s/ Joel A. Elftman                Director
-------------------------
Joel A. Elftman


/s/ Heinz K. Friedrich             Director
-------------------------
Heinz K. Friedrich


/s/ Paul R. Low                    Director
-------------------------
Dr. Paul R. Low

/s/ Roger D. McDonnell             Director
-------------------------
Roger D. McDonnell


                                   Director
-------------------------
Irwin H. Pfister


/s/ Walter J. Scherr               Director
-------------------------
Walter J. Scherr


/s/ John F. Rein, Jr.              Vice President-Finance, Chief Financial
-------------------------          Officer, Treasurer and Secretary (principal
John F. Rein, Jr.                  financial officer)


/s/ John P. Kiernan                Vice President - Corporate Controller
-------------------------          (principal accounting officer)
John P. Kiernan

                                 Exhibit Index

Exhibit
Number     Exhibit
------     -------

2.1 Agreement and Plan of Merger among Veeco Instruments Inc., Veeco Acquisition Corp. and CVC, Inc., dated February 29, 2000.*

5.1 Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP with respect to the legality of the securities registered hereunder (including consent).***

8.1 Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP regarding the federal income tax consequences of the merger (including consent).***

8.2 Opinion of Dewey Ballantine LLP regarding the federal income tax consequences of the merger (including consent).***

10.1 Veeco Stockholders Voting Agreement, dated February 29, 2000, among CVC, Inc. and the Veeco stockholders party thereto, together with related Veeco Stockholders Powers of Attorney and Irrevocable Proxies.*

10.2 Company Stockholders Voting Agreement, dated February 29, 2000, among Veeco Instruments Inc. and the CVC stockholders party thereto, together with related Company Stockholders Powers of Attorney and Irrevocable Proxies.*

10.3 Employment Agreement, dated February 29, 2000, between Veeco Instruments Inc. and Christine B. Whitman.**

23.1 Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP. Included in opinion filed as Exhibit 5.1.***

23.2       Consent of PricewaterhouseCoopers LLP.**

23.3       Consent of Ernst & Young, LLP.**

23.4 Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP. Included in opinion filed as Exhibit 8.1.***

23.5       Consent of Dewey Ballantine LLP. Included in opinion filed as
           Exhibit 8.2.***

23.6       Consent of Bank of America Securities LLC.**

23.7       Consent of Lehman Brothers Inc.**

23.8       Consent of Arthur Anderson LLP.**

23.9       Consent of Arthur Anderson LLP.**

24.1       Power of Attorney (included on the signature page hereto).

99.1 Form of Proxy for Veeco Instruments, Inc. special meeting of stockholders.**

99.2       Form of Proxy for CVC, Inc. special meeting of stockholders.**

--------------
* Incorporated by reference to the Current Report on Form 8-K filed by Veeco Instruments Inc. with the Securities and Exchange Commission on March 13, 2000.
**    Filed herewith.
***   To be filed by subsequent amendment.